                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                    FORM U5B

                             REGISTRATION STATEMENT

                       FILED PURSUANT TO SECTION 5 OF THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                XCEL ENERGY INC.
      ---------------------------------------------------------------------
                               Name of Registrant



      NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE
                  CONCERNING THIS STATEMENT SHOULD BE ADDRESSED



                                 Gary R. Johnson
                       Vice President and General Counsel
                          800 Nicollet Mall, Suite 3000
                        Minneapolis, Minnesota 55402-2023

                             REGISTRATION STATEMENT

         THE UNDERSIGNED HOLDING COMPANY HEREBY SUBMITS ITS REGISTRATION STATEMENT TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 5 OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935.

         1.       EXACT NAME OF REGISTRANT:

                                XCEL ENERGY INC.

         2.       ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

                          800 NICOLLET MALL, SUITE 3000
                        MINNEAPOLIS, MINNESOTA 55402-2023

         3.       NAME AND ADDRESS OF CHIEF ACCOUNTING OFFICER:

                           DAVID E. RIPKA, CONTROLLER
                                XCEL ENERGY INC.
                          414 NICOLLET MALL, 5TH FLOOR
                          MINNEAPOLIS, MINNESOTA 55401

         4. FURNISH THE FOLLOWING INFORMATION AS TO THE REGISTRANT AND EACH SUBSIDIARY COMPANY THEREOF:



-----------------------------------------------------------------------------------------------------------------------
               COL. A                    COL. B       COL. C                                       COL. D
-----------------------------------------------------------------------------------------------------------------------
          NAME OF COMPANY             ORGANIZATION  STATE OF         OWNERSHIP              TYPE OF BUSINESS
                                                    ORGANIZATION
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INC. ("XCEL ENERGY")      CORPORATION                 PUBLICLY HELD        HOLDING COMPANY

                                                    MINNESOTA
-----------------------------------------------------------------------------------------------------------------------
1480 WELTON, INC.                     CORPORATION   COLORADO      100% PSCO            HOLDS PSC REAL ESTATE
-----------------------------------------------------------------------------------------------------------------------
BCH ENERGY, LTD. PARTNERSHIP          LTD.          DELAWARE      42.2% QUIXX          INACTIVE
                                      PARTNERSHIP
-----------------------------------------------------------------------------------------------------------------------
BEAR ENERGY CORP.                     CORPORATION   BRITISH       50% DRAGON ENERGY    HOLDS 1% GP IN CPC LTD.
                                                    VIRGIN                             PARTNERSHIP WHICH HOLDS 50% IN
                                                    ISLANDS                            CAMBODIA POWER, WHICH IS
                                                                                       DEVELOPING 60 MW NAPHTHA FIRED
                                                                                       POWER PLANT IN CAMBODIA
-----------------------------------------------------------------------------------------------------------------------
BLACK MOUNTAIN GAS COMPANY            CORPORATION   MINNESOTA     100% XCEL ENERGY     DISTRIBUTES NATURAL GAS
-----------------------------------------------------------------------------------------------------------------------
BORGER ENERGY ASSOCIATES, L.P.        LTD.          DELAWARE      .45% QUIXX BORGER    OWNS BLACKHAWK STATION
                                      PARTNERSHIP                 44.55% QUIXX
                                                                  RESOURCES
-----------------------------------------------------------------------------------------------------------------------
BORGER FUNDING CORPORATION            CORPORATION   DELAWARE      100% BORGER ENERGY   CO-ISSUER W/BORGER ENERGY OF
                                                                                       BONDS FOR CONSTRUCTION OF
                                                                                       BLACKHAWK STATION
-----------------------------------------------------------------------------------------------------------------------
CADENCE NETWORK, INC.                 CORPORATION   DELAWARE      NEW CENTURY -        ENERGY EFFICIENCY PRACTICES
                                                                  CADENCE 22.22%
-----------------------------------------------------------------------------------------------------------------------
CAMBODIA POWER COMPANY                CORPORATION   CAMBODIA      50% CPC              DEVELOPING 60 MW NAPHTHA FIRED
                                                                                       POWER PLANT IN CAMBODIA
-----------------------------------------------------------------------------------------------------------------------
CAROLINA ENERGY, LTD. PARTNERSHIP     LTD.          DELAWARE      1% QUIXX CAROLINA    INACTIVE
                                      PARTNERSHIP
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE LIGHT, FUEL AND POWER        CORPORATION   WYOMING       100% XCEL ENERGY     PURCHASE, TRANSMISSION,
COMPANY                                                                                DISTRIBUTION AND SALE OF
                                                                                       ELECTRICITY AND NATURAL GAS
-----------------------------------------------------------------------------------------------------------------------
CHIPPEWA AND FLAMBEAU IMPROVEMENT     CORPORATION   WISCONSIN     76% NSP-W            OPERATES HYDRO RESERVOIRS
COMPANY                                                           24% VARIOUS
-----------------------------------------------------------------------------------------------------------------------

                                                 1


-----------------------------------------------------------------------------------------------------------------------
CLEARWATER INVESTMENTS, INC.          CORPORATION   WISCONSIN     100% NSP-W           OWNS INTERESTS IN AFFORDABLE
                                                                                       HOUSING PROJECTS
-----------------------------------------------------------------------------------------------------------------------
COGENERATION CAPITAL ASSOCIATES,      CORPORATION   CALIFORNIA    100% PLANERGY        LIMIT LIABILITIES ASSOCIATED
INC.                                                              SERVICES             WITH BORROWING AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------
CPC LTD. PARTNERSHIP                  LTD.          CAYMEN        1% BEAR ENERGY       HOLDS 50% INTEREST IN CAMBODIA
                                      PARTNERSHIP   ISLANDS       49.5% DRAGON         POWER CO WHICH IS DEVELOPING
                                                                                       60 MW NAPHTHA FIRED POWER
                                                                                       PLANT IN CAMBODIA
-----------------------------------------------------------------------------------------------------------------------
DENVER CITY ENERGY ASSOCIATES LP      LTD.          DELAWARE      0.5% QUIXX MUSTANG   OWNS 50% INTEREST IN MUSTANG
                                      PARTNERSHIP                 49.5% QUIXX          STATION, ELECTRIC GENERATING
                                                                  RESOURCES            FACILITY
-----------------------------------------------------------------------------------------------------------------------
DITCH AND WATER COMPANIES                                                              PSC HOLDS A GREATER THAN 50%
                                                                                       INTEREST IN SEVERAL RELATIVELY
                                                                                       SMALL DITCH AND WATER
                                                                                       COMPANIES FOR PURPOSE OF
                                                                                       COOLING WATER FOR GENERATION
                                                                                       FACILITIES
-----------------------------------------------------------------------------------------------------------------------
DRAGON ENERGY CORP.                   CORPORATION   BRITISH       100% QUIXX CORP      HOLDS 50% INTEREST IN BEAR
                                                    VIRGIN                             ENERGY CORP AND 49.5% LTD.
                                                    ISLANDS                            PARTNERSHIP INTEREST IN CPC
                                                                                       LTD. PARTNERSHIP
-----------------------------------------------------------------------------------------------------------------------
E PRIME (BELIZE) LTD.                 LTD.          BELIZE        100% E PRIME         INACTIVE
                                      PARTNERSHIP
-----------------------------------------------------------------------------------------------------------------------
E PRIME FLORIDA, INC.                 CORPORATION   COLORADO      100% E PRIME         HOLDS CONTRACTS IN FLORIDA
                                                                                       WHICH WERE NOT SOLD IN TEXAS
                                                                                       OHIO GAS CO SALE
-----------------------------------------------------------------------------------------------------------------------
E PRIME GEORGIA, INC.                 CORPORATION   GEORGIA       100% E PRIME         HOLDS CONTRACTS IN GEORGIA
                                                                                       WHICH WERE NOT SOLD IN TEXAS
                                                                                       OHIO GAS CO. SALE
-----------------------------------------------------------------------------------------------------------------------
E PRIME, INC.                         CORPORATION   COLORADO      100% XCEL ENERGY     UNREGULATED COMMODITY
                                                                  MARKETS              MARKETING AFFILIATE
-----------------------------------------------------------------------------------------------------------------------
E PRIME ENERGY MARKETING, INC.        CORPORATION   COLORADO      100% E PRIME         BUY AND SELL GAS
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE COMPANY ("ELOIGNE")           CORPORATION   MINNESOTA     100% XCEL VENTURES   OWNS INTERESTS IN AFFORDABLE
                                                                                       HOUSING PROJECTS
-----------------------------------------------------------------------------------------------------------------------
ENERGY MASTERS INTERNATIONAL, INC.    CORPORATION   MINNESOTA     100% XCEL RETAIL     PROVIDES ENERGY MARKETING AND
                                                                                       PERFORMANCE CONTRACTING
                                                                                       SERVICES
-----------------------------------------------------------------------------------------------------------------------
EP3, LP                               LTD.          DELAWARE      50% E PRIME          INACTIVE
                                      PARTNERSHIP
-----------------------------------------------------------------------------------------------------------------------
FIRST MIDWEST AUTO PARK, INC.         CORPORATION   MINNESOTA     100% NSP             OWNS AND OPERATES PARKING RAMP
-----------------------------------------------------------------------------------------------------------------------
FRONT RANGE ENERGY ASSOCIATES, LLC    LTD.          DELAWARE      50% QUIXX MOUNTAIN   DEVELOPING 164 MW GAS-FIRED
                                      LIABILITY                   HOLDINGS             ELECTRIC GENERATING FACILITY
                                      COMPANY                                          IN CO
-----------------------------------------------------------------------------------------------------------------------
FUEL RESOURCES DEVELOPMENT CO.        CORPORATION   COLORADO      100% PSCO            INACTIVE (UNDER IN DISSOLUTION
                                                                                       UNDER COLO LAW)
-----------------------------------------------------------------------------------------------------------------------
GREEN AND CLEAR LAKES COMPANY         CORPORATION   NEW YORK      100% PSCO            STORES WATER FOR USE AT CABIN
                                                                                       CREEK
-----------------------------------------------------------------------------------------------------------------------
GUARDIAN PIPELINE, L.L.C.             LTD.          DELAWARE      33.33% VIKING        WILL OPERATE INTERSTATE GAS
                                      LIABILITY                                        TRANSMISSION PIPELINE
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
INDEPENDENT POWER AMERICAS INC.       CORPORATION   NEW YORK      100% IPC             EXEMPT WHOLESALE GENERATOR
                                                                                       (EWG)
-----------------------------------------------------------------------------------------------------------------------
INDEPENDENT POWER CORP PLC. (IPC)     PUBLIC LTD.   U.K.          49.9% XCEL           EXPECTED FOREIGN UTILITY
                                      COMPANY                     INTERNATIONAL        COMPANY (FUCO)
-----------------------------------------------------------------------------------------------------------------------
INDEPENDENT POWER INTERNATIONAL LTD.  CORPORATION   BRITISH       49.9% XCEL           EWG
                                                    VIRGIN        INTERNATIONAL
                                                    ISLANDS
-----------------------------------------------------------------------------------------------------------------------
JOHNSTOWN COGENERATION, LLC           LTD.          COLORADO      50% E PRIME          OPERATES 3 MW NATURAL GAS
                                      LIABILITY                                        FIRED TURBINE GENERATOR
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
KES JAMAICA, LP                       LTD.          DELAWARE      99% QUIXX JAMAICA    INACTIVE
                                      PARTNERSHIP                 1% KES MONTEGO
-----------------------------------------------------------------------------------------------------------------------
KES MONTEGO, INC.                     CORPORATION   DELAWARE      100% QUIXX           INACTIVE
-----------------------------------------------------------------------------------------------------------------------
NATROGAS, INCORPORATED ("NATROGAS")   CORPORATION   MINNESOTA     100% XCEL RETAIL     RETAIL PROPANE SUPPLIER
-----------------------------------------------------------------------------------------------------------------------
NATURAL STATION EQUIPMENT, LLC        LTD.          DELAWARE      83.63% PSCO          FORMERLY SOLD & SERVICED
                                      LIABILITY                                        EQUIPMENT FOR THE NATURAL GAS
                                      COMPANY                                          INDUSTRY
-----------------------------------------------------------------------------------------------------------------------
NCE COMMUNICATIONS, INC.              CORPORATION   DELAWARE      100% XCEL            METRO AREA BROADBAND SERVICES
                                                                  COMMUNICATIONS       AND FIBER OPTIC NETWORK
                                                                                       PROVIDER
-----------------------------------------------------------------------------------------------------------------------
NEW CENTURY-CADENCE, INC.             CORPORATION   COLORADO      100% XCEL RETAIL     HOLDS 22.22% IN CADENCE NETWORK
-----------------------------------------------------------------------------------------------------------------------
NORTH AMERICA ENERGY, INC.            CORPORATION   MINNESOTA     100% NATROGAS        WHOLESALE PROPANE SUPPLIER
-----------------------------------------------------------------------------------------------------------------------
NORTHERN POWER WISCONSIN CORP.        CORPORATION   WISCONSIN     100% XCEL ENERGY     INACTIVE
-----------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER COMPANY         CORPORATION   MINNESOTA     100% XCEL ENERGY     ELECTRIC & GAS UTILITY
("NSP")
-----------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER COMPANY         CORPORATION   WISCONSIN     100% XCEL ENERGY     ELECTRIC & GAS UTILITY
("NSP-W")
-----------------------------------------------------------------------------------------------------------------------

                                                 2


-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.                      CORPORATION   DELAWARE      100% XCEL WHOLESALE  NON-REGULATED ENERGY PRODUCTS
                                                                                       & SERVICES - DEVELOPS, OWNS
                                                                                       AND OPERATES POWER GENERATION
                                                                                       FACILITIES IN THE U.S.,
                                                                                       AUSTRALIA, EUROPE AND LATIN
                                                                                       AMERICA
-----------------------------------------------------------------------------------------------------------------------
NSP ENERGY MARKETING, INC.            CORPORATION   MINNESOTA     100% XCEL ENERGY     INACTIVE
-----------------------------------------------------------------------------------------------------------------------
NSP FINANCING I                       STATUTORY     DELAWARE      100% NSP             SPECIAL PURPOSE BUSINESS TRUST
                                      TRUST
-----------------------------------------------------------------------------------------------------------------------
NSP LANDS, INC.                       CORPORATION   WISCONSIN     100% NSP-W           HOLDS NON-UTILITY REAL ESTATE
-----------------------------------------------------------------------------------------------------------------------
NSP NUCLEAR CORPORATION ("NSP         CORPORATION   MINNESOTA     100% NSP             HOLDS NSP'S INTEREST IN
NUCLEAR")                                                                              NUCLEAR MANAGEMENT COMPANY, LLC
-----------------------------------------------------------------------------------------------------------------------
NUCLEAR MANAGEMENT COMPANY, LLC       LTD.          WISCONSIN     100% NSP NUCLEAR     PROVIDES SERVICES TO OWNERS
                                      LIABILITY                                        AND OPERATORS OF NUCLEAR
                                      COMPANY                                          GENERATING PLANTS
-----------------------------------------------------------------------------------------------------------------------
P.S.R. INVESTMENTS, INC.              CORPORATION   COLORADO      100% PSCO            HOLDS LIFE INSURANCE POLICIES
-----------------------------------------------------------------------------------------------------------------------
PLANERGY (DELAWARE), INC.             CORPORATION   DELAWARE      100% PLANERGY GROUP  INDUSTRIAL ENERGY AUDITS
-----------------------------------------------------------------------------------------------------------------------
PLANERGY ENERGY SERVICES CORP.        CORPORATION   DELAWARE      100% PLANERGY        LIMIT LIABILITIES ASSOCIATED
PGE#1                                                             SERVICES             WITH BORROWING AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------
PLANERGY LTD.                         CORPORATION   CANADA        100% PLANERGY, INC.  ENERGY SERVICE COMPANY
-----------------------------------------------------------------------------------------------------------------------
PLANERGY NEW YORK, INC.               CORPORATION   NEW YORK      100% PLANERGY GROUP  INACTIVE
-----------------------------------------------------------------------------------------------------------------------
PLANERGY POWER II, INC.               CORPORATION   DELAWARE      100% PLANERGY GROUP  INACTIVE
-----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF CALIFORNIA,      CORPORATION   CALIFORNIA    100% PLANERGY        LIMIT LIABILITIES ASSOCIATED
INC. PGE#2                                                        SERVICES             WITH BORROWING AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF HOUSTON, INC.    CORPORATION   DELAWARE      100% PLANERGY        LIMIT LIABILITIES ASSOCIATED
                                                                  SERVICES             WITH BORROWING AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF TEXAS, INC.      CORPORATION   DELAWARE      100% PLANERGY        LIMIT LIABILITIES ASSOCIATED
                                                                  SERVICES             WITH BORROWING AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES USA, INC.           CORPORATION   DELAWARE      100% PLANERGY        LIMIT LIABILITIES ASSOCIATED
                                                                  SERVICES             WITH BORROWING AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES, INC.               CORPORATION   DELAWARE      100% PLANERGY        INDUSTRIAL ENERGY AUDITS
                                                                  DELAWARE
-----------------------------------------------------------------------------------------------------------------------
PLANERGY, INC.                        CORPORATION   TEXAS         100% PLANERGY GROUP  ENERGY SERVICE COMPANY
-----------------------------------------------------------------------------------------------------------------------
PLOVER LIMITED LIABILITY CO.          LTD.          WISCONSIN     CLEARWATER           AFFORDABLE HOUSING
                                      LIABILITY                   INVESTMENTS INC.
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
PRECISION RESOURCE COMPANY            CORPORATION   TEXAS         100% UEC             CONTRACT PROFESSIONAL AND
                                                                                       TECHNICAL RESOURCES
-----------------------------------------------------------------------------------------------------------------------
PRIVATE FUEL STORAGE L.L.C.           LTD.          DELAWARE      12.5% XCEL ENERGY    WILL DEVELOP PRIVATE TEMPORARY
                                      LIABILITY                                        SPENT NUCLEAR FUEL STORAGE
                                      COMPANY                                          FACILITY
-----------------------------------------------------------------------------------------------------------------------
PROTO-POWER CORP.                     CORPORATION   DELAWARE      100% UEC             NUCLEAR ENGINEERING SERVICES
-----------------------------------------------------------------------------------------------------------------------
PS COLORADO CREDIT CORPORATION        CORPORATION   COLORADO      100% PSCO            FINANCING/FACTORING FUEL
(PSCCC)                                                                                INVENTORIES AND CUSTOMER ACCTS
                                                                                       RECEIVABLE
-----------------------------------------------------------------------------------------------------------------------
PUBLIC SERVICE COMPANY OF COLORADO    CORPORATION   COLORADO      100% XCEL ENERGY     ELECTRIC AND GAS UTILITY
-----------------------------------------------------------------------------------------------------------------------
QUIXX BORGER COGEN, INC.              CORPORATION   DELAWARE      100% QUIXX CORP      OWNS .45% GENERAL PARTNERSHIP
                                                                                       INTEREST IN BORGER ENERGY
                                                                                       ASSOCIATES LP
-----------------------------------------------------------------------------------------------------------------------
QUIXX CAROLINA, INC.                  CORPORATION   TEXAS         100% QUIXX CORP      INACTIVE
-----------------------------------------------------------------------------------------------------------------------
QUIXX CORPORATION                     CORPORATION   TEXAS         100% UEC             INVESTING IN AND DEVELOPING
                                                                                       COGENERATION AND ENERGY
                                                                                       RELATED PROJECTS
-----------------------------------------------------------------------------------------------------------------------
QUIXX JAMAICA, INC.                   CORPORATION   DELAWARE      100% QUIXX CORP      INACTIVE
-----------------------------------------------------------------------------------------------------------------------
QUIXX LINDEN, L.P.                    LTD.          DELAWARE      0.5% QUIXXLIN        OWN 23 MW NATURAL GAS-FIRED
                                      PARTNERSHIP                 49.5% QUIXX          COGENERATION FACILITY FOR
                                                                                       GENERAL MOTORS CORPORATION
-----------------------------------------------------------------------------------------------------------------------
QUIXX LOUISVILLE, LLC                 LTD.          DELAWARE      100% QUIXX           OWNS FACILITY CONSISTING OF
                                      LIABILITY                                        TWO GAS-FIRED BOILERS
                                      COMPANY                                          PROVIDING STEAM TO DUPONT IN
                                                                                       KENTUCKY
-----------------------------------------------------------------------------------------------------------------------
QUIXX MOUNTAIN HOLDINGS, LLC          LTD.          DELAWARE      100% QUIXX CORP      HOLDS 50% OWNERSHIP IN FRONT
                                      LIABILITY                                        RANGE ENERGY ASSOCIATES LLC
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
QUIXX MUSTANG STATION, INC.           CORPORATION   DELAWARE      100% QUIXX CORP      OWNS .5% GENERAL PARTNERSHIP
                                                                                       INTEREST IN DENVER CITY ENERGY
                                                                                       ASSOC.
-----------------------------------------------------------------------------------------------------------------------
QUIXX POWER SERVICES, INC.            CORPORATION   TEXAS         100% QUIXX CORP      OPERATES AND MANAGES
                                                                                       GENERATING FACILITIES
-----------------------------------------------------------------------------------------------------------------------
QUIXX RESOURCES, INC.                 CORPORATION   NEVADA        100% QUIXX CORP      HOLDS 44.55% LTD. PARTNERSHIP
                                                                                       INTEREST IN BORGER ENERGY
                                                                                       ASSOCIATESD, LP
-----------------------------------------------------------------------------------------------------------------------
QUIXX WPP94, INC.                     CORPORATION   TEXAS         100% QUIXX           THROUGH WHICH QUIXX HOLDS .33%
                                                                                       IN WINDPOWER PARTNERS, WHICH
                                                                                       OWNS WIND POWER GENERATING
                                                                                       PLANT
-----------------------------------------------------------------------------------------------------------------------
QUIXX WRR, LP                         LTD.          TEXAS         1% QUIXX             OWNS WATER RIGHTS IN TEXAS
                                      PARTNERSHIP                 99% QUIXX RESOURCES
-----------------------------------------------------------------------------------------------------------------------

                                                 3


-----------------------------------------------------------------------------------------------------------------------
QUIXXLIN CORPORATION                  CORPORATION   DELAWARE      100% QUIXX CORP      OWNS .5% GENERAL PARTNERSHIP
                                                                                       INTEREST IN QUIXX LINDEN, LP
-----------------------------------------------------------------------------------------------------------------------
REDDY KILOWATT CORPORATION            CORPORATION   MONTANA       100% XCEL RETAIL     WILL PROVIDE ENERGY AND
                                                                                       NATURAL RESOURCE EFFICIENT
                                                                                       PRODUCTS AND SERVICES FOR
                                                                                       UTILITY CUSTOMERS
-----------------------------------------------------------------------------------------------------------------------
SAFE HAVEN HOMES, LLC                 LTD.          DELAWARE      100% ELOIGNE         OWNS INTERESTS IN AFFORDABLE
                                      LIABILITY                                        HOUSING PROJECTS
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.               CORPORATION   MINNESOTA     100% XCEL            TELECOMMUNICATIONS - PROVIDES
                                                                  COMMUNICATIONS       CABLE, TELEPHONE AND HIGH
                                                                                       SPEED INTERNET ACCESS SYSTEM
-----------------------------------------------------------------------------------------------------------------------
SHOE FACTORY HOLDINGS LLC             LTD.          WISCONSIN     CLEARWATER           AFFORDABLE HOUSING
                                      LIABILITY                   INVESTMENTS INC.
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
SOUTHWESTERN PUBLIC SERVICE COMPANY   CORPORATION   NEW MEXICO    100% XCEL ENERGY     ELECTRIC UTILITY
-----------------------------------------------------------------------------------------------------------------------
TEXAS-OHIO PIPELINE, INC.             CORPORATION   TEXAS         100% E PRIME         OWNS 900 FOOT PIPELINE
-----------------------------------------------------------------------------------------------------------------------
TOUCH AMERICA COLORADO LLC            LTD.          COLORADO      50% NCE              METRO AREA BROADBAND SERVICES
                                      LIABILITY                   COMMUNICATIONS,
                                      COMPANY                     50% TOUCH AMERICA
-----------------------------------------------------------------------------------------------------------------------
THE PLANERGY GROUP, INC.              CORPORATION   TEXAS         100% XCEL RETAIL     ENERGY SERVICE TO COMMERCIAL
                                                                                       AND INDUSTRIAL CUSTOMERS
-----------------------------------------------------------------------------------------------------------------------
ULTRA POWER TECHNOLOGIES, INC.        CORPORATION   MINNESOTA     100% XCEL VENTURES   INACTIVE
-----------------------------------------------------------------------------------------------------------------------
UNITED POWER AND LAND CO. (UP&L)      CORPORATION   MINNESOTA     100% NSP             HOLDS NON-UTILITY REAL ESTATE
-----------------------------------------------------------------------------------------------------------------------
UNIVERSAL UTILITY SERVICES, LLC       LTD.          TEXAS         100% UTILITY         COOLING TOWER AND ELECTRIC
                                      LIABILITY                   ENGINEERING          SUBSTATION MAINTENANCE
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
USA-PLANERGY LLC                      LTD.          TEXAS         49% PLANERGY, INC.   INACTIVE
                                      LIABILITY
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
UTILITY ENGINEERING CORPORATION       CORPORATION   TEXAS         100% XCEL WHOLESALE  ENGINEERING, CONSTRUCTION
("UEC")                                                                                MANAGEMENT, ETC., TO UTILITIES
-----------------------------------------------------------------------------------------------------------------------
VIKING GAS TRANSMISSION COMPANY       CORPORATION   DELAWARE      100% XCEL ENERGY     NATURAL GAS TRANSMISSION
("VIKING")
-----------------------------------------------------------------------------------------------------------------------
WESTGAS INTERSTATE, INC.              CORPORATION   COLORADO      100% XCEL ENERGY     NATURAL GAS TRANSMISSION
                                                                                       COMPANY
-----------------------------------------------------------------------------------------------------------------------
WINDPOWER PARTNERS 1994, LP           LTD.          TEXAS         24.67% QUIXX CORP    OWNS 35 MW WIND POWERED
                                      PARTNERSHIP                 0.33% QUIXX WPP94    GENERATING PLANT
-----------------------------------------------------------------------------------------------------------------------
WOODSEDGE EAU CLAIRE LP               LTD           WISCONSIN     CLEARWATER           AFFORDABLE HOUSING
                                      PARTNERSHIP                 INVESTMENTS INC.
-----------------------------------------------------------------------------------------------------------------------
WYCO DEVELOPMENT LLC                  LTD.          COLORADO      50% XCEL ENERGY      DEVELOP AND OWN NATURAL GAS
                                      LIABILITY                   WYCO                 TRANSPORTATION AND STORAGE
                                      COMPANY                                          FACILITIES
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY COMMUNICATIONS GROUP      CORPORATION   MINNESOTA     100% XCEL ENERGY     HOLDING COMPANY FOR
INC. ("XCEL COMMUNICATIONS")                                                           SUBSIDIARIES PROVIDING
                                                                                       BROADBAND TELECOMMUNICATIONS
                                                                                       AND RELATED SERVICES
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INTERNATIONAL INC.        CORPORATION   DELAWARE      100% XCEL ENERGY     OWNS 50% YORKSHIRE
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY MARKETS GROUP INC.        CORPORATION   MINNESOTA     100% XCEL ENERGY     HOLDING COMPANY FOR
("XCEL ENERGY MARKETS")                                                                SUBSIDIARIES PROVIDING ENERGY
                                                                                       MARKETING SERVICES
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICE GROUP      CORPORATION   MINNESOTA     100% XCEL ENERGY     HOLDING COMPANY FOR
INC. ("XCEL RETAIL")                                                                   SUBSIDIARIES PROVIDING
                                                                                       SERVICES TO RETAIL CUSTOMERS,
                                                                                       INCLUDING ENERGY EFFICIENCY
                                                                                       SERVICES
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY SERVICES INC.             CORPORATION   DELAWARE      100% XCEL ENERGY     SERVICE COMPANY
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY VENTURES INC. ("XCEL      CORPORATION   MINNESOTA     100% XCEL ENERGY     HOLDING COMPANY FOR
VENTURES")                                                                             SUBSIDIARIES TO DEVELOP AND
                                                                                       MANAGE NEW BUSINESS VENTURES,
                                                                                       INCLUDING ELOIGNE
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY WHOLESALE GROUP INC.      CORPORATION   MINNESOTA     100% XCEL ENERGY     HOLDING COMPANY FOR
("XCEL WHOLESALE")                                                                     SUBSIDIARIES PROVIDING
                                                                                       WHOLESALE ENERGY, PRINCIPALLY
                                                                                       NRG
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY WYCO INC.                 CORPORATION   COLORADO      100% XCEL ENERGY     FINANCE/HOLD 50% WYCO DEV.
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY-CENTRUS INC.              CORPORATION   COLORADO      100% XCEL RETAIL     HOLDS ASSETS OF SPS AT THIS
                                                                                       TIME
-----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY O&M SERVICES INC.         CORPORATION   COLORADO      100% XCEL ENERGY     NON-UTILITY BUSINESS
-----------------------------------------------------------------------------------------------------------------------
YORKSHIRE ELECTRICITY GROUP PLC       PUBLIC        U.K.          YORKSHIRE HOLDINGS   SECTION 3(b) SUB - EXPECTED
                                      LIMITED                     PLC                  FUCO
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
YORKSHIRE HOLDINGS PLC                PUBLIC        U.K.          YORKSHIRE POWER      FUCO HOLDING COMPANY
                                      LIMITED                     GROUP LTD.
                                      COMPANY
-----------------------------------------------------------------------------------------------------------------------
YORKSHIRE POWER FINANCE 2 LTD.        PRIVATE       U.K.          90% YORKSHIRE        EXPECTED FUCO
                                      LIMITED                     POWER GROUP LTD,
                                      COMPANY                     10% YORKSHIRE
                                                                  HOLDINGS PLC
-----------------------------------------------------------------------------------------------------------------------
YORKSHIRE POWER FINANCE LTD.          CORPORATION   CAYMEN        99% YORKSHIRE        EXPECTED FUCO
                                                    ISLANDS       POWER GROUP LTD,
                                                                  1% YORKSHIRE
                                                                  HOLDINGS PLC
-----------------------------------------------------------------------------------------------------------------------
YORKSHIRE POWER GROUP LTD             PRIVATE       U.K.          XCEL ENERGY INT'L    FUCO HOLDING COMPANY
                                      LIMITED                     INC., AEP
                                      COMPANY                     RESOURCES, INC.
-----------------------------------------------------------------------------------------------------------------------

                                                 4


-----------------------------------------------------------------------------------------------------------------------
YOUNG GAS STORAGE COMPANY             CORPORATION   DELAWARE      100% E PRIME         OPERATES UNDERGROUND GAS
                                                                                       STORAGE THRU YOUNG GAS STORAGE
                                                                                       COMPANY, LTD
-----------------------------------------------------------------------------------------------------------------------
YOUNG GAS STORAGE COMPANY, LTD.       CORPORATION   COLORADO      47.5% YOUNG GAS      OPERATES UNDERGROUND GAS
                                                                                       STORAGE FACILITY IN
                                                                                       NORTHEASTERN COLORADO
-----------------------------------------------------------------------------------------------------------------------

THE SUBSIDIARIES OF NRG ENERGY, INC. FOLLOW.



----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
  NRG Energy, Inc.                                         Corporation                    DE              Develops, organizes,
                                                                                                          owns and operates
                                                                                                          non-regulated
                                                                                                          energy-related
                                                                                                          businesses
----------------------------------------------------------------------------------------------------------------------------------
   NRG Thermal Corporation                                 Corporation                    DE              The sole member of all
                                                                                                          the llcs under the new
                                                                                                          thermal restructuring
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Minneapolis LLC               Limited liability company      DE              Owns and operates the
                                                                                                          district heating and
                                                                                                          cooling system serving
                                                                                                          customers in the
                                                                                                          downtown Minneapolis
                                                                                                          area
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center San Diego LLC                 Limited liability company      DE              Eventually will own and
                                                                                                          operate San Diego power
                                                                                                          and cooling, a chilled
                                                                                                          plant serving downtown
                                                                                                          San Diego area
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Rock Tenn LLC                 Limited liability company      DE              Owns assets in
                                                                                                          connection with the
                                                                                                          sale of steam of
                                                                                                          Rock-Tenn Corporation
                                                                                                          in St. Paul
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Grand Forks LLC               Limited liability company      DE              Owns assets in
                                                                                                          connection with a
                                                                                                          contract to provide
                                                                                                          steam at the Grand
                                                                                                          Forks Air Force Base
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Harrisburg, Inc.              Corporation                    DE              Own cogeneration assets
                                                                                                          and sells steam to NRG
                                                                                                          Energy Center
                                                                                                          Harrisburg, Inc.
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Paxton Inc.                   Corporation                    DE              Provides steam to
                                                                                                          Harrisburg,
                                                                                                          Pennsylvania central
                                                                                                          business district
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Washco LLC                    Limited liability company      DE              Owns assets in
                                                                                                          connection with the
                                                                                                          sale of steam to
                                                                                                          Anderson Corporation
                                                                                                          and the State of
                                                                                                          Minnesota Correctional
                                                                                                          Facility
----------------------------------------------------------------------------------------------------------------------------------

                                                           6

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
           NRG Thermal Operating Services LLC              Limited liability company      DE              At this time has no
                                                                                                          assets or operations
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Dover LLC                     Limited liability company      DE              Owns and operates 18 MW
                                                                                                          cogeneration facility
                                                                                                          in Delaware
----------------------------------------------------------------------------------------------------------------------------------
           NRG Thermal Services, Inc.                      Corporation                    DE              Holds chiller plant
                                                                                                          assets for NRG Energy
                                                                                                          Center Harrisburg, Inc
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center Pittsburgh LLC                Limited liability company      DE              Eventually will own and
                                                                                                          operate the Pittsburgh
                                                                                                          Thermal district
                                                                                                          heating and cooling
                                                                                                          plant which currently
                                                                                                          serves approx 25
                                                                                                          customers in the
                                                                                                          Pittsburgh area
----------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Center San Francisco LLC             Limited liability company      DE              Eventually will own and
                                                                                                          operate the San
                                                                                                          Francisco Thermal
                                                                                                          district heating and
                                                                                                          cooling plant which
                                                                                                          currently serves
                                                                                                          customers in the San
                                                                                                          Francisco area
----------------------------------------------------------------------------------------------------------------------------------
   North American Thermal Systems Limited Liability        Limited liability company      OH              Develops district
     Company                                                                                              heating and cooling
                                                                                                          projects in the U.S.;
                                                                                                          general partner in
                                                                                                          Pittsburgh Thermal,
                                                                                                          Limited Partnership and
                                                                                                          San Francisco Thermal,
                                                                                                          Limited Partnership
----------------------------------------------------------------------------------------------------------------------------------
   NRG Pittsburgh Thermal Inc.                             Corporation                    DE              Limited Partner in
                                                                                                          Pittsburgh Thermal,
                                                                                                          Limited Partnership
----------------------------------------------------------------------------------------------------------------------------------
      Pittsburgh Thermal, Limited Partnership              Limited partnership            DE              Provides district
                                                                                                          heating and cooling
                                                                                                          services in Pittsburgh
----------------------------------------------------------------------------------------------------------------------------------
   NRG San Francisco Thermal Inc.                          Corporation                    DE              Special purpose entity
                                                                                                          to hold NRG's limited
                                                                                                          partnership ownership
                                                                                                          in SFTLP
----------------------------------------------------------------------------------------------------------------------------------

                                                           7

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
      San Francisco Thermal, Limited Partnership           Limited partnership            DE              Provides district
                                                                                                          heating and cooling
                                                                                                          services in San
                                                                                                          Francisco, California
----------------------------------------------------------------------------------------------------------------------------------
   NRG PacGen Inc.                                         Corporation                    DE              Domestic holding
                                                                                                          company which acquired
                                                                                                          100% of the stock of
                                                                                                          Pacific Generation
                                                                                                          Company
----------------------------------------------------------------------------------------------------------------------------------
      Pacific Generation Company                           Corporation                    OR              Domestic holding
                                                                                                          company acquired by NRG
                                                                                                          (formerly a wholly
                                                                                                          owned subsidiary of
                                                                                                          PacifiCorp Holdings,
                                                                                                          Inc. which developed,
                                                                                                          built, owned, operated
                                                                                                          and managed energy
                                                                                                          production facilities);
                                                                                                          also a limited partner
                                                                                                          in Camas Power Boiler
                                                                                                          Limited Partnership
----------------------------------------------------------------------------------------------------------------------------------
        Camas Power Boiler Limited Partnership             Limited partnership            OR              Owns waste-wood-fired
                                                                                                          steam boiler in Camas
                                                                                                          paper mill in Washington
----------------------------------------------------------------------------------------------------------------------------------
        Camas Power Boiler, Inc.                           Corporation                    OR              General partner in
                                                                                                          Camas Boiler Limited
                                                                                                          Partners
----------------------------------------------------------------------------------------------------------------------------------
        Energy National, Inc.                              Corporation                    UT              Domestic holding
                                                                                                          company which holds
                                                                                                          limited partner
                                                                                                          interests in Crockett,
                                                                                                          Curtis/Palmer, Maine
                                                                                                          Energy Recovery
                                                                                                          Company, Penobscot
                                                                                                          Energy Recovery
                                                                                                          Company, PowerSmith,
                                                                                                          Windpower 87, Windpower
                                                                                                          88 projects; general
                                                                                                          partner in Penobscot
                                                                                                          Energy Recovery Co.
----------------------------------------------------------------------------------------------------------------------------------

                                                           8

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
            Energy Investors Fund, L.P.                    Limited partnership            DE              Domestic investment
                                                                                                          company which holds
                                                                                                          limited partner
                                                                                                          interests in Crockett,
                                                                                                          Curtis/Palmer,
                                                                                                          Windpower 87 and
                                                                                                          Windpower 88 projects;
                                                                                                          also a funding vehicle
                                                                                                          for numerous other
                                                                                                          unrelated projects in
                                                                                                          the U.S.
----------------------------------------------------------------------------------------------------------------------------------
            Maine Energy Recovery Company                  Corporation                    ME              Owns Waste-to-Energy
                                                                                                          facility in Biddeford,
                                                                                                          Maine
----------------------------------------------------------------------------------------------------------------------------------
            Penobscot Energy Recovery Company              Corporation                    ME              Owns waste-to-energy
                                                                                                          facility in Orrington,
                                                                                                          Maine
----------------------------------------------------------------------------------------------------------------------------------
            The PowerSmith Cogeneration Project, Limited   Limited partnership            DE              Owns PowerSmith
            Partnership                                                                                   cogeneration facility
                                                                                                          in Oklahoma
----------------------------------------------------------------------------------------------------------------------------------
            Enigen, Inc.                                   Corporation                    UT              General Partner in The
                                                                                                          PowerSmith Cogeneration
                                                                                                          Project, Limited
                                                                                                          Partnership
----------------------------------------------------------------------------------------------------------------------------------
            Pacific Orrington Energy, Inc.                 Corporation                    OR              Holds general and
                                                                                                          limited partner
                                                                                                          interests in Orrington
                                                                                                          Waste, Ltd., Limited
                                                                                                          Partnership
----------------------------------------------------------------------------------------------------------------------------------
               Orrington Waste, Ltd. Limited Partnership   Limited partnership            OR              Provides waste disposal
                                                                                                          services to
                                                                                                          municipalities to be
                                                                                                          delivered to waste
                                                                                                          disposal operators in
                                                                                                          Maine, including
                                                                                                          Penobscot Energy
                                                                                                          Recovery Company
----------------------------------------------------------------------------------------------------------------------------------
            ESOCO, Inc.                                    Corporation                    UT              Domestic holding
                                                                                                          company for individual
                                                                                                          Esoco O&M companies
----------------------------------------------------------------------------------------------------------------------------------
               ESOCO Orrington, Inc.                       Corporation                    UT              Operates Penobscot
                                                                                                          Energy Recovery Company
                                                                                                          in Maine
----------------------------------------------------------------------------------------------------------------------------------

                                                           9

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
        Pacific Crockett Holdings, Inc.                    Corporation                    OR              Domestic holding
                                                                                                          company for Pacific
                                                                                                          Crockett Energy, Inc.
----------------------------------------------------------------------------------------------------------------------------------
            Pacific Crockett Energy, Inc.                  Corporation                    UT              General Partner in
                                                                                                          Crockett Cogeneration,
                                                                                                          A California Limited
                                                                                                          Partnership
----------------------------------------------------------------------------------------------------------------------------------
               Crockett Cogeneration, a California         Limited partnership            CA              Owns Crockett
               Limited Partnership                                                                        cogeneration facility
                                                                                                          in California
----------------------------------------------------------------------------------------------------------------------------------
            Pacific Generation Resources Company           Corporation                    OR              Domestic holding
                                                                                                          company which holds
                                                                                                          limited partner
                                                                                                          interest in Long Island
                                                                                                          Cogeneration, L.P.;
                                                                                                          holds limited partner
                                                                                                          interest in
                                                                                                          Curtis/Palmer; general
                                                                                                          partner in ENI Chester,
                                                                                                          Limited Partnership
----------------------------------------------------------------------------------------------------------------------------------
               ENI Curtis Falls, Limited Partnership       Limited partnership            OR              Limited partner in
                                                                                                          Curtis/Palmer
                                                                                                          Hydroelectric Company
----------------------------------------------------------------------------------------------------------------------------------
                        Curtis/Palmer Hydroelectric        Corporation                    NY              Owns Curtis/Palmer
                        Company                                                                           hydroelectric power
                                                                                                          plant in New York
----------------------------------------------------------------------------------------------------------------------------------
        ONSITE Energy, Inc.                                Corporation                    OR              Domestic holding
                                                                                                          company for ONSITE
                                                                                                          Soledad, Inc. and
                                                                                                          ONSITE Marianas
                                                                                                          Corporation; also
                                                                                                          indirectly holds
                                                                                                          general partner
                                                                                                          interest in Mt. Poso
                                                                                                          project and limited
                                                                                                          partner interest in
                                                                                                          Turners Falls project
----------------------------------------------------------------------------------------------------------------------------------
            Pacific-Mt. Poso Corporation                   Corporation                    OR              General Partner in Mt.
                                                                                                          Poso Cogeneration
                                                                                                          Company, A California
                                                                                                          Limited Partnership
----------------------------------------------------------------------------------------------------------------------------------
               Mt. Poso Cogeneration Company, a            Limited partnership            CA              Owns Mt. Poso
               California Limited Partnership                                                             cogeneration facility
                                                                                                          in California
----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
            Turners Falls Limited Partnership              Limited partnership            MA                Owns Turners Falls
                                                                                                            cogeneration facility
                                                                                                            in Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
            ONSITE Limited Partnership No. 1               Limited partnership            OR                Owned cogeneration
                                                                                                            facilities for bakery
                                                                                                            in Los Angeles and
                                                                                                            dairy in Michigan
------------------------------------------------------------------------------------------------------------------------------------
            ONSITE/US Power Limited Partnership No. 1      Limited partnership            OR                Owned Crossroads
                                                                                                            cogeneration facility
                                                                                                            in New Jersey
------------------------------------------------------------------------------------------------------------------------------------
            Pacific Generation Holdings Company            Corporation                    OR                Domestic holdings
                                                                                                            company for Pacific
                                                                                                            Generation Funding and
                                                                                                            Pacific Recycling
                                                                                                            Energy; holds limited
                                                                                                            partner interests in
                                                                                                            Carolina Energy,
                                                                                                            Limited Partnership and
                                                                                                            Project Finance Fund
                                                                                                            III; and indirectly
                                                                                                            holds general partner
                                                                                                            interest in Kingston
                                                                                                            Cogeneration Limited
                                                                                                            Partnership
------------------------------------------------------------------------------------------------------------------------------------
            Pacific Kingston Energy, Inc.                  Corporation                    Canada            General Partner in
                                                                                          (Ontario)         Kingston Cogeneration
                                                                                                            Limited Partnership
------------------------------------------------------------------------------------------------------------------------------------
            Kingston Cogeneration Limited Partnership      Limited partnership            Canada            Owns Kingston
                                                                                          (Ontario)         cogeneration facility
                                                                                                            in Ontario, Canada
------------------------------------------------------------------------------------------------------------------------------------
            Carolina Energy, Limited Partnership           Limited partnership            DE                Holds remaining
                                                                                                            non-generating assets
                                                                                                            of the Carolina Energy
                                                                                                            transfer station and
                                                                                                            waste-to-energy
                                                                                                            facility in North
                                                                                                            Carolina
------------------------------------------------------------------------------------------------------------------------------------
            Project Finance Fund III, L.P.                 Limited partnership            DE                Funding vehicle for
                                                                                                            various (primarily)
                                                                                                            international operating
                                                                                                            projects
------------------------------------------------------------------------------------------------------------------------------------

                                                      11


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
        Northeast Generation Holding LLC                   Limited liability company      DE                Holds a 50% interest in
                                                                                                            NRG Northeast
                                                                                                            Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Northeast Generating LLC                       Limited liability company      DE                Special purpose holding
                                                                                                            company entity to
                                                                                                            facilitate east coast
                                                                                                            pool financing
------------------------------------------------------------------------------------------------------------------------------------
        Dunkirk Power LLC                                  Limited liability company      DE                Entity holding title to
                                                                                                            Dunkirk Power Station
                                                                                                            in New York
------------------------------------------------------------------------------------------------------------------------------------
        Huntley Power LLC                                  Limited liability company      DE                Entity holding title to
                                                                                                            the Huntley Power
                                                                                                            station in New York
------------------------------------------------------------------------------------------------------------------------------------
        Astoria Gas Turbine Power LLC                      Limited liability company      DE                Entity holding title to
                                                                                                            Astoria turbines in
                                                                                                            Staten Island, New York
------------------------------------------------------------------------------------------------------------------------------------
        Arthur Kill Power LLC                              Limited liability company      DE                Entity holding title to
                                                                                                            Arthur Kill generating
                                                                                                            station in Staten
                                                                                                            Island, New York
------------------------------------------------------------------------------------------------------------------------------------
        Somerset Power LLC                                 Limited liability company      DE                Entity holding title to
                                                                                                            the electric generating
                                                                                                            plant in Somerset,
                                                                                                            Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
        Oswego Harbor Power LLC                            Limited liability company      DE                Formed for the purpose
                                                                                                            of acquiring, operating
                                                                                                            and owning the electric
                                                                                                            generating plant in
                                                                                                            Oswego, New York
------------------------------------------------------------------------------------------------------------------------------------
        Connecticut Jet Power LLC                          Limited liability company      DE                Own combustion turbines
                                                                                                            acquired from
                                                                                                            Connecticut Light and
                                                                                                            Power ("CL&P assets")
------------------------------------------------------------------------------------------------------------------------------------
        Devon Power LLC                                    Limited liability company      DE                Entity holding title to
                                                                                                            the Devon Power station
                                                                                                            in Connecticut
------------------------------------------------------------------------------------------------------------------------------------
        Middletown Power LLC                               Limited liability company      DE                Own and/or operate
                                                                                                            portion of CL&P assets
------------------------------------------------------------------------------------------------------------------------------------

                                                      12


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
        Montville Power LLC                                Limited liability company      DE                Own and/or operate a
                                                                                                            portion of the CL&P
                                                                                                            assets
------------------------------------------------------------------------------------------------------------------------------------
        Norwalk Power LLC                                  Limited liability company      DE                Entity holding title to
                                                                                                            the Norwalk generating
                                                                                                            station in Connecticut
------------------------------------------------------------------------------------------------------------------------------------
        NRG Eastern LLC                                    Limited liability company      DE                To hold 50% interest in
                                                                                                            NRG Northeast
                                                                                                            Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
        South Central Generation Holding LLC               Limited liability company      DE                Entity holding a 50%
                                                                                                            interest in NRG South
                                                                                                            Central Generating LLC
                                                                                                            (issuer in the Cajun
                                                                                                            deal)
------------------------------------------------------------------------------------------------------------------------------------
        NRG Central U.S. LLC                               Limited liability company      DE                To hold 50% interest in
                                                                                                            NRG South Central
                                                                                                            Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG South Central Generating LLC                   Limited liability company      DE                Special purpose holding
                                                                                                            company entity to
                                                                                                            facility central pool
                                                                                                            financing
------------------------------------------------------------------------------------------------------------------------------------
        Louisiana Generating LLC                           Limited liability company      DE                Formed for the purpose
                                                                                                            of owning Cajun
                                                                                                            non-nuclear generating
                                                                                                            assets in Louisiana
                                                                                                            (including gas and
                                                                                                            coal-fired generation)
------------------------------------------------------------------------------------------------------------------------------------
        NRG New Roads Holdings LLC                         Limited liability company      DE                Entity formed to hold
                                                                                                            title to certain Cajun
                                                                                                            assets that, due to
                                                                                                            federal regulatory
                                                                                                            reasons could not be
                                                                                                            held by Louisiana
                                                                                                            Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
        Big Cajun I Peaking Power LLC                      Limited liability company      DE                Develop, own and
                                                                                                            operate the Cajun
                                                                                                            expansion project
------------------------------------------------------------------------------------------------------------------------------------
        NRG West Coast Inc.                                Corporation                    DE                To act as holding
                                                                                                            company for West coast
                                                                                                            limited liability
                                                                                                            companies
------------------------------------------------------------------------------------------------------------------------------------

                                                     13


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
            WCP (Generation) Holdings LLC                  Limited liability company      DE                Jointly owned entity
                                                                                                            between the owners and
                                                                                                            West Coast Power LLC
------------------------------------------------------------------------------------------------------------------------------------
            West Coast Power LLC                           Limited liability company      DE                West coast holding
                                                                                                            company entity designed
                                                                                                            to facilitate west
                                                                                                            coast asset pool
                                                                                                            financing
------------------------------------------------------------------------------------------------------------------------------------
            Long Beach Generation LLC                      Limited liability company      DE                Owns gas-fired electric
                                                                                                            generation power plant
                                                                                                            in Long Beach,
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
            El Segundo Power, LLC                          Limited liability company      DE                Entity holding title to
                                                                                                            the El Segundo power
                                                                                                            plant in El Segundo,
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
            Cabrillo Power I LLC                           Limited liability company      DE                Entity holding title to
                                                                                                            the Encina electric
                                                                                                            generation station in
                                                                                                            Carlsbad, California
------------------------------------------------------------------------------------------------------------------------------------
            Cabrillo Power II LLC                          Limited liability company      DE                Entity holding title to
                                                                                                            17 SDG&E combustion
                                                                                                            turbines in San Diego,
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
            Cogeneration Corporation of America            Corporation                    DE                Develops, owns and
                                                                                                            operates cogeneration
                                                                                                            facilities in U.S.
------------------------------------------------------------------------------------------------------------------------------------
            NRG Rocky Road LLC                             Limited liability company      DE                Special purpose LLC
                                                                                                            formed to hold the 50%
                                                                                                            membership interest in
                                                                                                            Rocky Road LLC
------------------------------------------------------------------------------------------------------------------------------------
            Rocky Road Power LLC                           Limited liability company      DE                Formed to hold
                                                                                                            ownership to generating
                                                                                                            facility in Dundee,
                                                                                                            Illinois
------------------------------------------------------------------------------------------------------------------------------------
            NRG Cadillac Inc.                              Corporation                    DE                Entity holding NRG's
                                                                                                            50% interest in
                                                                                                            Cadillac Renewable
                                                                                                            Energy LLC
------------------------------------------------------------------------------------------------------------------------------------

                                                      14


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
            Cadillac Renewable Energy LLC                  Limited liability company      DE                Owns wood-fired
                                                                                                            electric generation
                                                                                                            plant in Cadillac,
                                                                                                            Michigan
------------------------------------------------------------------------------------------------------------------------------------
            O'Brien Cogeneration, Inc. II                  Corporation                    DE                General Partner in
                                                                                                            O'Brien California
                                                                                                            Cogen Limited
------------------------------------------------------------------------------------------------------------------------------------
            O'Brien California Cogen Limited               Corporation                    CA                Owns Artesia
                                                                                                            cogeneration facility
                                                                                                            in California
------------------------------------------------------------------------------------------------------------------------------------
            NRG International, Inc.                        Corporation                    DE                Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
            NRG Asia-Pacific, Ltd.                         Corporation                    DE                Provides international
                                                                                                            business development
                                                                                                            services in Australia
                                                                                                            and the Pacific Rim
                                                                                                            region
------------------------------------------------------------------------------------------------------------------------------------
            NRG Latin America Inc.                         Corporation                    DE                Domestic holding
                                                                                                            company for Cobee
                                                                                                            Energy Development LLC
------------------------------------------------------------------------------------------------------------------------------------
            Cobee Energy Development LLC                   Limited liability company      DE                Provides project
                                                                                                            development services in
                                                                                                            Latin America for NRG
                                                                                                            Energy, Inc. and
                                                                                                            Vattenfall AB
------------------------------------------------------------------------------------------------------------------------------------
            NRG International Services Company             Corporation                    DE                Holds service
                                                                                                            agreements with
                                                                                                            expatriates and
                                                                                                            international
                                                                                                            consultants related to
                                                                                                            energy services
------------------------------------------------------------------------------------------------------------------------------------
            Sterling Luxembourg (No. 4) S.a.r.l.           Societe a responsabilite       Luxembourg        This entity was formed
                                                           limitee                                          as a part of the
                                                                                                            Sterling holding
                                                                                                            structure in the UK
------------------------------------------------------------------------------------------------------------------------------------
            Sterling Luxembourg (No. 3) S.a.r.l.           Societe a responsabilite       Luxembourg        This entity was formed
                                                           limitee                                          as a part of the
                                                                                                            Sterling holding
                                                                                                            structure in the UK
------------------------------------------------------------------------------------------------------------------------------------
            NR Generating International B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company
------------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
        NRG Energy Development GmbH                        Gesellschaft mit               Germany           Provides international
                                                           beschrankter Haftung                             business development
                                                                                                            services in Germany and
                                                                                                            Europe
-----------------------------------------------------------------------------------------------------------------------------------
        NRG Energy CZ, s.r.o.                              Spolecnost s rucenim omezenym  Czech Republic    Provides international
                                                                                                            business development
                                                                                                            services in the Czech
                                                                                                            Republic and Europe
-----------------------------------------------------------------------------------------------------------------------------------
        NRG Energy PL Sp. z o.o.                           Spolka z ograniczona           Warsaw, Poland    Provides international
                                                           odpowiedzialnoscia Skrot                         business development
                                                                                                            services in Poland
-----------------------------------------------------------------------------------------------------------------------------------
        NRG Energy Ltd.                                    Company limited by shares      England and Wales Provides international
                                                                                                            business development
                                                                                                            services in the U.K.
                                                                                                            and Europe
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 15) B.V.                Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
            Sterling Luxembourg (No. 1) S.a.r.l.           Societe a responsabilite       Luxembourg        This entity was formed
                                                           limitee                                          to hold Luxco2 as a
                                                                                                            part of the
                                                                                                            NRGenerating, Ltd.
                                                                                                            holding structure in
                                                                                                            the UK
-----------------------------------------------------------------------------------------------------------------------------------
               NRGenerating, Ltd.                          Company limited by shares      UK                Holding company for
                                                                                                            Killingholme structure
                                                                                                            in the UK
-----------------------------------------------------------------------------------------------------------------------------------
                        NRGenerating Energy Trading Ltd.   Company limited by shares      United Kingdom    International power
                                                                                                            marketing entity
-----------------------------------------------------------------------------------------------------------------------------------
                        Killingholme Holdings Limited      Company limited by shares      UK                Holds interest in
                                                                                                            Killingholme power
                                                                                                            station
-----------------------------------------------------------------------------------------------------------------------------------
                                 Killingholme Generation   Company limited by shares      UK                Project company for
                                 Limited                                                                    Killingholme Power
                                                                                                            Station
-----------------------------------------------------------------------------------------------------------------------------------
                                         Killingholme      Company limited by shares      UK                Project company for
                                         Power Limited                                                      Killingholme power
                                                                                                            station
-----------------------------------------------------------------------------------------------------------------------------------


                                                           16

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
               Sterling Luxembourg (No. 2) S.a.r.l.        Societe a responsabilite       Luxembourg        This entity was formed
                                                           limitee                                          to hold the Swiss
                                                                                                            branch as a part of the
                                                                                                            NRGenerating, Ltd.
                                                                                                            holding structure in
                                                                                                            the UK
-----------------------------------------------------------------------------------------------------------------------------------
                        Sterling (Gibraltar)               Unlimited liability company    Gibraltar         This entity was formed
                                                                                                            to assist with the
                                                                                                            NRGenerating, Ltd./UK
                                                                                                            holding structure
                                                                                                            through Luxembourg
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Luxembourg (No. 1) S.a.r.l            Societe a responsabilite       Luxembourg        Formed as holding
                                                           limitee                                          company for Australian
                                                                                                            project
-----------------------------------------------------------------------------------------------------------------------------------
            NRGenerating Holdings (No. 2) Gmbh             Gesellschaft mit               Switzerland       Formed as holding
                                                           beschrankter Haftung                             company for Australian
                                                                                                            project.
-----------------------------------------------------------------------------------------------------------------------------------
               Flinders Labuan (No. 1) Ltd.                Company limited by shares      Labuan            Holding company for
                                                                                                            potential acquisition
                                                                                                            in Australia
-----------------------------------------------------------------------------------------------------------------------------------
               Flinders Labuan (No. 2) Ltd.                Company limited by shares      Labuan            Holding company for
                                                                                                            potential acquisition
                                                                                                            in Australia
-----------------------------------------------------------------------------------------------------------------------------------
            NRGenerating Luxembourg (No. 2) S.a.r.l        Societe a responsabilite       Luxembourg        Formed as holding
                                                           limitee                                          company for Australian
                                                                                                            project
-----------------------------------------------------------------------------------------------------------------------------------
               Flinders (Gibraltar)                        Unlimited liability company    Gibraltar         Formed as holding
                                                                                                            company for Australian
                                                                                                            project
-----------------------------------------------------------------------------------------------------------------------------------
        Brimsdown Power Limited                            Company limited by shares      England and Wales Project company for
                                                                                                            peaking unit associated
                                                                                                            with Enfield Energy
                                                                                                            Centre Limited in
                                                                                                            England
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 11) B.V.                Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company for Langage
                                                                                                            Park Project in England
-----------------------------------------------------------------------------------------------------------------------------------


                                                           17

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                           Form of Organization (using    Country or U.S.   Type of Business
                                                          the terminology of             State of
                                                          jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
            Wainstones Power Limited                      Company limited by shares      England and Wales Formed to develop,
                                                                                                           build, own and operate
                                                                                                           800MW combined cycle
                                                                                                           gas turbine power plant
                                                                                                           on greenfield site at
                                                                                                           Langage England (f/k/a
                                                                                                           Plymouth Energy Centre)
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 13) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
            Langage Energy Park Limited                   Company limited by shares      UK                Formed to develop
                                                                                                           Langage project
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 9) B.V.                Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company in Kanel Kangal
                                                                                                           Elektrik Limited Sirketi
-----------------------------------------------------------------------------------------------------------------------------------
            Kanel Kangal Elektrik Limited Sirketi         Limited Sirketi                Turkey            Will own Kangal lignite
                                                                                                           fired power plant in
                                                                                                           Turkey
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 17) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
            KUSEL Kutahya Seyitomer Elektrik Limited      Limited Sirketi                Turkey            Formed to acquire 600
            Sirketi                                                                                        MW coal-fired power
                                                                                                           station in Turkey.  No
                                                                                                           assets or employees at
                                                                                                           this time.  NRG
                                                                                                           ownership is 31.75%
-----------------------------------------------------------------------------------------------------------------------------------
        Sachsen Holding B.V.                              Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company for P.T.
                                                                                                           Dayalistrik Pratama
-----------------------------------------------------------------------------------------------------------------------------------
            P.T. Dayalistrik Pratama                      Perseroan Terbatas             Indonesia         Formed to own and
                                                                                                           construct West Java
                                                                                                           coal-fired power plant
                                                                                                           in Indonesia
-----------------------------------------------------------------------------------------------------------------------------------


                                                           18

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 7) B.V.                 Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company for West Java
                                                                                                            O&M company in
                                                                                                            formation in Indonesia
-----------------------------------------------------------------------------------------------------------------------------------
            P.T. NRG West Java                             Perseroan Terbatas             Indonesia         Formed to operate
                                                                                                            Cilegon project in
                                                                                                            Indonesia
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 8) B.V.                 Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company for West Java
                                                                                                            O&M company in
                                                                                                            formation in Indonesia
-----------------------------------------------------------------------------------------------------------------------------------
        Enfield Holdings B.V.                              Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company for Enfield
                                                                                                            Energy Centre Limited
                                                                                                            projects in England
-----------------------------------------------------------------------------------------------------------------------------------
            Enfield Energy Centre Limited                  Company limited by shares      England           Owns Enfield gas fired
                                                                                            And Wales       power plant in England
-----------------------------------------------------------------------------------------------------------------------------------
               Enfield Operations, L.L.C.                  Limited liability company      England           Operates Enfield Energy
                                                                                                            gas-fired power plant
                                                                                                            in England
-----------------------------------------------------------------------------------------------------------------------------------
                        Enfield Operations (UK) Limited    Company limited by shares      England           Holds employees for
                                                                                            And Wales       Enfield Operations,
                                                                                                            L.L.C.
-----------------------------------------------------------------------------------------------------------------------------------
            NR (Gibraltar)                                 Unlimited liability company    Gibraltar         Company utilized during
                                                                                                            the Enfield
                                                                                                            transactions in England
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 4) B.V.                 Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company in Loy Yang
                                                                                                            Power Partners, Loy
                                                                                                            Yang Power Management
                                                                                                            Pty Ltd. and Loy Yang
                                                                                                            Power Projects Pty Ltd.
-----------------------------------------------------------------------------------------------------------------------------------
            Loy Yang Power Management Pty Ltd.             Company limited by shares      Australia         Operates Loy Yang
                                                                                          (Victoria)        coal-fired power plant
                                                                                                            in Australia
-----------------------------------------------------------------------------------------------------------------------------------
            Loy Yang Power Partners                        Partnership                    Australia         Owns Loy Yang
                                                                                                            coal-fired plant in
                                                                                                            Australia
-----------------------------------------------------------------------------------------------------------------------------------


                                                           19

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
            Loy Yang Power Projects Pty Ltd                Company limited by shares      Australia         Provides technical
                                                                                          (Victoria)        services to Loy Yang
                                                                                                            coal fired power plant
                                                                                                            in Australia
-----------------------------------------------------------------------------------------------------------------------------------
            Gunwale B.V.                                   Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        Sunshine State Power (No. 2) B.V.                  Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company which holds a
                                                                                                            17.5% undivided
                                                                                                            interest in Gladstone
                                                                                                            Power Station Joint
                                                                                                            Venture
-----------------------------------------------------------------------------------------------------------------------------------
        Sunshine State Power B.V.                          Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company which holds a
                                                                                                            20% undivided interest
                                                                                                            in Gladstone Power
                                                                                                            Station Joint Venture
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 1) B.V.                 Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company in Collinsville
                                                                                                            Power Joint Venture
-----------------------------------------------------------------------------------------------------------------------------------
        NRG Victoria I Pty Ltd.                            Company limited by shares      Australia         International holding
                                                                                                            company in NRG Victoria
                                                                                                            II Pty Ltd. and NRG
                                                                                                            Victoria III Pty Ltd.
                                                                                                            In Australia
-----------------------------------------------------------------------------------------------------------------------------------
            NRG Victoria II Pty Ltd.                       Company limited by shares      Australia         International holding
                                                                                                            company in NRG Victoria
                                                                                                            III Pty Ltd. In
                                                                                                            Australia
-----------------------------------------------------------------------------------------------------------------------------------
               NRG Victoria III Pty Ltd.                   Company limited by shares      Australia         International holding
                                                                                                            company for Energy
                                                                                                            Developments Limited
-----------------------------------------------------------------------------------------------------------------------------------
                        Energy Developments Limited        Company limited by shares      Australia         Develops, owns and
                                                                                          (Queensland)      operates power
                                                                                                            generation and
                                                                                                            waste-to-energy
                                                                                                            projects in Australia,
                                                                                                            New Zealand, Asia and
                                                                                                            England
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
        Saale Energie GmbH                                 Gesellschaft mit               Germany           International holding
                                                           beschrankter Haftung                             company for Kraftwerk
                                                                                                            Schkopau
                                                                                                            Betriebsgesellschaft
                                                                                                            mbH, Kraftwerk Schkopau
                                                                                                            GbR and Saale Energie
                                                                                                            Services GmbH (Germany)
-----------------------------------------------------------------------------------------------------------------------------------
            Saale Energie Services GmbH                    Gesellschaft mit               Germany           Provides consulting
                                                           beschrankter Haftung                             services to MIBRAG
-----------------------------------------------------------------------------------------------------------------------------------
            Kraftwerk Schkopau GbR                         Gesellschaft burgerlichen      Germany           Owns 960MW coal-fired
                                                           Rechts                                           power plant in
                                                                                                            Schkopau, Germany
-----------------------------------------------------------------------------------------------------------------------------------
            Kraftwerk Schkopau Betriebsgesellschaft mbH    Mit beschrankter Haftung       Germany           Operates in Germany
                                                                                                            Schkopau facility
-----------------------------------------------------------------------------------------------------------------------------------
        Lambique Beheer B.V.                               Besloten Vennootschap met      Netherlands       International holding
                                                           beperkte aansprakelijkheid                       company for MIBRAG B.V.
                                                                                                            and Mitteldeutsche
                                                                                                            Braunkohlengesellschaft
                                                                                                            mbH in Germany
-----------------------------------------------------------------------------------------------------------------------------------
            MIBRAG B.V.                                    Besloten Vennootschap met      Netherlands       Owns 99% of MIBRAG GmbH
                                                           beperkte aansprakelijkheid                       coal mines and
                                                                                                            coal-fired power plants
                                                                                                            in Germany
-----------------------------------------------------------------------------------------------------------------------------------
               MIBRAG Industriekraftwerke Betriebs Gmbh    Gesellschaft mit               Germany           Operates and maintains
                                                           beschrankter Haftung                             three coal-fired power
                                                                                                            plants in Germany
-----------------------------------------------------------------------------------------------------------------------------------
                        MIBRAG Industriekraftwerke         Gesellschaft mit               Germany           Intermediate holding
                        Vermoegensverwaltungs und          beschrankter Haftung                             company for EWG
                        Beteiligungs Gmbh
-----------------------------------------------------------------------------------------------------------------------------------
                              MIBRAG Industriekraftwerke   Kommanditgesellschaft          Germany           Owns three coal-fired
                              Gmbh & Co. KG                                                                 power plants in Germany
-----------------------------------------------------------------------------------------------------------------------------------
               Mitteldeutsche Braunkohlengesellschaft mbH  Mit beschrankter Haftung       Germany           Operates coal mining,
                                                                                                            power generation and
                                                                                                            associated operations
                                                                                                            near Leipzig, Germany
-----------------------------------------------------------------------------------------------------------------------------------


                                                           21

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                           Form of Organization (using    Country or U.S.   Type of Business
                                                          the terminology of             State of
                                                          jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
        Kladno Power (No. 2) B.V.                         Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company for Matra
                                                                                                           Powerplant Holding
                                                                                                           B.V., in Czech Republic
-----------------------------------------------------------------------------------------------------------------------------------
            Matra Powerplant Holding B.V.                 Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company for ECK
                                                                                                           Generating, s.r.o. in
                                                                                                           Czech Republic
-----------------------------------------------------------------------------------------------------------------------------------
               ECK Generating, s.r.o.                     Spolecnost s rucenim omezenym  Czech Republic    Expansion project for
                                                                                                           approximately 300 MW
                                                                                                           coal-fired power plant
                                                                                                           under construction in
                                                                                                           Kladno facility
-----------------------------------------------------------------------------------------------------------------------------------
        Kladno Power (No. 1) B.V.                         Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company for Energeticke
                                                                                                           Centrum Kladno, s.r.o.
-----------------------------------------------------------------------------------------------------------------------------------
            Energeticke Centrum Kladno, s.r.o.            Spolecnost s rucenim omezenym  Czech Republic    Owns and operates a
                                                                                                           coal-fired power plant
                                                                                                           in Kladno, Czech
                                                                                                           Republic
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 5) B.V.                Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company in NRG
                                                                                                           Energeticke Provoz,
                                                                                                           s.r.o.
-----------------------------------------------------------------------------------------------------------------------------------
            NRG Energeticke Provoz, s.r.o.                Spolecnost s rucenim omezenym  Czech Republic    Operates coal-fired
                                                                                                           power plants in Kladno,
                                                                                                           Czech Republic
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 3) B.V.                Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company registered to
                                                                                                           do business in Australia
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 6) B.V.                Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company registered to
                                                                                                           do business in Australia
-----------------------------------------------------------------------------------------------------------------------------------


                                                           22

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                           Form of Organization (using    Country or U.S.   Type of Business
                                                          the terminology of             State of
                                                          jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 14) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
            OU Nrg Energy Est                             Osauhing                       Estonia           Formed as NRG's
                                                                                                           development office in
                                                                                                           Estonia
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 16) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 18) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 19) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 20) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 21) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 22) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 23) B.V.               Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company
-----------------------------------------------------------------------------------------------------------------------------------


                                                           23

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                           Form of Organization (using    Country or U.S.   Type of Business
                                                          the terminology of             State of
                                                          jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
        Interenergy Limited                               Company limited by shares      Ireland           Inactive - proposed
                                                                                                           provider of electric
                                                                                                           marketing services in
                                                                                                           eastern and central
                                                                                                           Europe
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Rupali B.V.                          Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company for Rupali oil
                                                                                                           fired power plant bid
                                                                                                           in Pakistan
-----------------------------------------------------------------------------------------------------------------------------------
        Kiksis B.V.                                       Besloten Vennootschap met      Netherlands       Inactive -
                                                          beperkte aansprakelijkheid                       international holding
                                                                                                           company - hold for
                                                                                                           Estonia project
-----------------------------------------------------------------------------------------------------------------------------------
      Cobee Holdings Inc.                                 Corporation                    DE                Domestic holding
                                                                                                           company for Tosli
                                                                                                           Investments N.V.
-----------------------------------------------------------------------------------------------------------------------------------
        Tosli Investments N.V.                            Naamloze Vennootschap          Netherlands       International holding
                                                                                                           company for Compania
                                                                                                           Boliviana de Energia
                                                                                                           Electrica S.A. in Latin
                                                                                                           America
-----------------------------------------------------------------------------------------------------------------------------------
            Tosli Luxembourg (No. 1) s.a.r.l.             Societe a responsabilite       Luxembourg        Serves as a funding
                                                          limitee                                          vehicle for NRG's Latin
                                                                                                           America projects
-----------------------------------------------------------------------------------------------------------------------------------
               Tosli Luxembourg (No. 2) s.a.r.l.          Societe a responsabilite       Luxembourg        International holding
                                                          limitee                                          company for Bulo Bulo
                                                                                                           project in Bolivia
-----------------------------------------------------------------------------------------------------------------------------------
            Inversiones Bulo Bulo S.A.                    Sociedad anonima               Bolivia           Bolivian holding
                                                                                                           company for Bulo Bulo
                                                                                                           gas-fired power plant
                                                                                                           in Bolivia
-----------------------------------------------------------------------------------------------------------------------------------
            Coniti Holding B.V.                           Besloten Vennootschap met      Netherlands       International holding
                                                          beperkte aansprakelijkheid                       company for Bulo Bulo
                                                                                                           gas fired power plant
                                                                                                           in Bolivia
-----------------------------------------------------------------------------------------------------------------------------------
               Tosli (Gibraltar) B.V.                     Besloten Vennootschap met      Netherlands       Company that serves as
                                                          beperkte aansprakelijkheid                       a funding vehicle for
                                                                                                           certain of NRG's Latin
                                                                                                           American projects
-----------------------------------------------------------------------------------------------------------------------------------


                                                           24

-----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                           Form of Organization (using    Country or U.S.   Type of Business
                                                          the terminology of             State of
                                                          jurisdiction)                  Organization
-----------------------------------------------------------------------------------------------------------------------------------
            Compania Boliviana de Energia Electrica S.A.  Sociedad anonima               Canada (Nova      Owns and/or operates 15
                                                                                         Scotia)           operating power plants
                                                                                                           primarily
                                                                                                           hydroelectric, in
                                                                                                           Bolivia
-----------------------------------------------------------------------------------------------------------------------------------
               Compania Electrica Central Bulo Bulo S.A.  Sociedad anonima               Bolivia           Owner of generation
                                                                                                           assets for project in
                                                                                                           Bolivia
-----------------------------------------------------------------------------------------------------------------------------------
                        Servicios Energeticos S.A.        Sociedad anonima               Bolivia           Operator of 87 MW
                                                                                                           gas-fired power plant
                                                                                                           in Bolivia
-----------------------------------------------------------------------------------------------------------------------------------
            Tosli Acquisition B.V.                        Besloten Vennootschap met      Netherlands       Company formed to
                                                          beperkte aansprakelijkheid                       assist with Cobee
                                                                                                           tender offer
-----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings GmbH                        Gesellschaft mit               Switzerland       Swiss holding company
                                                          beschrankter Haftung
-----------------------------------------------------------------------------------------------------------------------------------
            NRG Caymans-C                                 Company limited by shares      Cayman Islands    Holding company for
                                                                                                           interests in Scudder
                                                                                                           Latin American
                                                                                                           Power I-C and II-C and
                                                                                                           II-Corp A and II-Corp B
-----------------------------------------------------------------------------------------------------------------------------------
            NRG Caymans-P                                 Company limited by shares      Cayman Islands    Holding company for
                                                                                                           interests in Scudder
                                                                                                           Latin American
                                                                                                           Power I-P and II-P
-----------------------------------------------------------------------------------------------------------------------------------
               Scudder Latin American Power I-C L.D.C.    Exempted limited duration      Cayman Islands,   Investment company
                                                          company limited by shares      British West      which owns (primarily
                                                                                         Indies            passive) investments in
                                                                                                           Latin American power
                                                                                                           projects
-----------------------------------------------------------------------------------------------------------------------------------
               Scudder Latin American Power I-P L.D.C.    Exempted limited duration      Cayman Islands,   Investment company
                                                          company limited by shares      British West      which owns (primarily
                                                                                         Indies            passive) investments in
                                                                                                           Latin American power
                                                                                                           projects
-----------------------------------------------------------------------------------------------------------------------------------
               Scudder Latin American Power II-C L.D.C.   Exempted limited duration      Cayman Islands,   Investment company
                                                          company limited by shares      British West      which owns (primarily
                                                                                         Indies            passive) investments in
                                                                                                           Latin American power
                                                                                                           projects
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
               Scudder Latin American Power                Exempted limited duration      Cayman Islands,   Investment company
               II-Corporation A                            company limited by shares      British West      which is part of the
                                                                                          Indies            holding company
                                                                                                            structure for
                                                                                                            investments in Latin
                                                                                                            American power projects
                                                                                                            held by Scudder Latin
                                                                                                            American Power II-C
                                                                                                            and/or II-P
------------------------------------------------------------------------------------------------------------------------------------
               Scudder Latin American Power                Exempted limited duration      Cayman Islands,   Investment company
               II-Corporation B                            company limited by shares      British West      which is part of the
                                                                                          Indies            holding company
                                                                                                            structure for
                                                                                                            investments in Latin
                                                                                                            American power projects
                                                                                                            held by Scudder Latin
                                                                                                            American Power II-C
                                                                                                            and/or II-P
------------------------------------------------------------------------------------------------------------------------------------
               Scudder Latin American Power II-P L.D.C.    Exempted limited duration      Cayman Islands,   Investment company
                                                           company limited by shares      British West      which owns (primarily
                                                                                          Indies            passive) investments in
                                                                                                            Latin American power
                                                                                                            projects
------------------------------------------------------------------------------------------------------------------------------------
               NRG Caymans Company                         Company limited by shares      Cayman Islands    Holding company for
                                                                                                            Central and Eastern
                                                                                                            European Power Fund
------------------------------------------------------------------------------------------------------------------------------------
               Croatia Power Group                         Company limited by shares      Cayman Islands    Holding company for
                                                                                                            potential project in
                                                                                                            Croatia
------------------------------------------------------------------------------------------------------------------------------------
               NRG Operating Services, Inc.                Corporation                    DE                Currently provides O&M
                                                                                                            services for Cadillac,
                                                                                                            Collinsville, and
                                                                                                            Gladstone projects
------------------------------------------------------------------------------------------------------------------------------------
        NRG Gladstone Operating Services Pty Ltd.          Company limited by shares      Australia         Operates coal-fired
                                                                                                            Gladstone power plant
                                                                                                            in Australia
------------------------------------------------------------------------------------------------------------------------------------
               NRG Gladstone Superannuation Pty Ltd.       Company limited by shares      Australia         Holds pension assets
                                                                                                            for employees of
                                                                                                            Gladstone coal-fired
                                                                                                            power plant in Australia
------------------------------------------------------------------------------------------------------------------------------------

                                                     26


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
        NRG Collinsville Operating Services Pty Ltd.       Company limited by shares      Australia         International holding
                                                                                                            company in Collinsville
                                                                                                            Operations Pty Ltd.
------------------------------------------------------------------------------------------------------------------------------------
        Collinsville Operations Pty Ltd.                   Company limited by shares      Australia         Operates Collinsville
                                                                                                            coal-fired power plant
                                                                                                            in Australia
------------------------------------------------------------------------------------------------------------------------------------
        NRG Artesia Operations Inc.                        Corporation                    DE                Proposed operator for
                                                                                                            Artesia cogeneration
                                                                                                            facility in California
------------------------------------------------------------------------------------------------------------------------------------
        NRG Astoria Gas Turbine Operations Inc.            Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Astoria Gas
                                                                                                            Turbine Power LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Cabrillo Power Operations Inc.                 Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services.  Currently
                                                                                                            inactive
------------------------------------------------------------------------------------------------------------------------------------
        NRG Cadillac Operations Inc.                       Corporation                    DE                Operating company for
                                                                                                            Cadillac wood fired
                                                                                                            power plant in Michigan
------------------------------------------------------------------------------------------------------------------------------------
        NRG Norwalk Harbor Operations Inc.                 Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Norwalk
                                                                                                            Harbor LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Oklahoma Operations Inc.                       Corporation                    DE                Proposed operator for
                                                                                                            Mid-Continent Power
                                                                                                            Company cogeneration
                                                                                                            facility in Oklahoma
------------------------------------------------------------------------------------------------------------------------------------
        NRG Oswego Harbor Power Operations Inc.            Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Oswego
                                                                                                            Power LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Dunkirk Operations Inc.                        Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Dunkirk
                                                                                                            Power LLC
------------------------------------------------------------------------------------------------------------------------------------

                                                     27


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------

        NRG El Segundo Operations Inc.                     Corporation                    DE                Proposed operator for
                                                                                                            El Segundo gas-fired
                                                                                                            power plant in
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
        Somerset Operations Inc.                           Corporation                    DE                Operator for Somerset
                                                                                                            coal fired power plant
                                                                                                            in Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
        NRG Middletown Operations Inc.                     Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide O&M services
                                                                                                            contract to Middletown
                                                                                                            Power LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Montville Operations Inc.                      Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Montville
                                                                                                            Power LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Morris Operations Inc.                         Corporation                    DE                Former operator for
                                                                                                            Millennium cogeneration
                                                                                                            facility in Illinois
------------------------------------------------------------------------------------------------------------------------------------
        NRG Arthur Kill Operations Inc.                    Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Arthur Kill
                                                                                                            Power LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Huntley Operations Inc.                        Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Huntley
                                                                                                            Power LLC
------------------------------------------------------------------------------------------------------------------------------------
        NRG Devon Operations Inc.                          Corporation                    DE                Special purpose
                                                                                                            operating company to
                                                                                                            provide contract O&M
                                                                                                            services to Devon Power
                                                                                                            LLC
------------------------------------------------------------------------------------------------------------------------------------
        Indian River Operations Inc.                       Corporation                    DE                Provides operations and
                                                                                                            maintenance services
                                                                                                            for Indian River Power
                                                                                                            LLC
------------------------------------------------------------------------------------------------------------------------------------
        Vienna Operations Inc.                             Corporation                    DE                Provides operations and
                                                                                                            maintenance services to
                                                                                                            Vienna Power LLC
------------------------------------------------------------------------------------------------------------------------------------

                                                     28


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
            Power Operations, Inc.                         Corporation                    DE                Provides O&M services
                                                                                                            for Cadillac, Newark
                                                                                                            and Parlin projects
------------------------------------------------------------------------------------------------------------------------------------
            ESOCO Crockett, Inc.                           Corporation                    OR                Operates Crockett
                                                                                                            cogeneration facility
                                                                                                            in California
------------------------------------------------------------------------------------------------------------------------------------
            NRG Mextrans Inc.                              Corporation                    DE                This entity will
                                                                                                            develop a transmission
                                                                                                            line from Palo Verde
                                                                                                            power station through
                                                                                                            Arizona, into Mexico
                                                                                                            and back up into
                                                                                                            California, per a
                                                                                                            Presidential Permit
------------------------------------------------------------------------------------------------------------------------------------
            NEO Corporation                                Corporation                    MN                Develops, owns and
                                                                                                            operates landfill gas,
                                                                                                            hydroelectric and small
                                                                                                            cogeneration projects
                                                                                                            in the U.S.
------------------------------------------------------------------------------------------------------------------------------------
            Minnesota Methane LLC                          Limited liability company      WY                Owns and operates 18
                                                                                                            landfill gas projects
                                                                                                            in the U.S. financed by
                                                                                                            Lyon Credit
------------------------------------------------------------------------------------------------------------------------------------
            MM Albany Energy LLC                           Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in New York
------------------------------------------------------------------------------------------------------------------------------------
            MM Cuyahoga Energy LLC                         Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Cleveland,
                                                                                                            Ohio
------------------------------------------------------------------------------------------------------------------------------------
            MM Hartford Energy LLC                         Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Connecticut
------------------------------------------------------------------------------------------------------------------------------------

            MM Lopez Energy LLC                            Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            Lopez Canyon project in
                                                                                                            Los Angeles, California
------------------------------------------------------------------------------------------------------------------------------------

                                                     29


------------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S.   Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
------------------------------------------------------------------------------------------------------------------------------------
            MM Lowell Energy LLC                           Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
            MM Prince William Energy LLC                   Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Virginia
------------------------------------------------------------------------------------------------------------------------------------
            MM San Diego LLC                               Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            Miramar project in
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
            MM Spokane Energy LLC                          Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Washington
------------------------------------------------------------------------------------------------------------------------------------
            MM Tacoma LLC                                  Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Washington
------------------------------------------------------------------------------------------------------------------------------------
            MM Taunton Energy LLC                          Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in Massachusetts
------------------------------------------------------------------------------------------------------------------------------------
            MM Tomoka Farms Energy LLC                     Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            Volusia project in
                                                                                                            Florida
------------------------------------------------------------------------------------------------------------------------------------
            MM Tulare Energy LLC                           Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            Visalia project in
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
            MM West Covina LLC                             Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            BKK project in
                                                                                                            California
------------------------------------------------------------------------------------------------------------------------------------
            MM Yolo Power LLC                              Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            project in California
------------------------------------------------------------------------------------------------------------------------------------
            O'Brien Biogas IV LLC                          Limited liability company      DE                Landfill gas fueled
                                                                                                            power generation for
                                                                                                            Edgeboro project in New
                                                                                                            Jersey
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
        MM Biogas Power LLC                                Limited liability company      DE              Domestic holding
                                                                                                          company - owns 100%
                                                                                                          interest in landfill
                                                                                                          gas fueled power
                                                                                                          generation projects not
                                                                                                          yet financed
----------------------------------------------------------------------------------------------------------------------------------
            MM Corona Energy LLC                           Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          O'Brien projects in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
            MM Hackensack Energy LLC                       Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          HMDC/Balefill/Kingsland
                                                                                                          O'Brien project in
                                                                                                          Lyndhurst, New Jersey
----------------------------------------------------------------------------------------------------------------------------------
        NEO Chester-Gen LLC                                Limited liability company      DE              Formed to acquire
                                                                                                          landfill gas project
----------------------------------------------------------------------------------------------------------------------------------
        NEO Freehold-Gen LLC                               Limited liability company      DE              Formed to acquire
                                                                                                          landfill gas project
----------------------------------------------------------------------------------------------------------------------------------
        NEO Landfill Gas Holdings Inc.                     Corporation                    DE              Domestic holding
                                                                                                          company - provides O&M
                                                                                                          services for landfill
                                                                                                          gas projects
----------------------------------------------------------------------------------------------------------------------------------
        NEO Toledo-Gen LLC                                 Limited liability company      DE              Formed to acquire
                                                                                                          landfill gas project
----------------------------------------------------------------------------------------------------------------------------------
            MM Nashville Energy LLC                        Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Tennessee
----------------------------------------------------------------------------------------------------------------------------------
            MM Prima Deshecha Energy LLC                   Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Orange
                                                                                                          County, California
----------------------------------------------------------------------------------------------------------------------------------
            MM SKB Energy LLC                              Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
            MM Tajiguas Energy LLC                         Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Santa
                                                                                                          Barbara, California
----------------------------------------------------------------------------------------------------------------------------------

                                                           31

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
            MM Woodville Energy LLC                        Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------
            O'Brien Biogas (Mazzaro), Inc.                 Corporation                    DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
            MM El Sobrante Energy LLC                      Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------
            MM Erie Power LLC                              Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Denver,
                                                                                                          Colorado
----------------------------------------------------------------------------------------------------------------------------------
            MM Martinez Energy LLC                         Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------
            MM Northern Tier Energy LLC                    Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
            MM Phoenix Energy LLC                          Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in Arizona
----------------------------------------------------------------------------------------------------------------------------------
            MM Riverside LLC                               Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------
            MM Tri-Cities Energy LLC                       Limited liability company      DE              Sale of landfill gas to
                                                                                                          industrial customer
----------------------------------------------------------------------------------------------------------------------------------
            MMSB Transco Holdings LLC                      Limited liability company      DE              Transport landfill gas
                                                                                                          for resale
----------------------------------------------------------------------------------------------------------------------------------
            O'Brien Standby Power Energy, Inc.             Corporation                    DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          SKB project in
                                                                                                          Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        Minnesota Methane Holdings LLC                     Limited liability company      DE              Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------

                                                           32

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
        Four Hills, LLC                                    Limited liability company      DE              Landfill gas collection
                                                                                                          system for Nashua
                                                                                                          project in New Hampshire
----------------------------------------------------------------------------------------------------------------------------------
        LFG Partners, LLC                                  Limited liability company      DE              Landfill gas collection
                                                                                                          system for Yaworski
                                                                                                          project in Connecticut
----------------------------------------------------------------------------------------------------------------------------------
        NEO Landfill Gas Inc.                              Corporation                    DE              Domestic holding
                                                                                                          company - holds 100%
                                                                                                          interest in landfill
                                                                                                          gas collection system
                                                                                                          projects financed by
                                                                                                          Lyon Credit
----------------------------------------------------------------------------------------------------------------------------------
            NEO Albany, L.L.C.                             Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          New York
----------------------------------------------------------------------------------------------------------------------------------
            NEO Cuyahoga, LLC                              Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Cleveland, Ohio
----------------------------------------------------------------------------------------------------------------------------------
            NEO Edgeboro, LLC                              Limited liability company      DE              Landfill gas collection
                                                                                                          system for O'Brien
                                                                                                          project in New Jersey
----------------------------------------------------------------------------------------------------------------------------------
            NEO Fitchburg LLC                              Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Massachusetts
----------------------------------------------------------------------------------------------------------------------------------
            NEO Hartford, LLC                              Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Connecticut
----------------------------------------------------------------------------------------------------------------------------------
            NEO Lopez Canyon LLC                           Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Los Angeles, California
----------------------------------------------------------------------------------------------------------------------------------
            NEO Lowell LLC                                 Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Massachusetts
----------------------------------------------------------------------------------------------------------------------------------
            NEO Prince William, LLC                        Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Virginia
----------------------------------------------------------------------------------------------------------------------------------
            NEO San Diego LLC                              Limited liability company      DE              Landfill gas collection
                                                                                                          system for Miramar
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------

                                                           33

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
            NEO Spokane LLC                                Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Washington
----------------------------------------------------------------------------------------------------------------------------------
            NEO Tacoma, L.L.C.                             Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Washington
----------------------------------------------------------------------------------------------------------------------------------
            NEO Taunton LLC                                Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Massachusetts
----------------------------------------------------------------------------------------------------------------------------------
            NEO Tomoka Farms LLC                           Limited liability company      DE              Landfill gas collection
                                                                                                          system for Volusia
                                                                                                          project in Florida
----------------------------------------------------------------------------------------------------------------------------------
            NEO Tulare LLC                                 Limited liability company      DE              Landfill gas collection
                                                                                                          system for Visalia
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------
            NEO West Covina LLC                            Limited liability company      DE              Landfill gas collection
                                                                                                          system for BKK project
                                                                                                          in California
----------------------------------------------------------------------------------------------------------------------------------
            NEO Yolo LLC                                   Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        NEO Burnsville, LLC                                Limited liability company      DE              Landfill gas collection
                                                                                                          system for Edward
                                                                                                          Kraemer landfill in
                                                                                                          Minnesota
----------------------------------------------------------------------------------------------------------------------------------
        NEO Corona LLC                                     Limited liability company      DE              Landfill gas collection
                                                                                                          system for O'Brien
                                                                                                          project in California
----------------------------------------------------------------------------------------------------------------------------------
        NEO Erie LLC                                       Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Denver, Colorado
----------------------------------------------------------------------------------------------------------------------------------
        NEO Ft. Smith LLC                                  Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Arkansas
----------------------------------------------------------------------------------------------------------------------------------

                                                           34

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
        NEO Hackensack, LLC                                Limited liability company      DE              Landfill gas collection
                                                                                                          system for
                                                                                                          HMDC/Balefill/Kingsland
                                                                                                          O'Brien projects in
                                                                                                          Lyndhurst, New Jersey
----------------------------------------------------------------------------------------------------------------------------------
        NEO Martinez LLC                                   Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        NEO Nashville LLC                                  Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Tennessee
----------------------------------------------------------------------------------------------------------------------------------
        NEO Northern Tier LLC                              Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NEO Phoenix LLC                                    Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Arizona
----------------------------------------------------------------------------------------------------------------------------------
        NEO Prima Deshecha LLC                             Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Orange County,
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        NEO Riverside LLC                                  Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        NEO SKB LLC                                        Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NEO Tajiguas LLC                                   Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          Santa Barbara,
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        NEO Woodville LLC                                  Limited liability company      DE              Landfill gas collection
                                                                                                          for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        NEO El Sobrante LLC                                Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
        NEO Tri-Cities LLC                                 Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
        MM Ft. Smith Energy LLC                            Limited liability company      DE              Formed to sell landfill
                                                                                                          gas to other companies
                                                                                                          in Arkansas - not a
                                                                                                          GENCO
----------------------------------------------------------------------------------------------------------------------------------
        NEO San Bernardino LLC                             Limited liability company      DE              Landfill gas collection
                                                                                                          system for project in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
            San Bernardino Landfill Gas Limited            Limited partnership            DE              Partnership holding
  Partnership, a California limited partnership                                                           interest in QF landfill
                                                                                                          gas project
----------------------------------------------------------------------------------------------------------------------------------
        NEO MESI LLC                                       Limited liability company      DE              Produce and sell
                                                                                                          synthetic fuel (coal
                                                                                                          briquettes) in Kentucky
----------------------------------------------------------------------------------------------------------------------------------
            MESI Fuel Station #1 L.L.C.                    Limited liability company      DE              Owns a synthetic coal
                                                                                                          processing facility in
                                                                                                          Catlettsburg, Kentucky
----------------------------------------------------------------------------------------------------------------------------------
        NEO ECO 11 LLC                                     Limited liability company      DE              Formed to acquire
                                                                                                          landfill gas project
----------------------------------------------------------------------------------------------------------------------------------
        Minnesota Methane II LLC                           Limited liability company      DE              Owns and operates
                                                                                                          original 3 NEO/Ziegler
                                                                                                          landfill gas projects
                                                                                                          (Edward Kraemer in
                                                                                                          Burnsville, MN; Flying
                                                                                                          Cloud in Eden Prairie,
                                                                                                          MN and Nashua in New
                                                                                                          Hampshire)
----------------------------------------------------------------------------------------------------------------------------------
            MM Burnsville Energy LLC                       Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          Edward Kraemer landfill
                                                                                                          in Minnesota
----------------------------------------------------------------------------------------------------------------------------------
            Suncook Energy LLC                             Limited liability company      DE              Landfill gas fueled
                                                                                                          power generation for
                                                                                                          Nashua project in New
                                                                                                          Hampshire
----------------------------------------------------------------------------------------------------------------------------------

                                                           36

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
            Landfill Power LLC                             Limited liability company      WY              Owns and operates
                                                                                                          Flying Cloud landfill
                                                                                                          gas fueled power
                                                                                                          generation facility in
                                                                                                          Eden Prairie, Minnesota
----------------------------------------------------------------------------------------------------------------------------------
        Northbrook Energy, L.L.C.                          Limited liability company      DE              Develops hydroelectric
                                                                                                          power projects in the
                                                                                                          U.S.
----------------------------------------------------------------------------------------------------------------------------------
            Northbrook Carolina Hydro, L.L.C.              Limited liability company      DE              Owns and operates
                                                                                                          hydroelectric power
                                                                                                          plants in North
                                                                                                          Carolina and South
                                                                                                          Carolina
----------------------------------------------------------------------------------------------------------------------------------
        Northbrook New York, L.L.C.                        Limited liability company      DE              Holds interest in
                                                                                                          Northbrook Acquisition
                                                                                                          Corp.
----------------------------------------------------------------------------------------------------------------------------------
            Northbrook Acquisition Corp.                   Corporation                    DE              Domestic holding
                                                                                                          company in STS
                                                                                                          Hydropower Ltd.
----------------------------------------------------------------------------------------------------------------------------------
               STS Hydropower Ltd.                         Corporation                    MI              Owns and operates
                                                                                                          hydroelectric projects
                                                                                                          in California,
                                                                                                          Colorado, Michigan,
                                                                                                          Virginia and Washington
----------------------------------------------------------------------------------------------------------------------------------
            STS Turbine & Development, L.L.C.              Limited liability company      DE              Provides turbine design
                                                                                                          and project development
                                                                                                          services
----------------------------------------------------------------------------------------------------------------------------------
      NRG MidAtlantic Generating LLC                       Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------
        B.L. England Power LLC                             Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------
        Conemaugh Power LLC                                Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------
        Deepwater Power LLC                                Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------
        Indian River Power LLC                             Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------
        Keystone Power LLC                                 Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------

                                                           37

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
        Vienna Power LLC                                   Limited liability company      DE              Formed to acquire
                                                                                                          Connectiv assets
----------------------------------------------------------------------------------------------------------------------------------
      Graystone Corporation                                Corporation                    MN              General Partner in
                                                                                                          Louisiana Energy
                                                                                                          Services, L.P.
----------------------------------------------------------------------------------------------------------------------------------
        Le Paz Incorporated                                Corporation                    MN              Limited partner in
                                                                                                          Louisiana Energy
                                                                                                          Services, L.P.
----------------------------------------------------------------------------------------------------------------------------------
            Louisiana Energy Services, L.P.                Limited partnership            DE              Owns uranium enrichment
                                                                                                          facility under
                                                                                                          development in Louisiana
----------------------------------------------------------------------------------------------------------------------------------
      NRG Development Company Inc.                         Corporation                    DE              Entity created to limit
                                                                                                          development exposure on
                                                                                                          generation projects
                                                                                                          where NRG Energy, Inc.
                                                                                                          is pursuing the
                                                                                                          transaction with
                                                                                                          certain types of
                                                                                                          partners
----------------------------------------------------------------------------------------------------------------------------------
      NRG International Development Inc.                   Corporation                    DE              Entity created to limit
                                                                                                          development exposure on
                                                                                                          generation projects
                                                                                                          where NRG Energy, Inc.
                                                                                                          is pursuing the
                                                                                                          transaction with
                                                                                                          certain types of
                                                                                                          partners on
                                                                                                          international
                                                                                                          transactions
----------------------------------------------------------------------------------------------------------------------------------
      NRG Services Corporation                             Corporation                    DE              Provides payroll and
                                                                                                          benefits services
                                                                                                          through service
                                                                                                          agreements with
                                                                                                          individual O&M companies
----------------------------------------------------------------------------------------------------------------------------------
      NRG Affiliate Services Inc.                          Corporation                    DE              Sponsor and hold the
                                                                                                          contracts and 401k
                                                                                                          plans for CL&P,
                                                                                                          Somerset and other
                                                                                                          entities
----------------------------------------------------------------------------------------------------------------------------------

                                                           38

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
      NRG Northeast Affiliate Services Inc.                Corporation                    DE              Manage payroll and
                                                                                                          benefits for Huntley
                                                                                                          and Dunkirk
                                                                                                          (approximately 330
                                                                                                          employees)
----------------------------------------------------------------------------------------------------------------------------------
      NRG Western Affiliate Services Inc.                  Corporation                    DE              Handle payroll type
                                                                                                          issues for the Western
                                                                                                          Region operating
                                                                                                          companies
----------------------------------------------------------------------------------------------------------------------------------
      NRG Connecticut Affiliate Services Inc.              Corporation                    DE              House the payroll for
                                                                                                          the four Connecticut
                                                                                                          operations, sponsor the
                                                                                                          Pension, 401(k),
                                                                                                          Welfare plans, etc.
----------------------------------------------------------------------------------------------------------------------------------
      NRG Lakefield Inc.                                   Corporation                    DE              Special purpose entity
                                                                                                          to hold NRG's 50%
                                                                                                          member interest in
                                                                                                          Lakefield Junction LLC
----------------------------------------------------------------------------------------------------------------------------------
      NRG Lakefield Junction LLC                           Limited liability company      DE              Inactive
----------------------------------------------------------------------------------------------------------------------------------
      Lakefield Junction LLC                               Limited liability company      DE              Shell company, formerly
                                                                                                          owned peaking plant to
                                                                                                          be constructed in
                                                                                                          Minnesota
----------------------------------------------------------------------------------------------------------------------------------
      Mid-Continent Power Company, L.L.C.                  Limited liability company      DE              Owns Mid-Contingent
                                                                                                          Power Company
                                                                                                          cogeneration facility
                                                                                                          in Oklahoma
----------------------------------------------------------------------------------------------------------------------------------
      Scoria Incorporated                                  Corporation                    MN              Holds license for
                                                                                                          synthetic coal
                                                                                                          technology
----------------------------------------------------------------------------------------------------------------------------------
      ENI Chester, Limited Partnership                     Limited partnership            OR              Was limited partner in
                                                                                                          wood burning project in
                                                                                                          Maine
----------------------------------------------------------------------------------------------------------------------------------
      Pyro-Pacific Operating Company                       Corporation                    CA              Operates Mt. Poso
                                                                                                          cogeneration facility
                                                                                                          in California
----------------------------------------------------------------------------------------------------------------------------------

                                                           39

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
      ESOCO Fayetteville, Inc.                             Corporation                    OR              Proposed operator of
                                                                                                          Fayetteville
                                                                                                          waste-to-energy
                                                                                                          facility in North
                                                                                                          Carolina
----------------------------------------------------------------------------------------------------------------------------------
      ESOCO Molokai, Inc.                                  Corporation                    UT              Proposed operator of
                                                                                                          Molokai biomass fueled
                                                                                                          power plant in Hawaii
----------------------------------------------------------------------------------------------------------------------------------
      ESOCO Soledad, Inc.                                  Corporation                    UT              Proposed operator of
                                                                                                          Soledad wood burning
                                                                                                          power plant in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
      ESOCO Wilson, Inc.                                   Corporation                    OR              Proposed operator of
                                                                                                          Carolina Energy
                                                                                                          waste-to-energy
                                                                                                          facility and transfer
                                                                                                          station in North
                                                                                                          Carolina
----------------------------------------------------------------------------------------------------------------------------------
      Enifund, Inc.                                        Corporation                    UT              Holds property (house
                                                                                                          at Crockett
                                                                                                          cogeneration facility)
                                                                                                          and provides consulting
                                                                                                          services to Maine
                                                                                                          Energy Recovery Company
----------------------------------------------------------------------------------------------------------------------------------
      Long Island Cogeneration, L.P.                       Limited partnership            NY              Holds contracts for
                                                                                                          Long Island
                                                                                                          cogeneration facility
                                                                                                          in New York which was
                                                                                                          never constructed
----------------------------------------------------------------------------------------------------------------------------------
      NRG Connecticut Generating LLC                       Limited liability company      DE              Entity holding 100% of
                                                                                                          the ownership of Devon
                                                                                                          Power LLC, Norwalk
                                                                                                          Power LLC, Middletown
                                                                                                          Power LLC, Montville
                                                                                                          Power LLC and
                                                                                                          Connecticut Jet Power
                                                                                                          LLC
----------------------------------------------------------------------------------------------------------------------------------
      NRG Louisiana LLC                                    Limited liability company      DE              Formed to acquire Koch
                                                                                                          Sterlington LLC
----------------------------------------------------------------------------------------------------------------------------------
      NRG New Roads Generating, LLC                        Limited liability company      DE              Alternative domestic
                                                                                                          holding company for
                                                                                                          Cajun non-nuclear
                                                                                                          generating assets in
                                                                                                          Louisiana (including
                                                                                                          gas and coal-fired
                                                                                                          generation)
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
      Tacoma Energy Recovery Company                       Corporation                    DE              Operate and manage
                                                                                                          power plant for City of
                                                                                                          Tacoma
----------------------------------------------------------------------------------------------------------------------------------
      Elk River Resource Recovery, Inc.                    Corporation                    MN              Proposed owner of Elk
                                                                                                          River waste processing
                                                                                                          facility in Minnesota
----------------------------------------------------------------------------------------------------------------------------------
      Pacific Generation Development Company               Corporation                    OR              Provided domestic
                                                                                                          business development
                                                                                                          services
----------------------------------------------------------------------------------------------------------------------------------
      Pacific Recycling Energy, Inc.                       Corporation                    OR              Provided business
                                                                                                          development services
                                                                                                          for waste-to-energy
                                                                                                          projects
----------------------------------------------------------------------------------------------------------------------------------
      ONSITE Soledad, Inc.                                 Corporation                    OR              Owned and operated
                                                                                                          Soledad wood burning
                                                                                                          power plant in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------
      ONSITE Funding Corporation                           Corporation                    OR              Provides funding to
                                                                                                          various ONSITE projects
----------------------------------------------------------------------------------------------------------------------------------
      ONSITE Marianas Corporation                          Corporation                    Commonwealth of Owned and operated
                                                                                          the Northern    Marianas solar energy
                                                                                          Marianas        plant in the
                                                                                          Islands         Commonwealth of
                                                                                                          Northern Mariana
                                                                                                          Islands in Pacific Ocean
----------------------------------------------------------------------------------------------------------------------------------
      NRG International II Inc.                            Corporation                    DE              Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
        NRGenerating Holdings (No. 12) B.V.                Besloten Vennootschap met      Netherlands     International holding
                                                           beperkte aansprakelijkheid                     company
----------------------------------------------------------------------------------------------------------------------------------
      NRG Power Marketing Inc.                             Corporation                    DE              Holds power marketing
                                                                                                          license
----------------------------------------------------------------------------------------------------------------------------------
      Okeechobee Power I, Inc.                             Corporation                    DE              Inactive
----------------------------------------------------------------------------------------------------------------------------------
      Okeechobee Power II, Inc.                            Corporation                    DE              Inactive
----------------------------------------------------------------------------------------------------------------------------------
      Okeechobee Power III, Inc.                           Corporation                    DE              Inactive
----------------------------------------------------------------------------------------------------------------------------------
        Kissimee Power Partners, Limited Partnership       Limited partnership            DE              Inactive
----------------------------------------------------------------------------------------------------------------------------------

                                                           41

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
      Minnesota Waste Processing Company, L.L.C.           Limited liability company      DE              Owns municipal solid
                                                                                                          waste processing
                                                                                                          facility and transfer
                                                                                                          station in Minnesota
----------------------------------------------------------------------------------------------------------------------------------
      ENI Crockett Limited Partnership                     Limited partnership            OR              Limited partner in
                                                                                                          Crockett Cogeneration,
                                                                                                          A California Limited
                                                                                                          Partnership
----------------------------------------------------------------------------------------------------------------------------------
      NRG Sunnyside Operations GP Inc.                     Corporation                    DE              General Partner in
                                                                                                          Sunnyside Operations
                                                                                                          Associated L.P.
----------------------------------------------------------------------------------------------------------------------------------
      NRG Sunnyside Operations LP Inc.                     Corporation                    DE              Limited Partner in
                                                                                                          Sunnyside Operations
                                                                                                          Associates L.P.
----------------------------------------------------------------------------------------------------------------------------------
        Sunnyside Operations Associates, L.P.              Limited partnership            DE              Operated a waste coal
                                                                                                          power plant in Utah
----------------------------------------------------------------------------------------------------------------------------------
      San Joaquin Valley Energy I, Inc.                    Corporation                    CA              General Partner in San
                                                                                                          Joaquin Valley Energy
                                                                                                          Partners I, L.P.
----------------------------------------------------------------------------------------------------------------------------------
      San Joaquin Valley Energy Partners IV, L.P.          Limited partnership            CA              Holds remaining
                                                                                                          non-operating assets of
                                                                                                          biomass waste-fuel
                                                                                                          power plant (Chowchilla
                                                                                                          I) in California
----------------------------------------------------------------------------------------------------------------------------------
      San Joaquin Valley Energy IV, Inc.                   Corporation                    CA              General partner in San
                                                                                                          Joaquin Valley Energy
                                                                                                          Partners IV, L.P. and
                                                                                                          Bioconversion Partners,
                                                                                                          L.P.
----------------------------------------------------------------------------------------------------------------------------------
      NRG Energy Jackson Valley I, Inc.                    Corporation                    CA              General partner in
                                                                                                          Jackson Valley Energy
                                                                                                          Partners, L.P.
----------------------------------------------------------------------------------------------------------------------------------

                                                           42

----------------------------------------------------------------------------------------------------------------------------------
Name of Company                                            Form of Organization (using    Country or U.S. Type of Business
                                                           the terminology of             State of
                                                           jurisdiction)                  Organization
----------------------------------------------------------------------------------------------------------------------------------
      NRG Energy Jackson Valley II, Inc.                   Corporation                    CA              Limited partner in
                                                                                                          (i) Jackson Valley
                                                                                                          Energy Partners, L.P.,
                                                                                                          (ii) San Joaquin Valley
                                                                                                          Energy Partners I,
                                                                                                          L.P., (iii) San Joaquin
                                                                                                          Valley Energy Partners
                                                                                                          IV, L.P. and (iv)
                                                                                                           Bioconversion
                                                                                                          Partners, L.P.
----------------------------------------------------------------------------------------------------------------------------------
        Bioconversion Partners, L.P.                       Limited partnership            CA              Supplies biomass fuel
                                                                                                          in California
----------------------------------------------------------------------------------------------------------------------------------
        Jackson Valley Energy Partners, L.P.               Limited partnership            CA              Owns and operates waste
                                                                                                          lignite/cogeneration
                                                                                                          plant and lignite
                                                                                                          mining and reclamation
                                                                                                          operation in California
----------------------------------------------------------------------------------------------------------------------------------
        San Joaquin Valley Energy Partners I, L.P.         Limited partnership            CA              Owns and operates three
                                                                                                          biomass waste-fuel
                                                                                                          power plants
                                                                                                          (Chowchilla II, El Nido
                                                                                                          and Madera) in
                                                                                                          California
----------------------------------------------------------------------------------------------------------------------------------

                                    BUSINESS

         5.       DESCRIBE BRIEFLY:

         (a) THE GENERAL CHARACTER OF THE BUSINESS DONE BY THE REGISTRANT AND ITS SUBSIDIARIES, SEPARATED AS BETWEEN THE HOLDING COMPANIES, PUBLIC UTILITY SUBSIDIARIES (AS DEFINED IN THE ACT) AND THE VARIOUS NON-UTILITY SUBSIDIARIES;

XCEL ENERGY, INC., A MINNESOTA CORPORATION ("XCEL ENERGY" OR THE "COMPANY") IS A PUBLIC UTILITY HOLDING COMPANY WITH SIX PUBLIC UTILITY SUBSIDIARIES:

-    SOUTHWESTERN PUBLIC SERVICE COMPANY, A NEW MEXICO CORPORATION ("SPS");
-    PUBLIC SERVICE COMPANY OF COLORADO, A COLORADO CORPORATION ("PSCO");
-    CHEYENNE LIGHT, FUEL AND POWER COMPANY, A WYOMING CORPORATION ("CHEYENNE");
-    NORTHERN STATES POWER COMPANY, A MINNESOTA CORPORATION ("NSP-MINNESOTA");
-    NORTHERN STATES POWER COMPANY, A WISCONSIN CORPORATION ("NSP-W"); AND
-    BLACK MOUNTAIN GAS COMPANY, AN ARIZONA CORPORATION ("BLACK MOUNTAIN").

SPS SERVES APPROXIMATELY 385,000 ELECTRIC CUSTOMERS IN PORTIONS OF THE STATES OF TEXAS, NEW MEXICO, OKLAHOMA AND KANSAS. PSCO SERVES APPROXIMATELY 1.2 MILLION ELECTRIC CUSTOMERS AND APPROXIMATELY 1.0 MILLION GAS CUSTOMERS IN THE STATE OF COLORADO. CHEYENNE SERVES APPROXIMATELY 35,000 ELECTRIC CUSTOMERS AND 28,000 GAS CUSTOMERS IN AND AROUND CHEYENNE, WYOMING. NSP-MINNESOTA SERVES APPROXIMATELY 1,240,000 ELECTRIC CUSTOMERS IN MINNESOTA, NORTH DAKOTA AND SOUTH DAKOTA AND 385,000 GAS CUSTOMERS IN MINNESOTA, NORTH DAKOTA AND SOUTH DAKOTA. NSP-W SERVES APPROXIMATELY 219,510 ELECTRIC CUSTOMERS AND 83,000 GAS CUSTOMERS IN NORTHERN WISCONSIN AND THE UPPER PENINSULA OF MICHIGAN. BLACK MOUNTAIN SERVES APPROXIMATELY 6,500 CUSTOMERS IN ARIZONA. THE COMPANY HAS MANY NON-UTILITY SUBSIDIARIES, INCLUDING NRG ENERGY, INC., WHICH ARE ENGAGED IN ENERGY-RELATED BUSINESSES.

         (b) ANY SUBSTANTIAL CHANGES WHICH MAY HAVE OCCURRED IN THE GENERAL CHARACTER OF THE BUSINESS OF SUCH COMPANIES DURING THE PRECEDING FIVE YEARS.

[OMITTED BY PERMISSION OF THE STAFF.]

                                    PROPERTY

         6. DESCRIBE BRIEFLY THE GENERAL CHARACTER AND LOCATION OF THE PRINCIPAL PLANTS, PROPERTIES AND OTHER IMPORTANT PHYSICAL UNITS OF THE REGISTRANT AND ITS SUBSIDIARIES, SHOWING SEPARATELY (a) PUBLIC UTILITY AND (b) OTHER PROPERTIES. IF ANY PRINCIPAL PLANT OR IMPORTANT UNIT IS NOT HELD IN FEE, SO STATE AND DESCRIBE HOW HELD.

a)   PUBLIC UTILITY PROPERTY

THE COMPANY'S UTILITY SERVICE TERRITORY IS PORTIONS OF ARIZONA, COLORADO, KANSAS, MICHIGAN, MINNESOTA, NEW MEXICO, NORTH DAKOTA, OKLAHOMA, SOUTH DAKOTA, TEXAS, WISCONSIN AND WYOMING.

                                           ELECTRIC PLANT AS OF 12/31/99

                                                    GENERATION

----------------------------------------------------------------------------------------------------------------------------
                 GENERATING PLANT                              LOCATION                     GROSS           MAJOR FUEL
                                                                                         CAPACITY IN
                                                                                             MW
----------------------------------------------------------------------------------------------------------------------------
SHERBURNE COUNTY                                    BECKER MN                        d       1,947.00  COAL
----------------------------------------------------------------------------------------------------------------------------
HARRINGTON                                          AMARILLO TX                              1,137.00  COAL
----------------------------------------------------------------------------------------------------------------------------
TOLK                                                MULESHOE TX                              1,130.00  COAL
----------------------------------------------------------------------------------------------------------------------------
CHEROKEE                                            DENVER CO                                  779.00  COAL
----------------------------------------------------------------------------------------------------------------------------
COMANCHE                                            PUEBLO CO                                  725.00  COAL
----------------------------------------------------------------------------------------------------------------------------
KING                                                STILLWATER MN                              571.00  COAL
----------------------------------------------------------------------------------------------------------------------------
PAWNEE                                              BRUSH CO                                   530.00  COAL
----------------------------------------------------------------------------------------------------------------------------
RIVERSIDE                                           MINNEAPOLIS MN                             380.00  COAL
----------------------------------------------------------------------------------------------------------------------------
HIGH BRIDGE                                         ST. PAUL MN                                267.00  COAL
----------------------------------------------------------------------------------------------------------------------------
ARAPAHOE                                            DENVER CO                                  262.00  COAL
----------------------------------------------------------------------------------------------------------------------------
HAYDEN                                              HAYDEN CO                        b         259.10  COAL
----------------------------------------------------------------------------------------------------------------------------
VALMONT                                             BOULDER CO                                 196.00  COAL
----------------------------------------------------------------------------------------------------------------------------
CRAIG                                               CRAIG CO                         a          86.90  COAL
----------------------------------------------------------------------------------------------------------------------------
CAMEO                                               GRAND JUNCTION CO                           77.00  COAL
----------------------------------------------------------------------------------------------------------------------------
MINNESOTA VALLEY                                    GRANITE FALLS MN                            47.00  COAL
----------------------------------------------------------------------------------------------------------------------------
BLACK DOG                                           BURNSVILLE MN                              461.80  COAL/GAS
----------------------------------------------------------------------------------------------------------------------------
DIESEL ENGINE                                       TUCUMCARI NM                                15.00  DIESEL
----------------------------------------------------------------------------------------------------------------------------
3 DIESEL GENERATORS                                 MINNEAPOLIS MN                              10.00  DIESEL
----------------------------------------------------------------------------------------------------------------------------
CHEROKEE DIESEL GENERATORS                          DENVER CO                                    6.00  DIESEL
----------------------------------------------------------------------------------------------------------------------------
FORT ST. VRAIN COMBUSTION TURBINES                  PLATTEVILLE CO                             514.00  GAS
----------------------------------------------------------------------------------------------------------------------------
JONES                                               LUBBOCK TX                                 512.00  GAS
----------------------------------------------------------------------------------------------------------------------------
NICHOLS                                             AMARILLO TX                                479.00  GAS
----------------------------------------------------------------------------------------------------------------------------
PLANT X                                             EARTH TX                                   463.00  GAS
----------------------------------------------------------------------------------------------------------------------------


                                                      45

----------------------------------------------------------------------------------------------------------------------------
CUNNINGHAM (STEAM PLANT)                            HOBBS NM                                   281.00  GAS
----------------------------------------------------------------------------------------------------------------------------
CUNNINGHAM (GAS TURBINE)                            HOBBS NM                                   244.00  GAS
----------------------------------------------------------------------------------------------------------------------------
6 COMBUSTION TURBINES IN PSCO TERRITORY             VARIOUS                                    209.00  GAS
----------------------------------------------------------------------------------------------------------------------------
ANGUS ANSON                                         SIOUX FALLS SD                             202.40  GAS
----------------------------------------------------------------------------------------------------------------------------
MADDOX (STEAM PLANT)                                HOBBS NM                                   123.00  GAS
----------------------------------------------------------------------------------------------------------------------------
MADDOX (GAS TURBINE)                                HOBBS NM                                    76.00  GAS
----------------------------------------------------------------------------------------------------------------------------
KEY CITY                                            MANKATO MN                                  65.00  GAS
----------------------------------------------------------------------------------------------------------------------------
PATHFINDER                                          SIOUX FALLS SD                              61.00  GAS
----------------------------------------------------------------------------------------------------------------------------
MOORE COUNTY                                        SUNRAY TX                                   51.00  GAS
----------------------------------------------------------------------------------------------------------------------------
WEST FARIBAULT                                      FARIBAULT MN                                32.00  GAS
----------------------------------------------------------------------------------------------------------------------------
RIVERVIEW                                           BORGER TX                                   25.00  GAS
----------------------------------------------------------------------------------------------------------------------------
CARLSBAD                                            CARLSBAD NM                                 16.00  GAS
----------------------------------------------------------------------------------------------------------------------------
WHEATON                                             EAU CLAIRE WI                              346.20  GAS/OIL
----------------------------------------------------------------------------------------------------------------------------
INVER HILLS                                         INVER GROVE HEIGHTS MN                     331.90  GAS/OIL
----------------------------------------------------------------------------------------------------------------------------
ZUNI                                                DENVER CO                                  115.00  GAS/OIL
----------------------------------------------------------------------------------------------------------------------------
GRANITE CITY                                        ST. GERMAIN MN                              61.00  GAS/OIL
----------------------------------------------------------------------------------------------------------------------------
FLAMBEAU                                            PARK FALLS WI                               12.00  GAS/OIL
----------------------------------------------------------------------------------------------------------------------------
CABIN CREEK PUMPED STORAGE FACILITY                 GEORGETOWN CO                    c         324.00  HYDRO
----------------------------------------------------------------------------------------------------------------------------
19 HYDRO PLANTS IN NSP-W TERRITORY                  WISCONSIN                                  251.10  HYDRO
----------------------------------------------------------------------------------------------------------------------------
14 HYDRO PLANTS IN PSCO TERRITORY                   VARIOUS                                     53.35  HYDRO
----------------------------------------------------------------------------------------------------------------------------
HENNEPIN ISLAND                                     MINNEAPOLIS MN                              12.00  HYDRO
----------------------------------------------------------------------------------------------------------------------------
CZ-1                                                PAMPA TX                                    13.00  NITROGEN
----------------------------------------------------------------------------------------------------------------------------
PRAIRIE ISLAND                                      RED WING MN                              1,052.00  NUCLEAR
----------------------------------------------------------------------------------------------------------------------------
MONTICELLO                                          MONTICELLO MN                              578.00  NUCLEAR
----------------------------------------------------------------------------------------------------------------------------
BLUE LAKE                                           SHAKOPEE MN                                190.00  OIL
----------------------------------------------------------------------------------------------------------------------------
FRENCH ISLAND (COMBUSTION TURBINES)                 LACROSSE WI                                154.40  OIL
----------------------------------------------------------------------------------------------------------------------------
WILMARTH                                            MANKATO MN                       e          22.00  RDF
----------------------------------------------------------------------------------------------------------------------------
RED WING                                            RED WING MN                      e          19.50  RDF
----------------------------------------------------------------------------------------------------------------------------
CZ-2                                                PAMPA TX                                    26.00  STEAM
----------------------------------------------------------------------------------------------------------------------------
BAY FRONT                                           ASHLAND WI                                  72.90  WOOD/COAL/GAS
----------------------------------------------------------------------------------------------------------------------------
FRENCH ISLAND (STEAM PLANT)                         LACROSSE WI                      e          29.00  WOOD/RDF
----------------------------------------------------------------------------------------------------------------------------

a. THE GROSS MAXIMUM CAPABILITY OF CRAIG UNITS NO. 1 AND NO. 2 IS 894 MW, OF WHICH THE COMPANY HAS A 9.72% UNDIVIDED OWNERSHIP INTEREST.
b. THE GROSS MAXIMUM CAPABILITY OF HAYDEN UNITS NO. 1 AND NO. 2 IS 202.01 MW AND 285.96 MW, RESPECTIVELY, OF WHICH THE COMPANY HAS A 75.5% AND 37.4% UNDIVIDED OWNERSHIP INTEREST, RESPECTIVELY.
c. INCLUDES ONE STATION (TWO UNITS) NOT OWNED BY THE COMPANY BUT OPERATED UNDER CONTRACT.
d. THE COMPANY OWNS 59% OF SHERBURNE COUNTY UNIT NO. 3. ITS GROSS CAPABILITY WAS 871 MW AND THE COMPANY'S 59% SHARE WAS 514 MW.
e.   RDF = REFUSE DERIVED FUEL.  RDF IS CREATED FROM MUNICIPAL SOLID WASTE.

                                                   TRANSMISSION

------------------------------------------------------------------------------------------------------
               ELECTRIC TRANSMISSION LINES                        UTILITY            CIRCUIT MILES
------------------------------------------------------------------------------------------------------
                                                   500 KV  NSP-MINNESOTA                       265.35
------------------------------------------------------------------------------------------------------
                                                   345 KV  NSP-MINNESOTA                       751.20
------------------------------------------------------------------------------------------------------
                                                   345 KV  NSP-W                               164.92
------------------------------------------------------------------------------------------------------
                                                   345 KV  PSCO                                   112
------------------------------------------------------------------------------------------------------
                                                   345 KV  SPS                                    319
------------------------------------------------------------------------------------------------------
                                                   230 KV  NSP- MINNESOTA                      287.50
------------------------------------------------------------------------------------------------------
                                                   230 KV  PSCO                                 1,936
------------------------------------------------------------------------------------------------------
                                                   230 KV  SPS                                  1,604
------------------------------------------------------------------------------------------------------
                                                   161 KV  NSP- MINNESOTA                       58.83
------------------------------------------------------------------------------------------------------
                                                   161 KV  NSP-W                               279.72
------------------------------------------------------------------------------------------------------
                                                   138 KV  PSCO                                    65
------------------------------------------------------------------------------------------------------
                                                   115 KV  CHEYENNE                             24.83
------------------------------------------------------------------------------------------------------
                                                   115 KV  NSP- MINNESOTA                    1,304.02
------------------------------------------------------------------------------------------------------
                                                   115 KV  NSP-W                               447.90
------------------------------------------------------------------------------------------------------
                                                   115 KV  PSCO                                 1,025
------------------------------------------------------------------------------------------------------
                                                   115 KV  SPS                                      1
------------------------------------------------------------------------------------------------------
                                                   115 KV  SPS                                  2,579
------------------------------------------------------------------------------------------------------
                                                    88 KV  NSP-W                                73.72
------------------------------------------------------------------------------------------------------
                                                    69 KV  NSP- MINNESOTA                    1,692.74
------------------------------------------------------------------------------------------------------
                                                    69 KV  NSP-W                             1,039.31
------------------------------------------------------------------------------------------------------
                                                    69 KV  PSCO                                   332
------------------------------------------------------------------------------------------------------
                                                    69 KV  SPS                                  1,755
------------------------------------------------------------------------------------------------------
                                                    44 KV  PSCO                                   138
------------------------------------------------------------------------------------------------------
                                                  34.5 KV  NSP- MINNESOTA                       12.46
------------------------------------------------------------------------------------------------------
                                                  34.5 KV  NSP-W                               371.22
------------------------------------------------------------------------------------------------------
                                                    23 KV  NSP- MINNESOTA                        6.75
------------------------------------------------------------------------------------------------------
                                                    23 KV  NSP-W                                 6.84
------------------------------------------------------------------------------------------------------
                                                  13.8 KV  NSP- MINNESOTA                        0.32
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
            ELECTRIC TRANSMISSION SUBSTATIONS                     UTILITY              QUANTITY
------------------------------------------------------------------------------------------------------
                                                           CHEYENNE                                 2
------------------------------------------------------------------------------------------------------
                                                           NSP-MINNESOTA                           59
------------------------------------------------------------------------------------------------------
                                                           NSP-W                                   49
------------------------------------------------------------------------------------------------------
                                                           PSCO                                    49
------------------------------------------------------------------------------------------------------
                                                           SPS                                     72
------------------------------------------------------------------------------------------------------

                                          ELECTRIC DISTRIBUTION PROPERTY

------------------------------------------------------------------------------------------------------
               ELECTRIC DISTRIBUTION LINES                        UTILITY           STRUCTURE MILES
                 OVERHEAD AND UNDERGROUND
------------------------------------------------------------------------------------------------------
                                                           CHEYENNE                          1,026.38
------------------------------------------------------------------------------------------------------


                                                 47

------------------------------------------------------------------------------------------------------
                                                           NSP-MINNESOTA                    37,219.63
------------------------------------------------------------------------------------------------------
                                                           NSP-W                             9,607.76
------------------------------------------------------------------------------------------------------
                                                           PSCO                             20,978.79
------------------------------------------------------------------------------------------------------
                                                           SPS                               9,304.08
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
            ELECTRIC DISTRIBUTION SUBSTATIONS                     UTILITY              QUANTITY
------------------------------------------------------------------------------------------------------
                                                           CHEYENNE                                 4
------------------------------------------------------------------------------------------------------
                                                           NSP-MINNESOTA                          288
------------------------------------------------------------------------------------------------------
                                                           NSP-W                                  176
------------------------------------------------------------------------------------------------------
                                                           PSCO                                   161
------------------------------------------------------------------------------------------------------
                                                           SPS                                    248
------------------------------------------------------------------------------------------------------

GAS PROPERTIES

------------------------------------------------------------------------------------------------------
GAS PROPERTIES                                                           MILES OF MAIN
------------------------------------------------------------------------------------------------------
BLACK MOUNTAIN                                                               361  DISTRIBUTION
------------------------------------------------------------------------------------------------------
CHEYENNE                                                                     552  DISTRIBUTION
------------------------------------------------------------------------------------------------------
FRONT RANGE PIPELINE                                                          56  TRANSMISSION
------------------------------------------------------------------------------------------------------
NSP-MINNESOTA                                                              7,826  DISTRIBUTION
------------------------------------------------------------------------------------------------------
NSP-MINNESOTA                                                                117  TRANSMISSION
------------------------------------------------------------------------------------------------------
NSP-W                                                                      1,811  DISTRIBUTION
------------------------------------------------------------------------------------------------------
PSCO                                                                      16,709  DISTRIBUTION
------------------------------------------------------------------------------------------------------
VIKING GAS TRANSMISSION CO.                                                  670  TRANSMISSION
------------------------------------------------------------------------------------------------------
WESTGAS INTERSTATE PIPELINE                                                   11  TRANSMISSION
------------------------------------------------------------------------------------------------------

OTHER UTILITY PROPERTY

THE UTILITIES OWN SERVICE AND OFFICE FACILITIES IN CITIES THROUGHOUT THEIR SERVICE TERRITORIES.

PSCO HAS STEAM HEATING AND CHILLED WATER PROPERTY IN DENVER COLO.

AT DEC. 31, 1999 PSCO'S STEAM HEATING PROPERTY CONSISTED OF 10.75 MILES OF TRANSMISSION, DISTRIBUTION, AND SERVICE LINES IN THE CENTRAL BUSINESS DISTRICT OF DENVER INCLUDING A STEAM TRANSMISSION LINE CONNECTING THE SYSTEM WITH THE ZUNI ELECTRIC GENERATING STATION. STEAM IS SUPPLIED FROM BOILERS INSTALLED AT PSCO'S DENVER STEAM PLANT AND STEAM IS ALSO SENT FROM ZUNI DURING PEAK DEMAND PERIODS. A STEAM BOILER HOUSED AT THE STATE OF COLORADO IS LEASED AND AVAILABLE AS AN EMERGENCY STEAM GENERATOR.

PSCO OWNED 8,500 TONS OF CHILLED WATER PRODUCTION CAPACITY AND 5,675 OF CHILLED WATER DISTRIBUTION PIPING IN DENVER AT DEC. 31, 1999.

CHARACTER OF OWNERSHIP

APPROXIMATELY HALF PSCO'S GAS COMPRESSOR STATIONS AND MOST OF ITS TOWN BORDER AND METER STATIONS ARE WHOLLY OR PARTIALLY ON LAND LEASED FROM OTHERS, ON OR ALONG PUBLIC HIGHWAYS, OR ON STREETS OR PUBLIC PLACES WITHIN INCORPORATED TOWNS AND CITIES. PSCO'S CABIN CREEK PUMPED STORAGE HYDROELECTRIC GENERATING STATION, ITS SHOSHONE HYDROELECTRIC GENERATING STATION, AND A PORTION OF THE RELATED INTAKE TUNNEL ARE LOCATED ON PUBLIC LANDS OF THE UNITED STATES. THE COMPANY OR ITS SUBSIDIARIES HOLD LICENSES OR PERMITS ISSUED BY THE APPROPRIATE FEDERAL AGENCIES OR DEPARTMENTS FOR SUBSTANTIALLY ALL PROPERTY ON OR ACROSS PUBLIC LANDS OF THE UNITED STATES. THE LEYDEN GAS STORAGE FACILITY IS LOCATED LARGELY ON LEASED PROPERTY, UNDER LEASES EXPIRING DEC. 31, 2040. THE COMPANY AND ITS UTILITY SUBSIDIARIES HAVE THE POWER OF EMINENT DOMAIN UNDER STATE LAW TO ACQUIRE PROPERTY FOR THEIR ELECTRIC AND GAS FACILITIES. THE ELECTRIC AND GAS TRANSMISSION AND DISTRIBUTION FACILITIES ARE, FOR THE MOST PART, LOCATED ON LAND OWNED BY THE COMPANY OR ITS SUBSIDIARIES PURSUANT TO EASEMENTS OBTAINED FROM THE RECORD HOLDERS OF TITLE, OR ARE OVER OR UNDER STREETS, PUBLIC HIGHWAYS OR OTHER PUBLIC PLACES, OR ON PUBLIC LANDS UNDER FRANCHISES OR OTHER RIGHTS. THE WATER RIGHTS OF THE COMPANY AND ITS SUBSIDIARIES ARE OWNED SUBJECT OT DIVESTMENT TO THE EXTENT OF ANY ABANDONMENT THEREOF.

b) OTHER PROPERTY

SIGNIFICANT NRG ELECTRIC GENERATING STATIONS AT DEC. 31, 1999 WERE:

----------------------------------------------------------------------------------------------------------------------
                   STATION                                LOCATION            TOTAL          NRG'S          NRG'S
                                                                             CAPACITY      OWNERSHIP      PORTION OF
                                                                               (MW)                        CAPACITY
                                                                                                             (MW)
----------------------------------------------------------------------------------------------------------------------
GLADSTONE POWER STATION                            AUSTRALIA                      1,680          37.50%           630
----------------------------------------------------------------------------------------------------------------------
LOY YANG POWER A                                   AUSTRALIA                      2,000          25.37%           507
----------------------------------------------------------------------------------------------------------------------
CROCKETT COGENERATION                              USA                              240          57.67%           138
----------------------------------------------------------------------------------------------------------------------
SCHKOPAU POWER STATION                         A   GERMANY                          960          20.95%           200
----------------------------------------------------------------------------------------------------------------------
COGENERATION CORP. OF AMERICA                  B   USA                              575          20.00%            99
----------------------------------------------------------------------------------------------------------------------
COBEE (BOLIVIAN POWER CO. LTD)                     BOLIVIA                          219          49.10%           108
----------------------------------------------------------------------------------------------------------------------
MIBRAG MBH                                         GERMANY                          233          33.33%            78
----------------------------------------------------------------------------------------------------------------------
ENERGY DEVELOPMENTS LTD                            AUSTRALIA                        274          29.14%            79
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER                   C   LATIN AMERICA                    772           6.63%            51
----------------------------------------------------------------------------------------------------------------------
LONG BEACH GENERATING                              USA                              530          50.00%           265
----------------------------------------------------------------------------------------------------------------------
EL SEGUNDO GENERATING                              USA                            1,020          50.00%           510
----------------------------------------------------------------------------------------------------------------------
ENFIELD ENERGY CENTRE                              UK                               396          25.00%            99
----------------------------------------------------------------------------------------------------------------------
ENCINA                                             USA                              965          50.00%           483
----------------------------------------------------------------------------------------------------------------------
SAN DIEGO COMBUSTION TURBINES                      USA                              253          50.00%           127
----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST GENERATING LLC                       USA                            6,980         100.00%         6,980
----------------------------------------------------------------------------------------------------------------------


A.   NRG HAS OWNERSHIP OF 200 MW THROUGH A LEASE AGREEMENT.
B. COGENERATION CORP. OF AMERICA OWNS VARIOUS PERCENTAGES OF A NUMBER OF PROJECTS, MAKING NRG'S SHARE OF OWNERSHIP 99 MW.

C. SCUDDER OWNS VARIOUS PERCENTAGES OF A NUMBER OF PROJECTS, MAKING NRG'S SHARE OF OWNERSHIP 51 MW.

1480 WELTON, INC. OWNS TWO BUILDINGS THAT ARE USED PRIMARILY BY PSCO.

BCH ENERGY LIMITED PARTNERSHIP OWNS A WASTE-TO-ENERGY FACILITY NEAR FAYETTEVILLE, N.C.

ELOIGNE CO. HAS AN OWNERSHIP INTEREST IN MORE THAN 3,400 AFFORDABLE HOUSING RENTAL UNITS PRINCIPALLY LOCATED IN THE NSP-MINNESOTA AND NSP-W SERVICE TERRITORY.

FIRST MIDWEST AUTO PARK, INC. OWNS AND OPERATES A PARKING RAMP AND A PARKING LOT IN DOWNTOWN MINNEAPOLIS, MINN.

NATROGAS' PRINCIPAL BUSINESSES ARE THE SALE OF LIQUID PROPANE GAS IN PORTABLE CONTAINERS AND NORTH AMERICA ENERGY, INC., A LIQUID PROPANE WHOLESALER.

QUIXX LOUISVILLE LLC OWNS A FACILITY WITH TWO GAS-FIRED BOILERS IN LOUISVILLE, KEN.

SEREN INNOVATIONS, INC. HAS FIBER OPTIC CABLE NETWORKS IN ST. CLOUD, SARTELL, AND WAITE PARK, MINN. AND IN THE EAST BAY AREA OF SAN FRANCISCO, CALIF.

UNITED POWER & LAND CO. OWNS OFFICE SPACE AND RIGHTS-OF-WAY THAT ARE USED BY NSP-MINNESOTA.

THE WESTGAS INTERSTATE PIPELINE IS 11 MILES OF 4" PIPE THAT CONNECTS THE CHALK BLUFFS HUB WITH THE CHEYENNE LIGHT, FUEL & POWER GAS DELIVERY SYSTEM.

THE FRONT RANGE PIPELINE IS A NEW 56 MILE 24" PIPELINE EXPANSION CONNECTING PSCO'S FACILITIES AT THE CHALK BLUFFS HUB WITH ITS INTEGRATED DISTRIBUTION SYSTEM AND THE FORT ST. VRAIN GENERATION STATION. THE HUB INTERCONNECTS WITH CIG, WIC, WILLIAMS GAS PIPELINES CENTRAL, TRAILBLAZER PIPELINE AND WESTGAS INTERSTATE PIPELINE (AND POSSIBLY A FUTURE INTERCONNECT WITH KN INTERSTATE).

WINDPOWER PARTNERS, 1994 L.P. OWNS A 35MW WIND PLANT IN TEXAS.

YORKSHIRE ELECTRICITY DISTRIBUTES ELECTRICITY IN THE GEOGRAPHICAL CENTER OF THE UNITED KINGDOM. IT HAS 53,000 KILOMETERS OF OVERHEAD WIRES AND UNDERGROUND CABLES AND 32,000 SUBSTATIONS.

NEW CENTURY CADENCE, INC. HOLDS AN INTEREST IN CADENCE NETWORK, LLC. CADENCE NETWORK, LLC PROVIDES A SINGLE SOURCE FOR BOTH ENERGY MANAGEMENT SERVICES AND PRODUCTS DESIGNED TO LOWER ENERGY COSTS FOR NATIONAL COMPANIES THAT OPERATE AT MULTIPLE LOCATIONS.

THE PLANERGY GROUP, INC. CONSISTS OF TWO PRINCIPAL OPERATING SUBSIDIARIES PROVIDING ENERGY MANAGEMENT, CONSULTING AND DEMAND SIDE MANAGEMENT SERVICES TO INDUSTRIAL, COMMERCIAL, UTILITY AND MUNICIPAL CUSTOMERS. THE OPERATING SUBSIDIARIES CONSIST OF PLANERGY, INC. AND PLANERGY

SERVICES, INC. OTHER SUBSIDIARIES THAT WERE ACQUIRED ARE INACTIVE OR HAVE NO SIGNIFICANT OPERATIONS OR EMPLOYEES.

UTILITY ENGINEERING CORP. IS ENGAGED IN ENGINEERING, DESIGN, CONSTRUCTION MANAGEMENT AND OTHER MISCELLANEOUS SERVICES. UE CURRENTLY HAS THREE WHOLLY-OWNED SUBSIDIARIES - UNIVERSAL UTILITY SERVICES CO., PRECISION RESOURCE COMPANY, AND QUIXX CORP. ("QUIXX"). UNIVERSAL UTILITY SERVICES CO. PROVIDES COOLING TOWER MAINTENANCE AND REPAIR, CERTAIN OTHER INDUSTRIAL PLANT IMPROVEMENT SERVICES, AND ENGINEERED MAINTENANCE OF HIGH VOLTAGE PLANT ELECTRIC EQUIPMENT. PRECISION RESOURCE COMPANY PROVIDES CONTRACT PROFESSIONAL AND TECHNICAL RESOURCES FOR CUSTOMERS IN THE ENERGY INDUSTRIAL SECTORS. ON JANUARY 1, 2000, UTILITY ENGINEERING ACQUIRED QUIXX CORP. AND ITS SUBSIDIARIES FROM NC ENTERPRISES AT NET BOOK VALUE, AGGREGATE VALUE OF APPROXIMATELY $74 MILLION. QUIXX'S PRIMARY BUSINESS IS INVESTING IN AND DEVELOPING COGENERATION AND ENERGY-RELATED PROJECTS. QUIXX ALSO HOLDS WATER RIGHTS AND CERTAIN OTHER NON-UTILITY ASSETS. QUIXX ALSO FINANCES THE SALE OF HEAT PUMPS. QUIXX CURRENTLY HAS SEVERAL SUBSIDIARIES, MOST OF WHICH HOLD INTERESTS IN VARIOUS ENERGY-RELATED INVESTMENTS.

QUIXX LINDEN, L.P. OWNS A 23 MW NATURAL GAS FIRED COGENERATION FACILITY IN LINDEN, NEW JERSEY. QUIXXLIN CORP., A WHOLLY-OWNED SUBSIDIARY OF QUIXX, HOLDS A
0.5 PERCENT GENERAL PARTNERSHIP INTEREST IN THIS PARTNERSHIP. THIS FACILITY COMMENCED COGENERATION OPERATIONS IN OCTOBER 1999. IT IS ESTIMATED THAT FINAL COMPLETION OF THIS FACILITY WILL BE IN EARLY 2000. QUIXX ALSO DIRECTLY HOLDS A
49.5 PERCENT LIMITED PARTNERSHIP INTEREST IN QUIXX LINDEN, L.P.

COLORADO NATURAL FUELS, LLC WAS FORMED IN DECEMBER 1999 AND OWNS 100 PERCENT OF NATURAL FUELS COMPANY LLC ("NATCO"). NATCO IS ENGAGED IN THE SALE OF COMPRESSED NATURAL GAS AS A TRANSPORTATION FUEL TO RETAIL MARKETS AND THE CONVERSION OF VEHICLES FOR NATURAL GAS USAGE. COLORADO NATURAL FUELS, LLC IS A WHOLLY-OWNED SUBSIDIARY OF PSCO.

NATURAL STATION EQUIPMENT LLC ("STATCO") - STATCO ASSEMBLES, PACKAGES AND SELLS EQUIPMENT (LARGE COMPRESSORS, HEAVY STEEL STORAGE VESSELS, AND FUEL DISPENSERS) TO THE NATIONAL AND INTERNATIONAL NATURAL GAS INDUSTRY FOR THEIR CONSTRUCTION AND OPERATION OF NATURAL GAS FUELING STATIONS.

E PRIME PROVIDES ENERGY RELATED PRODUCTS AND SERVICES (DIRECTLY AND THROUGH ITS SUBSIDIARIES) WHICH INCLUDE, BUT ARE NOT LIMITED TO, ENERGY MARKETING AND TRADING AND ENERGY CONSULTING. ALSO, E PRIME OWNS YOUNG GAS STORAGE CO., WHICH HAS A 47.5 PERCENT INTEREST IN YOUNG GAS STORAGE CO. LTD.

JOHNSTOWN COGENERATION CO., L.L.C. ("JOHNSTOWN") - JOHNSTOWN IS ELECTRIC COGENERATION FACILITY WHICH E PRIME OWNS A 50% GENERAL PARTNERSHIP INTEREST.

                             INTERSTATE TRANSACTIONS

         7. FOR EACH PUBLIC UTILITY COMPANY IN THE HOLDING COMPANY SYSTEM OF THE REGISTRANT WHICH IS ENGAGED IN THE TRANSMISSION OF ELECTRIC ENERGY OR GAS IN INTERSTATE COMMERCE, FURNISH THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR:

CHEYENNE, PSCO, SPS, NSP-MINNESOTA AND NSP-W HAVE FILED THEIR 1999 FERC FORM 1'S WITH THE FEDERAL ENERGY REGULATORY COMMISSION WHICH INCLUDE INFORMATION RELATED TO THE TRANSMISSION OF ELECTRICITY. THESE REPORTS ARE ALSO ATTACHED AS EXHIBITS G-1 THROUGH G-6.

                                                    ELECTRIC ENERGY                              GAS
                                                          KWH                                    MCF
TOTAL ANNUAL SALES

INTERSTATE TRANSACTIONS:**

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                    COLORADO                         COLORADO
DELIVERED OUT OF STATE             SEE PSCO'S FERC FORM 1                                            NONE
RECEIVED FROM OUT OF STATE                                                                           NONE

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                    MICHIGAN                         MICHIGAN
DELIVERED OUT OF STATE             SEE NSP-W'S FERC FORM 1                                              0
RECEIVED FROM OUT OF STATE                                                                      1,056,022

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                    MINNESOTA                        MINNESOTA
DELIVERED OUT OF STATE             SEE NSP-MINNESOTA'S FERC FORM 1
RECEIVED FROM OUT OF STATE                                                                           NONE
                                                                                                     NONE
----------------------------------------------------------------------------------------------------------
NAME OF STATE                                   NEW MEXICO                       NEW MEXICO
DELIVERED OUT OF STATE             SEE SPS' FERC FORM 1                                 NO GAS OPERATIONS
RECEIVED FROM OUT OF STATE

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                  NORTH DAKOTA                     NORTH DAKOTA
DELIVERED OUT OF STATE             SEE NSP-MINNESOTA'S FERC FORM 1                                   NONE
RECEIVED FROM OUT OF STATE                                                                           NONE

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                  SOUTH DAKOTA                     SOUTH DAKOTA
DELIVERED OUT OF STATE             SEE NSP-MINNESOTA'S FERC FORM 1                                   NONE
RECEIVED FROM OUT OF STATE                                                                           NONE

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                      TEXAS                            TEXAS


                                              52


DELIVERED OUT OF STATE             SEE SPS'S FERC FORM 1                                NO GAS OPERATIONS
RECEIVED FROM OUT OF STATE

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                    WISCONSIN                        WISCONSIN
DELIVERED OUT OF STATE             SEE NSP-W'S FERC FORM 1                                              0
RECEIVED FROM OUT OF STATE                                                                     17,961,469

----------------------------------------------------------------------------------------------------------
NAME OF STATE                                     WYOMING                          WYOMING
DELIVERED OUT OF STATE             SEE CHEYENNE'S FERC FORM 1-F                                      NONE
RECEIVED FROM OUT OF STATE                                                                           NONE


VIKING AND WESTGAS INTERSTATE PIPELINE SYSTEM DO NOT BUY OR SELL NATURAL GAS BUT DO TRANSPORT NATURAL GAS OWNED BY OTHERS ACROSS STATE LINES. DURING 1999, THEY
TRANSPORTED:

                                  VIKING GAS TRANSMISSION CO.

-----------------------------------------------------------------------------------------------------
                      (DEKATHERMS)             MINNESOTA          NORTH DAKOTA         WISCONSIN
-----------------------------------------------------------------------------------------------------
DELIVERED OUT OF STATE                            123,645,357                   0          1,142,286
-----------------------------------------------------------------------------------------------------
RECEIVED FROM OUT OF STATE                        167,062,435           7,647,320        115,998,037
-----------------------------------------------------------------------------------------------------

                              WESTGAS INTERSTATE PIPELINE SYSTEM

-----------------------------------------------------------------------------------------------------
                         (MMBTU)               COLORADO             WYOMING
-----------------------------------------------------------------------------------------------------
DELIVERED OUT OF STATE                              3,111,210                   0
-----------------------------------------------------------------------------------------------------
RECEIVED FROM OUT OF STATE                                  0           3,111,210
-----------------------------------------------------------------------------------------------------

** SHOW FOR EACH STATE IN WHICH THE COMPANY OPERATES, ELECTRIC ENERGY AND/OR GAS TRANSMITTED OUT OF STATE AND RECEIVED FROM OUT OF STATE INCLUDING ALL ELECTRIC ENERGY AND/OR GAS DELIVERED AND RECEIVED AT STATE LINES. DO NOT SHOW NET BALANCE. IF EXACT AMOUNTS ARE NOT KNOWN, GIVE ESTIMATE.

                             SECURITIES OUTSTANDING

         8. SUBMIT THE FOLLOWING INFORMATION CONCERNING THE REGISTRANT AND EACH SUBSIDIARY THEREOF AS OF THE LATEST AVAILABLE DATE:

                                   FUNDED DEBT

                  (a) FOR EACH ISSUE OR SERIES OF FUNDED DEBT SECURED BY LIENS ON PROPERTY OWNED, WHETHER OR NOT SUCH DEBT HAS BEEN ASSUMED: (DO NOT INCLUDE HERE ANY CONTINGENT LIABILITIES REPORTED UNDER PARAGRAPH 8(c).

                           As of Date AUG. 31, 2000


       [BY PERMISSION OF THE STAFF, COLUMNS E THROUGH I HAVE BEEN OMITTED]


     Col. A                                      Col. B                                    Col. C          Col. D
-----------------------------------------------------------------------------------------------------------------------
 NAME OF OBLIGOR                             TITLE OF ISSUE                                AMOUNT       AMOUNT ISSUED
                                                                                         AUTHORIZED     LESS RETIRED
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.240% DUE 11/27/00 SECURED MTN, SERIES B (FCTB)                      $ 15,000,000     $ 15,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.240% DUE 11/27/00 SECURED MTN, SERIES B (FCTB)                        15,000,000       15,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.000% DUE 01/01/01 FIRST COLLATERAL TRUST, SR. 2                      102,667,000      102,667,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.600% DUE 02/01/01 SECURED MTN, SERIES B (FCTB)                        15,000,000       15,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.600% DUE 02/01/01 SECURED MTN, SERIES B (FCTB)                        15,000,000       15,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               9.250% DUE 03/27/01 SECURED MTN, SERIES A (FMB)                          6,500,000        6,500,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               7.280% DUE 10/22/02 SECURED MTN, SERIES A (FMB)                          5,000,000        5,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               7.280% DUE 10/22/02 SECURED MTN, SERIES A (FMB)                          5,000,000        5,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               7.650% DUE 10/30/02 SECURED MTN, SERIES A (FMB)                          5,000,000        5,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.000% DUE 04/15/03 FIRST COLLATERAL TRUST SR 6                        250,000,000      250,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.450% DUE 11/25/03 SECURED MTN, SERIES B (FCTB)                        15,000,000       15,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.450% DUE 11/25/03 SECURED MTN, SERIES B (FCTB)                        15,000,000       15,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.900% DUE 02/02/04 SECURED MTN, SERIES B (FCTB)                        22,000,000       22,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.900% DUE 02/02/04 SECURED MTN, SERIES B (FCTB)                        23,000,000       23,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               8.125% DUE 03/01/04 FIRST MORTGAGE BONDS                               100,000,000      100,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               6.375% DUE 11/01/05 FIRST COLLATERAL TRUST SR 1                        134,500,000      134,500,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               7.125% DUE 06/01/06 FIRST COLLATERAL TRUST SR 3                        125,000,000      125,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               7.110% DUE 03/05/07 SECURED MTN SERIES B (FCTB)                        100,000,000      100,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               5.625% DUE 04/01/08 POLLUTION CTRL. REFUNDING REV BONDS SR G            18,000,000       18,000,000
                   (ADAMS CTY) (FMB)
-----------------------------------------------------------------------------------------------------------------------
PSCO               5.500% DUE 06/01/12 POLLUTION CTRL REFUNDING REV BONDS SR H             50,000,000       50,000,000
                   (MORGAN CTY) (FMB)
-----------------------------------------------------------------------------------------------------------------------
PSCO               5.875% DUE 04/01/14 POLLUTION CTRL REFUNDING REV BONDS SR G             61,500,000       61,500,000
                   (ADAMS CTY) (FMB)
-----------------------------------------------------------------------------------------------------------------------
PSCO               9.875% DUE 07/01/20 FIRST MORTGAGE BONDS                                75,000,000       70,000,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               8.750% DUE 03/01/22 FIRST MORTGAGE BONDS                               147,840,000      147,840,000
-----------------------------------------------------------------------------------------------------------------------
PSCO               7.250% DUE 01/01/24 FIRST COLLATERAL TRUST SR 2                        110,000,000      110,000,000
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE           7.875% DUE 04/01/03 FIRST MORTGAGE BONDS                                 4,000,000        4,000,000
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE           ADJ RATE DUE 09/01/21 IND DVMT REV REFUNDING BONDS SR 1997-B             7,000,000        7,000,000
                   (LARAMIE CTY)
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE           7.500% DUE 01/01/24 FIRST MORTGAGE BONDS (144A)                          8,000,000        8,000,000
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE           ADJ RATE DUE 03/01/27 IND DVMT REV REFUNDING BONDS SR 1997-A            10,000,000       10,000,000
                   (LARAMIE CTY)
-----------------------------------------------------------------------------------------------------------------------
1480 WELTON INC    13.250% DUE 10/01/16 SECURED NOTES                                      33,345,000       29,958,727
-----------------------------------------------------------------------------------------------------------------------
COBEE              NON-INTEREST BEARING CONSTRUCTION LOAN                                     157,936          157,936
-----------------------------------------------------------------------------------------------------------------------
NRG SAN DIEGO      PROMISSORY NOTE DUE JUNE 25, 2003                                        2,700,000        1,435,912
-----------------------------------------------------------------------------------------------------------------------
PITTSBURGH         DUE 2002-2004, 10.31-10.73%                                              9,700,000        5,850,000
THERMAL LP
-----------------------------------------------------------------------------------------------------------------------
SAN FRANCISCO      DUE OCT. 5, 2004, 10.61%                                                 8,800,000        5,216,424
THERMAL LP
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.   SR. NOTES DUE FEB. 1, 2006 , 7.625%                                    125,000,000      125,000,000
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.   SR. NOTES DUE JUNE 15, 2007, 7.50%                                     250,000,000      250,000,000
-----------------------------------------------------------------------------------------------------------------------
CAMAS POWER        UNSECURED TERM LOAN DUE JUNE 30, 2007, 7.65%                            57,512,000       15,333,868
BOILER LP


                                                           54


-----------------------------------------------------------------------------------------------------------------------
CAMAS POWER        REVENUE BONDS DUE AUG. 1, 2007, 4.65%                                   INCL ABOVE        9,130,000
BOILER LP
-----------------------------------------------------------------------------------------------------------------------
NEO                VARIOUS DEBT DUE 2005-2008, 9.35%                                       27,953,329       27,953,329
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.   SR. NOTES DUEJUNE 1, 2009, 7.50%                                       300,000,000      300,000,000
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY         SR. SECURED NOTES DUE JUNE 15, 2013, 7.31%                              84,000,000       67,349,998
CENTER, INC.
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.   SR. NOTES DUE NOV. 1, 2013, 8%                                         240,000,000      240,000,000
-----------------------------------------------------------------------------------------------------------------------
CROCKETT CORP.     DUE DEC. 31, 2014, 8.13%                                               255,000,000      250,229,330
LLP
-----------------------------------------------------------------------------------------------------------------------
STERLING           TERM LOAN DUE JUNE 30, 2019, 7.86%-LIBOR + 1.31%                      L325,000,000      340,609,000
LUXEMBOURG #3
-----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST      SR. BONDS DUE DEC. 15, 2004, 8.065%                                    320,000,000      320,000,000
GENERATING LLC
-----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST      SR. BONDS DUE JUNE 15, 2015, 8.842%                                    130,000,000      130,000,000
GENERATING LLC
-----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST      SR. BONDS DUE DEC. 15, 2024, 9.292%                                    300,000,000      300,000,000
GENERATING LLC
-----------------------------------------------------------------------------------------------------------------------
NRG SOUTH          SR. BONDS DUE MARCH 15, 2015, 8.962%                                   500,000,000      500,000,000
CENTRAL LLC
-----------------------------------------------------------------------------------------------------------------------
NRG SOUTH          SR. BONDS DUE SEPT. 15, 2024, 9.479%                                   300,000,000      300,000,000
CENTRAL LLC
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.   ROARS DUE MARCH 15, 2005, 7.97%                                       L160,000,000      231,904,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      6.375% DUE 04/01/03 FIRST MORTGAGE BONDS                                80,000,000       80,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      6.125% DUE 12/01/05 FIRST MORTGAGE BONDS                                70,000,000       70,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      7.875% DUE 10/01/01 FIRST MORTGAGE BONDS                               150,000,000      150,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      7.125% DUE 07/01/25 FIRST MORTGAGE BONDS                               250,000,000      250,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      6.500% DUE 03/01/28 FIRST MORTGAGE BONDS                               150,000,000      150,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      5.875% DUE 03/01/03 FIRST MORTGAGE BONDS                               100,000,000      100,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE 03/01/11 FMB POLLUTION CTRL SR J                            5,450,000        5,450,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE 03/01/11 FMB POLLUTION CTRL SR K                            3,400,000        3,400,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE 03/01/11 FMB POLLUTION CTRL SR L                            4,850,000        4,850,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE VARIOUS  FMB RAMSEY/WASHINGTON RDF                         15,170,000       15,170,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE VARIOUS  FMB ANOKA RDF                                     19,615,000       19,615,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE 03/01/19 FMB POLLUTION CTRL SR N                           27,900,000       27,900,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE 09/01/19 FMB POLLUTION CTRL SR O                           50,000,000       50,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      ADJ RATE DUE 09/01/19 FMB POLLUTION CTRL SR P                           50,000,000       50,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA      5.750% DUE 12/01/00 FIRST MORTGAGE BONDS                               100,000,000      100,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-W              7.250% DUE 02/28/23 FIRST MORTGAGE BONDS                               110,000,000      110,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-W              5.750% DUE 09/30/03 FIRST MORTGAGE BONDS                                40,000,000       40,000,000
-----------------------------------------------------------------------------------------------------------------------
NSP-W              7.375% DUE 11/30/26 FIRST MORTGAGE BONDS                                65,000,000       65,000,000
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE            MORTGAGES ON AFFORDABLE HOUSING PROPERTIES                              57,137,156       51,338,479
-----------------------------------------------------------------------------------------------------------------------
ENERGY MASTERS     U.S. BANK LOAN                                                          15,000,000        9,300,000
INT'L INC.
-----------------------------------------------------------------------------------------------------------------------

                                                   CAPITAL STOCK

         (b) FOR EACH CLASS OF CAPITAL STOCK INCLUDING CERTIFICATES OF BENEFICIAL INTEREST GIVE INFORMATION BOTH IN NUMBER OF SHARES AND IN DOLLAR AMOUNTS: (DO NOT INCLUDE ANY WARRANTS, OPTIONS OR OTHER SECURITIES REPORTED UNDER PARAGRAPH 8(d)).

                                                      As of Date: AUGUST 31, 2000
                                  [BY PERMISSION OF THE STAFF, COLUMNS G THROUGH J HAVE BEEN OMITTED.]

               Col. A                     Col. B                Col. C                Col. D         Col. E        Col. F
----------------------------------------------------------------------------------------------------------------------------------
           Name of Issuer                Title of                 Amount        Amount     Additional    Amount
                                           Issue                Authorized   Reserved for     Amount     issued
                                                                by Charter      Options,    Unissued
                                                                              Warrants,
                                                                            Conversions &
                                                                             Other Rights
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
1480 WELTON, INC.                     COMMON - $100 PAR             10,000            0         3,500       6,500  $7,506,189.00
---------------------------------------------------------------------------------------------------------------------------------
B.L. ENGLAND OPERATIONS, INC.         COMMON - $1 PAR                1,000            0             0       1,000       1,000.00
---------------------------------------------------------------------------------------------------------------------------------
BIOCONVERSION PARTNERS LP             PARTNERSHIP - NO STOCK
---------------------------------------------------------------------------------------------------------------------------------
BLACK MOUNTAIN GAS COMPANY            COMMON - $0.01 PAR         1,000,000                    999,900         100   3,632,448.00
---------------------------------------------------------------------------------------------------------------------------------
BORGER FUNDING CORP.                  COMMON - $.01 PAR                100            0             0         100           0.00
---------------------------------------------------------------------------------------------------------------------------------
BRIMSDOWN POWER LTD.                  ORDINARY - L1 PAR             10,000            0             0      10,000         57,823
---------------------------------------------------------------------------------------------------------------------------------
CADENCE NETWORK, INC                  PREFERRED B $.01 PAR       7,500,000            0     7,500,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
CADENCE NETWORK, INC.                 PREFERRED A $.01 PAR      10,125,000            0     3,375,000   6,750,000           0.00
---------------------------------------------------------------------------------------------------------------------------------
CADENCE NETWORK, INC.                 COMMON - $.01 PAR         22,500,000            0    22,500,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
CAMAS POWER BOILER LTD. PARTNERSHIP   PARTNERSHIP - NO STOCK
---------------------------------------------------------------------------------------------------------------------------------
CAMAS POWER BOILER, INC.              COMMON - NO PAR               50,000            0        49,440          10         79,372
---------------------------------------------------------------------------------------------------------------------------------
CHEYENNE LIGHT FUEL & POWER CO.       COMMON - $.01 PAR                100            0             0         100   3,044,155.00
---------------------------------------------------------------------------------------------------------------------------------
CHEYENNE LIGHT FUEL & POWER CO.       PREFERRED $100 PAR         1,000,000            0     1,000,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
CHIPPEWA AND FLAMBEAU IMPROVEMENT     COMMON - $76 PAR              11,000                          0      11,000     549,325,60
COMPANY
---------------------------------------------------------------------------------------------------------------------------------
CLEARWATER INVESTMENTS, INC.          COMMON - $1 PAR                9,000                      8,900         100     150,000.00
---------------------------------------------------------------------------------------------------------------------------------
COBEE HOLDINGS, INC.                  COMMON $1 PAR                  1,000            0             0       1,000     78,233,176
---------------------------------------------------------------------------------------------------------------------------------
COGENERATION CAPITAL ASSOCIATES INC.  COMMON $1 PAR             15,000,000            0    13,500,000   1,500,000      16,226.00
---------------------------------------------------------------------------------------------------------------------------------
COGENERATION CAPITAL ASSOCIATES INC.  PREFERRED - $1 PAR           475,000            0       475,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
COGENERATION CORPORATION OF AMERICA   COMMON-$.01 PAR           50,000,000            0             -   3,105,512     11,728,243
---------------------------------------------------------------------------------------------------------------------------------
COGENERATION CORPORATION OF AMERICA   PREFERRED-$.01 PAR        20,000,000            0             0           0  INCL W/COMMON
---------------------------------------------------------------------------------------------------------------------------------
COLLINSVILLE OPERATIONS PTY LTD       ORDINARY-NO PAR                    -            -             -           2            752
---------------------------------------------------------------------------------------------------------------------------------
COLORADO NATURAL FUELS LLC            (SOLD)                                                                        3,181,772.00
---------------------------------------------------------------------------------------------------------------------------------
COMPANIA BOLIVIANA DE ENERGIA         ORDINARY-NO PAR                    -            -             -   4,202,575     62,646,186
ELECTRICA S.A.
---------------------------------------------------------------------------------------------------------------------------------
COMPANIA ELECTRICA CENTRAL BULO       COMMON-100 BS                480,000            -             -     480,000     15,858,060
BULO S.A.
---------------------------------------------------------------------------------------------------------------------------------
CONITI HOLDING B.V.                   ORDINARY NLG 1               150,000            -       110,000      40,000      4,851,587
---------------------------------------------------------------------------------------------------------------------------------
CONITI HOLDING B.V.                   PREFERENCE SHARES NLG1        50,000            -        40,000      10,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED EXTENSION CANAL CO.      COMMON - $50 PAR               3,000            0             0           0           1.00
---------------------------------------------------------------------------------------------------------------------------------
CROATIA POWER GROUP                   ORDINARY -$1 PAR              50,000            -        49,900         100        454,786
---------------------------------------------------------------------------------------------------------------------------------


                                                             56

---------------------------------------------------------------------------------------------------------------------------------
DEEPWATER OPERATIONS INC.             COMMON - $1 PAR                1,000            -             -       1,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
DRAGON ENERGY CORP.                   COMMON - $1 PAR               50,000            0             0           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
E PRIME                               COMMON - $5 PAR           20,000,000            0    16,192,281   3,807,719  37,198,605.48
---------------------------------------------------------------------------------------------------------------------------------
E PRIME (BELIZE) LTD.                 COMMON - $5 PAR                2,000            0             0           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
E PRIME ENERGY MARKETING, INC.        COMMON - NO PAR                1,000            0             0       1,000   6,904,741.27
---------------------------------------------------------------------------------------------------------------------------------
E PRIME FLORIDA, INC.                 COMMON $.01 PAR                1,000            0           900         100   3,024,641.23
---------------------------------------------------------------------------------------------------------------------------------
E PRIME GEORGIA, INC.                 COMMON $.01 PAR               10,000            0         9,900         100   1,042,010.38
---------------------------------------------------------------------------------------------------------------------------------
ECK GENERATING, S.R.O.                ORDINARY-NO PAR                    -            -             -         100      1,390,889
---------------------------------------------------------------------------------------------------------------------------------
ELK RIVER RESOURCE RECOVERY, INC.     COMMON- $1 PAR                 1,000            -             -       1,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
ELOIGNE COMPANY                       COMMON - NO PAR                1,000            0           180         820  29,800,000.00
---------------------------------------------------------------------------------------------------------------------------------
ENERGETICKE CENTRUM KLADNO, S.R.O.    COMMON - NO PAR          906,794,000            -             - 906,794,000      7,705,313
---------------------------------------------------------------------------------------------------------------------------------
ENERGY DEVELOPMENTS LIMITED           COMMON-$.25              400,000,000            -   307,075,286  92,924,714     48,149,429
---------------------------------------------------------------------------------------------------------------------------------
ENERGY DEVELOPMENTS LIMITED           PREFERRED                 16,800,000            -             -  16,800,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
ENERGY MASTERS INTERNATIONAL, INC.    COMMON - NO PAR                5,000            0         3,935       1,065  68,336,027.73
---------------------------------------------------------------------------------------------------------------------------------
ENERGY NATIONAL, INC.                 COMMON - NO PAR              450,000            -       189,640     260,360     40,672,608
---------------------------------------------------------------------------------------------------------------------------------
ENFIELD ENERGY CENTRE LIMITED         ORDINARY                      10,000            -             -      10,000      8,939,422
---------------------------------------------------------------------------------------------------------------------------------
ENFIELD HOLDINGS B.V.                 COMMON - NLG 100               2,000            -       159,800      40,200      8,939,422
---------------------------------------------------------------------------------------------------------------------------------
ENFIELD OPERATIONS (UK) LIMITED       ORDINARY-L1 PAR                1,000            -           999           1            245
---------------------------------------------------------------------------------------------------------------------------------
ENIFUND, INC.                         COMMON - NO PAR               50,000            -        49,800         200        200,000
---------------------------------------------------------------------------------------------------------------------------------
ENIGEN, INC.                          COMMON - NO PAR               50,000            -        41,000       9,000      1,011,000
---------------------------------------------------------------------------------------------------------------------------------
ESOCO CROCKETT, INC.                  COMMON - $1 PAR               50,000            -        41,990          10     10,599,945
---------------------------------------------------------------------------------------------------------------------------------
ESOCO FAYETTEVILLE, INC.              COMMON - $1 PAR                1,000            -           950          50         50,000
---------------------------------------------------------------------------------------------------------------------------------
ESOCO MOLOKAI, INC.                   COMMON- NO PAR                50,000            -        49,900         100            -0-
---------------------------------------------------------------------------------------------------------------------------------
ESOCO ORRINGTON, INC.                 COMMON - NO PAR               50,000            -        49,900         100      2,128,617
---------------------------------------------------------------------------------------------------------------------------------
ESOCO SOLEDAD, INC.                   COMMON- NO PAR                 1,000            -           990         100            -0-
---------------------------------------------------------------------------------------------------------------------------------
ESOCO WILSON, INC.                    COMMON - $1 PAR                1,000            -           950          50         50,000
---------------------------------------------------------------------------------------------------------------------------------
ESOCO, INC.                           COMMON - NO PAR               50,000            -        49,900         100      2,229,616
---------------------------------------------------------------------------------------------------------------------------------
EUROPEAN GENERATING S.A.R.L.          COMMON                        12,500            -             -      12,500          8,060
---------------------------------------------------------------------------------------------------------------------------------
FIRST MIDWEST AUTO PARK, INC.         COMMON - $1 PAR               10,000            0         8,710       1,290   4,691,623.58
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS COAL PTY LTD                 ORDINARY- NO PAR                   -            -             -           2            -0-
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 1) LTD.          ORDINARY-AUD 1               100,000            -        95,000       5,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 1) LTD.          REDEEMABLE                   100,000            -        35,000      45,000            -0-
                                      PREMIUM -AUD 1,184.43
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 2) LTD.          ORDINARY -AUD 1              100,000            -        95,000       5,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 2) LTD.          REDEEMABLE                   100,000            -        35,000      45,000            -0-
                                      PREMIUM -$394.14
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS OSBORNE TRADING PTY LTD      ORDINARY-NO PAR                  100            -             -         100        AUD 100
---------------------------------------------------------------------------------------------------------------------------------
FLINDERS POWER FINANCE PTY LTD        ORDINARY-NO PAR                  100            -             -         100        AUD 100
---------------------------------------------------------------------------------------------------------------------------------
FUELCO                                COMMON - NO PAR              250,000            0        91,000     159,000  41,250,000.00
---------------------------------------------------------------------------------------------------------------------------------
GRAYSTONE CORPORATION                 COMMON - NO PAR              300,000            -       298,000       2,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
GREEN AND CLEAR LAKES CO.             COMMON - $10 PAR               2,500            0             0       2,500      25,000.00
---------------------------------------------------------------------------------------------------------------------------------
GUNWALE B.V.                          COMMON -NLG 100                2,000            -            40        1060        113,286
---------------------------------------------------------------------------------------------------------------------------------
HILLCREST DITCH AND RESERVOIR CO.     COMMON - $250 PAR                180            0            40         140           1.00
---------------------------------------------------------------------------------------------------------------------------------
INDIAN RIVER OPERATIONS INC.          COMMON - $1 PAR                1,000            -             -       1,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
INTERENERGY LIMITED                   ORDINARY- IRL1, PAR            1,000            -             -       1,000            813
---------------------------------------------------------------------------------------------------------------------------------
INVERSIONES BULO BULO S.A.            COMMON - 100 BS              480,000            -             -     480,000     15,858,060
---------------------------------------------------------------------------------------------------------------------------------
KANEL KANGAL ELEKTRIK LIMITED         COMMON-TL 25,000,000            2800            -             -       2,800         71,000
SIRKETI
---------------------------------------------------------------------------------------------------------------------------------
KES MONTEGO, INC.                     COMMON - $.01 PAR              1,000            0           900         100           0.00
---------------------------------------------------------------------------------------------------------------------------------
KIKSIS B.V.                           COMMON - NLG 100               2,000            -         1,600         400         21,328
---------------------------------------------------------------------------------------------------------------------------------


                                                             57

---------------------------------------------------------------------------------------------------------------------------------
KILLINGHOLME GENERATION LIMITED       ORDINARY-L1                  400,000            -       389,999      10,001    131,156,539
---------------------------------------------------------------------------------------------------------------------------------
KILLINGHOLME HOLDINGS LIMITED         ORDINARY-L1                  400,000            -       399,998           2    131,156,542
---------------------------------------------------------------------------------------------------------------------------------
KILLINGHOLME POWER LIMITED            "A" ORDINARY SHARES-L1            74            -             -          74    664,181,568
                                      "B" ORDINARY SHARES-L1            26                                     26
                                      PREFERENCE SHARES-L1     410,500,000                            410,500,000
---------------------------------------------------------------------------------------------------------------------------------
KLADNO POWER (NO. 1) B.V.             COMMON- NLG 100                2,000            -             -         400         28,852
---------------------------------------------------------------------------------------------------------------------------------
KLADNO POWER (NO. 2) B.V.             COMMON -NLG 100                2,000            -             -         400         23,264
---------------------------------------------------------------------------------------------------------------------------------
KRAFTWERK SCHKOPAU                    PARTNERSHIP SHARE-NO          50,000            -             -      50,000     10,972,759
BETRIEBSGESELLSCHAFT MBH              PAR
---------------------------------------------------------------------------------------------------------------------------------
KUSEL KUTAHYA SEYITOMER ELEKTRIK      ORDINARY-TL 25,000             4,000            -             -       4,000         53,272
LIMITED SIRKETI
---------------------------------------------------------------------------------------------------------------------------------
LAMBIQUE BEHEER B.V.                  COMMON- NLG 100                2,000            -         1,600         400         21,336
---------------------------------------------------------------------------------------------------------------------------------
LANGAGE ENERGY PARK LIMITED           ORDINARY - L1                    100            -            99           1            -0-
---------------------------------------------------------------------------------------------------------------------------------
LE PAZ INCORPORATED                   COMMON - NO PAR              300,000            -       298,400       1,600      2,009,500
---------------------------------------------------------------------------------------------------------------------------------
LOS ANIMAS CONSOLIDATED CANAL CO.     COMMON - $100 PAR                620            0       189.671     430.329           1.00
---------------------------------------------------------------------------------------------------------------------------------
LOY YANG POWER MANAGEMENT PTY LTD     COMMON - NO PAR                1,000            -             -      10,000    186,789,224
---------------------------------------------------------------------------------------------------------------------------------
LOY YANG POWER PROJECTS PTY LTD       COMMON - NO PAR                1,000            -             -      10,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
MATRA POWERPLANT HOLDING B.V.         COMMON - NLG 100               2,000            -         1,600         400      1,390,889
---------------------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                           COMMON - NLG 1           100,000,000            -             -                      5,374
---------------------------------------------------------------------------------------------------------------------------------
NATROGAS, INCORPORATED                COMMON - $1 PAR               25,000            0        24,900         100    (983,027.00)
---------------------------------------------------------------------------------------------------------------------------------
NCE COMMUNICATIONS                    COMMON - NO PAR                1,000            0           900         100   9,219,194.00
---------------------------------------------------------------------------------------------------------------------------------
NEO CORPORATION                       COMMON - $1 PAR                1,000            -             -       1,000     13,350,000
---------------------------------------------------------------------------------------------------------------------------------
NEO LANDFILL GAS HOLDINGS INC.        COMMON - $1 PAR                1,000            -             -       1,000     24,052,000
---------------------------------------------------------------------------------------------------------------------------------
NEO LANDFILL GAS INC.                 COMMON - $1 PAR                1,000            -             -       1,000     65,508,733
---------------------------------------------------------------------------------------------------------------------------------
NEW CENTURY CADENCE                   COMMON - NO PAR                1,000            0             0       1,000   3,653,925.00
---------------------------------------------------------------------------------------------------------------------------------
NEW CENTURY ENERGIES, INC.            PREFERRED                 20,000,000            0    20,000,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
NORTH AMERICA ENERGY, INC.            COMMON - $1 PAR               25,000            0        24,900         100           0.00
---------------------------------------------------------------------------------------------------------------------------------
NORTHBROOK ACQUISITION CORP.          COMMON - $1 PAR                1,000            -             -       1,000      9,847,201
---------------------------------------------------------------------------------------------------------------------------------
NORTHERN POWER WISCONSIN CORP.        PREFERRED - $0.01 PAR          1,000            0         1,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
NORTHERN POWER WISCONSIN CORP.        COMMON - $0.01 PAR             8,000            0         8,000           0           0.00
---------------------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER COMPANY         COMMON - $0.01 PAR         5,000,000            0     4,000,000   1,000,000  15,966,134.25
(MINNESOTA)
---------------------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER COMPANY         COMMON - $100 PAR          1,000,000            0        67,000     933,000 126,717,651.00
(WISCONSIN)
---------------------------------------------------------------------------------------------------------------------------------
NR(GIBRALTAR)                         ORDINARY - L1                    100            -             -         100            161
---------------------------------------------------------------------------------------------------------------------------------
NRG AFFILIATE SERVICES INC.           COMMON - $1 PAR                1,000            -             -       1,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
NRG ARTHUR KILL OPERATIONS INC.       COMMON - $1 PAR                1,000            -             -       1,000            -0-
---------------------------------------------------------------------------------------------------------------------------------
NRG ASIA-PACIFIC, LTD.                COMMON - $1 PAR                1,000            -             -       1,000          1,000
---------------------------------------------------------------------------------------------------------------------------------
NRG ASTORIA GAS TURBINE OPERATIONS    COMMON - $1 PAR                1,000            -             -       1,000            -0-
INC.
---------------------------------------------------------------------------------------------------------------------------------
NRG CABRILLO POWER OPERATIONS INC.    COMMON - $1 PAR                1,000            -             -       1,000          1,000
---------------------------------------------------------------------------------------------------------------------------------
NRG CADILLAC INC.                     COMMON - $1 PAR                1,000            -             -       1,000      2,298,536
---------------------------------------------------------------------------------------------------------------------------------
NRG CADILLAC OPERATIONS INC.          COMMON - $1 PAR                1,000            -             -       1,000          1,000
---------------------------------------------------------------------------------------------------------------------------------
NRG CAYMANS COMPANY                   ORDINARY - $1 PAR             50,000            -        49,953       46.49        454,876
---------------------------------------------------------------------------------------------------------------------------------
NRG CAYMANS-C                         ORDINARY - $1 PAR             50,000            -        22,502      27,498      9,018,296
---------------------------------------------------------------------------------------------------------------------------------
NRG CAYMANS-P                         ORDINARY - $1 PAR             50,000            -        22,502      27,498     17,897,997
---------------------------------------------------------------------------------------------------------------------------------
NRG COLLINSVILLE OPERATING SERVICES   ORDINARY - NO PAR              1,000            -             -       1,000            752
PTY LTD
---------------------------------------------------------------------------------------------------------------------------------


                                                             58

-----------------------------------------------------------------------------------------------------------------------------------
NRG CONNECTICUT AFFILIATE SERVICES    COMMON - $1 PAR               1,000            -             -       1,000             1,000
INC.
-----------------------------------------------------------------------------------------------------------------------------------
NRG DEVELOPMENT COMPANY INC.          COMMON - $1 PAR               1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG DEVON OPERATIONS INC.             COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG DUNKIRK OPERATIONS INC.           COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG EL SEGUNDO OPERATIONS INC.        COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGETICKY PROVOZ, S.R.O.        ORDINARY - NO PAR           100,000            -        99,900         100             3,346
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY CENTER HARRISBURG INC.     COMMON - $1 PAR               1,000            -             -       1,000         3,076,761
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY CENTER PAXTON INC.         COMMON - $1 PAR               1,000            -             -       1,000         8,615,408
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY CZ, S.R.O.                 ORDINARY - NO PAR           100,000            -             -     100,000             3,690
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY DEVELOPMENT GMBH           ORDINARY - NO PAR            50,000            -        49,999           1            32,010
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY JACKSON VALLEY I, INC.     COMMON - NO PAR              10,000            -         9,000       1,000           101,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY JACKSON VALLEY II, INC.    COMMON - NO PAR              10,000            -         9,000       1,000         2,401,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY LTD.                       ORDINARY - L1                 1,000            -             -       1,000           202,813
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY PL SP. Z O.O.              ORDINARY - 100PLN                40            -             -          40               895
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.                      COMMON CL A (HELD BY    250,000,000            0   102,395,000 147,605,000  1,235,443,055.08
                                      THE CO.)
-----------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.                      COMMON (HELD BY THE     550,000,000            0   517,604,000  32,396,000        INCL ABOVE
                                      PUBLIC)
-----------------------------------------------------------------------------------------------------------------------------------
NRG FLINDERS OPERATING SERVICES PTY   ORDINARY - NO PAR               100            -             -                           -0-
LTD
-----------------------------------------------------------------------------------------------------------------------------------
NRG GLADSTONE OPERATING SERVICES      ORDINARY - NO PAR             1,000            -             -       1,000               741
PTY LTD
-----------------------------------------------------------------------------------------------------------------------------------
NRG GLADSTONE SUPERANNUATION PTY LTD  ORDINARY - NO PAR                 2            -             1           1               741
-----------------------------------------------------------------------------------------------------------------------------------
NRG HUNTLEY OPERATIONS INC.           COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL DEVELOPMENT INC.    COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL II INC.             COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL SERVICES COMPANY    COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL, INC.               COMMON - $1 PAR               1,000            -             -       1,000       783,789,170
-----------------------------------------------------------------------------------------------------------------------------------
NRG LAKEFIELD INC.                    COMMON - $1 PAR               1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG LATIN AMERICA INC.                COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG MEXTRANS INC.                     COMMON - $1 PAR               1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG MIDDLETOWN OPERATIONS INC.        COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG MONTVILLE OPERATIONS INC.         COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST AFFILIATE SERVICES      COMMON - $1 PAR               1,000            -         1,000           -               -0-
INC.
-----------------------------------------------------------------------------------------------------------------------------------
NRG NORWALK HARBOR OPERATIONS INC.    COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG OPERATING SERVICES, INC.          COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG OSWEGO HARBOR POWER OPERATIONS    COMMON - $1 PAR               1,000            -             -       1,000             1,000
INC.
-----------------------------------------------------------------------------------------------------------------------------------
NRG PACGEN INC.                       COMMON - $1 PAR               1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG PITTSBURGH THERMAL INC.           COMMON - $0.01 PAR            1,000            -             -       1,000         6,928,257
-----------------------------------------------------------------------------------------------------------------------------------
NRG POWER MARKETING INC.              COMMON - $1 PAR               1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG SAN FRANCISCO THERMAL INC.        COMMON - $1 PAR               1,000            -             -       1,000        15,491,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG SERVICES CORPORATION              COMMON-$1 PAR                 1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG SUNNYSIDE OPERATIONS GP INC.      COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG SUNNYSIDE OPERATIONS LP INC.      COMMON - $1 PAR               1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG THERMAL CORPORATION               COMMON $1 PAR                 1,000            -             -       1,000             1,000
-----------------------------------------------------------------------------------------------------------------------------------
NRG THERMAL SERVICES INC.             COMMON $1 PAR                 1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG VICTORIA I PTY LTD                ORDINARY-NO PAR                   -            -             -  16,679,930        22,906,683
-----------------------------------------------------------------------------------------------------------------------------------
NRG VICTORIA II PTY LTD               ORDINARY-NO PAR                   -            -             -          12               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG VICTORIA III PTY LTD              ORDINARY-NO PAR                   -            -             -  27,206,172        48,775,952
-----------------------------------------------------------------------------------------------------------------------------------
NRG VICTORIA III PTY LTD              ORDINARY CLASS B                  -            -             -  23,844,828               -0-
-----------------------------------------------------------------------------------------------------------------------------------
NRG WEST COAST INC.                   COMMON - $1 PAR               1,000            -             -       1,000       134,494,241
-----------------------------------------------------------------------------------------------------------------------------------
NRG WESTERN AFFILIATE SERVICES INC.   COMMON - $1 PAR               1,000            -         1,000           -               -0-
-----------------------------------------------------------------------------------------------------------------------------------


                                                             59

----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING (GIBRALTAR)              ORDINARY- L1 PAR                100            -             -         100              173
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING ENERGY TRADING LTD.      ORDINARY-L1 PAR             400,000            -       399,998           2                3
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 1) B.V.    COMMON- NLG 100               2,000            -         1,600         400        3,991,499
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 11) B.V.   COMMON -NLG 100               2,000            -         1,600         400           21,956
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 13) B.V.   COMMON -NLG 100               2,000            -         1,600         400           19,204
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 14) B.V.   COMMON -NLG 100               2,000            -         1,600         400           19,204
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 15) B.V.   COMMON -NLG 100               2,000            -         1,600         400      287,466,473
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 16) B.V.   COMMON -NLG 100               2,000            -         1,600         400           19,204
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 17) B.V.   COMMON -NLG 100               2,000            -         1,600         400           72,476
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 18) B.V.   COMMON -NLG 100               2,000            -         1,600         400           19,903
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 19) B.V.   COMMON -NLG 100               2,000            -         1,600         400           17,776
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 2) GMBH    QUOTA-NO PAR                     20            -             -          20              -0-
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 20) B.V.   COMMON -NLG 100               2,000            -         1,600         400           17,776
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 21) B.V.   COMMON -NLG 100               2,000            -         1,600         400           17,660
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 22) B.V.   COMMON -NLG 100               2,000            -         1,600         400           17,660
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 23) B.V.   COMMON -NLG 100               2,000            -         1,600         400           17,660
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 3) B.V.    COMMON -NLG 100               2,000            -         1,600         400           25,948
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 4) B.V.    COMMON -NLG 100               2,000            -         1,600         400      150,893,170
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 5) B.V.    COMMON -NLG 100               2,000            -         1,600         400           25,351
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 6) B.V.    COMMON -NLG 100               2,000            -         1,600         400           25,400
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 7) B.V.    COMMON -NLG 100               2,000            -         1,600         400           23,945
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 8) B.V.    COMMON -NLG 100               2,000            -         1,600         400           23,945
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 9) B.V.    COMMON -NLG 100               2,000            -         1,600         400           23,945
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS GMBH            ORDINARY-NO PAR             100,000            -        99,998           2       27,499,315
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING INTERNATIONAL B.V.       COMMON -NLG 1,000               200            -           159          41      200,221,988
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING LUXEMBOURG (NO. 1)       ORDINARY-AUD 70                 300            -             -         300           11,744
S.A.R.L.
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING LUXEMBOURG (NO. 2)       ORDINARY-AUD 70                 300            -             -         300           11,744
S.A.R.L.
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING RUPALI B.V.              COMMON -NLG 100               2,000            -         1,600         400           24,896
----------------------------------------------------------------------------------------------------------------------------------
NRGENERATING, LTD.                    ORDINARY -L1 PAR            400,000            -       399,998           2                3
----------------------------------------------------------------------------------------------------------------------------------
NSP ENERGY MARKETING, INC.            COMMON - NO PAR               1,000            0         1,000           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
NSP LANDS, INC.                       COMMON - $1 PAR                9,000            0        8,900         100        50,000.00
----------------------------------------------------------------------------------------------------------------------------------
NSP NUCLEAR CORPORATION               COMMON - $.01 PAR             10,000            0        9,960          40     1,740,859.48
----------------------------------------------------------------------------------------------------------------------------------
O BRIEN BIOGAS (MAZZARO), INC.        COMMON - $1 PAR                1,000            -            -       1,000          239,873
----------------------------------------------------------------------------------------------------------------------------------
O BRIEN COGENERATION, INC. II         COMMON - NO PAR                1,000            -          900         100          500,000
----------------------------------------------------------------------------------------------------------------------------------
OKEECHOBEE POWER I, INC.              COMMON - $0.01 PAR             1,000            -          990          10            1,000
----------------------------------------------------------------------------------------------------------------------------------
OKEECHOBEE POWER II, INC.             COMMON - $0.01 PAR             1,000            -          990          10            1,000
----------------------------------------------------------------------------------------------------------------------------------
OKEECHOBEE POWER III, INC.            COMMON - $0.01 PAR             1,000            -          990          10            1,000
----------------------------------------------------------------------------------------------------------------------------------
ONSITE ENERGY, INC.                   COMMON - $1 PAR                1,000            -          900         100       11,995,293
----------------------------------------------------------------------------------------------------------------------------------
ONSITE FUNDING CORPORATION            COMMON - NO PAR                1,000            -          900         100        3,320,375
----------------------------------------------------------------------------------------------------------------------------------
ONSITE MARIANAS CORPORATION           COMMON - $1 PAR                1,000            -        1,000           -              -0-
----------------------------------------------------------------------------------------------------------------------------------
ONSITE SOLEDAD, INC.                  COMMON - $1 PAR                1,000            -          900         100              -0-
----------------------------------------------------------------------------------------------------------------------------------
OU NRG ENERGY EST                     ORDINARY-NO PAR               40,000            -            -      40,000            2,431
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC CROCKETT ENERGY, INC.         COMMON - NO PAR               50,000            -       49,500         500        4,991,376
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC CROCKETT HOLDINGS, INC.       COMMON - NO PAR               50,000            -       49,900         100        4,991,376
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION COMPANY            COMMON - NO PAR                  500            -          400         100      148,632,000
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION DEVELOPMENT        COMMON - $1 PAR               50,000            -       49,900         100          100,000
COMPANY
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION HOLDINGS COMPANY   COMMON - $1 PAR               50,000            -       49,900         100       26,142,986
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION RESOURCES COMPANY  COMMON - $1 PAR               50,000            -       49,900         100        6,899,394
----------------------------------------------------------------------------------------------------------------------------------


                                                             60

----------------------------------------------------------------------------------------------------------------------------------
PACIFIC KINGSTON ENERGY, INC.         COMMON - NO PAR           UNLIMITED            -             -         100        8,450,000
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC ORRINGTON ENERGY, INC.        COMMON - $1 PAR              50,000            -        49,990         100          135,494
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC RECYCLING ENERGY, INC.        COMMON - NO PAR                 500            -           300         200          200,000
----------------------------------------------------------------------------------------------------------------------------------
PACIFIC-MT. POSO CORPORATION          COMMON - $1 PAR               1,000            -           900         100       15,315,469
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY (DELAWARE) INC.              COMMON - $1 PAR               1,000            0             0       1,000             0.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY ENERGY SERVICES CORP.        COMMON - $1 PAR               3,000            0         2,075          25      (827,989.00)
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY GROUP                        COMMON - $.01 PAR         1,000,000            0       999,000       1,000    14,173,786.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY INC.                         COMMON - $1 PAR              10,000            0         9,125         875     1,930,377.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY LTD                          COMMON                          100            0             0         100             0.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY NEW YORK INC.                COMMON - $.01 PAR            10,000            0         9,125         875             0.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY POWER II, INC.               COMMON - $.01 PAR             1,000            0             0       1,000             0.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF CALIFORNIA INC.  COMMON NO PAR                15,000            0             0      15,000       490,613.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF HOUSTON, INC.    COMMON - $1 PAR               3,000            0         2,500         500       322,208.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF TEXAS, INC.      COMMON - $1 PAR               3,000            0         2,500         500      (221,945.00)
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES USA INC.            COMMON - $1 PAR               3,000            0             0       3,000        48,519.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES, INC.               COMMON - $.10 PAR        30,000,000            0    29,999,000       1,000     5,086,379.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES, INC.               PREFERRED - $.10 PAR      1,000,000            0     1,000,000           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES, INC.               CONV. PFD $.10 PAR        5,000,000            0     5,000,000           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
POWER OPERATIONS, INC.                COMMON - $1 PAR               1,000            -           900          10               10
----------------------------------------------------------------------------------------------------------------------------------
PRECISION RESOURCE CO.                COMMON - $1 PAR             100,000            0        99,000       1,000         1,000.00
----------------------------------------------------------------------------------------------------------------------------------
PREFERRED TRUST                       STATUTORY BUSINESS TRUST - NO CAPITAL STOCK                                    6,190,000.00
----------------------------------------------------------------------------------------------------------------------------------
PROTO-POWER CORP.                     COMMON $1 PAR                   100            0             0           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
PS CREDIT CORP.                       COMMON - $1 PAR          50,000,000            0    47,500,000   2,500,000    38,300,750.00
----------------------------------------------------------------------------------------------------------------------------------
PS CREDIT CORP.                       PREFERRED - $1 PAR       25,000,000            0    25,000,000           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
PSCO                                  PREFERRED                10,000,000            0    10,000,000           0
----------------------------------------------------------------------------------------------------------------------------------
PSR INVESTMENTS                       COMMON - $1 PAR          25,000,000            0    24,636,810           0     3,631,900.00
----------------------------------------------------------------------------------------------------------------------------------
PUBLIC SERVICE CO. OF COLORADO        COMMON - $.01 PAR               100            0             0         100 1,414,835,238.00
----------------------------------------------------------------------------------------------------------------------------------
PYRO-PACIFIC OPERATING COMPANY        COMMON - $ PAR                1,000            -         1,000           -              -0-
----------------------------------------------------------------------------------------------------------------------------------
QUIXX BORGER COGEN, INC.              COMMON - $.10 PAR            10,000            0             0      10,000        68,500.00
----------------------------------------------------------------------------------------------------------------------------------
QUIXX CAROLINA INC.                   COMMON - $10 PAR             10,000            0             0      10,000         2,146.00
----------------------------------------------------------------------------------------------------------------------------------
QUIXX CORP.                           COMMON - $1 PAR             100,000            0        49,000      51,000    87,521,230.25
----------------------------------------------------------------------------------------------------------------------------------
QUIXX JAMAICA INC.                    COMMON - $.10 PAR            10,000            0             0      10,000        21,000.00
----------------------------------------------------------------------------------------------------------------------------------
QUIXX MUSTANG STATION INC.            COMMON - $.10 PAR            10,000            0             0      10,000        78,225.00
----------------------------------------------------------------------------------------------------------------------------------
QUIXX POWER SERVICES, INC.            COMMON - $1 PAR             100,000            0        99,000       1,000        20,000.00
----------------------------------------------------------------------------------------------------------------------------------
QUIXX RESOURCES , INC.                COMMON - $.01 PAR            10,000            0             0      10,000    18,333,746.71
----------------------------------------------------------------------------------------------------------------------------------
QUIXX WPP94 INC.                      COMMON - $.10 PAR            10,000            0             0      10,000         1,000.00
----------------------------------------------------------------------------------------------------------------------------------
QUIXXLIN CORP.                        COMMON - $.10 PAR            10,000            0             0      10,000        33,878.00
----------------------------------------------------------------------------------------------------------------------------------
REDDY KILOWATT CORPORATION            COMMON - $10 PAR             60,000            0        46,565      13,435     8,225,000.00
----------------------------------------------------------------------------------------------------------------------------------
RYBNIK POWER B.V.                     COMMON- NLG 100               2,000            -         1,600         400           19,204
----------------------------------------------------------------------------------------------------------------------------------
SACHSEN HOLDING B.V.                  COMMON -NLG 1,000               200            -           100         100           51,044
----------------------------------------------------------------------------------------------------------------------------------
SAN JOAQUIN VALLEY ENERGY I, INC.     COMMON                        1,000            -             -       1,000           64,490
----------------------------------------------------------------------------------------------------------------------------------


                                                             61

----------------------------------------------------------------------------------------------------------------------------------
SAN JOAQUIN VALLEY ENERGY IV, INC.    COMMON                        1,000            -             -       1,000        1,546,564
----------------------------------------------------------------------------------------------------------------------------------
SCORIA INCORPORATED                   COMMON-NO PAR               300,000            -       290,000      10,000              -0-
----------------------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER I-C      CLASS A OR CLASS B        5,000,000            -     4,974,792      25,208        2,715,455
L.D.C.                                $.01 PAR
----------------------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER II-C     CLASS A OR CLASS B        5,000,000            -     4,931,903       68097        2,715,455
L.D.C.                                $.01 PAR
----------------------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER          CLASS A OR CLASS B        5,000,000            -     4,974,694      25,306              491
II-CORPORATION A                      $.01 PAR
----------------------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER          CLASS A OR CLASS B        5,000,000            -     4,967,943       32057              491
II-CORPORATION B                      $.01 PAR
----------------------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER II-P     CLASS A OR CLASS B        5,000,000            -     4,978,064      21,936          722,371
L.D.C.                                $.01 PAR
----------------------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER I-P      CLASS A OR CLASS B        5,000,000            -     4,926,048      73,952       18,723,277
L.D.C.                                $.01 PAR
----------------------------------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.               COMMON - NO PAR               1,000            0           257         743   193,000,000.00
----------------------------------------------------------------------------------------------------------------------------------
SOMERSET OPERATIONS INC.              COMMON - $1 PAR               1,000            -         1,000           -              -0-
----------------------------------------------------------------------------------------------------------------------------------
SOUTHWESTERN PUBLIC SERVICE CORP.     COMMON $1 PAR                   200            0           100         100   353,098,749.00
----------------------------------------------------------------------------------------------------------------------------------
SOUTHWESTERN PUBLIC SERVICE CORP.     PREFERRED                10,000,000            0    10,000,000           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
STERLING (GIBRALTAR)                  ORDINARY -L1                    100            -             -         100              161
----------------------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 1) S.A.R.L.  ORDINARY-$50                    300            -             -         300      290,331,655
----------------------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 2) S.A.R.L.  ORDINARY-$50                    300            -             -         300      159,145,144
----------------------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 3) S.A.R.L.  ORDINARY-L50                  1,700            -             -       1,700          135,261
----------------------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 4) S.A.R.L.  ORDINARY-L50                    200            -             -         200          151,174
----------------------------------------------------------------------------------------------------------------------------------
SUNSHINE STATE POWER (NO. 2) B.V.     COMMON - NLG 100              2,000            -         1,600         400           20,704
----------------------------------------------------------------------------------------------------------------------------------
SUNSHINE STATE POWER B.V.             COMMON -NLG 1,000               200            -           100         100           20,576
----------------------------------------------------------------------------------------------------------------------------------
TEXAS-OHIO PIPELINE, INC.             COMMON NO PAR             1,000,000            0             0       1,000     2,000,000.00
----------------------------------------------------------------------------------------------------------------------------------
THE EAST BOULDER DITCH CO.            COMMON - $200 PAR                12            0      1.359449   10.640551             1.00
----------------------------------------------------------------------------------------------------------------------------------
TOSLI (GIBRALTAR) B.V.                COMMON- NLG .05           3,000,000            -     2,200,000     800,000           37,432
----------------------------------------------------------------------------------------------------------------------------------
TOSLI (GIBRALTAR) B.V.                PREFERENCE SHARES-        1,000,000            -       800,000     200,000              -0-
                                      NLG .05
----------------------------------------------------------------------------------------------------------------------------------
TOSLI ACQUISITION B.V.                COMMON -NLG 100               2,000            -         1,600         400           18,815
----------------------------------------------------------------------------------------------------------------------------------
TOSLI INVESTMENTS N.V.                COMMON -NLG 100              50,000            -        32,000      18,000      157,008,492
----------------------------------------------------------------------------------------------------------------------------------
TOSLI LUXEMBOURG (NO. 1) S.A.R.L.     COMMON -$50 PAR                 301            -             -         301       25,321,459
----------------------------------------------------------------------------------------------------------------------------------
TOSLI LUXEMBOURG (NO. 2) S.A.R.L.     COMMON -$50 PAR                 301            -             -         301       25,306,459
----------------------------------------------------------------------------------------------------------------------------------
ULTRA POWER TECHNOLOGIES, INC.        COMMON - NO PAR               1,000            0           789         211     6,330,000.00
----------------------------------------------------------------------------------------------------------------------------------
UNITED POWER AND LAND COMPANY         COMMON - $100 PAR           140,200            0       100,000      40,200     4,020,000.00
----------------------------------------------------------------------------------------------------------------------------------
UNITED WATER CO.                      COMMON - $40 PAR              1,250            0       198.625   1,051.375             1.00
----------------------------------------------------------------------------------------------------------------------------------
UTILITY ENGINEERING                   COMMON - $1 PAR             100,000            0        28,000      72,000    85,607,186.27
----------------------------------------------------------------------------------------------------------------------------------
VIENNA OPERATIONS INC.                COMMON $1 PAR                 1,000            -         1,000           -              -0-
----------------------------------------------------------------------------------------------------------------------------------
VIKING GAS TRANSMISSION COMPANY       COMMON - $5 PAR               3,000            0         2,791         209    27,975,171.00
----------------------------------------------------------------------------------------------------------------------------------
WAINSTONES POWER LIMITED              ORDINARY                        100            -            80          20        4,816,756
----------------------------------------------------------------------------------------------------------------------------------
WESTGAS INTERSTATE                    COMMON - $10 PAR          2,000,000            0     1,940,000      60,000       600,000.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY - CENTRUS INC.            COMMON NO PAR                 1,000            0             0       1,000     2,436,866.10
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY COMMUNICATIONS GROUP      COMMON - $.01 PAR         5,000,000            0     4,999,900         100   177,793,465.00
INC.
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INC.                      PREFERRED                 7,000,000            0             0           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INC.                      COMMON                 1,000,000,000           0   660,215,073 339,784,927    3,410,473,698
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INTERNATIONAL INC.        COMMON - $.01 PAR             1,000            0           900         100   246,820,573.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY MARKETS GROUP INC.        COMMON - $.01 PAR         5,000,000            0     4,999,900         100    22,292,786.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY O&M SERVICES INC.         COMMON - $1 PAR               1,000            0             0           0             0.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICE GROUP      COMMON - $.01 PAR         5,000,000            0     4,999,900         100    34,529,236.00
INC.
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY SERVICES INC.             COMMON - $.01 PAR             1,000            0             0       1,000         1,000.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY VENTURES INC.             COMMON - $.01 PAR         5,000,000            0     4,999,900         100    43,713,735.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY WHOLESALE GROUP INC.      COMMON - $.01 PAR         5,000,000            0     4,000,000   1,000,000 1,262,416,671.00
----------------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY WYCO, INC.                COMMON - $.01 PAR             1,000            0           900         100    16,365,757.00
----------------------------------------------------------------------------------------------------------------------------------
YOUNG GAS STORAGE CO.                 COMMON - $1 PAR               1,000            0             0       1,000     6,309,971.00
----------------------------------------------------------------------------------------------------------------------------------

                                              CONTINGENT LIABILITIES

         (c) A BRIEF OUTLINE OF THE NATURE AND AMOUNT OF EACH CONTINGENT LIABILITY ON ACCOUNT OF ENDORSEMENT OR OTHER GUARANTEES OF ANY SECURITIES.

NSP, PSCO, AND SPS HAVE GUARANTEED THE PAYMENT OF DISTRIBUTIONS ON AND THE REDEMPTION OF THEIR SUBSIDIARY TRUSTS' PREFERRED SECURITIES.

XCEL ENERGY'S SUBSIDIARIES ENGAGE IN ENERGY TRADING AND MAY MANAGE THEIR EXPOSURE TO CHANGES IN MARKET PRICES WITH DERIVATIVE FINANCIAL INSTRUMENTS. XCEL ENERGY GUARANTEES SOME OBLIGATIONS OF ITS SUBSIDIARIES. SOME OF XCEL ENERGY'S SUBSIDIARIES MANAGE THEIR EXPOSURE TO FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES WITH DERIVATIVE FINANCIAL INSTRUMENTS. NOTES 9 AND 11 TO THE FINANCIAL STATEMENTS IN NEW CENTURY ENERGIES, INC.'S 1999 FORM 10-K, NOTES 11 AND 14 TO THE FINANCIAL STATEMENTS IN NSP-MINNESOTA'S 1999 FORM 10-K, AND NOTES 8, 12 AND 13 IN NRG ENERGY'S 1999 FORM 10-K DESCRIBE THE NATURE OF OFF-BALANCE SHEET FINANCIAL COMMITMENTS AND FINANCIAL INSTRUMENTS.

                                                 OTHER SECURITIES

         (d) A STATEMENT OF THE AMOUNT OF WARRANTS, RIGHTS OR OPTIONS AND OF ANY CLASS OF SECURITIES OF THE REGISTRANT AND SUBSIDIARY COMPANIES NOT ELSEWHERE HEREIN DESCRIBED WHICH IS OUTSTANDING AND/OR AUTHORIZED. A BRIEF DESCRIPTION OF THE PROVISIONS THEREOF SHOULD BE INCLUDED. INFORMATION NEED NOT BE SET FORTH UNDER THIS ITEM AS TO NOTES, DRAFTS, BILLS OF EXCHANGE OR BANKERS' ACCEPTANCE WHICH MATURE WITHIN NINE MONTHS.

XCEL'S SUBSIDIARIES NSP, PSCO, AND SPS HAVE ISSUED PREFERRED SECURITIES THROUGH WHOLLY-OWNED SPECIAL PURPOSE SUBSIDIARY TRUSTS. NSP'S SUBSIDIARY TRUST ISSUED $200 MILLION OF PREFERRED SECURITIES. NSP'S SUBSIDIARY TRUST HAS, AS ITS SOLE ASSET, 8,000,000 SHARES OF NSP-MINNESOTA'S 7 7/8% JUNIOR SUBORDINATED DEFERRABLE DEBENTURES DUE JAN. 31, 2037. PSCO'S SUBSIDIARY TRUST ISSUED $194 MILLION OF PREFERRED SECURITIES. PSCO'S SUBSIDIARY TRUST HAS, AS ITS SOLE ASSET, $200 MILLION OF PSCO 7.60% DEFERRABLE INTEREST SUBORDINATED DEBENTURES DUE JUNE 30, 2038. SPS' SUBSIDIARY TRUST ISSUED $100 MILLION OF PREFERRED SECURITIES. IT HAS, AS ITS SOLE ASSET, $103 MILLION OF SPS 7.85% DEFERRABLE INTEREST SUBORDINATED DEBENTURES DUE SEPT. 1, 2036.

UNDER XCEL ENERGY AND PREDECESSOR COMPANY, AND NRG ENERGY INCENTIVE PLANS, STOCK OPTIONS AND OTHER RIGHTS WERE GRANTED. AT AUG. 31, 2000, THE OUTSTANDING NUMBER AND TERMS OF EACH ISSUE WERE:

--------------------------------------------------------------------------------------
ISSUING COMPANY AND DESCRIPTION                          OUTSTANDING ON   OPTION PRICE
                                                              8/31/2000
--------------------------------------------------------------------------------------
NSP 1991 OPTIONS                                                 76,262     $ 16.6250
--------------------------------------------------------------------------------------
NSP 1992 OPTIONS                                                113,694     $ 20.4688
--------------------------------------------------------------------------------------
NSP 1993 OPTIONS                                                155,160     $ 21.7500
--------------------------------------------------------------------------------------
NSP 1994 OPTIONS                                                234,916     $ 21.0938
--------------------------------------------------------------------------------------
NSP 1995 OPTIONS                                                304,418     $ 22.7500
--------------------------------------------------------------------------------------
NSP 1996 OPTIONS                                                376,698     $ 25.4688
--------------------------------------------------------------------------------------
NSP 1997 OPTIONS                                                430,470     $ 23.7188
--------------------------------------------------------------------------------------
NSP 1998 OPTIONS                                                530,884     $ 26.8750
--------------------------------------------------------------------------------------
NSP 1999 OPTIONS                                                967,491     $ 26.3125
--------------------------------------------------------------------------------------
NSP 2000 OPTIONS                                              1,389,819     $ 19.3125
--------------------------------------------------------------------------------------
NRG 1993 OPTIONS STANDARD                                       221,547     $  5.7500
--------------------------------------------------------------------------------------
NRG 1993 OPTIONS PREMIUM                                        134,331     $  6.6300
--------------------------------------------------------------------------------------
NRG 1994 OPTIONS STANDARD                                       470,444     $  5.7500
--------------------------------------------------------------------------------------
NRG 1994 OPTIONS PREMIUM                                        212,360     $  6.6300
--------------------------------------------------------------------------------------
NRG 1995 OPTIONS STANDARD                                       139.674     $  6.9100
--------------------------------------------------------------------------------------
NRG 1995 OPTIONS PREMIUM                                         45,534     $  7.7500
--------------------------------------------------------------------------------------
NRG 1996 OPTIONS STANDARD                                       171,291     $  7.4400
--------------------------------------------------------------------------------------
NRG 1996 OPTIONS PREMIUM                                         52,995     $  8.2800
--------------------------------------------------------------------------------------
NRG 1997 OPTIONS STANDARD                                       342,332     $  8.1900
--------------------------------------------------------------------------------------
NRG 1998 OPTIONS STANDARD                                       746,620     $  7.9700
--------------------------------------------------------------------------------------
NRG 1999 OPTIONS STANDARD                                       713,435     $  9.4700
--------------------------------------------------------------------------------------
NRG 2000 OPTIONS STANDARD                                        18,515     $ 17.2500
--------------------------------------------------------------------------------------
NRG 2000 OPTIONS - MAY 2000 $15                               1,038,720     $ 15.0000
--------------------------------------------------------------------------------------
NCE 8/4/97 OPTIONS                                            1,505,050     $ 26.8548
--------------------------------------------------------------------------------------
NCE 9/22/97 OPTIONS                                               1,395     $ 26.4516
--------------------------------------------------------------------------------------
NCE 12/15/97 OPTIONS                                            136,400     $ 30.1613
--------------------------------------------------------------------------------------
NCE 12/16/97 OPTIONS                                            506,540     $ 30.8468
--------------------------------------------------------------------------------------
NCE 2/24/98 OPTIONS                                             112,840     $ 29.8790
--------------------------------------------------------------------------------------
NCE 5/18/98 OPTIONS                                              18,600     $ 29.4355
--------------------------------------------------------------------------------------
NCE 6/23/98 OPTIONS                                               5,115     $ 29.8387
--------------------------------------------------------------------------------------


                                         64


--------------------------------------------------------------------------------------
NCE 9/22/98 OPTIONS                                               3,410     $ 30.7258
--------------------------------------------------------------------------------------
NCE 10/1/98 OPTIONS                                              55,800     $ 30.1210
--------------------------------------------------------------------------------------
NCE 12/14/98 OPTIONS                                            555,598     $ 31.0081
--------------------------------------------------------------------------------------
NCE 1/25/99 OPTIONS                                              24,800     $ 29.2742
--------------------------------------------------------------------------------------
NCE 2/4/99 OPTIONS                                                7,440     $ 28.0645
--------------------------------------------------------------------------------------
NCE 3/15/99 OPTIONS                                               3,100     $ 25.9274
--------------------------------------------------------------------------------------
NCE 3/22/99 OPTIONS                                               6,200     $ 25.0000
--------------------------------------------------------------------------------------
NCE 7/1/99 OPTIONS                                               18,600     $ 22.5000
--------------------------------------------------------------------------------------
NCE 12/13/99 OPTIONS                                          1,388,650     $ 20.0403
--------------------------------------------------------------------------------------
PSCO 1/4/93 OPTIONS                                               3,583     $ 18.1452
--------------------------------------------------------------------------------------
PSCO 2/22/94 OPTIONS                                             24,025     $ 18.7097
--------------------------------------------------------------------------------------
PSCO 7/18/94 OPTIONS                                             11,368     $ 17.1774
--------------------------------------------------------------------------------------
PSCO 2/21/95 OPTIONS                                            113,814     $ 19.5161
--------------------------------------------------------------------------------------
PSCO 6/12/95 OPTIONS                                              3,256     $ 20.6452
--------------------------------------------------------------------------------------
PSCO 2/27/96 OPTIONS                                            147,477     $ 22.6613
--------------------------------------------------------------------------------------
PSCO 2/18/97 OPTIONS                                             67,425     $ 25.1613
--------------------------------------------------------------------------------------
SPS 1997 OPTIONS                                                 11,039     $ 20.9253
--------------------------------------------------------------------------------------
XCEL 2000 OPTIONS                                             3,591,000     $ 26.3125
--------------------------------------------------------------------------------------
NSP '90-1 DIVIDEND EQUIVALENT STOCK APPRECIATION RIGHTS          43,438      $  1.839
--------------------------------------------------------------------------------------
NSP '93 DIVIDEND EQUIVALENT STOCK APPRECIATION RIGHTS            58,244      $  1.283
--------------------------------------------------------------------------------------
NSP 1992 CAPITAL APPRECIATION STOCK APPRECIATION RIGHTS           6,428      $20.6250
--------------------------------------------------------------------------------------
NSP 91/3 CAPITAL APPRECIATION STOCK APPRECIATION RIGHTS           1,924      $21.3125
--------------------------------------------------------------------------------------
NSP 93 CAPITAL APPRECIATION STOCK APPRECIATION RIGHTS             4,582      $21.5940
--------------------------------------------------------------------------------------

                         INVESTMENT IN SYSTEM SECURITIES

         9. GIVE A TABULATION SHOWING THE PRINCIPAL AMOUNT, PAR OR STATED VALUE, THE COST TO THE SYSTEM COMPANY ORIGINALLY ACQUIRING SUCH SECURITY, AND THE NUMBER OF SHARES OR UNITS, OF EACH SECURITY DESCRIBED UNDER ITEM 8 THAT IS HELD BY THE REGISTRANT AND BY EACH SUBSIDIARY COMPANY THEREOF AS THE RECORD (OR BENEFICIAL) OWNER, AND THE AMOUNTS AT WHICH THE SAME ARE CARRIED ON THE BOOKS OF EACH SUCH OWNER. THIS INFORMATION SHOULD BE GIVEN AS OF THE SAME DATE AS THE INFORMATION FURNISHED IN ANSWER TO ITEM 8.

----------------------------------------------------------------------------------------------------------------------
               COMPANY                                  PAR        NUMBER OF SHARES                   COST
----------------------------------------------------------------------------------------------------------------------
1480 WELTON, INC.                                      $100                         6,500                7,506,189.00
----------------------------------------------------------------------------------------------------------------------
BLACK MOUNTAIN GAS CO.                                 $.01                           100                3,632,448.00
----------------------------------------------------------------------------------------------------------------------
BORGER FUNDING CORP.                                   $.01                           100                        0.00
----------------------------------------------------------------------------------------------------------------------
BRIMSDOWN POWER LTD                                      L1                        10,000                   57,823.00
----------------------------------------------------------------------------------------------------------------------
CADENCE NETWORK, INC.                      PREFERRED A $.01                     6,750,000                        0.00
----------------------------------------------------------------------------------------------------------------------
CHEYENNE LIGHT FUEL & POWER CO.                        $.01                           100                3,044,155.00
----------------------------------------------------------------------------------------------------------------------
CHIPPEWA & FLAMBEAU IMPROVEMENT CO.                     $76                        11,000                  549,325,60
----------------------------------------------------------------------------------------------------------------------
CLEARWATER INVESTMENTS, INC.                             $1                           100                  150,000.00
----------------------------------------------------------------------------------------------------------------------
COGENERATION CAPITAL ASSOCIATES INC.                     $1                     1,500,000                   16,226.00
----------------------------------------------------------------------------------------------------------------------
COLORADO NATURAL FUELS LLC                           (SOLD)                        (SOLD)                3,181,772.00
----------------------------------------------------------------------------------------------------------------------
E PRIME                                                  $5                     3,807,719               37,198,605.48
----------------------------------------------------------------------------------------------------------------------
E PRIME ENERGY MARKETING, INC.                       NO PAR                         1,000                6,904,741.27
----------------------------------------------------------------------------------------------------------------------
E PRIME FLORIDA, INC.                                  $.01                           100                3,024,641.23
----------------------------------------------------------------------------------------------------------------------
E PRIME GEORGIA, INC.                                  $.01                           100                1,042,010.38
----------------------------------------------------------------------------------------------------------------------
ELOIGNE CO.                                          NO PAR                           820               29,800,000.00
----------------------------------------------------------------------------------------------------------------------
ENERGY MASTERS INTERNATIONAL, INC.                   NO PAR                         1,065               68,336,027.73
----------------------------------------------------------------------------------------------------------------------
FIRST MIDWEST AUTO PARK, INC.                            $1                         1,290                4,691,623.58
----------------------------------------------------------------------------------------------------------------------
FUEL RESOURCES DEVELOPMENT CO.                       NO PAR                       159,000               41,250,000.00
----------------------------------------------------------------------------------------------------------------------
GREEN AND CLEAR LAKES CO.                               $10                         2,500                   25,000.00
----------------------------------------------------------------------------------------------------------------------
HILLCREST DITCH AND RESERVOIR CO.                      $250                           140                        1.00
----------------------------------------------------------------------------------------------------------------------
KES MONTEGO INC.                                       $.01                           100                        0.00
----------------------------------------------------------------------------------------------------------------------
LOS ANIMAS CONSOLIDATED CANAL CO.                      $100                       430.329                        1.00
----------------------------------------------------------------------------------------------------------------------
NATROGAS, INC.                                           $1                           100                (983,027.00)
----------------------------------------------------------------------------------------------------------------------
NCE COMMUNICATIONS                                   NO PAR                           100                9,219,194.00
----------------------------------------------------------------------------------------------------------------------
NEW CENTURY CADENCE                                  NO PAR                         1,000                3,653,925.00
----------------------------------------------------------------------------------------------------------------------
NORTH AMERICA ENERGY, INC.                               $1                           100                        0.00
----------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER CO. (MINNESOTA)                  $.01                     1,000,000               15,966,134.25
----------------------------------------------------------------------------------------------------------------------
NORTHERN STATES POWER CO. (WISCONSIN)                  $100                       933,000              126,717,651.00
----------------------------------------------------------------------------------------------------------------------
NSP LANDS, INC.                                          $1                           100                   50,000.00
----------------------------------------------------------------------------------------------------------------------
NSP NUCLEAR CORP.                                      $.01                            40                1,740,859.48
----------------------------------------------------------------------------------------------------------------------
PLANERGY (DELAWARE) INC.                                 $1                         1,000                        0.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY ENERGY SERVICES CORP.                           $1                            25                  (827,989.00)
----------------------------------------------------------------------------------------------------------------------
PLANERGY GROUP                                         $.01                         1,000               14,173,786.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY INC.                                            $1                           875                1,930,377.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY LTD.                                        NO PAR                           100                        0.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY NEW YORK, INC.                                $.01                           875                        0.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY POWER II, INC.                                $.01                         1,000                        0.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF CALIFORNIA, INC.                NO PAR                        15,000                  490,613.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF HOUSTON, INC.                       $1                           500                  322,208.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES OF TEXAS, INC.                         $1                           500                (221,945.00)
----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES USA, INC.                              $1                         3,000                   48,519.00
----------------------------------------------------------------------------------------------------------------------
PLANERGY SERVICES, INC.                                $.10                         1,000                5,086,379.00
----------------------------------------------------------------------------------------------------------------------
PRECISION RESOURCE CO.                                   $1                         1,000                    1,000.00
----------------------------------------------------------------------------------------------------------------------
PREFERRED TRUST               (STATUTORY BUSINESS TRUST - NO CAPITAL STOCK)                               6,190,000.00
----------------------------------------------------------------------------------------------------------------------
PS CREDIT CORP.                                          $1                     2,500,000               38,300,750.00
----------------------------------------------------------------------------------------------------------------------
PSR INVESTMENTS                                          $1                             0                3,631,900.00
----------------------------------------------------------------------------------------------------------------------
PUBLIC SERVICE CO. OF COLORADO                         $.01                           100            1,414,835,238.00
----------------------------------------------------------------------------------------------------------------------
QUIXX BORGER COGEN, INC.                               $.10                        10,000                   68,500.00
----------------------------------------------------------------------------------------------------------------------
QUIXX CAROLINA INC.                                    $.10                        10,000                    2,146.00
----------------------------------------------------------------------------------------------------------------------


                                       66


----------------------------------------------------------------------------------------------------------------------
QUIXX CORP.                                              $1                        51,000               87,521,230.25
----------------------------------------------------------------------------------------------------------------------
QUIXX JAMAICA, INC.                                    $.10                        10,000                   21,000.00
----------------------------------------------------------------------------------------------------------------------
QUIXX MUSTANG STATION INC.                             $.10                        10,000                   78,225.00
----------------------------------------------------------------------------------------------------------------------
QUIXX POWER SERVICES INC.                                $1                         1,000                   20,000.00
----------------------------------------------------------------------------------------------------------------------
QUIXX RESOURCES INC.                                   $.01                        10,000               18,333,746.71
----------------------------------------------------------------------------------------------------------------------
QUIXX WPP94, INC.                                      $.10                        10,000                    1,000.00
----------------------------------------------------------------------------------------------------------------------
QUIXXLIN CORP.                                         $.10                        10,000                   33,878.00
----------------------------------------------------------------------------------------------------------------------
REDDY KILOWATT CORP.                                    $10                        13,435                8,225,000.00
----------------------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.                              NO PAR                           743              193,000,000.00
----------------------------------------------------------------------------------------------------------------------
SOUTHWESTERN PUBLIC SERVICE CORP.                        $1                           100              353,098,749.00
----------------------------------------------------------------------------------------------------------------------
STATCO                                                                                                     100,999.00
----------------------------------------------------------------------------------------------------------------------
TEXAS-OHIO PIPELINE, INC.                            NO PAR                         1,000                2,000,000.00
----------------------------------------------------------------------------------------------------------------------
THE EAST BOULDER DITCH CO.                             $200                     10.640551                        1.00
----------------------------------------------------------------------------------------------------------------------
ULTRA POWER TECHNOLOGIES, INC.                       NO PAR                           211                6,330,000.00
----------------------------------------------------------------------------------------------------------------------
UNITED POWER & LAND CO                                 $100                        40,200                4,020,000.00
----------------------------------------------------------------------------------------------------------------------
UNITED WATER CO.                                        $40                     1,051.375                        1.00
----------------------------------------------------------------------------------------------------------------------
UTILITY ENGINEERING                                      $1                        72,000               85,607,186.27
----------------------------------------------------------------------------------------------------------------------
VIKING GAS TRANSMISSION CO.                              $5                           209               27,975,171.00
----------------------------------------------------------------------------------------------------------------------
WESTGAS INTERSTATE                                      $10                        60,000                  600,000.00
----------------------------------------------------------------------------------------------------------------------
XCEL COMMUNICATIONS GROUP                              $.01                           100             $177,793,465.00
----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY CENTRUS                                  NO PAR                         1,000                2,436,866.00
----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY MARKETS GROUP                              $.01                           100               22,292,786.00
----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY WYCO, INC.                                 $.01                           100               16,365,757.00
----------------------------------------------------------------------------------------------------------------------
XCEL ENERGY, INC.                                     $2.50                   339,784,927          HELD BY THE PUBLIC
----------------------------------------------------------------------------------------------------------------------
XCEL INTERNATIONAL                                     $.01                           100              246,820,573.00
----------------------------------------------------------------------------------------------------------------------
XCEL RETAIL SERVICES GROUP                             $.01                           100               34,529,236.00
----------------------------------------------------------------------------------------------------------------------
XCEL SERVICES                                          $.01                         1,000                    1,000.00
----------------------------------------------------------------------------------------------------------------------
XCEL VENTURES                                          $.01                           100               43,713,735.00
----------------------------------------------------------------------------------------------------------------------
XCEL WHOLESALE GROUP                                   $.01                     1,000,000            1,262,416,671.00
----------------------------------------------------------------------------------------------------------------------
YOUNG GAS STORAGE CO.                                    $1                         1,000                6,309,971.00
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.                                       $.01                   147,605,000            1,235,443,055.08
----------------------------------------------------------------------------------------------------------------------
  NRG ENERGY, INC.                                     $.01                    32,396,000          HELD BY THE PUBLIC
----------------------------------------------------------------------------------------------------------------------
B.L. ENGLAND OPERATIONS INC.                             $1                         1,000                    1,000.00
----------------------------------------------------------------------------------------------------------------------
BRIMSDOWN POWER LIMITED                              NO PAR                        10,000                      57,823
----------------------------------------------------------------------------------------------------------------------
CAMAS POWER BOILER LIMITED PARTNERSHIP                     PARTNERSHIP                                      7,937,208
----------------------------------------------------------------------------------------------------------------------
CAMAS POWER BOILER, INC.                             NO PAR                            10                      79,372
----------------------------------------------------------------------------------------------------------------------
COBEE HOLDINGS INC.                                      $1                         1,000                  78,233,176
----------------------------------------------------------------------------------------------------------------------
COGENERATION CORPORATION OF AMERICA                    $.01                     3,006,582                  11,728,243
----------------------------------------------------------------------------------------------------------------------
COLLINSVILLE OPERATIONS PTY LTD                      NO PAR                             2                         752
----------------------------------------------------------------------------------------------------------------------
COMPANIA BOLIVIANA DE ENERGIA                        NO PAR                     4,202,575                  62,646,186
ELECTRICA S.A.
----------------------------------------------------------------------------------------------------------------------
COMPANIA ELECTRICA CENTRAL BULO BULO                 100 BS                       480,000                  15,858,060
S.A.
----------------------------------------------------------------------------------------------------------------------
CONITI HOLDING B.V.                                   NLG 1                        40,000                   4,851,587
----------------------------------------------------------------------------------------------------------------------
CONITI HOLDING B.V.                        (PREF SHS) NLG 1                        10,000                  INCL ABOVE
----------------------------------------------------------------------------------------------------------------------
CROCKETT COGENERATION, A CALIFORNIA                        PARTNERSHIP                                     14,406,201
LIMITED PARTNERSHIP
----------------------------------------------------------------------------------------------------------------------
CROATIA POWER GROUP                                      $1                           100                     454,786
----------------------------------------------------------------------------------------------------------------------
DEEPWATER OPERATIONS INC.                                $1                         1,000                         -0-
----------------------------------------------------------------------------------------------------------------------
ECK GENERATING, S.R.O.                               NO PAR                           100                   1,390,889
----------------------------------------------------------------------------------------------------------------------
ELK RIVER RESOURCE RECOVERY, INC.                        $1                         1,000                         -0-
----------------------------------------------------------------------------------------------------------------------
ENERGETICKE CENTRUM KLADNO, S.R.O.                   NO PAR                   906,794,000                   7,705,313
----------------------------------------------------------------------------------------------------------------------
ENERGY DEVELOPMENTS LIMITED                            $.25                    92,924,714                  48,149,429
----------------------------------------------------------------------------------------------------------------------
ENERGY DEVELOPMENTS LIMITED                       PREFERRED                    16,800,000                  INCL ABOVE
----------------------------------------------------------------------------------------------------------------------
ENERGY NATIONAL, INC.                                NO PAR                       260,360                  40,672,608
----------------------------------------------------------------------------------------------------------------------
ENFIELD ENERGY CENTRE LIMITED                        NO PAR                        10,000                   8,939,422
----------------------------------------------------------------------------------------------------------------------
ENFIELD HOLDINGS B.V.                               NLG 100                        40,200                   8,939,422
----------------------------------------------------------------------------------------------------------------------
ENFIELD OPERATIONS (UK) LIMITED                          L1                             1                         245
----------------------------------------------------------------------------------------------------------------------
ENI CROCKETT LIMITED PARTNERSHIP                           PARTNERSHIP                                     45,300,000
----------------------------------------------------------------------------------------------------------------------
ENI CURTIS FALLS, LIMITED PARTNERSHIP                      PARTNERSHIP                                      7,072,255
----------------------------------------------------------------------------------------------------------------------
ENIFUND, INC.                                        NO PAR                           200                     200,000
----------------------------------------------------------------------------------------------------------------------
ENIGEN, INC.                                         NO PAR                         9,000                   1,011,000
----------------------------------------------------------------------------------------------------------------------
ESOCO CROCKETT, INC.                                     $1                            10                  10,599,945
----------------------------------------------------------------------------------------------------------------------
ESOCO FAYETTEVILLE, INC.                                 $1                            50                      50,000
----------------------------------------------------------------------------------------------------------------------
ESOCO MOLOKAI, INC.                                  NO PAR                           100                         -0-
----------------------------------------------------------------------------------------------------------------------
ESOCO ORRINGTON, INC.                                NO PAR                           100                   2,128,617
----------------------------------------------------------------------------------------------------------------------


                                       67

----------------------------------------------------------------------------------------------------------------------
ESOCO SOLEDAD, INC.                                  NO PAR                           100                         -0-
----------------------------------------------------------------------------------------------------------------------
ESOCO WILSON, INC.                                       $1                            50                      50,000
----------------------------------------------------------------------------------------------------------------------
ESOCO, INC.                                          NO PAR                           100                   2,229,616
----------------------------------------------------------------------------------------------------------------------
EUROPEAN GENERATING S.A.R.L.                         NO PAR                        12,500                       8,060
----------------------------------------------------------------------------------------------------------------------
FLINDERS COAL PTY LTD                                NO PAR                             2                         -0-
----------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 1) LTD.                          AUD 1                         5,000                         -0-
----------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 1) LTD.                  RED. PREM AUD                        45,000                         -0-
                                                   1,184.43
----------------------------------------------------------------------------------------------------------------------
FLINDERS LABUAN (NO. 2) LTD.                          AUD 1                         5,000                         -0-
----------------------------------------------------------------------------------------------------------------------
                                              RED. PREM AUD                        45,000                         -0-
                                                     394.14
----------------------------------------------------------------------------------------------------------------------
FLINDERS OSBORNE TRADING PTY LTD                     NO PAR                           100                     AUD 100
----------------------------------------------------------------------------------------------------------------------
FLINDERS POWER FINANCE PTY LTD                       NO PAR                           100                     AUD 100
----------------------------------------------------------------------------------------------------------------------
GRAYSTONE CORPORATION                                NO PAR                         2,000                         -0-
----------------------------------------------------------------------------------------------------------------------
GUNWALE B.V.                                        NLG 100                         1,060                     113,286
----------------------------------------------------------------------------------------------------------------------
INDIAN RIVER OPERATIONS INC.                             $1                         1,000                         -0-
----------------------------------------------------------------------------------------------------------------------
INTERENERGY LIMITED                                    IRL1                         1,000                         813
----------------------------------------------------------------------------------------------------------------------
INVERSIONES BULO BULO S.A.                           100 BS                       480,000                  15,858,060
----------------------------------------------------------------------------------------------------------------------
KANEL KANGAL ELEKTRIK LIMITED SIRKETI         TL 25,000,000                         2,800                      71,000
----------------------------------------------------------------------------------------------------------------------
KIKSIS B.V.                                         NLG 100                           400                      21,328
----------------------------------------------------------------------------------------------------------------------
KILLINGHOLME GENERATION LIMITED                          L1                        10,001                 131,156,539
----------------------------------------------------------------------------------------------------------------------
KILLINGHOLME HOLDINGS LIMITED                            L1                             2                 131,156,542
----------------------------------------------------------------------------------------------------------------------
KILLINGHOLME POWER LIMITED                               L1                            74                 664,181,568
                                                         L1                            26
                                                         L1                   410,500,000
----------------------------------------------------------------------------------------------------------------------
KLADNO POWER (NO. 1) B.V.                           NLG 100                           400                      28,852
----------------------------------------------------------------------------------------------------------------------
KLADNO POWER (NO. 2) B.V.                           NLG 100                           400                      23,264
----------------------------------------------------------------------------------------------------------------------
KRAFTWERK SCHKOPAU                                   NO PAR                        50,000                  10,972,759
BETRIEBSGESELLSCHAFT MBH
----------------------------------------------------------------------------------------------------------------------
KUSEL KUTAHYA SEYITOMER ELEKTRIK                  TL 25,000                         4,000                      53,272
LIMITED SIRKETI
----------------------------------------------------------------------------------------------------------------------
LAMBIQUE BEHEER B.V.                                NLG 100                           400                      21,336
----------------------------------------------------------------------------------------------------------------------
LANGAGE ENERGY PARK LIMITED                              L1                             1                         -0-
----------------------------------------------------------------------------------------------------------------------
LE PAZ INCORPORATED                                  NO PAR                         1,600                   2,009,500
----------------------------------------------------------------------------------------------------------------------
LOY YANG POWER MANAGEMENT PTY LTD                    NO PAR                        10,000                 186,789,224
----------------------------------------------------------------------------------------------------------------------
LOY YANG POWER PROJECTS PTY LTD                      NO PAR                        10,000                         -0-
----------------------------------------------------------------------------------------------------------------------
MATRA POWERPLANT HOLDING B.V.                         2,000                           400                   1,390,889
----------------------------------------------------------------------------------------------------------------------
MIBRAG B.V.                                           NLG 1                                                     5,374
----------------------------------------------------------------------------------------------------------------------
MITTELDEUTSCHE                                                                                              7,698,206
BRAUNKOHLENGESELLSCHAFT MBH
----------------------------------------------------------------------------------------------------------------------
MT. POSO COGENERATION COMPANY, A                           PARTNERSHIP                                     19,949,844
CALIFORNIA LIMITED PARTNERSHIP
----------------------------------------------------------------------------------------------------------------------
NEO CORPORATION                                          $1                           216                  13,350,000
----------------------------------------------------------------------------------------------------------------------
NEO LANDFILL GAS HOLDINGS INC.                           $1                         1,000                  24,052,000
----------------------------------------------------------------------------------------------------------------------
NEO LANDFILL GAS INC.                                    $1                         1,000                  65,508,733
----------------------------------------------------------------------------------------------------------------------
NORTHBROOK ACQUISITION CORP.                             $1                         1,000                   9,847,201
----------------------------------------------------------------------------------------------------------------------
NR(GIBRALTAR)                                            L1                           100                         161
----------------------------------------------------------------------------------------------------------------------
NRG AFFILIATE SERVICES INC.                              $1                         1,000                         -0-
----------------------------------------------------------------------------------------------------------------------
NRG ARTHUR KILL OPERATIONS INC.                          $1                         1,000                         -0-
----------------------------------------------------------------------------------------------------------------------
NRG ASIA-PACIFIC, LTD.                                   $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG ASTORIA GAS TURBINE OPERATIONS                       $1                         1,000                         -0-
INC.
----------------------------------------------------------------------------------------------------------------------
NRG CABRILLO POWER OPERATIONS INC.                       $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG CADILLAC INC.                                        $1                         1,000                   2,298,536
----------------------------------------------------------------------------------------------------------------------
NRG CADILLAC OPERATIONS INC.                             $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG CAYMANS COMPANY                                      $1                         46.49                     454,876
----------------------------------------------------------------------------------------------------------------------
NRG CAYMANS-C                                            $1                        27,498                   9,018,296
----------------------------------------------------------------------------------------------------------------------
NRG CAYMANS-P                                            $1                        27,498                  17,897,997
----------------------------------------------------------------------------------------------------------------------
NRG COLLINSVILLE OPERATING SERVICES                  NO PAR                         1,000                         752
PTY LTD
----------------------------------------------------------------------------------------------------------------------
NRG CONNECTICUT AFFILIATE SERVICES                       $1                         1,000                       1,000
INC.
----------------------------------------------------------------------------------------------------------------------
NRG DEVON OPERATIONS INC.                                $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG DUNKIRK OPERATIONS INC.                              $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG EL SEGUNDO OPERATIONS INC.                           $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG ENERGETICKY PROVOZ, S.R.O.                       NO PAR                           100                       3,346
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY CENTER HARRISBURG INC.                        $1                         1,000                   3,076,761
----------------------------------------------------------------------------------------------------------------------


                                       68

----------------------------------------------------------------------------------------------------------------------
NRG ENERGY CENTER PAXTON INC.                            $1                         1,000                   8,615,408
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY CZ, S.R.O.                                NO PAR                       100,000                       3,690
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY DEVELOPMENT GMBH                          NO PAR                             1                      32,010
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY JACKSON VALLEY I, INC.                    NO PAR                         1,000                     101,000
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY JACKSON VALLEY II, INC.                   NO PAR                         1,000                   2,401,000
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY LTD.                                          L1                         1,000                     202,813
----------------------------------------------------------------------------------------------------------------------
NRG ENERGY PL SP. Z O.O.                            100 PLN                            40                         895
----------------------------------------------------------------------------------------------------------------------
NRG GLADSTONE OPERATING SERVICES PTY                 NO PAR                         1,000                         741
LTD
----------------------------------------------------------------------------------------------------------------------
NRG GLADSTONE SUPERANNUATION PTY LTD                 NO PAR                             1                         741
----------------------------------------------------------------------------------------------------------------------
NRG HUNTLEY OPERATIONS INC.                              $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL DEVELOPMENT INC.                       $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL II INC.                                $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL SERVICES COMPANY                       $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG INTERNATIONAL, INC.                                  $1                         1,000                 783,789,170
----------------------------------------------------------------------------------------------------------------------
NRG LATIN AMERICA INC.                                   $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG MIDDLETOWN OPERATIONS INC.                           $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG MONTVILLE OPERATIONS INC.                            $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG NORWALK HARBOR OPERATIONS INC.                       $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG OPERATING SERVICES, INC.                             $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG OSWEGO HARBOR POWER OPERATIONS                       $1                         1,000                       1,000
INC.
----------------------------------------------------------------------------------------------------------------------
NRG PITTSBURGH THERMAL INC.                            $.01                         1,000                   6,928,257
----------------------------------------------------------------------------------------------------------------------
NRG SAN FRANCISCO THERMAL INC.                           $1                         1,000                  15,491,000
----------------------------------------------------------------------------------------------------------------------
NRG SUNNYSIDE OPERATIONS GP INC.                         $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG SUNNYSIDE OPERATIONS LP INC.                         $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG THERMAL CORPORATION                                  $1                         1,000                       1,000
----------------------------------------------------------------------------------------------------------------------
NRG VICTORIA I PTY LTD                               NO PAR                    16,679,930                  22,906,683
----------------------------------------------------------------------------------------------------------------------
NRG VICTORIA II PTY LTD                              NO PAR                            12                         -0-
----------------------------------------------------------------------------------------------------------------------
NRG VICTORIA III PTY LTD                             NO PAR                    27,206,172                  48,775,952
----------------------------------------------------------------------------------------------------------------------
NRG VICTORIA III PTY LTD                             NO PAR                    23,844,828                         -0-
----------------------------------------------------------------------------------------------------------------------
NRG WEST COAST INC.                                      $1                         1,000                 134,494,241
----------------------------------------------------------------------------------------------------------------------
NRGENERATING (GIBRALTAR)                                 L1                           100                         173
----------------------------------------------------------------------------------------------------------------------
NRGENERATING ENERGY TRADING LTD.                         L1                             2                           3
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 1) B.V.                  NLG 100                           400                   3,991,499
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 11) B.V.                 NLG 100                           400                      21,956
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 13) B.V.                 NLG 100                           400                      19,204
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 14) B.V.                 NLG 100                           400                      19,204
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 15) B.V.                 NLG 100                           400                 287,466,473
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 16) B.V.                 NLG 100                           400                      19,204
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 17) B.V.                 NLG 100                           400                      72,476
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 18) B.V.                 NLG 100                           400                      19,903
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 19) B.V.                 NLG 100                           400                      17,776
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 2) GMBH                   NO PAR                            20                         -0-
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 20) B.V.                 NLG 100                           400                      17,776
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 21) B.V.                 NLG 100                           400                      17,660
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 22) B.V.                 NLG 100                           400                      17,660
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 23) B.V.                 NLG 100                           400                      17,660
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 3) B.V.                  NLG 100                           400                      25,948
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 4) B.V.                  NLG 100                           400                 150,893,170
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 5) B.V.                  NLG 100                           400                      25,351
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 6) B.V.                  NLG 100                           400                      25,400
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 7) B.V.                  NLG 100                           400                      23,945
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 8) B.V.                  NLG 100                           400                      23,945
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS (NO. 9) B.V.                  NLG 100                           400                      23,945
----------------------------------------------------------------------------------------------------------------------
NRGENERATING HOLDINGS GMBH                           NO PAR                             2                  27,499,315
----------------------------------------------------------------------------------------------------------------------
NRGENERATING INTERNATIONAL B.V.                   NLG 1,000                            41                 200,221,988
----------------------------------------------------------------------------------------------------------------------
NRGENERATING LUXEMBOURG (NO. 1)                      AUD 70                           300                      11,744
S.A.R.L.
----------------------------------------------------------------------------------------------------------------------
NRGENERATING LUXEMBOURG (NO. 2)                      AUD 70                           300                      11,744
S.A.R.L.
----------------------------------------------------------------------------------------------------------------------
NRGENERATING RUPALI B.V.                            NLG 100                           400                      24,896
----------------------------------------------------------------------------------------------------------------------
NRGENERATING, LTD.                                       L1                             2                           3
----------------------------------------------------------------------------------------------------------------------
O BRIEN BIOGAS (MAZZARO), INC.                           $1                         1,000                     239,873
----------------------------------------------------------------------------------------------------------------------
O BRIEN COGENERATION, INC. II                        NO PAR                           100                     500,000
----------------------------------------------------------------------------------------------------------------------
OKEECHOBEE POWER I, INC.                               $.01                            10                       1,000
----------------------------------------------------------------------------------------------------------------------
OKEECHOBEE POWER II, INC.                              $.01                            10                       1,000
----------------------------------------------------------------------------------------------------------------------


                                      69

----------------------------------------------------------------------------------------------------------------------
OKEECHOBEE POWER III, INC.                             $.01                            10                       1,000
----------------------------------------------------------------------------------------------------------------------
ONSITE ENERGY, INC.                                      $1                           100                  11,995,293
----------------------------------------------------------------------------------------------------------------------
ONSITE FUNDING CORPORATION                           NO PAR                           100                   3,320,375
----------------------------------------------------------------------------------------------------------------------
ONSITE SOLEDAD, INC.                                     $1                           100                         -0-
----------------------------------------------------------------------------------------------------------------------
OU NRG ENERGY EST                                    NO PAR                        40,000                       2,431
----------------------------------------------------------------------------------------------------------------------
PACIFIC CROCKETT ENERGY, INC.                        NO PAR                           500                   4,991,376
----------------------------------------------------------------------------------------------------------------------
PACIFIC CROCKETT HOLDINGS, INC.                      NO PAR                           100                   4,991,376
----------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION COMPANY                           NO PAR                           100                 148,632,000
----------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION DEVELOPMENT COMPANY                   $1                           100                     100,000
----------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION HOLDINGS COMPANY                      $1                           100                  26,142,986
----------------------------------------------------------------------------------------------------------------------
PACIFIC GENERATION RESOURCES COMPANY                     $1                           100                   6,899,394
----------------------------------------------------------------------------------------------------------------------
PACIFIC KINGSTON ENERGY, INC.                        NO PAR                           100                   8,450,000
----------------------------------------------------------------------------------------------------------------------
PACIFIC ORRINGTON ENERGY, INC.                           $1                           100                     135,494
----------------------------------------------------------------------------------------------------------------------
PACIFIC RECYCLING ENERGY, INC.                       NO PAR                           200                     200,000
----------------------------------------------------------------------------------------------------------------------
PACIFIC-MT. POSO CORPORATION                             $1                           100                  15,315,469
----------------------------------------------------------------------------------------------------------------------
PITTSBURGH THERMAL, LIMITED                                PARTNERSHIP                                     10,617,257
PARTNERSHIP
----------------------------------------------------------------------------------------------------------------------
POWER OPERATIONS, INC.                                   $1                            10                          10
----------------------------------------------------------------------------------------------------------------------
RYBNIK POWER B.V.                                   NLG 100                           400                      19,204
----------------------------------------------------------------------------------------------------------------------
SACHSEN HOLDING B.V.                              NLG 1,000                           100                      51,044
----------------------------------------------------------------------------------------------------------------------
SAN BERNARDINO LANDFILL GAS LIMITED                        PARTNERSHIP                                      2,520,709
PARTNERSHIP, A CALIFORNIA LIMITED
PARTNERSHIP
----------------------------------------------------------------------------------------------------------------------
SAN FRANCISCO THERMAL, LIMITED                             PARTNERSHIP                                     11,800,000
PARTNERSHIP
----------------------------------------------------------------------------------------------------------------------
SAN JOAQUIN VALLEY ENERGY I, INC.                    NO PAR                         1,000                      64,490
----------------------------------------------------------------------------------------------------------------------
SAN JOAQUIN VALLEY ENERGY IV, INC.                   NO PAR                         1,000                   1,546,564
----------------------------------------------------------------------------------------------------------------------
SCORIA INCORPORATED                                  NO PAR                        10,000                         -0-
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER I-C                       $.01                        25,208                   2,715,455
L.D.C.
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER II-C                      $.01                        68,097                   2,715,455
L.D.C.
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER                           $.01                        25,306                         491
II-CORPORATION A
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER                           $.01                        32,057                         491
II-CORPORATION B
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER II-P                      $.01                        21,936                     722,371
L.D.C.
----------------------------------------------------------------------------------------------------------------------
SCUDDER LATIN AMERICAN POWER I-P                       $.01                        73,952                  18,723,277
L.D.C.
----------------------------------------------------------------------------------------------------------------------
STERLING (GIBRALTAR)                                     L1                           100                         161
----------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 1) S.A.R.L.                    $50                           300                 290,331,655
----------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 2) S.A.R.L.                    $50                           300                 159,145,144
----------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 3) S.A.R.L.                    L50                         1,700                     135,261
----------------------------------------------------------------------------------------------------------------------
STERLING LUXEMBOURG (NO. 4) S.A.R.L.                    L50                           200                     151,174
----------------------------------------------------------------------------------------------------------------------
SUNSHINE STATE POWER (NO. 2) B.V.                   NLG 100                           400                      20,704
----------------------------------------------------------------------------------------------------------------------
SUNSHINE STATE POWER B.V.                         NLG 1,000                           100                      20,576
----------------------------------------------------------------------------------------------------------------------
TOSLI (GIBRALTAR) B.V.                              NLG .05                       800,000                      37,432
----------------------------------------------------------------------------------------------------------------------
TOSLI (GIBRALTAR) B.V.                    PREF. SHS NLG .05                       200,000                         -0-
----------------------------------------------------------------------------------------------------------------------
TOSLI ACQUISITION B.V.                              NLG 100                           400                      18,815
----------------------------------------------------------------------------------------------------------------------
TOSLI INVESTMENTS N.V.                              NLG 100                        18,000                 157,008,492
----------------------------------------------------------------------------------------------------------------------
TOSLI LUXEMBOURG (NO. 1) S.A.R.L.                       $50                           301                  25,321,459
----------------------------------------------------------------------------------------------------------------------
TOSLI LUXEMBOURG (NO. 2) S.A.R.L.                       $50                           301                  25,306,459
----------------------------------------------------------------------------------------------------------------------
WAINSTONES POWER LIMITED                             NO PAR                            20                   4,816,756
----------------------------------------------------------------------------------------------------------------------

                                          INVESTMENTS IN OTHER COMPANIES

         10. GIVE A TABULATION SHOWING ALL INVESTMENTS OF THE REGISTRANT AND OF EACH SUBSIDIARY THEREOF IN HOLDING COMPANIES AND IN PUBLIC UTILITY COMPANIES WHICH ARE NOT SUBSIDIARY COMPANIES OF THE REGISTRANT. ALSO SHOW ALL OTHER INVESTMENTS OF THE REGISTRANT AND OF EACH
                  SUBSIDIARY THEREOF IN THE SECURITIES OF ANY OTHER ENTERPRISE, IF THE BOOK VALUE OF THE INVESTMENT IN ANY SUCH ENTERPRISE EXCEEDS 2% OF THE TOTAL DEBIT ACCOUNTS SHOWN ON THE BALANCE SHEET OF THE COMPANY OWING SUCH INVESTMENT OR AN AMOUNT IN EXCESS OF $25,000 (WHICHEVER AMOUNT IS THE LESSER). GIVE PRINCIPAL AMOUNT AND NUMBER
                  OF SHARES OR UNITS AND THE COST OF EACH ISSUE OF SUCH SECURITIES TO THE SYSTEM COMPANY ORIGINALLY ACQUIRING SUCH SECURITY, AND AMOUNT AT WHICH CARRIED ON THE BOOKS OF THE OWNER. LIST ALL SUCH SECURITIES PLEDGED AS COLLATERAL
                  FOR LOANS OR OTHER OBLIGATIONS AND IDENTIFY LOANS AND OBLIGATIONS FOR WHICH PLEDGED. THIS INFORMATION SHOULD
                  BE GIVEN AS OF THE SAME DATE AS THE INFORMATION FURNISHED IN ANSWER TO ITEM 8.

                                                       NONE

                                         INDEBTEDNESS OF SYSTEM COMPANIES

         11. LIST EACH INDEBTEDNESS OF THE REGISTRANT AND OF EACH SUBSIDIARY COMPANY THEREOF (OTHER THAN INDEBTEDNESS REPORTED UNDER ITEM 8, BUT AS OF THE SAME DATE) WHERE THE AGGREGATE DEBT OWED BY ANY SUCH COMPANY TO ANY ONE PERSON EXCEEDS $25,000 OR AN AMOUNT EXCEEDING 2% OF THE TOTAL OF THE DEBIT ACCOUNTS SHOWN ON THE BALANCE SHEET OF THE DEBTOR (WHICHEVER AMOUNT IS THE LESSER) BUT NOT INCLUDING ANY CASE IN WHICH SUCH AGGREGATE INDEBTEDNESS IS LESS THAN $5,000, AND GIVE THE FOLLOWING ADDITIONAL INFORMATION AS TO EACH SUCH INDEBTEDNESS:

                  (a)  DEBTS OWED TO ASSOCIATED COMPANIES:

              August 31, 2000
---------------------------------------------------------------------------------------------------------------
              NAME OF DEBTOR                 NAME OF CREDITOR       AMOUNT OWED   RATE OF INTEREST    DATE OF
                                                                                                     MATURITY
---------------------------------------------------------------------------------------------------------------
PSCO                               1480 WELTON, INC.                $ 11,808,970            6.761%    07/01/01
---------------------------------------------------------------------------------------------------------------
PSCO                               1480 WELTON, INC.                   2,300,000            6.761%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICES GROUP  CENTRUS, INC.                         225,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
PSCO                               COLORADO NATURAL FUELS LLC            518,200            6.761%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY COMMUNICATIONS GROUP   NCE COMMUNICATIONS                  1,700,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
PSCO                               PSR INVESTMENTS, INC.               7,300,000            6.761%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY INTERNATIONAL, INC.    QUIXXCORP.                         11,955,696            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
E PRIME, INC.                      TEXAS-OHIO PIPELINE, INC.             200,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
PRECISION RESOURCES, INC.          UTILITY ENGINEERING, CORP.            675,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
QUIXXCORP.                         UTILITY ENGINEERING CORP.          10,460,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY WHOLESALE GROUP, INC.  UTILITY ENGINEERING CORP.          15,800,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
CHEYENNE                           XCEL                               16,525,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY INTERNATIONAL, INC.    XCEL                              128,225,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY SERVICES, INC.         XCEL                               55,700,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
WYCO, INC.                         XCEL                                  380,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
LOUSIANA GENERATING LLC            NRG SO. CENTRAL GENERATING LLC    500,000,000            8.962%    03/15/16
                                   SERIES A
---------------------------------------------------------------------------------------------------------------
LOUSIANA GENERATING LLC            NRG SO. CENTRAL GENERATING LLC    300,000,000            9.479%    09/15/24
                                   SERIES B
---------------------------------------------------------------------------------------------------------------
ASTORIA GAS TURBINE POWER LLC      NRG NORTHEAST GENERATING LLC       62,899,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
DEVON POWER LLC                    NRG NORTHEAST GENERATING LLC       30,570,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
DUNKIRD POWER LLC                  NRG NORTHEAST GENERATING LLC      112,904,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
HUNTLEY POWER LLC                  NRG NORTHEAST GENERATING LLC       88,300,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
MIDDLETOWN POWER LLC               NRG NORTHEAST GENERATING LLC       69,350,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
MONTVILLE POWER LLC                NRG NORTHEAST GENERATING LLC       21,799,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
NORWALK POWER LLC                  NRG NORTHEAST GENERATING LLC       40,179,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
OSWEGO HARBOR POWER LLC            NRG NORTHEAST GENERATING LLC       62,299,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
SOMERSET POWER LLC                 NRG NORTHEAST GENERATING LLC       34,800,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
ARTHUR KILL POWER LLC              NRG NORTHEAST GENERATING LLC      226,900,000            8.690%           C
---------------------------------------------------------------------------------------------------------------
OMEGA ENERGY LLC                   NEO CORP.                           5,277,741           12.500%     VARIOUS
---------------------------------------------------------------------------------------------------------------
MINNESOTA METHANE                  NEO CORP.                          22,570,368        PRIME + 2%     VARIOUS
---------------------------------------------------------------------------------------------------------------
PRAIRIELAND SOLID WASTE            SOUTHERN MINNESOTA                     37,666                NA        2003
---------------------------------------------------------------------------------------------------------------
ROCKY ROAD                         NRG ROCKY ROAD LLC                  1,000,000                NA    09/30/00
---------------------------------------------------------------------------------------------------------------
TOSLI                              NRG ENERGY, INC.                      207,010                NA   ON DEMAND
---------------------------------------------------------------------------------------------------------------
O'BRIEN COGEN II                   O'BRIEN COGEN II                      496,670                NA        2008
---------------------------------------------------------------------------------------------------------------
MATRA                              NRGENERATING INTERNATIONAL BV      44,275,388                NA   ON DEMAND
---------------------------------------------------------------------------------------------------------------
VARIOUS                            PACIFIC GENERATION                  3,367,604           VARIOUS     VARIOUS
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY COMMUNICATIONS GROUP   XCEL                                   25,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY MARKETS GROUP, INC.    XCEL                               14,550,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICES GROUP  XCEL                                7,313,650            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY MARKETS GROUP, INC.    E PRIME, INC.                       6,000,000            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICES GROUP  NEW CENTURY - CADENCE, INC.           725,500            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICES GROUP  PLANERGY                            6,531,350            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
XCEL ENERGY RETAIL SERVICES GROUP  STATCO FUELS                          281,800            6.855%    07/01/01
---------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA                      PREFERRED TRUST                   206,190,000            7.875%    01/31/37
---------------------------------------------------------------------------------------------------------------


                                                   72


PSCO                               PSCO CAPITAL TRUST I              200,000,000            7.600%    06/30/38
---------------------------------------------------------------------------------------------------------------
SPS                                SPS CAPITAL I                     103,000,000            7.850%    09/01/36
---------------------------------------------------------------------------------------------------------------
NSP-W                              NSP-MINNESOTA                      72,500,000                 A           B
---------------------------------------------------------------------------------------------------------------


A. NSP-W'S RATE ON MONEY BORROWED FROM NSP-MINNESOTA IS BASED ON NSP-MINNESOTA'S COMMERCIAL PAPER RATE.
B. NSP-W'S SHORT TERM BORROWINGS FROM NSP-MINNESOTA MUST BE REPAID WITHIN 270 DAYS OF ORIGINATION.
C. THE $750 MILLION NRG NORTHEAST GENERATING BOND ISSUANCE WAS COMPRISED OF THREE TRANCHES HAVING A COMBINED WEIGHTED AVERAGE INTEREST RATE OF 8.690%. EACH TRANCH IS DUE AT A DIFFERENT MATURITY DATE:
         SERIES A $320 MILLION 8.065% DUE DEC. 15, 2004
         SERIES B $130 MILLION 8.842% DUE JUNE 15, 2015
         SERIES C $300 MILLION 9.292% DUE DEC. 15, 2024


                  (B)  DEBTS OWED TO OTHERS

OMITTED BY PERMISSION OF THE STAFF.

                                PRINCIPAL LEASES

         12. DESCRIBE BRIEFLY THE PRINCIPAL FEATURES OF EACH LEASE (OMITTING OIL AND GAS LEASES TO WHICH THE REGISTRANT OR ANY SUBSIDIARY COMPANY THEREOF IS A PARTY, WHICH INVOLVES RENTAL AT AN ANNUAL RATE OF MORE THAN $50,000 OR AN AMOUNT EXCEEDING 1% OF THE ANNUAL GROSS OPERATING REVENUE OF SUCH PARTY TO SAID LEASE DURING ITS LAST FISCAL YEAR (WHICHEVER OF SUCH SUMS IS THE LESSER) BUT NOT INCLUDING ANY LEASE INVOLVING RENTAL AT A RATE OF LESS THAN $5,000 PER YEAR.

-----------------------------------------------------------------------------------------------------------
         LESSEE                     LESSOR                          ITEMS LEASED        1999      EXPIRATION
                                                                                      PAYMENTS      DATE
-----------------------------------------------------------------------------------------------------------
E PRIME                   AMERIMAR REALTY MGMT CO.    DENVER OFFICE                  $   191,624  08/31/04
-----------------------------------------------------------------------------------------------------------
E PRIME                   MACK-CALI  TEXAS  PROPERTY  HOUSTON OFFICE                     210,631  03/31/00
                          LP
-----------------------------------------------------------------------------------------------------------
E PRIME                   WEATHERFORD GLOBAL          COMPRESSOR #1 TOP                  126,564  03/31/00
-----------------------------------------------------------------------------------------------------------
NATURAL FUELS             FIRST INDUSTRIAL LP         5855 STAPLETON DR                  102,572  08/31/00
-----------------------------------------------------------------------------------------------------------
PSCO                      BANNOCK ASSOC LTD PNRSP     BANNOCK CENTER CORP.               218,504  05/31/99
-----------------------------------------------------------------------------------------------------------
PSCO                      BRADBURY FAMILY PNRSP       FT. COLLINS OPER CENTER            421,772  10/01/01
-----------------------------------------------------------------------------------------------------------
PSCO                      COMDISCO                    COMPUTER                         2,131,500  07/31/99
-----------------------------------------------------------------------------------------------------------
PSCO                      COMPASS MGMT & LEASING      STORAGE & LEASE - 17TH STREET    7,128,227  08/01/01
-----------------------------------------------------------------------------------------------------------
PSCO                      FRASER STREET PARTNERS      3751 FRASER ST (GATEWAY SC)        105,000  05/31/03
-----------------------------------------------------------------------------------------------------------
PSCO                      FRED PATTRIDGE              LEYDEN                              81,258  12/31/40
-----------------------------------------------------------------------------------------------------------
PSCO                      WALTER PROPERTIES INC.      1730 BLAKE ST                      151,109  03/31/02
-----------------------------------------------------------------------------------------------------------
QUIXX                     ANB'S LEASE                 PROPERTY                            90,252  01/01/07
-----------------------------------------------------------------------------------------------------------
SPS                       BANK ONE                    AMARILLO OFFICE                  1,859,384  11/30/01
-----------------------------------------------------------------------------------------------------------
SPS                       DANKA OFFICE IMAGING        COPIER                              50,042  07/30/01
-----------------------------------------------------------------------------------------------------------
SPS                       DATA-LINE COPIER SYSTEM     COPIER                              60,828  05/20/01
-----------------------------------------------------------------------------------------------------------
SPS                       PARAMOUNT LEASING, INC.     COPIER                              51,600  VARIOUS
-----------------------------------------------------------------------------------------------------------
SPS                       TASCOSA OFFICE MACHINES     COPIER                              88,365  10/10/00
-----------------------------------------------------------------------------------------------------------
UE                        FORD MOTOR CREDIT           TRANSPORTATION EQUIPMENT            58,640  VARIOUS
-----------------------------------------------------------------------------------------------------------
UE                        XEROX CORP.                 OFFICE EQUIPMENT                    74,360  VARIOUS
-----------------------------------------------------------------------------------------------------------
E PRIME                   IBM                         SERVER AND SOFTWARE                124,584  05/31/00
-----------------------------------------------------------------------------------------------------------
PSCO                      YOUNG GAS STORAGE CO.       GAS STORAGE EQUIPMENT            5,094,375  05/01/25
-----------------------------------------------------------------------------------------------------------
PSCO                      WYCO, LLC                   FRONT RANGE PIPELINE               293,919  12/01/24
-----------------------------------------------------------------------------------------------------------
PSCO                      COMDISCO                    COMPUTER                         1,625,495  08/01/99
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             GE CAPITAL                  VEHICLES                       $ 1,510,425  VARIOUS
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             CITICORP  BANKER'S LEASING  TRANSPORTATION EQUIPMENT        12,323,742  VARIOUS
                          CORP.
-----------------------------------------------------------------------------------------------------------
NSP-W                     GE CAPITAL                  VEHICLES                           350,131  VARIOUS
-----------------------------------------------------------------------------------------------------------
NSP-W                     CITICORP  BANKER'S LEASING  TRANSPORTATION EQUIPMENT         2,438,825  VARIOUS
                          CORP.
-----------------------------------------------------------------------------------------------------------
VIKING                    GE CAPITAL                  VEHICLES                            56,460  VARIOUS
-----------------------------------------------------------------------------------------------------------
VIKING                    NSP-MINNESOTA               OFFICE                              69,553  12/31/00
-----------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.          1221 LIMITED PARTNERSHIP    OFFICE                             471,923  06/30/02
-----------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.                                      OFFICE
-----------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.          IKON MGMT SERVICES          OFFICE EQUIPMENT                   240,000  03/31/02
-----------------------------------------------------------------------------------------------------------
NRG ENERGY CENTER         ST. PAUL PROPERTIES, INC.   BAKER PLANT LEASE                  143,550  01/01/01
-----------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.          SPP REAL ESTATE, INC.       OFFICE                             183,809  06/30/04
-----------------------------------------------------------------------------------------------------------
CROCKETT COGENERATION     STATE OF CALIFORNIA         LAND LEASE                          77,000  12/01/26
-----------------------------------------------------------------------------------------------------------
SAN FRANCISCO THERMAL LP  FIFTH HISTORIC              OFFICE                                      04/30/05
                          PROPERTIES, INC.
-----------------------------------------------------------------------------------------------------------
NRG CADILLAC              GECC                        EQUIPMENT/FACILITIES             3,264,853  09/30/13
-----------------------------------------------------------------------------------------------------------
NRG LONDON                STANDARD LIFE INVESTMENT    OFFICE                              95,221  09/29/00
                          FUND
-----------------------------------------------------------------------------------------------------------
ECK GENERATING S.R.O.     ENERGETICKE CENTRUM         OFFICE                              79,630  01/01/18
                          KLADNO S.R.O
-----------------------------------------------------------------------------------------------------------
NRG AUSTRALIA             QLC INVESTMENT CORP.        OFFICE                             110,109  06/30/04
-----------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.          BLC CORP.                   EQUIPMENT                           68,511  VARIOUS
-----------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.          BLC CORP.                   EQUIPMENT                           93,600  VARIOUS
-----------------------------------------------------------------------------------------------------------
NEO HMDC                  HACKENSACK MEADOWLANDS      LANDFILL OPERATING LEASE            72,500  07/15/17
                          DEVELOPMENT COMMISSION
-----------------------------------------------------------------------------------------------------------
EMI                       NORTHWEST LEASING           VEHICLES                            90,006  VARIOUS
-----------------------------------------------------------------------------------------------------------
EMI                       CAT TAIL REALTY LP          OFFICE                             170,933  11/30/02
-----------------------------------------------------------------------------------------------------------
EMI                       NRG/EMI                     OFFICE                              56,622  NONE
-----------------------------------------------------------------------------------------------------------
EMI                       ALTER ASSET MGMT            OFFICE                              71,435  12/31/02
-----------------------------------------------------------------------------------------------------------


                                                74


-----------------------------------------------------------------------------------------------------------
EMI                       THIRTY FIVE CORP LLC        OFFICE                             184,892  11/30/99
-----------------------------------------------------------------------------------------------------------
ULTRA POWER               THORPE REAL ESTATE SVCS     OFFICE LEASE                        91,091  05/31/03
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             CITICORP BANKER'S LEASING   FORMER ULTRA POWER VEHICLES        264,652  VARIOUS
                          CORP.
-----------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.   UNITED PROPERTIES           OFFICE                               5,326  3/31/99
-----------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.   BELTINICK TRUST             OFFICE                              60,851  5/20/01
-----------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.   HOFFMAN IRREVOCABLE TRUST   OFFICE                              30,016  4/30/00
-----------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.   CCT BUILDING                OFFICE                              93,763  1/31/07
-----------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.   HEARTLAND GLASS             WAREHOUSE                           30,560  30 DAYS
-----------------------------------------------------------------------------------------------------------
SEREN INNOVATIONS, INC.   GE CAPITAL                  VEHICLES                           186,198  VARIOUS
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             AID ASSOCIATION FOR         RAIL CARS                        1,440,645  03/01/11
                          LUTHERANS
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             BANK OF TOKYO - MITSUBISHI  RAIL CARS                                0  08/01/15
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             BANK OF TOKYO - MITSUBISHI  RAIL CARS                        1,284,854  03/31/00
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             FIRST UNION COMMERCIAL      RAIL CARS                        1,210,655  2/15/10
                          CORP.
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             BANK OF AMERICA             RAIL CARS                          871,641  1/31/01
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             BANK OF AMERICA             RAIL CARS                        1,150,677  5/31/14
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             OTTERTAIL POWER CO.         RAIL CARS                          182,103  A
-----------------------------------------------------------------------------------------------------------
NSP-MINNESOTA             CIT GROUP                   RAIL CARS                          900,000  7/31/01
-----------------------------------------------------------------------------------------------------------


A. NSP-MINNESOTA LEASED RAIL CARS FROM OTTERTAIL POWER ON AN AS-NEEDED AND AS-AVAILABLE BASIS

                                 SECURITIES SOLD

         13. IF, DURING THE LAST FIVE YEARS, THE REGISTRANT OR ANY SUBSIDIARY COMPANY THEREOF HAS ISSUED, SOLD OR EXCHANGED EITHER PUBLICLY OR PRIVATELY ANY SECURITIES HAVING A PRINCIPAL AMOUNT, PAR, STATED OR DECLARED VALUE EXCEEDING $1,000,000 OR EXCEEDING AN AMOUNT EQUAL TO 10% OF THE TOTAL LIABILITIES AS SHOWN BY THE BALANCE SHEET OF ISSUER AT THE TIME OF SUCH ISSUE (WHICHEVER OF SUCH SUMS IS THE LESSER), GIVE THE FOLLOWING INFORMATION WITH RESPECT TO EACH SUCH ISSUE OR SALE:

NSP-MINNESOTA COMMON STOCK SPLIT TWO-FOR-ONE IN MAY 1998. SHARES ISSUED IN 1997 AND EARLIER ARE STATED IN PRE-SPLIT SHARES, AND SHARES ISSUED IN 1998 AND LATER ARE STATED IN POST-SPLIT SHARES.

-------------------------------------- ------------- --------------- -------------- -------------------------------- --------------
                                                        PROCEEDS
                                                      RECEIVED BY     APPROXIMATE   NAME OF PRINCIPAL UNDERWRITERS
                                                       ISSUER PER     EXPENSES OF            OR PURCHASERS            UNDERWRITERS
                                          AMOUNT      $100 (BEFORE    ISSUER PER                                         INITIAL
           TITLE OF ISSUE               ISSUED OR      EXPENSES)         $100                                           OFFERING
                                        SOLD (IN $                                                                        PRICE
                                          UNLESS
                                          STATED
-------------------------------------- ------------- --------------- -------------- -------------------------------- --------------
NRG              1996 $125 MILLION      125,000,000          99.039                 BEAR, STEARNS & CO., INC. AND           99.689
                                                                                    MERRILL LYNCH & CO.
NRG              1997 $250 MILLION      250,000,000          99.115                 SALOMAN BROS, ABN AMRO AND              99.765
                                                                                    CHASE SECURITIES
NRG              1999 $300 MILLION      300,000,000          99.320          0.110  SALOMAN SMITH BARNEY/ABN AMRO           99.970
                                                                                    INC., BANC OF AMERICA
                                                                                    SECURITES LLC/MERRILL LYNCH,
                                                                                    PIERCE, FENNER & SMITH INC.
NRG              1999 $240 MILLION      240,000,000         102.165          0.156  BANC OF AMERICA SECURITIES              99.785
                 ROARS                                                              LLC/CIBC WORLD MARKETS CORP.
NRG              2000 NE GENERATING     320,000,000          99.000          0.016  CHASE SECURITIES INC./SALOMAN          100.000
                                                                                    SMITH BARNEY, INC./ABN AMRO,
                                                                                    INC./CIBC WORLD MARKETS
                                                                                    CORP./KLEINWORT BENSON N.A. LLC
NRG              2000 NE GENERATING    $130,000,000          99.000          0.039  CHASE SECURITIES INC./SALOMAN          100.000
                                                                                    SMITH BARNEY, INC./ABN AMRO,
                                                                                    INC./CIBC WORLD MARKETS
                                                                                    CORP./KLEINWORT BENSON N.A. LLC
NRG              2000 NE GENERATING     300,000,000          99.000          0.017  CHASE SECURITIES INC./SALOMAN          100.000
                                                                                    SMITH BARNEY, INC./ABN AMRO,
                                                                                    INC./CIBC WORLD MARKETS
                                                                                    CORP./KLEINWORT BENSON N.A. LLC
NRG              2000 NRG SO.           500,000,000          99.000          0.010  CHASE SECURITIES, INC./LEHMAN          100.000
                 CENTRAL GENERATING                                                 BROS.
NRG              2000 NRG SO.           800,000,000          99.000          0.006  CHASE SECURITIES, INC./LEHMAN          100.000
                 CENTRAL GENERATING                                                 BROS.
NRG              2000 L160 MILLION     L173,136,343         108.210          0.020  BANC OF AMERICA SECURITIES              99.891
                                                                                    LLC/ ABN AMRO, INC./ DEUTSCHE
                                                                                    BANC ALEX. BROWN
NRG              2000 NRG COMMON         32,395,500         100.000          0.359  SALOMAN SMITH BARNEY/CREDIT             15.000
                 STOCK IPO                   SHARES                                 SUISSE FIRST BOSTON
NRG              2000 $350 MILLION      350,000,000          99.053          0.030  BANK OF AMERICA                         99.703
                                                                                    SECURITIES/SALOMAN SMITH




                                                            76

                                                                                    BARNEY/MERRILL LYNCH
BLACK MOUNTAIN   '95 BMG 6.000% DUE       1,300,000          100.00          3.740  PUBLIC                                 100.000
                 05/01/05
COMMERCIAL
PAPER (A)
ELOIGNE          1994 HILLCREST           1,000,000          100.00          0.000  US BANK                                100.000
ELOIGNE          1994 MAPLE CREST        $2,945,000          100.00          1.425  US BANK                                100.000
ELOIGNE          1994 ST. CROIX          $1,500,000          100.00          0.000  US BANK                                100.000
                 VILLAGE
ELOIGNE          1995 FOUR COURTS        $2,450,000          100.00          0.000  US BANK                                100.000
ELOIGNE          1995 POLYNESIAN          3,355,000          100.00          0.000  US  BANK                               100.000
                 VILLAGE
ELOIGNE          1995 TOWER TERRACE      $1,238,383          100.00          0.000  MN HOUSING FINANCE AGENCY              100.000
ELOIGNE          1996 BEMIDJI             1,006,492          100.00          0.000  MN HOUSING FINANCE AGENCY              100.000
                 TOWNHOMES
ELOIGNE          1996 FAIRVIEW RIDGE      2,075,835          100.00          0.000  MN HOUSING FINANCE AGENCY              100.000
ELOIGNE          1996 PRAIRIE VILLAGE     1,050,000          100.00          0.238  BUFFALO NATIONAL BANK                  100.000
ELOIGNE          1997 GROVELAND           2,386,125          100.00          0.000  GLASER FINANCIAL SERVICES              100.000
                 TERRACE
ELOIGNE          1997 VADNAIS HEIGHTS     1,150,000          100.00          1.630  WELLS FARGO BANK                       100.000
ELOIGNE          1997 WILLOW PONDS        2,200,000          100.00          0.000  GLASER FINANCIAL GROUP                 100.000
ELOIGNE          1998  NDH A              9,929,930          100.00          0.447  NDH CAPITAL CORP.                      100.000
ELOIGNE          1998 CITY LIMITS         1,670,000          100.00          0.966  US BANK                                100.000
ELOIGNE          1998 NDH B               9,941,968          100.00          0.521  NDH CAPITAL CORP.                      100.000
ELOIGNE          1998 OAKDALE             1,500,000          100.00          1.084  US BANK                                100.000
ELOIGNE          1999 MARSH RUN           1,314,968          100.00          0.000  US BANK                                100.000
ELOIGNE          2000 BRICKSTONE          1,505,800          100.00          0.000  MN HOUSING FINANCE AGENCY              100.000
                 TOWNHOMES
ELOIGNE          2000 NDH DEBT C          4,000,945         100.000          0.612  NDH CAPITAL CORP.                      100.000
FMAP             1998 BANK LOAN           5,000,000         100.000          0.000  U.S. BANK                              100.000
PSCO             1996 1ST COLLATERAL    125,000,000          98.366          1.000  PUBLIC                                  99.366
                 TRUST BONDS
PSCO             1996 MEDIUM TERM        15,000,000          99.400          0.600  PUBLIC                                 100.000
                 NOTES
PSCO             1996 MEDIUM TERM        15,000,000          99.400          0.600  PUBLIC                                 100.000
                 NOTES
PSCO             1996 MEDIUM TERM        15,000,000          99.250          0.750  PUBLIC                                 100.000
                 NOTES
PSCO             1996 MEDIUM TERM        15,000,000          99.250          0.750  PUBLIC                                 100.000
                 NOTES
PSCO             1997 MEDIUM TERM        22,000,000          99.250          0.750  PUBLIC                                 100.000
                 NOTES
PSCO             1997 MEDIUM TERM        23,000,000          99.250          0.750  PUBLIC                                 100.000
                 NOTES
PSCO             1997 MEDIUM TERM        15,000,000          99.400          0.600  PUBLIC                                 100.000
                 NOTES
PSCO             1997 MEDIUM TERM        15,000,000          99.400          0.600  PUBLIC                                 100.000
                 NOTES
PSCO             1997 MEDIUM TERM       100,000,000          93.750          6.250  PUBLIC                                 100.000
                 NOTES
PSCO             1998 1ST COLLATERAL    250,000,000          99.077          0.923  PUBLIC                                 100.000
                 TRUST BONDS
PSCO             1998 TOPRS             200,000,000          95.706          4.294  PUBLIC                                 100.000
PSCO             1999 POLLUTION         21,500,000,          97.135          2.865  PUBLIC                                 100.000
                 CONTROL
PSCO             1999 POLLUTION          27,250,000          96.359          3.641  PUBLIC                                 100.000
                 CONTROL
PSCO             1999 UNSECURED NOTES   200,000,000          98.469          0.830  PUBLIC                                  99.299
CHEYENNE         1997 INDUSTRIAL         10,000,000          96.328          3.322  PUBLIC                                  99.650
                 REVENUE BONDS
CHEYENNE         1997 INDUSTRIAL          7,000,000          96.564          2.936  PUBLIC                                  99.500
                 REVENUE BONDS
PS CREDIT CORP.  1995 MEDIUM TERM       100,000,000          99.750          0.250  PUBLIC                                 100.000
                 NOTES
SPS              1995 FMB'S              70,000,000          98.722          1.228  PUBLIC                                 100.000
SPS              1996 FMB'S              60,000,000          98.993          0.947  PUBLIC                                 100.000
SPS              1996 POLLUTION          57,300,000          98.046          1.954  PUBLIC                                 100.000
                 CONTROL
SPS              1996 POLLUTION          25,000,000          95.962          4.038  PUBLIC                                 100.000
                 CONTROL
SPS              1996 TOPRS             100,000,000          96.560          3.440  PUBLIC                                 100.000
SPS              1999 UNSECURED NOTES   100,000,000          98.806          1.040  PUBLIC                                 100.000
NCE              COMMON STOCK          $117,000,000          99.637          0.363  PUBLIC                                 100.000
NSP-MINNESOTA    1999                    16,890,000         100.000           0.00  PUBLIC                                  99.695
                 RAMSEY/WASHINGTON
NSP-MINNESOTA    1994 5 1/2% FMB'S      200,000,000          99.825           0.51  PUBLIC                                  99.663
NSP-MINNESOTA    1994 7 7/8% FMB'S      150,000,000          99.600           0.68  PUBLIC                                  99.300
NSP-MINNESOTA    1994 COMMON STOCK           42,567        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    1995 7 1/8% FMB'S      250,000,000          98.777           0.76  PUBLIC                                  99.068
NSP-MINNESOTA    1995 COMMON STOCK        1,127,811        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    1995 COMMON STOCK          125,979        I
                                             SHARES
NSP-MINNESOTA    1995 ESOP LOAN #5       15,000,000         100.000           0.00  SUMITOMO BANK                          100.000
NSP-MINNESOTA    1996 COMMON STOCK          888,187        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    1996 ESOP LOAN #6       15,000,000         100.000           0.00  ABN AMRO BANK                          100.000
NSP-MINNESOTA    1997 COMMON STOCK          654,670        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    1997 COMMON STOCK        4,900,000  48.3325/SHARE                  PUBLIC                           $49.5625/SHARE
                 PUBLIC ISSUE                SHARES
NSP-MINNESOTA    1998 5 7/8% FMB'S      100,000,000          99.914           0.58  PUBLIC                                  99.848
NSP-MINNESOTA    1998 6 1/2% FMB'S      150,000,000          98.474           0.98  PUBLIC                                  98.826


                                                            77

NSP-MINNESOTA    1998 COMMON STOCK          175,910        E                        E
                                             SHARES
NSP-MINNESOTA    1998 COMMON STOCK          676,739        F                        F
                                             SHARES
NSP-MINNESOTA    1998 COMMON STOCK        2,607,558        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    1998 ESOP LOAN #7       15,000,000          100.00           0.00  BANK OF NEW YORK                       100.000
NSP-MINNESOTA    1999 6 7/8% SR.        250,000,000          98.629           0.99  PUBLIC                                  99.279
                 NOTES
NSP-MINNESOTA    1999 COMMON STOCK          733,452        G                        G
                                             SHARES
NSP-MINNESOTA    1999 COMMON STOCK        2,299,240        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    2000 COMMON STOCK           44,904        H                        H
                                             SHARES
NSP-MINNESOTA    2000 COMMON STOCK        2,963,436        D                        COMPENSATION PLANS
                                             SHARES
NSP-MINNESOTA    1999 ANOKA              19,615,000         100.000           0.32  PUBLIC                                 100.000
NSP-W            1996 7 3/8% FMB'S       65,000,000          99.218           0.76  PUBLIC                                  99.587
NSP-W            1996 LACROSSE           18,600,000          99.313          1.336  PUBLIC                                  100.00
NSP-W            2000 7.64% SR. NOTES    80,000,000          99.375                 PUBLIC                                  100.00
NSP-W            2000 COMMON STOCK           71,000          422.21          0.000  NSP-MINNESOTA                           422.21
                                             SHARES          /SHARE                                                         /SHARE
PREFERRED TRUST  TOPRS                  200,000,000         100.000                 PUBLIC                                 100.000
PSCO             TOPRS                    7,760,000                                 PUBLIC
SEREN            1997-2000 COMMON        193 SHARES   $1,000,000.00          0.000  NSP-MINNESOTA                    $1,000,000.00
INNOVATIONS      STOCK                                       /SHARE                                                         /SHARE
INC.
VIKING           1996 SERIES B            5,400,000          100.00           0.61  C                                      100.000
VIKING           1997 SERIES C           14,000,000          100.00           0.16  C                                      100.000
VIKING           1999 SERIES D           20,000,000          100.00           0.02  C                                      100.000
VIKING           1999-2000 COMMON        219 SHARES    $100,000.000          0.000  NSP-MINNESOTA                     $100,000.000
                 STOCK                                       /SHARE                                                         /SHARE
XCEL STOCK       2000 COMMON STOCK           45,485        D                        COMPENSATION PLANS
                                             SHARES


A. THE COMPANY ISSUES AND REDEEMS COMMERCIAL PAPER AS NECESSARY TO MANAGE LIQUIDITY.
B. SEREN INNOVATIONS, INC. COMMON STOCK CONVERTED TO $1,000,000 PAR VALUE FROM $100,000 PAR VALUE.
C. VIKING'S DEBT WAS PRIVATELY PLACED WITH FIVE INSURANCE COMPANIES AND ONE TRUST COMPANY.
D. STOCK ISSUED FOR COMPENSATION PLANS SUCH AS THE ESOP AND EXECUTIVE LONG TERM INCENTIVE PLANS, AND ALSO THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.
E. ISSUED TO FORMER STOCKHOLDERS OF NATURAL GAS, INC IN THE MERGER OF NATURAL GAS, INC. AND NSP-W.
F. ISSUED TO FORMER SHAREHOLDERS OF BLACK MOUNTAIN, IN THE MERGER OF BLACK MOUNTAIN AND NSP-MINNESOTA.
G. ISSUED TO FORMER SHAREHOLDERS OF NATROGAS, INC. IN THE MERGER OF NATROGAS, INC. AND NSP-MINNESOTA.
H. ISSUED TO FORMER SHAREHOLDERS OF VERLE A. WILLIAMS & CO., IN THE MERGER OF VERLE A. WILLIAMS & CO. AND ENERGY MASTERS INTERNATIONAL, INC.
I. ISSUED TO FORMER SHAREHOLDERS OF ENERGY MASTERS CORP., IN THE MERGER OF ENERGY MASTERS CORP. AND ENERGY MASTERS INTERNATIONAL, INC.

                AGREEMENTS FOR FUTURE DISTRIBUTION OF SECURITIES

         14.

         (a) SUMMARIZE THE TERMS OF ANY EXISTING AGREEMENT TO WHICH THE REGISTRANT OR ANY ASSOCIATE OR AFFILIATE COMPANY THEREOF IS A PARTY OR IN WHICH ANY SUCH COMPANY HAS A BENEFICIAL INTEREST WITH RESPECT TO FUTURE DISTRIBUTION OF SECURITIES OF THE REGISTRANT OR OF ANY SUBSIDIARY;

                                      NONE

         (b) DESCRIBE BRIEFLY THE NATURE OF ANY FINANCIAL INTEREST (OTHER THAN THE OWNERSHIP OF SECURITIES ACQUIRED AS A DEALER FOR THE PURPOSE OF RESALE) WHICH ANY PERSON WITH WHOM SUCH AGREEMENT EXISTS, HAS IN THE REGISTRANT OR IN ANY ASSOCIATE OR AFFILIATE COMPANY THEREOF.

                                      NONE

                                      TWENTY LARGEST HOLDERS OF CAPITAL STOCK

         15. AS OF A RECENT DATE (INDICATING SUCH DATE FOR EACH CLASS) GIVE THE FOLLOWING INFORMATION WITH RESPECT TO THE HOLDERS OF EACH CLASS OF STOCK AND/OR CERTIFICATES OF BENEFICIAL INTEREST OF THE REGISTRANT:

XCEL ENERGY SHAREHOLDERS ON SEPT. 30, 2000:

----------------------------------------------------------------------------------------------------------------------
         (a)        LIST THE TWENTY LARGEST HOLDERS IN ACCORDANCE WITH THE TABLE BELOW:
       TITLE OF ISSUE                 HOLDER OF RECORD AND ADDRESS          NUMBER OF SHARES OWNED  PERCENT OF CLASS
----------------------------------------------------------------------------------------------------------------------
           COMMON                              CEDE & CO.                              244,749,204             71.97%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                              NY, NY 10274
----------------------------------------------------------------------------------------------------------------------
           COMMON                              PERC & CO.                               26,982,844              7.93%
                                       ATTN: DIVIDEND REINVESTMENT
                                        161 CONCORD EXCHANGE NO.
                                         SOUTH ST. PAUL MN 55075
----------------------------------------------------------------------------------------------------------------------
           COMMON                     US BANK NATIONAL ASSOCIATION                      12,053,329              3.54%
                                           TRUSTEE OF NSP-ESOP
                                              PO BOX 64488
                                            ST. PAUL MN 55164
----------------------------------------------------------------------------------------------------------------------
           COMMON                   O'CONNELL FAMILY LTD. PARTNERSHIP                      175,910              0.05%
                                           865 QUENTIN AVE SO.
                                            LAKELAND MN 55043
----------------------------------------------------------------------------------------------------------------------
           COMMON                  HERMAN WOLF SEPARATE PROPERTY TRUST                      98,253              0.03%
                                                BOX 2072
                                         CAREFREE AZ 85377-2072
----------------------------------------------------------------------------------------------------------------------
           COMMON               BILL D. HELTON & PHYLLIS K. HELTON JT TEN                   65,552              0.02%
                                              3217 CROCKETT
                                            AMARILLO TX 79109
----------------------------------------------------------------------------------------------------------------------
           COMMON               ROBERT H. GOODALE & BETTY GOODALE JT TEN                    52,889              0.02%
                                           7314 ISLAND CIRCLE
                                          BOULDER CO 80301-3906
----------------------------------------------------------------------------------------------------------------------
           COMMON                            JAMES J. HOWARD                                51,708              0.02%
                                            414 NICOLLET MALL
                                          MINNEAPOLIS MN 55401
----------------------------------------------------------------------------------------------------------------------
           COMMON              WAYNE H. BRUNETTI & MARY K. BRUNETTI JT TEN                  50,983              0.01%
                                            414 NICOLLET MALL
                                          MINNEAPOLIS MN 55401
----------------------------------------------------------------------------------------------------------------------
           COMMON                             HARRY H. HETZ                                 50,007              0.01%
                                             74 ROBSART ROAD
                                           KENILWORTH IL 60043
----------------------------------------------------------------------------------------------------------------------
           COMMON                VERLE A. WILLIAMS AND ASSOCIATES, INC.                     44,904              0.01%
                                          12394 FAIRWAY PTE ROW
                                           SAN DIEGO CA 92128
----------------------------------------------------------------------------------------------------------------------
           COMMON                            DONALD O. SMITH                                43,314              0.01%
                                              6600 RAINBOW
                                         MISSION HILLS KS 66208
----------------------------------------------------------------------------------------------------------------------
           COMMON                     SEYMOUR S. FORTNER & CO. INC.                         41,388              0.01%
                                   2400 CHERRY CREEK DR. SO. UNIT 305
                                             DENVER CO 80209
----------------------------------------------------------------------------------------------------------------------
           COMMON                  HARLEY MEDIN TRUSTEE NATROGAS INC.                       40,706              0.01%
                                       PROFIT SHARING PLAN & TRUST
                                          3900 WASHINGTON AVE N
                                          MINNEAPOLIS MN 55412
----------------------------------------------------------------------------------------------------------------------
           COMMON                      CAULKINS FAMILY PARTNERSHIP                          36,067              0.01%
                                                  1400
                                              1600 BROADWAY
                                          DENVER CO 80202-4927
----------------------------------------------------------------------------------------------------------------------


                                                           80

           COMMON                           DENNIS W. STARCK                                34,803              0.01%
                                           306 LAKESIDE DRIVE
                                          LIBERTY MO 64068-3442
----------------------------------------------------------------------------------------------------------------------
           COMMON              DOROTHY H. MORIARTY TRUSTEE OF THE DOROTHY                   33,836              0.01%
                                     H. MORIARTY TRUST DTD 10/02/97
                                          101 SUMMIT UNIT #512
                                           PARK RIDGE IL 60068
----------------------------------------------------------------------------------------------------------------------
           COMMON                DELWIN D. HOCK & MILDRED L. HOCK JT TEN                    33,413              0.01%
                                            435 MONROE STREET
                                          DENVER CO 80206-4446
----------------------------------------------------------------------------------------------------------------------
           COMMON                          RAYMOND A. FREEBERG                              32,719              0.01%
                                            916 WOODLAND AVE.
                                               MANKATO MN
----------------------------------------------------------------------------------------------------------------------
           COMMON                 THOMAS R. ZELINSKY TRUSTEE THOMAS R.                      32,293              0.01%
                                      ZELINSKY TRUS U/A DTD 3/14/67
                                               PO BOX 469
                                          BATTLE CREEK MI 49016
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                         CEDE & CO.                                  172,491             62.70%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                               NY, NY 1004
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                        GLENN W. KASK                                  3,600              1.30%
                                             2061 13TH AVE W
                                           SHAKOPEE, MN 55379
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                       ROBERT H. MOON                                  3,000              1.10%
                                              260 ROUTE 51
                                           COXSACKIE NY 12051
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED          GEORGE P. PUTNAM TRUSTEE OF THE GEORGE P.                    2,000              0.70%
                                        PUTNAM TRUST DTD 4/22/86
                                                BOX 1120
                                         BOYNTON BEACH FL 33425
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED          EDWARD W. VERBARG TRUSTEE U/A DTD 1/7/00                     2,000              0.70%
                                         EDWARD W. VERBARG TRUST
                                            4435 TYROL CREST
                                         GOLDEN VALLEY MN 55316
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                        JOHN L. TUFTS                                  1,900              0.70%
                                           6540 W. SHADOW LAKE
                                           LINO LAKES MN 55014
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED          JERRY T. MACKOVE TRUSTEE DORIS I. MACKOVE                    1,840              0.70%
                                          TRUST U/A DTD 2/24/89
                                            8201 NORTHEIM LA
                                             NEWTON WI 53063
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED         HOWARD W. ANDERSON & FERN B. ANDERSON JT TEN                  1,800              0.70%
                                           205 4TH ST E BOX 31
                                             COKATO MN 55321
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                      DONALD L. JOHNSON                                1,650              0.60%
                                             7756 W 84TH ST
                                          BLOOMINGTON MN 55438
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                      MARY ELLEN GREEN                                 1,600              0.60%
                                                 BOX 278
                                          PATTONSBURG MO 64670
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED               THRUSH-THOMPSON FOUNDATION INC.                         1,275              0.50%
                                               PO BOX 185
                                              PERU IN 46970
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED         CHAUNCEY L. LOPEZ & DONALD P. LOPEZ JT TEN                    1,200              0.40%
                                              919 LINDEN CT
                                        WESTERN SPRINGS IL 60558
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                     LELAND S. SORENSON                                1,200              0.40%
                                              3848 HAVEN RD
                                        MINNETONKA MN 55345-2369
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                    RICHARD R. SCHOENMANN                              1,100              0.40%
                                                 BOX 206
                                         MAZOMANIE WI 53560-0206
----------------------------------------------------------------------------------------------------------------------


                                                           81

       $3.60 PREFERRED           ROY F. MOTTELER TOD MADELINE J. TUCKER                      1,000              0.40%
                                        SUBJECT TO STA TOD RULES
                                      7927 STATE ROUTE 52 APT #424
                                          HUDSON FL 34667-6783
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                       JUDITH L. SHEU                                  1,000              0.40%
                                           410 WEST GRAND AVE
                                           EAU CLAIRE WI 54703
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED              EDWARD W. VERBARG TR UA 02 07 00                         1,000              0.40%
                                         EDWARD W. VERBARG TRUST
                                            4435 TYROL CREST
                                       GOLDEN VALLEY MN 55416-3554
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED                       DONALD R. GREEN                                   900              0.30%
                                                 BOX 278
                                          PATTONSBURG MO 64670
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED              KENNETH G. OTOS & JANETTE I. OTOS                          900              0.30%
                                 TRUSTEES OF THE OTOS TRUST DTD 5/16/89
                                           14937 TOURNAMENT DR
                                               PO BOX 1176
                                           HELENDALE CA 92342
----------------------------------------------------------------------------------------------------------------------
       $3.60 PREFERRED            EDWARD T. ARKO & CRAIG ARKO & ROXANNE                        820              0.30%
                                STAUSS TRUSTEES U/A DTD 12/07/90 FBO THE
                                            ARKO FAMILY TRUST
                                        4100 PARKLAWN AVE STE 202
                                           EDINA MN 55435-4671
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                         CEDE & CO.                                  142,602             95.10%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                              NY, NY 10004
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                  MRS. JOANNE C. MICHELSON                               600              0.40%
                                          14635 BLOOMFIELD PATH
                                           ROSEMOUNT MN 55068
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                      WILLIAM B. ARLEN                                   400              0.30%
                                              602 W 3RD ST
                                            HASTINGS MN 55033
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED              LARRY K. COFFINDAFFER & LINDA D.                           400              0.30%
                                           COFFINDAFFER JT TEN
                                                ROOM 304
                                         LOGAN COUNTY COURTHOUSE
                                             LOGAN WV 25601
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED        HESTER B. RECKS & ROSEMARY ABRAHAMSON JT TEN                     300              0.20%
                                              2039 HYACINTH
                                          ST PAUL MN 55119-3252
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED         CHARLES DAVID DUDLEY TRUSTEE U/W OF WALTER                      210              0.10%
                                                H. KNAPP
                                            10910 PINTAIL PL
                                          CHESTERFIELD VA 23838
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                      JAMES R. CARLSON                                   200              0.10%
                                            7125 OAK LEAF DR
                                           SANTA ROSA CA 95409
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                       RUTH E. EDWARDS                                   200              0.10%
                                      2200 SOUTHVIEW BLVD APT. 309
                                        SO ST PAUL MN 55075-5801
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                    MRS. GLORIA R. GILKEY                                200              0.10%
                                          1704 SPRINGFIELD AVE
                                           KINGSPORT TN 37664
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED        GEORGE C. HARRISON & MARY G. HARRISON JT TEN                     200              0.10%
                                         1631 SHEPHERDS GLADE DR
                                           APEX NC 27502-4808
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED          HOMECARE INC PSP & TRUST U/A DTD 5/30/85                       200              0.10%
                                       115 E BURNSVILLE PKWY #207
                                           BURNSVILLE MN 55337
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED         ROBERT E. JERENTOSKY & JANIS G. JERENTOSKY                      200              0.10%
                               JT TEN TOD SCOTT HOWARD JERENTOSKY SUBJECT
                                            TO STA TOD RULES
                                                 BOX 006
                                          FIFTY LAKES MN 56448
----------------------------------------------------------------------------------------------------------------------


                                                           82

       $4.08 PREFERRED                      ERNEST V. JULIEN                                   200              0.10%
                                           1986 N HAMLINE AVE
                                           ROSEVILLE MN 55113
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                        GLENN W. KASK                                    200              0.10%
                                             2061 13TH AVE W
                                            SHAKOPEE MN 55379
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                      MRS. HELENE ROWE                                   200              0.10%
                                        W8521 SCHOOL SECTION ROAD
                                          DARIEN WI 53114-1251
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED           VINCENT E. SHIELDS & DOROTHY M. SHIELDS                       200              0.10%
                               TRUSTEES U/A DTD 6/17/97 VINCENT E SHIELDS
                                    & DOROTHY M. SHIELDS FAMILY TRUST
                                          8031 XERXES AVE #121
                                        BLOOMINGTON MN 55431-1086
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED            FIRST MAXFIELD MUTUAL INS ASSOCIATION                        170              0.10%
                                                 BOX 385
                                             DENVER IA 50622
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                       EUNICE RUNDELL                                    150              0.10%
                                             19857 124TH ST
                                            VERNDALE MN 56481
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                    ELIZABETH J. ANDERSON                                100              0.10%
                                                UNIT 406
                                           2601 KENZIE TERRACE
                                          MINNEAPOLIS MN 55418
----------------------------------------------------------------------------------------------------------------------
       $4.08 PREFERRED                       JANICE E. BLEJA                                   100              0.10%
                                         1405 WHITE CLOUD DRIVE
                                              ISLE MN 56342
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                         CEDE & CO.                                  159,070             90.90%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                              NY, NY 10004
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                    EDVILLE BANKCORP INC.                              1,060              0.60%
                                             10 S VILLA AVE
                                           VILLA PARK IL 60181
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                    MILLER CORRUGATED BOX                              1,000              0.60%
                                               PO BOX 7229
                                               WARWICK RI
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                 GRACE COLLEGE OF THE BIBLE                              400              0.20%
                                           ATTN: MARVIN R. EPP
                                             1515 S 10TH ST
                                             OMAHA NE 68108
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED             ABE MALMON & BETTY B. MALMON JT TEN                         400              0.20%
                                      525 S LEXINGTON PKWY APT #402
                                            ST. PAUL MN 55116
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED           SALLY M. ALLARD TRUSTEE SALLY M. ALLARD                       320              0.20%
                                            TRUST DTD 9/1/93
                                                519 AVE C
                                            BILLINGS MT 59102
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED          JOHN P. BABER & DOROTHY F. BABER TRUSTEE                       300              0.20%
                               U/A DTD 8/31/95 JOHN P. BABER & DOROTHY F.
                                               BABER TRUST
                                          1535 N HGTS DRIVE NW
                                             ALBANY OR 97321
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED          HOWARD W. COOK & DOROTHY COOK TRUSTEES OF                      300              0.20%
                                 THE HOWARD W. COOK REVOCABLE TRUST DTD
                                                 8/5/92
                                              419 W 7TH ST
                                            RED WING MN 55066
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED         JOHN W. MCCAIN & MRS. ERIKA A MCCAN JT TEN                      300              0.20%
                                            9555 W MCCAIN RD
                                          EXELAND WI 54835-3123
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED          STANLEY DAVIDSON & HAZEL DAVIDSON JT TEN                       250              0.10%
                                             19 TWYFORD LANE
                                           LAKEHURST NJ 08733
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED         ROGER O. DYKEMA & CAROLYN A. DYKEMA JT TEN                      245              0.10%
                                                PO BOX 34
                                            RAYMOND MN 56282
----------------------------------------------------------------------------------------------------------------------


                                                           83

       $4.10 PREFERRED          WILLIAM E. ROWE & VERNA J. ROWE TRUSTEES                       470              0.20%
                                  OF THE WILLIAM E. ROWE TRUST U/A DTD
                                                02/16/94
                                              2812 N 1ST ST
                                           N ST PAUL MN 55109
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                    MARTHA WEISNER LATTAM                                220              0.10%
                                            1956 CAVENDALE DR
                                           ROCK HILL SC 29732
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED           MARJORIE J. MARR TRSTE U/A DTD 8/29/77                        200              0.10%
                                          F/B/O SALLY M. ALLARD
                                             519 AVENUE "C"
                                            BILLINGS MT 59102
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                      MARIE LUISE BURKE                                  200              0.10%
                                              410 E 9TH ST
                                          N MANCHESTER IN 46962
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                     EDNA M. ENGEBRETSON                                 200              0.10%
                                             1516 BADGER AVE
                                           EAU CLAIRE WI 54701
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                        PAUL J. FERR                                     200              0.10%
                                            12102 W HOLT AVE
                                            W ALLIS WI 53227
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED             PAUL J FERR TRUSTEE U/W JOHN FERRI                          200              0.10%
                                            12102 W HOLT AVE
                                            W ALLIS WI 53227
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                   GAINESVILLE MILLING CO.                               200              0.10%
                                               PO BOX 2958
                                          GAINESVILLE GA 30503
----------------------------------------------------------------------------------------------------------------------
       $4.10 PREFERRED                GLENDENNING INVESTMENT GROUP                             200              0.10%
                                           1765 PINEHURST AVE
                                            ST. PAUL MN 55116
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                          CEDE & CO                                  184,911             92.40%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                              NY, NY 10004
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                       DONALD D. FISH                                  1,270              0.60%
                                               5129 BARLIN
                                            LAKEWOOD CA 90712
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                    EDVILLEBANKCORP, INC.                                950              0.50%
                                             10 S VILLA AVE
                                           VILLA PARK IL 60181
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED           SALLY M. ALLARD TRUSTEE SALLY M. ALLARD                       500              0.20%
                                            TRUST DTD 9/1/93
                                                519 AVE C
                                            BILLINGS MT 59102
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED             ABE MALMON & BETTY B. MALMON JT TEN                         500              0.20%
                                      525 S LEXINGTON PKWY APT #402
                                            ST. PAUL MN 55116
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                 WHITE FLAG SPORTSWEAR INC.                              500              0.20%
                                            C/O JERRY HELFMAN
                                          17431 BRIDLEWAY TRAIL
                                           BOCA RATON FL 33496
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                        GLENN W. KASK                                    450              0.20%
                                             2061 13TH AVE W
                                            SHAKOPEE MN 55379
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED            STANLEY L SIMS TRUSTEE STANLEY L SIMS                        610              0.30%
                                          TRUST U/A DTD 2/22/90
                                            C/O CAROL OSWALD
                                          6056 LAC LA BELLE DR
                                           OCONOMOWOC WI 53066
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED            STANDARD AMERICAN LIFE & ANNUITY CO.                         320              0.20%
                                             6801 W 50TH ST
                                          MINNEAPOLIS MN 55410
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                     ROBERT A. CLARIDGE                                  300              0.20%
                                      3518 CYPRESS CLUB DR APT 103
                                         CHARLOTTE NC 28210-2471
----------------------------------------------------------------------------------------------------------------------

       $4.11 PREFERRED            KENNETH L. HECK & LOIS M. HECK JT TEN                        300              0.20%
                                              312 E DECKER
                                            VIROQUA WI 54665
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                        GLADYS MURRAY                                    300              0.20%
                                             632 MILITARY RD
                                           FREDERICK MD 21701
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED              CLIFFORD NORTHFIELD & CARLETTE H.                          300              0.20%
                                    NORTHFIELD JT TEN TOD THOMAS ALAN
                                   NORTHFIELD SUBJECT TO STA TOD RULES
                                       9600 PORTLAND AVE S APT 320
                                          BLOOMINGTON MN 55420
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED          OLIN O'DANIELS & MABEL E O'DANIELS JT TEN                      300              0.20%
                                            62 JACKSON PLACE
                                         HASTINGS MN 55033-1097
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED                     BARBARA M. PETERSON                                 300              0.20%
                                             7520 17TH AVE S
                                          MINNEAPOLIS MN 55423
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED             FLORENCE R. ROLFE & RONALD S. ROLFE                         300              0.20%
                                        TRUSTEES U/W/O NAT ROLFE
                                             333 SUNSET AVE
                                           PALM BEACH FL 33480
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED            SAVLATORE C. VENTURELLA & MILDRED E.                         300              0.20%
                                            VENTURELLA JT TEN
                                              12 GATEWAY DR
                                            OIL CITY PA 16301
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED             WESTERN GENERAL LIFE INSURANCE CO.                          300              0.20%
                                         ATTN: ACCOUNTING DEPT.
                                               PO BOX 1660
                                          HOUSTON TX 77251-1660
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED          LESTER D. EDINGER & ELIZABETH A. EDINGER                       200              0.10%
                                                 JT TEN
                                              HC 64 BOX 798
                                       GRAND MARAIS MN 55604-9802
----------------------------------------------------------------------------------------------------------------------
       $4.11 PREFERRED         LEON E. ENDRES & PATRICIA A. ENDRES JT TEN                      200              0.10%
                                             5981 222ND ST E
                                            HAMPTON MN 55031
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                          CEDE & CO                                   89,050             89.00%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                              NY, NY 10004
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                    EVELYN F. VAN TASSEL                               1,000              1.00%
                                              DEERPATH INN
                                          LAKE FOREST IL 60045
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED             JOHN F. ELLIS & MARGARETE W. ELLIS                          500              0.50%
                                TRUSTEES FBO ELLIS FAMILY TRUST U/T/A DTD
                                                 7/6/77
                                             123 E LUCARD ST
                                              TAFT CA 93268
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED            KENDALL BILLS & MARIANNA BILLS JT TEN                        450              0.40%
                                              942 S WEAVER
                                          SPRINGFIELD MO 65806
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                        MARILYN WEISS                                    350              0.40%
                                         826 ST ANDREWS DR APT P
                                           WILMINGTON NC 28412
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                       JUEN C. BENICA                                    300              0.30%
                                             2511 SW 14TH ST
                                         BOYNTON BEACH FL 33426
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED         BUTLER COUNTY MUTUAL INSURANCE ASSOCIATION                      300              0.30%
                                       C/O MIKE JAHNKE, SECRETARY
                                        101 CHERRY STREET BOX 458
                                            ALLISON IA 50602
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                     HARRIET MC CONVILLE                                 300              0.30%
                                          111 MOORINGS PARK DR
                                           ORCHID TERRACE #103
                                             NAPLES FL 34105
----------------------------------------------------------------------------------------------------------------------


                                                           85



       $4.16 PREFERRED          EUGENE R. VOGT & IDA B. VOGT TRUSTEES U/A                      300              0.30%
                                 DTD 3/3/97 EUGENE R. VOGT & IDA B. VOGT
                                                  TRUST
                                            200 N 3RD ST #704
                                             BOISE ID 83702
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                      OPAL J. FLADSTOL                                   225              0.20%
                                                 BOX 897
                                             CONRAD MT 59425
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED             TALMADGE ANDERSON & GLADYS ANDERSON                         200             0.20%.
                                   TRUSTEES U/A DTD 7/1/94 TALMADGE W.
                                   ANDERSON & GLADYS I. ANDERSON TRUST
                                              1815 15TH AVE
                                          GREELEY CO 80631-5311
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                         ARDEE, INC.                                     200              0.20%
                                           C/O ROBERT J. ROSE
                                              25200 W 91ST
                                             LENEXA KS 66627
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED             JOHN JOSEPH BROSNIHAN & JOSEPHINE A                         200              0.20%
                                            BROSNIHAN JT TEN
                                           214 MORINGSIDE AVE
                                         COUNCIL BLUFFS IA 51503
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED             WILLIAM E. HANSON & IRENE S. HANSON                         200              0.20%
                                 TRUSTEES OF THE HANSON FAMILY REVOCABLE
                                        LIVING TRUST DTD 7/19/95
                                             716 SUGAR PALM
                                             LARGO FL 33778
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                      ETHEL JANE HARRIS                                  200              0.20%
                                          3200 SIXTH AVENUE 3G
                                           SAN DIEGO CA 92103
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                      MARGIE J. JOHNSON                                  200              0.20%
                                               1634 WILSON
                                         ENUMCLAW WA 98022-3308
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED         FRANCES J. RILEY & HERBERT A. RILEY JT TEN                      200              0.20%
                                                 BOX 482
                                          BIWABIK MN 55708-0482
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED          NORMA M. SABBATH TOD CHRISTOPHER SABBATH                       200              0.20%
                                        SUBJECT TO STA TOD RULES
                                                BOX 27165
                                           MILWAUKEE WI 53227
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED                     WOOD WENTWORTH LTD                                  200              0.20%
                                           34693 BLOOMFIELD RD
                                        ROUND HILL VA 20141-1820
----------------------------------------------------------------------------------------------------------------------
       $4.16 PREFERRED          ROY G. DAVIS TR UA 07 16 99 ROY G. DAVIS                       200              0.20%
                                                  TRUST
                                           617 HIGH PLAINS CT
                                          GRAND FORKS ND 58201
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                          CEDE & CO                                  133,504             89.00%
                                        C/O DEPOSITORY TRUST CO.
                                                PO BOX 20
                                          BOWLING GREEN STATION
                                              NY, NY 10004
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED          AMERICAN LIFE & ACCIDENT INSURANCE CO. OF                    1,400              0.90%
                                             KENTUCKY, INC.
                                               FIFTH FLOOR
                                           3 RIVERFRONT PLAZA
                                           LOUISVILLE KY 40202
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                   GAINESVILLE MILLING CO.                             1,000              0.70%
                                               PO BOX 2958
                                          GAINESVILLE GA 30503
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                      LORRAINE E. COHEN                                  740              0.50%
                                      10111 S CEDAR LAKE RD APT 312
                                           MINNETONKA MN 55305
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                     CHRISTY-FOLTZ INC.                                  700              0.50%
                                                 BOX 828
                                            DECATUR IL 62525
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                       HELEN DZIADUAL                                    500              0.30%
                                            3217 KENNEDY BLVD
                                          JERSEY CITY NJ 07306
----------------------------------------------------------------------------------------------------------------------


                                                           86


       $4.56 PREFERRED              MARILY KUNDY & LYLE KUNDY JT TEN                           500              0.30%
                                               533 MAIN ST
                                           LACRESCENT MN 55947
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                     RAYMOND J. CRAWFORD                                 455              0.30%
                                            45 NUEVILLE ST SW
                                       GRAND RAPIDS MI 49548-7210
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED          SAMUEL L DIBBLE & DOROTHY DIBBLE TRUSTEES                      430              0.30%
                                UTAD 7/6/72 FBO EDYTH A DORAN & SAMUEL L.
                                               DIBBLE III
                                             32806 CAMINO DR
                                        WICKENBURG AZ 85390-1222
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED         THE WARREN & BETTY BURNSIDE FOUNDATION INC.                     400              0.30%
                                              300 W PIKE ST
                                           CLARKSBURG WV 26301
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED         SHELDON C. SMITH & PATRICIA L. SMITH JT TEN                     350              0.20%
                                            16410 DEVON DRIVE
                                           MINNETONKA MN 55345
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                       MARILYN L. COOK                                   300              0.20%
                                             307 LYNCROFT DR
                                            GAHANNA OH 43230
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED         DE SMET FARM MUTUAL INSURANCE CO. OF SOUTH                      300              0.20%
                                                 DAKOTA
                                                  BOX 9
                                             DESMET SD 57231
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                        ARTHUR NOVIS                                     300              0.20%
                                             6 WOODHOLLOW RD
                                          WHITE PLAINS NY 10605
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED              STEEL AND WOLFE FUNERAL HOME INC.                          300              0.20%
                                          ATTN: HAROLD E. WOLFE
                                              3721 MAIN ST
                                            WEIRTON WV 26062
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                        MARILYN WEISS                                    300              0.20%
                                        826 ST ANDREWS DR APT. P
                                           WILMINGTON NC 28412
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                    WES-MOR DRILLING INC.                                300              0.20%
                                               PO BOX 1269
                                          GRAHAM TX 76450-1269
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                      ARLENE D. BECKER                                   250              0.20%
                                            490 EAST LYNHURST
                                            ST. PAUL MN 55104
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED                       DEENA WEINSTEIN                                   250              0.20%
                                                APT 1507
                                             2400 N LAKEVIEW
                                            CHICAGO IL 60614
----------------------------------------------------------------------------------------------------------------------
       $4.56 PREFERRED             BREMER COUNTY MUTUAL INSURANCE ASSN                         235              0.20%
                                           C/O CRAIG K. MOERER
                                             111 1ST AVE SE
                                               PO BOX 856
                                            WAVERLY IA 50677
----------------------------------------------------------------------------------------------------------------------

NRG ENERGY SHAREHOLDERS ON SEPT. 30, 2000:

--------------------------------------------------------------------------------------------------------------
   TITLE OF ISSUE            HOLDER OF RECORD AND ADDRESS            NUMBER OF SHARES OWNED   PERCENT OF CLASS
--------------------------------------------------------------------------------------------------------------
COMMON                CEDE & CO                                                 32,355,032            99.875%
                      C/O DEPOSITORY TRUST CO.
                      PO BOX 20
                      BOWLING GREEN STATION
                      NY, NY 10004
--------------------------------------------------------------------------------------------------------------
COMMON                SALOMON SMITH BARNEY, INC.                                    14,000             0.043%
                      333 W 34TH ST
                      NY, NY 10001-2402
--------------------------------------------------------------------------------------------------------------
COMMON                ARTHUR M. GREENBAUM & JANICE L. GREENBAUM                      2,000             0.006%
                      JT TEN
                      76 LIONS HEAD BLVD S
                      BRICK NJ 08723-7821
--------------------------------------------------------------------------------------------------------------
COMMON                LARRY A KEITHAHN                                               2,000             0.006%
                      2545 ARBOR COURT
                      MENDOTA HEIGHTS MN 55120-2604
--------------------------------------------------------------------------------------------------------------


                                                 87


--------------------------------------------------------------------------------------------------------------
COMMON                MARILIE W. ROCKEFELLER                                         1,000             0.003%
                      4535 HAWTHORNE ST NW
                      WASHINGTON DC 20016-3574
--------------------------------------------------------------------------------------------------------------
COMMON                MENDEL ROSENBERG & SANDRA ROSENBERT TR UA                      1,000             0.003%
                      06 06 91
                      MENDEL ROSENBERG TRUST
                      145 S GRAESER RD
                      ST LOUIS MO 63141-8313
--------------------------------------------------------------------------------------------------------------
COMMON                JOHN SEYMOUR & SONAE SEYMOUR JT TEN                            1,000             0.003%
                      5529 BENTON AVE
                      EDINA MN 55436-2203
--------------------------------------------------------------------------------------------------------------
COMMON                LARRY SEYMOUR & JOAN SEYMOUR JT TEN                            1,000             0.003%
                      5529 BENTON AVE
                      EDINA MN 55436-2203
--------------------------------------------------------------------------------------------------------------
COMMON                PAUL KAISER                                                    1,000             0.003%
                      802 CANYON RD
                      HAILEY ID 83333-5040
--------------------------------------------------------------------------------------------------------------
COMMON                SANDRA ROSENBERG & MENDEL ROSENBERG TR UA                      1,000             0.003%
                      06 06 91
                      SANDRA ROSENBERG TRUST
                      145 S GRAESER RD
                      ST LOUIS MO 63141-8313
--------------------------------------------------------------------------------------------------------------
COMMON                JAMES RYAN & SUSAN E RYAN TR                                   1,000             0.003%
                      BOYCE PARK WINTER SPORTS AREA IN PENSION
                      PLAN 05 26 77
                      107 HISPANIOLA LN
                      BONITA SPRINGS FL 34134-8520
--------------------------------------------------------------------------------------------------------------
COMMON                JAMES J CAIN                                                     700             0.002%
                      10701 LEGENDS LN
                      AUSTIN TX 78747-1239
--------------------------------------------------------------------------------------------------------------
COMMON                RICHARD H. KELNER & INGEBORG M KELNER JT TEN                     600             0.002%
                      1143 HARBOR ST
                      OGILVIE MN 56358-3605
--------------------------------------------------------------------------------------------------------------
COMMON                BONNIE M HOLGER                                                  600             0.002%
                      2800 HILLSBORO AVE N APT 311
                      NEW HOPE MN 55427-2334
--------------------------------------------------------------------------------------------------------------
COMMON                CARREN S HAYEK & RUDOLPH R HAYEK JT TEN                          500             0.002%
                      1905 ARONA ST
                      ST PAUL MN 55113-6139
--------------------------------------------------------------------------------------------------------------
COMMON                CARROLL V LEWIS TRUSTEE U/A DTD 8/15/91                          500             0.002%
                      CARROLL V LEWIS LIVING TRUST
                      PO BOX 717
                      SIDNEY OH 45365-0717
--------------------------------------------------------------------------------------------------------------
COMMON                JEAN R LEMBERG                                                   500             0.002%
                      1401 SKILES LN
                      ARDEN HILLS MN 55112-3618
--------------------------------------------------------------------------------------------------------------
COMMON                CARLENE MARIE STROH                                              500             0.002%
                      19492 WCR 17
                      JOHNSTOWN CO 80534
--------------------------------------------------------------------------------------------------------------
COMMON                NANCY GEORGE TR UA 06 02 96                                      500             0.002%
                      NANCY JEAN GEORGE TRUST
                      N19783 ABEL LN
                      ETTRICK WI 54627-8902
--------------------------------------------------------------------------------------------------------------
COMMON                CHARLES DAVID DREHER                                             500             0.002%
                      155 N HARBOR DR APT 2014
                      CHICAGO IL 60601-5004
--------------------------------------------------------------------------------------------------------------


         (b) NUMBER OF SHAREHOLDERS OF RECORD EACH HOLDING 1,000 SHARES OR MORE, AND AGGREGATE NUMBER OF SHARES SO HELD.

XCEL ENERGY STOCK AT SEPT. 30, 2000:

---------------------------------------------------------------
     SERIES          NUMBER OF SHAREHOLDERS    NUMBER OF SHARES
---------------------------------------------------------------
COMMON                           20,690            312,358,674
---------------------------------------------------------------
$3.60 PREFERRED                      17                199,656
---------------------------------------------------------------


                                                       88


---------------------------------------------------------------
$4.08 PREFERRED                       1                142,602
---------------------------------------------------------------
$4.10 PREFERRED                       3                161,130
---------------------------------------------------------------
$4.11 PREFERRED                       2                186,181
---------------------------------------------------------------
$4.16 PREFERRED                       2                 90,050
---------------------------------------------------------------
$4.56 PREFERRED                       3                135,904
---------------------------------------------------------------

NRG ENERGY STOCK AT SEPT. 30, 2000:

---------------------------------------------------------------
     SERIES          NUMBER OF SHAREHOLDERS    NUMBER OF SHARES
---------------------------------------------------------------
COMMON                               11             32,380,032
---------------------------------------------------------------

         (C) NUMBER OF SHAREHOLDERS OF RECORD EACH HOLDING LESS THAN 1,000 SHARES AND THE AGGREGATE NUMBER OF SHARES SO HELD.

XCEL ENERGY STOCK AT SEPT. 30, 2000:

---------------------------------------------------------------
     SERIES          NUMBER OF SHAREHOLDERS    NUMBER OF SHARES
---------------------------------------------------------------
COMMON                          114,362             27,731,407
---------------------------------------------------------------
$3.60 PREFERRED                     609                 75,344
---------------------------------------------------------------
$4.08 PREFERRED                      60                  7,398
---------------------------------------------------------------
$4.10 PREFERRED                     143                 13,870
---------------------------------------------------------------
$4.11 PREFERRED                     112                 13,819
---------------------------------------------------------------
$4.16 PREFERRED                      89                  9,950
---------------------------------------------------------------
$4.56 PREFERRED                      97                 14,096
---------------------------------------------------------------

NRG ENERGY STOCK AT SEPT. 30, 2000:

---------------------------------------------------------------
     SERIES          NUMBER OF SHAREHOLDERS    NUMBER OF SHARES
---------------------------------------------------------------
COMMON                               83                 15,468
---------------------------------------------------------------

                          OFFICERS, DIRECTORS AND EMPLOYEES

         16.

         (a) POSITIONS AND COMPENSATION OF OFFICERS AND DIRECTORS. GIVE NAME AND ADDRESS OF EACH DIRECTOR AND OFFICER (INCLUDING ANY PERSON WHO PERFORMS SIMILAR FUNCTIONS) OF THE REGISTRANT, OF EACH SUBSIDIARY COMPANY THEREOF, AND OF EACH MUTUAL SERVICE COMPANY WHICH IS A MEMBER OF THE SAME HOLDING COMPANY SYSTEM. OPPOSITE THE NAME OF EACH SUCH INDIVIDUAL GIVE THE TITLE OF EVERY SUCH POSITION HELD BY HIM AND BRIEFLY DESCRIBE EACH OTHER EMPLOYMENT OF SUCH INDIVIDUAL BY EACH SUCH COMPANY.

                  STATE THE PRESENT RATE OF COMPENSATION ON AN ANNUAL BASIS FOR EACH DIRECTOR WHOSE AGGREGATE COMPENSATION FROM ALL SUCH COMPANIES EXCEEDS $1,000 PER YEAR, AND OF EACH OFFICER WHOSE AGGREGATE COMPENSATION FROM SUCH COMPANIES IS AT THE RATE OF $20,000 OR MORE PER YEAR. IN THE EVENT ANY OFFICER DEVOTES ONLY PART OF HIS TIME TO A COMPANY OR COMPANIES IN THE SYSTEM THIS FACT SHOULD BE INDICATED BY APPROPRIATE FOOTNOTE. SUCH COMPENSATION FOR SUCH PART TIME SHOULD BE COMPUTED ON AN ANNUAL RATE AND IF SUCH ANNUAL RATE EXCEEDS $20,000 THE ACTUAL COMPENSATION AS WELL AS ANNUAL RATE SHOULD ALSO BE REPORTED.

                       OFFICERS, DIRECTORS AND EMPLOYEES OF XCEL ENERGY, INC.

----------------------------------------------------------------------------------------------------------------------
NAME                      ADDRESS                COMPANY                 POSITIONS AND          PRESENT COMPENSATION
                                                                         EMPLOYMENTS            (ANNUAL RATE)
----------------------------------------------------------------------------------------------------------------------
WAYNE H. BRUNETTI         800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR, PRESIDENT    A
                          STE 3000                                       AND CEO
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
C. CONEY BURGESS          800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
DAVID A. CHRISTENSEN      800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
GIANNANTONIO FERRARI      800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
ROGER R. HEMMINGHAUS      800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
A. BARRY HIRSCHFELD       800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
JAMES J. HOWARD           800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR AND CHAIRMAN  A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
DOUGLAS W. LEATHERDALE    800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
ALBERT F. MORENO          800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
MARGARET R. PRESKA        800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
A. PATRICIA SAMPSON       800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
ALLAN L. SCHUMAN          800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
RODNEY E. SLIFER          800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
W. THOMAS STEPHENS        800 NICOLLET MALL,     XCEL ENERGY INC.        DIRECTOR               A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------

                                                        90


----------------------------------------------------------------------------------------------------------------------
NAME                      ADDRESS                COMPANY                 POSITIONS AND          PRESENT COMPENSATION
                                                                         EMPLOYMENTS            (ANNUAL RATE)
----------------------------------------------------------------------------------------------------------------------
GARY R. JOHNSON           800 NICOLLET MALL,     XCEL ENERGY INC.        VICE PRESIDENT &       A
                          STE 3000                                       GENERAL COUNSEL
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
EDWARD J. MCINTYRE        800 NICOLLET MALL,     XCEL ENERGY INC.        VICE PRESIDENT &       A
                          STE 3000                                       CHIEF FINANCIAL
                          MINNEAPOLIS, MN 55403                          OFFICER
----------------------------------------------------------------------------------------------------------------------
PAUL E. PENDER            800 NICOLLET MALL,     XCEL ENERGY INC.        VICE PRESIDENT &       A
                          STE 3000                                       TREASURER
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
DAVID E. RIPKA            800 NICOLLET MALL,     XCEL ENERGY INC.        VICE PRESIDENT &       A
                          STE 3000                                       CONTROLLER
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
CATHY J. HART             800 NICOLLET MALL,     XCEL ENERGY INC.        VICE PRESIDENT &       A
                          STE 3000                                       SECRETARY
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
CATHERINE J. CLEVELAND    800 NICOLLET MALL,     XCEL ENERGY INC.        ASSISTANT SECRETARY    A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
CATHERINE A. JONES        800 NICOLLET MALL,     XCEL ENERGY INC.        ASSISTANT SECRETARY    A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
CAROL J. PETERSON         800 NICOLLET MALL,     XCEL ENERGY INC.        ASSISTANT SECRETARY    A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
MARY P. SCHELL            800 NICOLLET MALL,     XCEL ENERGY INC.        ASSISTANT TREASURER    A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
JUDITH A. DELANEY         800 NICOLLET MALL,     XCEL ENERGY INC.        ASSISTANT TREASURER    A
                          STE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------


A. DIRECTORS' COMPENSATION INFORMATION IS IN XCEL ENERGY INC.'S PROXY DATED AUGUST 30, 2000, AND NEW CENTURY ENERGIES, INC.'S 10-K (FILE NO. 1-12927) FOR THE YEAR ENDING DEC. 31, 1999, WHICH ARE INCORPORATED BY REFERENCE. THE 10-K IS ALSO ATTACHED AS EXHIBIT F-4.

                        OFFICERS, DIRECTORS AND EMPLOYEES OF NRG ENERGY, INC.

----------------------------------------------------------------------------------------------------------------------
NAME                      ADDRESS                    COMPANY             POSITIONS AND          PRESENT
                                                                         EMPLOYMENTS            COMPENSATION
                                                                                                (ANNUAL RATE)
----------------------------------------------------------------------------------------------------------------------
WAYNE H. BRUNETTI         800 NICOLLET MALL          XCEL ENERGY INC.    DIRECTOR
                          SUITE 3000
                          MINNEAPOLIS, MN 55403
----------------------------------------------------------------------------------------------------------------------
LUELLA G. GOLDBERG        7019 TUPA DRIVE                                DIRECTOR               $30,000
                          EDINA, MN 55439
----------------------------------------------------------------------------------------------------------------------
PIERSON M. GRIEVE         4900 IDS CENTER                                DIRECTOR               $30,000
                          80 SOUTH 8TH STREET
                          MINNEAPOLIS, MN 55401
----------------------------------------------------------------------------------------------------------------------
WILLIAM A. HODDER         4900 IDS CENTER                                DIRECTOR               $30,000
                          80 SOUTH 8TH STREET
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
JAMES J. HOWARD           800 NICOLLET MALL          XCEL ENERGY INC.    DIRECTOR
                          SUITE 3000
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
GARY R. JOHNSON           800 NICOLLET MALL          XCEL ENERGY INC.    DIRECTOR
                          SUITE 3000
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
                          800 NICOLLET MALL          XCEL ENERGY INC.    DIRECTOR
RICHARD C. KELLY          SUITE 3000
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
CYNTHIA L. LESHER         800 NICOLLET MALL          XCEL ENERGY INC.    DIRECTOR
                          SUITE 3000
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
EDWARD J. MCINTYRE        800 NICOLLET MALL          XCEL ENERGY INC.    DIRECTOR
                          SUITE 3000
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
DAVID H. PETERSON         901 MARQUETTE AVENUE       NRG ENERGY, INC.    DIRECTOR, CHAIRMAN,
                          SUITE 2300                                     PRESIDENT AND CHIEF
                          MINNEAPOLIS, MN 55402                          EXECUTIVE OFFICER
----------------------------------------------------------------------------------------------------------------------
LEONARD A. BLUHM          901 MARQUETTE AVENUE       NRG ENERGY, INC.    EXECUTIVE VICE
                          SUITE 2300                                     PRESIDENT AND CHIEF
                          MINNEAPOLIS, MN 55402                          FINANCIAL OFFICER
----------------------------------------------------------------------------------------------------------------------

                                                       91


----------------------------------------------------------------------------------------------------------------------
NAME                      ADDRESS                    COMPANY             POSITIONS AND          PRESENT
                                                                         EMPLOYMENTS            COMPENSATION
                                                                                                (ANNUAL RATE)
----------------------------------------------------------------------------------------------------------------------
JAMES J. BENDER           901 MARQUETTE AVENUE       NRG ENERGY, INC.    VICE PRESIDENT,
                          SUITE 2300                                     GENERAL COUNSEL AND
                          MINNEAPOLIS, MN 55402                          CORPORATE SECRETARY
----------------------------------------------------------------------------------------------------------------------
KEITH G. HILLESS          LEVEL 22                   NRG ENERGY, INC.    SENIOR VICE
                          307 QUEEN STREET, LOCKED                       PRESIDENT,
                          BAG 1480                                       ASIA-PACIFIC
                          BRISBANE QLD 4000
                          AUSTRALIA
----------------------------------------------------------------------------------------------------------------------
ROY R. HEWITT             901 MARQUETTE AVENUE       NRG ENERGY, INC.    VICE PRESIDENT,
                          SUITE 2300                                     ADMINISTRATIVE
                          MINNEAPOLIS, MN 55402                          SERVICES
----------------------------------------------------------------------------------------------------------------------
VALORIE A. KNUDSEN        901 MARQUETTE AVENUE       NRG ENERGY, INC.    VICE PRESIDENT,
                          SUITE 2300                                     CORPORATE STRATEGY
                          MINNEAPOLIS, MN 55402                          AND PORTFOLIO
                                                                         ASSESSMENT
----------------------------------------------------------------------------------------------------------------------
CRAIG A. MATACZYNSKI      901 MARQUETTE AVENUE       NRG ENERGY, INC.    SENIOR VICE
                          SUITE 2300                                     PRESIDENT, NORTH
                          MINNEAPOLIS, MN 55402                          AMERICA
----------------------------------------------------------------------------------------------------------------------
JOHN A. NOER              901 MARQUETTE AVENUE       NRG ENERGY, INC.    SENIOR VICE PRESIDENT
                          SUITE 2300
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
RONALD J. WILL            901 MARQUETTE AVENUE       NRG ENERGY, INC.    SENIOR VICE
                          SUITE 2300                                     PRESIDENT, EUROPE
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
WILLIAM T. PIEPER         901 MARQUETTE AVENUE       NRG ENERGY, INC.    CONTROLLER
                          SUITE 2300
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
BRIAN B. BIRD             901 MARQUETTE AVENUE       NRG ENERGY, INC.    VICE PRESIDENT AND
                          SUITE 2300                                     TREASURER
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------
KATHRYN J. OSTERAAS       901 MARQUETTE AVENUE       NRG ENERGY, INC.    ASSISTANT CORPORATE
                          SUITE 2300                                     SECRETARY
                          MINNEAPOLIS, MN 55402
----------------------------------------------------------------------------------------------------------------------

OTHER INFORMATION ABOUT NRG'S DIRECTORS IS INCLUDED IN NRG ENERGY, INC.'S REGISTRATION STATEMENT DATED MAY 30, 2000, WHICH IS INCORPORATED BY REFERENCE.

                  (b) COMPENSATION OF CERTAIN EMPLOYEES. AS TO REGULAR EMPLOYEES OF SUCH COMPANIES WHO ARE NOT DIRECTORS OR OFFICERS OF ANY ONE OF THEM, LIST THE NAME, ADDRESS AND AGGREGATE ANNUAL RATE OF COMPENSATION OF ALL THOSE WHO RECEIVE $20,000 OR MORE PER YEAR FROM ALL SUCH COMPANIES.

DIRECTORS' COMPENSATION INFORMATION IS IN XCEL ENERGY INC.'S PROXY DATED AUGUST 30, 2000, AND NEW CENTURY ENERGIES, INC.'S 10-K (FILE NO. 1-12927) FOR THE YEAR ENDING DEC. 31, 1999, WHICH ARE INCORPORATED BY REFERENCE.
THE 10-K IS ALSO ATTACHED AS EXHIBIT F-4.

OTHER INFORMATION ABOUT NRG'S DIRECTORS IS INCLUDED IN NRG ENERGY, INC.'S REGISTRATION STATEMENT DATED MAY 30, 2000, WHICH IS INCORPORATED BY REFERENCE.

                  (c) INDEBTEDNESS TO SYSTEM COMPANIES. AS TO EVERY SUCH DIRECTOR, TRUSTEE OR OFFICER AS AFORESAID, WHO IS INDEBTED TO ANY ONE OF SUCH COMPANIES, OR ON WHOSE BEHALF ANY SUCH COMPANY HAS NOW OUTSTANDING AND EFFECTIVE ANY OBLIGATION TO ASSUME OR GUARANTEE PAYMENT OF ANY INDEBTEDNESS TO ANOTHER, AND WHOSE TOTAL DIRECT AND CONTINGENT LIABILITY TO SUCH COMPANY EXCEEDS THE SUM OF $1,000, GIVE THE NAME OF SUCH DIRECTOR, TRUSTEE, OR OFFICER, THE NAME OF

                  SUCH COMPANY AND DESCRIBE BRIEFLY THE NATURE AND AMOUNT OF SUCH DIRECT AND CONTINGENT OBLIGATIONS.

                                                            NONE

                  (d) CONTRACTS. IF ANY SUCH DIRECTOR, TRUSTEE OR OFFICER AS AFORESAID:

                  (1) HAS AN EXISTING CONTRACT WITH ANY SUCH COMPANY (EXCLUSIVE OF AN EMPLOYMENT CONTRACT WHICH PROVIDES FOR NO COMPENSATION OTHER THAN THAT SET FORTH IN PARAGRAPH (a) OF ITS
                  ITEM); OR

                  (2) EITHER INDIVIDUALLY OR TOGETHER WITH THE MEMBERS OF HIS IMMEDIATELY FAMILY, OWNS, DIRECTLY OR INDIRECTLY, 5% OR MORE OF THE VOTING SECURITIES OF ANY THIRD PERSON WITH WHOM ANY SUCH COMPANY HAS AN EXISTING CONTRACT; OR

                                      NONE

                  (3) HAS ANY OTHER BENEFICIAL INTEREST IN AN EXISTING CONTRACT TO WHICH ANY SUCH COMPANY IS A PARTY;

                  DESCRIBE BRIEFLY THE NATURE OF SUCH CONTRACT, THE NAMES OF THE PARTIES THERETO, THE TERMS THEREOF AND THE INTEREST OF SUCH OFFICER, TRUSTEE OR DIRECTOR THEREIN.

                                      NONE

                  (e) BANKING CONNECTIONS. IF ANY SUCH DIRECTOR, TRUSTEE OR OFFICER, IS AN EXECUTIVE OFFICER, DIRECTOR, PARTNER, APPOINTEE OR REPRESENTATIVE OF ANY BANK, TRUST COMPANY, INVESTMENT BANKER, OR BANKING ASSOCIATION FIRM, OR OF ANY CORPORATION A MAJORITY OF WHOSE STOCK HAVING THE UNRESTRICTED RIGHT TO VOTE FOR THE ELECTION OF DIRECTORS, IS OWNED BY ANY BANK, TRUST COMPANY, INVESTMENT BANKER, OR BANKING ASSOCIATION OR FIRM, STATE THE NAME OF SUCH DIRECTOR OR OFFICER, DESCRIBE BRIEFLY SUCH OTHER POSITIONS HELD BY HIM AND INDICATE WHICH OF THE RULES UNDER SECTION 17(c) AUTHORIZES THE REGISTRANT AND SUBSIDIARY COMPANIES OF WHICH HE IS A DIRECTOR OR OFFICER TO RETAIN HIM IN SUCH CAPACITY.

BY PERMISSION OF THE STAFF, INFORMATION IN IN XCEL ENERGY INC.'S PROXY DATED AUGUST 30, 2000, AND NEW CENTURY ENERGIES, INC.'S 10-K (FILE NO. 1-12927) FOR THE YEAR ENDING DEC. 31, 1999, WHICH ARE INCORPORATED BY REFERENCE, IS SUBSTITUTED FOR THE RESPONSES TO ITEMS 16(a) THROUGH (e). THE 10-K IS ALSO ATTACHED AS EXHIBIT F-4.

OTHER INFORMATION ABOUT NRG'S DIRECTORS IS INCLUDED IN NRG ENERGY, INC.'S REGISTRATION STATEMENT DATED MAY 30, 2000, WHICH IS INCORPORATED BY REFERENCE.

                    INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

         17. DESCRIBE BRIEFLY THE NATURE OF ANY SUBSTANTIAL INTEREST WHICH ANY TRUSTEE UNDER INDENTURES EXECUTED IN CONNECTION WITH ANY OUTSTANDING ISSUE OF SECURITIES OF THE REGISTRANT OR ANY SUBSIDIARY THEREOF, HAS IN EITHER THE REGISTRANT OR SUCH SUBSIDIARY, AND ANY CLAIM WHICH ANY SUCH TRUSTEE MAY HAVE AGAINST REGISTRANT OR ANY SUBSIDIARY; PROVIDED, HOWEVER, THAT IT SHALL NOT BE NECESSARY TO INCLUDE IN SUCH DESCRIPTION ANY EVIDENCES OF INDEBTEDNESS OWNED BY SUCH TRUSTEE WHICH WERE ISSUED PURSUANT TO SUCH AN INDENTURE.

                                                       NONE

                    SERVICE, SALES AND CONSTRUCTION CONTRACTS

         18. AS TO EACH SERVICE, SALES OR CONSTRUCTION CONTRACT (AS DEFINED IN PARAGRAPHS (19) TO (21) OF SECTION 2(a) OF THE ACT) WHICH THE REGISTRANT AND ANY SUBSIDIARY COMPANY THEREOF HAS HAD IN EFFECT WITHIN THE LAST THREE MONTHS, DESCRIBE BRIEFLY THE NATURE OF SUCH CONTRACT, THE NAME AND ADDRESS OF THE PARTIES THERETO, THE DATES OF EXECUTION AND EXPIRATION, AND THE COMPENSATION TO BE PAID THEREUNDER. ATTACH TYPICAL FORMS OF ANY SUCH CONTRACTS AS AN EXHIBIT TO THIS REGISTRATION STATEMENT. IF THE OTHER PARTY TO ANY SUCH CONTRACT IS A MUTUAL SERVICE COMPANY OR A SUBSIDIARY SERVICE COMPANY WHICH IS A MEMBER OF THE SAME HOLDING COMPANY SYSTEM AS THE REGISTRANT AND AS TO WHICH THE COMMISSION HAS MADE A FAVORABLE FINDING IN ACCORDANCE WITH RULE 13-22, SPECIFIC REFERENCE MAY BE MADE TO THE APPLICATION OR DECLARATION FILED BY SUCH COMPANY PURSUANT TO RULE 13-22 AND NO FURTHER DETAILS NEED BE GIVEN AS TO SUCH CONTRACTS.

1. SERVICES AGREEMENT BETWEEN UTILITY COMPANIES AND XCEL ENERGY SERVICES INC.

2. SERVICES AGREEMENT BETWEEN NON-UTILITY COMPANIES AND XCEL ENERGY SERVICES
INC.

3. AGREEMENT BETWEEN NSP AND NRG. NSP PURCHASES REFUSED DERIVED FUEL FROM THE NEWPORT FACILITY AND THE ELK RIVER FACILITY AT NSP'S COAL COST. NRG PAYS AN INCENTIVE BEYOND A CERTAIN VOLUME THRESHOLD AS A MEANS OF COMPENSATING NSP FOR THE COST OF POLLUTION CONTROL EQUIPMENT THAT WAS REQUIRED TO BURN MORE RDF.

4. AGREEMENT BETWEEN NSP AND NRG. NRG OPERATES A MUNICIPAL SOLID WASTE TRANSFER STATION AND MINNESOTA WASTE PROCESSING'S RDF STORAGE FACILITY ON LAND LEASED FROM NSP ADJACENT TO NSP'S WILMARTH STEAM GENERATING FACILITY IN EXCHANGE FOR NRG'S CAPITAL INVESTMENT TO IMPROVE PLANT OPERATIONS.

5. AGREEMENT BETWEEN NSP AND NRG. NSP SELLS STEAM TO NRG FOR ITS WASCHO OPERATIONS FOR RESALE TO ANDERSEN CORPORATION AND TO A MINNESOTA CORRECTIONAL FACILITY.

6. AGREEMENT BETWEEN NSP AND NRG. NRG PAYS NSP TO OPERATE AND MAINTAIN ITS WALDORF (NOW ROCKTENN CORP.) PROCESS STEAM OPERATION LOCATED AT NSP'S HIGH BRIDGE POWER GENERATION FACILITY.

7. AGREEMENT BETWEEN NSP AND LIBERTY PAPER, INC. NSP SELLS STEAM AND ELECTRICITY FROM ITS SHERCO GENERATING PLANT TO LIBERTY PAPER, INC. ("LPI"). NSP SUPPLIES STEAM TO SATISFY LPI'S THERMAL ENERGY NEEDS AND PROVIDES LPI WITH ABOUT EIGHT MEGAWATTS OF ELECTRICITY UNDER TARIFFED RATES.

8. AGREEMENT BETWEEN NSP AND NSP-W FOR SCADA SERVICES. NSP SUPPLIES NSP-W AND VIKING WITH SUPERVISORY CONTROL AND DATA ACQUISITION ("SCADA") SERVICES FOR THEIR GAS


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BUSINESSES PURSUANT TO SEPARATE CONTRACTS WITH NSP-W AND VIKING. NSP ALSO
SUPPLIES NSP-W GAS DISPATCHING AND OTHER SERVICES.

9. AGREEMENT BETWEEN NSP AND VIKING FOR SCADA SERVICES. NSP SUPPLIES NSP-W AND VIKING WITH SUPERVISORY CONTROL AND DATA ACQUISITION ("SCADA") SERVICES FOR THEIR GAS BUSINESSES PURSUANT TO SEPARATE CONTRACTS WITH VIKING AND NSP-W. NSP ALSO SUPPLIES NSP-W GAS DISPATCHING AND OTHER SERVICES.

10. AGREEMENT BETWEEN NSP AND UNITED POWER & LAND. UP&L LEASES OFFICE SPACE ON FLOORS TWO THROUGH ELEVEN OF THE RENAISSANCE SQUARE OFFICE BUILDING TO NSP. UP&L ALSO LEASES OFFICE SPACE ON THE FIRST FLOOR AND IN THE BASEMENT OF THE RENAISSANCE SQUARE OFFICE BUILDING TO NSP.

11. AGREEMENT BETWEEN NSP AND FIRST MIDWEST AUTO PARK. FIRST MIDWEST AUTO PARK ("FMAP") LEASES 14,000 SQUARE FEET OF UNIMPROVED STORAGE AREA TO NSP IN THE FIRST AND SECOND FLOORS OF THE PARKING GARAGE ADJACENT TO NSP'S HEADQUARTERS. FMAP ALSO LEASES 92 PARKING SPACES IN THE PARKING FACILITY TO NSP.

12. AGREEMENT BETWEEN NSP AND SEREN INNOVATIONS, INC. SEREN INNOVATIONS, INC. ("SEREN"), A WHOLLY-OWNED SUBSIDIARY OF NSP, ENTERED INTO A LEASE AGREEMENT WITH NSP WHICH ALLOWS SEREN TO ATTACH CABLE OR SIMILAR TELECOMMUNICATIONS FACILITIES TO NSP'S DISTRIBUTION POLES, CONDUITS, DUCTS AND OTHER PROPERTIES. THE LEASE IS EFFECTIVE FEBRUARY 20, 1998 THROUGH DECEMBER 31, 2018, AND IS APPLICABLE IN MINNESOTA, SOUTH DAKOTA AND NORTH DAKOTA.

13. AGREEMENT BETWEEN REDDY KILOWATT CORPORATION ("RKC") AND NSP. RKC IS A WHOLLY-OWNED SUBSIDIARY OF NSP WHICH OWNS AND LICENSES USE OF THE REDDY KILOWATT-Registered Trademark- AND REDDY FLAME-TM- TRADEMARKS ("TRADEMARKS"). ON OCTOBER 1, 1999, NSP AND RKC ENTERED INTO A TRADEMARK LICENSE AGREEMENT ALLOWING NSP TO USE THE TRADEMARKS FOR AN ANNUAL FEE.

14. AGREEMENT BETWEEN NUCLEAR MANAGEMENT COMPANY AND NSP. NSP NUCLEAR CORPORATION (A WHOLLY OWNED SUBSIDIARY OF NSP) OWNS A 25% INTEREST IN THE NUCLEAR MANAGEMENT COMPANY, LLC. THE NMC PROVIDES NUCLEAR POWER PLANT OPERATING SERVICES TO NSP FOR THE PRAIRIE ISLAND AND MONTICELLO NUCLEAR GENERATING FACILITIES AT FULLY ALLOCATED COST. THE NMC PROVIDES THESE SAME SERVICES TO ALLIANT, WISCONSIN ELECTRIC AND WISCONSIN PUBLIC SERVICE NUCLEAR FACILITIES.

15. AGREEMENT BETWEEN NSP AND UTILITY ENGINEERING (UE). NSP ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

16. AGREEMENT BETWEEN NSP-W AND UTILITY ENGINEERING (UE). NSP-W ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

17. LEASE AGREEMENT BETWEEN NSP-W AND CHIPPEWA AND FLAMBEAU IMPROVEMENT COMPANY. THIS AGREEMENT PROVIDES THAT NSP-W WILL PAY CHIPPEWA AT COST FOR THE MANAGEMENT OF WATER RIGHTS FOR A HYDROELECTRIC FACILITY USED TO PRODUCE ELECTRICITY.


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18. SERVICES AGREEMENT BETWEEN NSP-W AND NSP LANDS, INC. THIS AGREEMENT WILL
REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY, SUCH AS FIELD ENGINEERS CAN BE USED BY NSP LANDS PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP-W IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

19. SERVICES AGREEMENT BETWEEN NSP-W AND NSP. THIS AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY AND NSP OPERATING COMPANY CAN BE SHARED PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

20. SERVICES AGREEMENT BETWEEN NSP-W AND VIKING GAS TRANSMISSION COMPANY. THIS AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY CAN BE SHARED WITH VIKING PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP-W IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

21. SERVICES AGREEMENT BETWEEN NSP-W AND CLEARWATER INVESTMENT, INC. THIS AGREEMENT WILL REMAIN IN PLACE IN THE EVENT THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY CAN BE SHARED WITH VIKING PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP-W IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

22. PSCO AND NCE COMMUNICATIONS. THIS AGREEMENT ALLOWS NCE COMMUNICATIONS TO LEASE A PORTION OF A FIBER OPTIC NETWORK TO PSCO AS WELL AS TO OTHER THIRD PARTIES.

23. PUBLIC SERVICE COMPANY OF COLORADO ("PSCO") AND PUBLIC SERVICE COLORADO CREDIT CORPORATION ("PSCCC"). PSCCC PURCHASES ACCOUNTS RECEIVABLE GENERATED FROM SALE OF GAS AND ELECTRICITY AS WELL AS FUEL INVENTORY FOR PSCO'S GENERATING FACILITIES. PSCO PAYS TRANSACTION FEES TO PSCCC.

24. PUBLIC SERVICE COMPANY OF COLORADO ("PSCO") AND E PRIME. THESE AGREEMENTS PROVIDE THAT PSCO PURCHASES CERTAIN DEMAND SIDE MANAGEMENT RESOURCES FROM E PRIME.

25. 1480 WELTON AND PUBLIC SERVICE OF COLORADO ("PSCO"). UNDER THESE AGREEMENTS 1480 WELTON LEASES CERTAIN FACILITIES TO PSCO.

26. PUBLIC SERVICE OF COLORADO ("PSCO") AND UTILITY ENGINEERING. PSCO ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

27. SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") AND UTILITY ENGINEERING. SPS ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICES FROM UE.

28. SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") AND PLANERGY, INC. THESE AGREEMENTS PROVIDES THAT SPS PURCHASES CERTAIN DEMAND SIDE MANAGEMENT RESOURCES FROM PLANERGY.


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29. NSP AND NRG. THIS AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL
SERVICES OF NSP OPERATING COMPANY CAN BE SHARED WITH NRG PURSUANT TO SEC RULE
87. ADMINISTRATIVE SERVICES PERFORMED BY NSP IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST. THE FOLLOWING AGREEMENTS ARE THE TYPICAL FORM AGREEMENTS BETWEEN ASSOCIATE COMPANIES.

EXHIBIT H-1. FORM SERVICES AGREEMENT FOR UTILITY COMPANIES.

EXHIBIT H-2. FORM SERVICES AGREEMENT FOR NON-UTILITY COMPANIES.

EXHIBIT H-3. NSP AND NRG. THIS IS A TYPICAL SERVICES AGREEMENT THAT ALLOWS FOR CERTAIN ENGINEERING SERVICES TO BE PROVIDED BY NSP OPERATING COMPANY TO AFFILIATESL. THIS TYPE OF AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP OPERATING COMPANY CAN BE SHARES WITH ASSOCIATE COMPANIES PURSUANTNSP PURCHASES REFUSED DERIVED FUEL FROM THE NEWPORT FACILITY AND THE ELK RIVER FACILITY AT NSP'S COAL COST. NRG PAYS AN INCENTIVE BEYOND A CERTAIN VOLUME THRESHOLD AS A MEANS OF COMPENSATING NSP FOR THE COST OF POLLUTION CONTROL EQUIPMENT THAT WAS REQUIRED TO BURN MORE RDF.

EXHIBIT H-4. AGREEMENT BETWEEN NSP AND NRG. NRG OPERATES A MUNICIPAL SOLID WASTE TRANSFER STATION AND MINNESOTA WASTE PROCESSING'S RDF STORAGE FACILITY ON LAND LEASED FROM NSP ADJACENT TO NSP'S WILMARTH STEAM GENERATING FACILITY IN EXCHANGE FOR NRG'S CAPITAL INVESTMENT TO IMPROVE PLANT OPERATIONS.

EXHIBIT H-5. AGREEMENT BETWEEN NSP AND NRG. NSP SELLS STEAM TO NRG FOR ITS WASCHO OPERATIONS FOR RESALE TO ANDERSEN CORPORATION AND TO A MINNESOTA CORRECTIONAL FACILITY.

EXHIBIT H-6. AGREEMENT BETWEEN NSP AND NRG. NRG PAYS NSP TO OPERATE AND MAINTAIN ITS WALDORF (NOW ROCKTENN CORP.) PROCESS STEAM OPERATION LOCATED AT NSP'S HIGH BRIDGE POWER GENERATION FACILITY.

EXHIBIT H-7. AGREEMENT BETWEEN NSP AND LIBERTY PAPER, INC. NSP SELLS STEAM AND ELECTRICITY FROM ITS SHERCO GENERATING PLANT TO LIBERTY PAPER, INC. ("LPI"). NSP SUPPLIES STEAM TO SATISFY LPI'S THERMAL ENERGY NEEDS AND PROVIDES LPI WITH ABOUT EIGHT MEGAWATTS OF ELECTRICITY UNDER TARIFFED RATES.

EXHIBIT H-8. AGREEMENT BETWEEN NSP AND NSP-W FOR SCADA SERVICES. NSP SUPPLIES NSP-W AND VIKING WITH SUPERVISORY CONTROL AND DATA ACQUISITION ("SCADA") SERVICES FOR THEIR GAS BUSINESSES PURSUANT TO SEPARATE CONTRACTS WITH NSP-W AND VIKING. NSP ALSO SUPPLIES NSP-W GAS DISPATCHING AND OTHER SERVICES.

EXHIBIT H-9. AGREEMENT BETWEEN NSP AND VIKING FOR SCADA SERVICES. NSP SUPPLIES NSP-W AND VIKING WITH SUPERVISORY CONTROL AND DATA ACQUISITION ("SCADA") SERVICES FOR THEIR GAS BUSINESSES PURSUANT TO SEPARATE CONTRACTS WITH VIKING AND NSP-W. NSP ALSO SUPPLIES NSP-W GAS DISPATCHING AND OTHER SERVICES.


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EXHIBIT H-10. AGREEMENT BETWEEN NSP AND UNITED POWER & LAND. UP&L LEASES OFFICE
SPACE ON FLOORS TWO THROUGH ELEVEN OF THE RENAISSANCE SQUARE OFFICE BUILDING TO NSP. UP&L ALSO LEASES OFFICE SPACE ON THE FIRST FLOOR AND IN THE BASEMENT OF
THE RENAISSANCE SQUARE OFFICE BUILDING TO NSP.

EXHIBIT H-11. AGREEMENT BETWEEN NSP AND FIRST MIDWEST AUTO PARK. FIRST MIDWEST AUTO PARK ("FMAP") LEASES 14,000 SQUARE FEET OF UNIMPROVED STORAGE AREA TO NSP IN THE FIRST AND SECOND FLOORS OF THE PARKING GARAGE ADJACENT TO NSP'S HEADQUARTERS. FMAP ALSO LEASES 92 PARKING SPACES IN THE PARKING FACILITY TO NSP.

EXHIBIT H-12. AGREEMENT BETWEEN NSP AND SEREN INNOVATIONS, INC. SEREN INNOVATIONS, INC. ("SEREN"), A WHOLLY-OWNED SUBSIDIARY OF NSP, ENTERED INTO A LEASE AGREEMENT WITH NSP WHICH ALLOWS SEREN TO ATTACH CABLE OR SIMILAR TELECOMMUNICATIONS FACILITIES TO NSP'S DISTRIBUTION POLES, CONDUITS, DUCTS AND OTHER PROPERTIES. THE LEASE IS EFFECTIVE FEBRUARY 20, 1998 THROUGH DECEMBER 31, 2018, AND IS APPLICABLE IN MINNESOTA, SOUTH DAKOTA AND NORTH DAKOTA.

EXHIBIT H-13. AGREEMENT BETWEEN REDDY KILOWATT CORPORATION ("RKC") AND NSP. RKC IS A WHOLLY-OWNED SUBSIDIARY OF NSP WHICH OWNS AND LICENSES USE OF THE REDDY KILOWATT-Registered Trademark- AND REDDY FLAME-TM- TRADEMARKS ("TRADEMARKS"). ON OCTOBER 1, 1999, NSP AND RKC ENTERED INTO A TRADEMARK LICENSE AGREEMENT ALLOWING NSP TO USE THE TRADEMARKS FOR AN ANNUAL FEE.

EXHIBIT H-14. AGREEMENT BETWEEN NUCLEAR MANAGEMENT COMPANY AND NSP. NSP NUCLEAR CORPORATION (A WHOLLY OWNED SUBSIDIARY OF NSP) OWNS A 25% INTEREST IN THE NUCLEAR MANAGEMENT COMPANY, LLC. THE NMC PROVIDES NUCLEAR POWER PLANT OPERATING SERVICES TO NSP FOR THE PRAIRIE ISLAND AND MONTICELLO NUCLEAR GENERATING FACILITIES AT FULLY ALLOCATED COST. THE NMC PROVIDES THESE SAME SERVICES TO ALLIANT, WISCONSIN ELECTRIC AND WISCONSIN PUBLIC SERVICE NUCLEAR FACILITIES.

EXHIBIT H-15. AGREEMENT BETWEEN NSP AND UTILITY ENGINEERING (UE). NSP ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

EXHIBIT H-16. AGREEMENT BETWEEN NSP-W AND UTILITY ENGINEERING (UE). NSP-W ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

EXHIBIT H-17. LEASE AGREEMENT BETWEEN NSP-W AND CHIPPEWA AND FLAMBEAU IMPROVEMENT COMPANY. THIS AGREEMENT PROVIDES THAT NSP-W WILL PAY CHIPPEWA AT COST FOR THE MANAGEMENT OF WATER RIGHTS FOR A HYDROELECTRIC FACILITY USED TO PRODUCE ELECTRICITY.

EXHIBIT H-18. SERVICES AGREEMENT BETWEEN NSP-W AND NSP LANDS, INC. THIS AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY, SUCH AS FIELD ENGINEERS CAN BE USED BY NSP LANDS PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP-W IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.


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EXHIBIT H-19. SERVICES AGREEMENT BETWEEN NSP-W AND NSP. THIS AGREEMENT WILL
REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY AND NSP OPERATING COMPANY CAN BE SHARED PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

EXHIBIT H-20. SERVICES AGREEMENT BETWEEN NSP-W AND VIKING GAS TRANSMISSION COMPANY. THIS AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY CAN BE SHARED WITH VIKING PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP-W IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

EXHIBIT H-21. SERVICES AGREEMENT BETWEEN NSP-W AND CLEARWATER INVESTMENT, INC. THIS AGREEMENT WILL REMAIN IN PLACE IN THE EVENT THAT CERTAIN INCIDENTAL SERVICES OF NSP-W OPERATING COMPANY CAN BE SHARED WITH VIKING PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP-W IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

EXHIBIT H-22. PSCO AND NCE COMMUNICATIONS. THIS AGREEMENT ALLOWS NCE COMMUNICATIONS TO LEASE A PORTION OF A FIBER OPTIC NETWORK TO PSCO AS WELL AS TO OTHER THIRD PARTIES.

EXHIBIT H-23. PUBLIC SERVICE COMPANY OF COLORADO ("PSCO") AND PUBLIC SERVICE COLORADO CREDIT CORPORATION ("PSCCC"). PSCCC PURCHASES ACCOUNTS RECEIVABLE GENERATED FROM SALE OF GAS AND ELECTRICITY AS WELL AS FUEL INVENTORY FOR PSCO'S GENERATING FACILITIES. PSCO PAYS TRANSACTION FEES TO PSCCC.

EXHIBIT H-24. PUBLIC SERVICE COMPANY OF COLORADO ("PSCO") AND E PRIME. THESE AGREEMENTS PROVIDE THAT PSCO PURCHASES CERTAIN DEMAND SIDE MANAGEMENT RESOURCES FROM E PRIME.

EXHIBIT H-25. 1480 WELTON AND PUBLIC SERVICE OF COLORADO ("PSCO"). UNDER THESE AGREEMENTS 1480 WELTON LEASES CERTAIN FACILITIES TO PSCO.

EXHIBIT H-26. PUBLIC SERVICE OF COLORADO ("PSCO") AND UTILITY ENGINEERING. PSCO ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

EXHIBIT H-27. SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") AND UTILITY ENGINEERING. SPS ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICES FROM UE.

EXHIBIT H-28. SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") AND PLANERGY, INC. THESE AGREEMENTS PROVIDES THAT SPS PURCHASES CERTAIN DEMAND SIDE MANAGEMENT RESOURCES FROM PLANERGY.


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                                   LITIGATION

         19. DESCRIBE BRIEFLY ANY EXISTING LITIGATION OF THE FOLLOWING DESCRIPTIONS, TO WHICH THE REGISTRANT OR ANY SUBSIDIARY COMPANY THEREOF IS A PARTY, OR OF WHICH THE PROPERTY OF THE REGISTRANT OR ANY SUCH SUBSIDIARY COMPANY IS THE SUBJECT, INCLUDING THE NAMES OF THE PARTIES AND THE COURT IN WHICH SUCH LITIGATION IS PENDING:

                  (1) PROCEEDINGS TO ENFORCE OR TO RESTRAIN ENFORCEMENT OF ANY ORDER OF A STATE COMMISSION OR OTHER GOVERNMENTAL AGENCY;

                  (2) PROCEEDINGS INVOLVING ANY FRANCHISE CLAIMED BY ANY SUCH COMPANY;

                  (3) PROCEEDINGS BETWEEN ANY SUCH COMPANY AND ANY HOLDER, IN HIS CAPACITY AS SUCH, IF ANY FUNDED INDEBTEDNESS OR CAPITAL STOCK ISSUED, OR GUARANTEED BY SUCH COMPANY, OR BETWEEN ANY SUCH COMPANY AND ANY OFFICER THEREOF;

                  (4) PROCEEDINGS IN WHICH ANY SUCH COMPANY SUES IN ITS CAPACITY AS OWNER OF CAPITAL STOCK OR FUNDED INDEBTEDNESS ISSUED OR GUARANTEED BY ANY OTHER COMPANY;

                  (5) EACH OTHER PROCEEDING IN WHICH THE MATTER IN CONTROVERSY, EXCLUSIVE OF INTEREST AND COSTS, EXCEEDS AN AMOUNT EQUAL TO 2% OF THE DEBIT ACCOUNTS SHOWN ON THE MOST RECENT BALANCE SHEET OF SUCH COMPANY.

A SUMMARY OF LITIGATION MEETING THE DESCRIPTION ABOVE AND OTHER MATERIAL MATTERS ARE DESCRIBED BELOW.

ON DEC. 11, 1998, A GAS EXPLOSION IN ST. CLOUD, MINN., KILLED FOUR PEOPLE, INCLUDING TWO NORTHERN STATES POWER COMPANY-MINNESOTA (NSP-MINNESOTA) EMPLOYEES, INJURED APPROXIMATELY 14 PEOPLE AND DAMAGED SEVERAL BUILDINGS. NSP-MINNESOTA IS A SIGNIFICANT SUBSIDIARY OF XCEL ENERGY INC. THE ACCIDENT OCCURRED AS A CREW FROM CABLE CONSTRUCTORS INC. (CCI) WAS INSTALLING FIBER OPTIC CABLE FOR SEREN. SEREN IS A SUBSIDIARY OF XCEL ENERGY INC. SEREN, CCI AND SIRTI, AN ARCHITECTURE/ENGINEERING FIRM RETAINED BY SEREN, ARE NAMED AS DEFENDANTS IN TEN LAWSUITS RELATING TO THE EXPLOSION. NSP-MINNESOTA IS A DEFENDANT IN EIGHT OF THE LAWSUITS. NSP-MINNESOTA AND SEREN DENY ANY LIABILITY FOR THIS ACCIDENT. NSP-MINNESOTA HAS A SELF-INSURED RETENTION DEDUCTIBLE OF $2 MILLION WITH GENERAL LIABILITY COVERAGE LIMITS OF $185 MILLION. SEREN'S PRIMARY INSURANCE COVERAGE IS $1 MILLION AND ITS SECONDARY INSURANCE COVERAGE IS $185 MILLION. THE ULTIMATE COST TO XCEL ENERGY INC., NSP-MINNESOTA AND SEREN, IF ANY, IS UNKNOWN AT THIS TIME.

IN APRIL 1997, A FIRE DAMAGED SEVERAL BUILDINGS IN DOWNTOWN GRAND FORKS, N. D., DURING A FLOOD IN THE CITY. ON JULY 23, 1998, THE ST. PAUL MERCURY INSURANCE CO. COMMENCED A LAWSUIT AGAINST NSP-MINNESOTA FOR DAMAGES IN EXCESS OF $15 MILLION. NSP-MINNESOTA IS A SIGNIFICANT SUBSIDIARY OF XCEL ENERGY INC. THE SUIT WAS FILED IN THE DISTRICT COURT IN GRAND FORKS COUNTY IN


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NORTH DAKOTA. THE INSURANCE COMPANY ALLEGED THE FIRE WAS ELECTRICAL IN ORIGIN
AND THAT NSP-MINNESOTA WAS LEGALLY RESPONSIBLE FOR THE FIRE BECAUSE IT FAILED
TO SHUT OFF ELECTRICAL POWER TO DOWNTOWN GRAND FORKS DURING THE FLOOD AND PRIOR TO THE FIRE. SEVEN ADDITIONAL LAWSUITS WERE FILED AGAINST NSP-MINNESOTA BY INSURANCE COMPANIES WHICH INSURED BUSINESSES DAMAGED BY THE FIRE. ONE
ADDITIONAL LAWSUIT FILED BY THE FIRST NATIONAL BANK OF GRAND FORKS IS VENUED IN FEDERAL COURT. THE TOTAL OF DAMAGES BEING SOUGHT BY ALL THESE LAWSUITS IS IN EXCESS OF $30 MILLION. NSP-MINNESOTA DENIED ANY LIABILITY, ASSERTING THAT IT
WAS NOT LEGALLY RESPONSIBLE FOR THIS UNFORESEEABLE EVENT. TRIAL CONCERNING THE STATE COURT LAWSUITS COMMENCED ON AUG. 1, 2000, AND CONCLUDED ON SEPT. 7, 2000. ON SEPT. 8, 2000, AFTER DELIBERATING FOR ONLY ONE HOUR, A JURY RETURNED A DEFENSE VERDICT IN FAVOR OF NSP-MINNESOTA. IT IS UNKNOWN WHETHER THE PLAINTIFFS WILL APPEAL. NSP-MINNESOTA HAS A SELF-INSURED RETENTION DEDUCTIBLE OF $2 MILLION, WITH GENERAL LIABILITY INSURANCE COVERAGE LIMITS OF $150 MILLION. THE ULTIMATE COST TO XCEL ENERGY AND NSP-MINNESOTA, IF ANY, IS UNKNOWN AT THIS TIME.

ON SEPT. 25, 2000, NORTHERN STATES POWER COMPANY-WISCONSIN (NSP-W) WAS SERVED WITH A COMPLAINT BY SVEN A. JOHNSON. NSP-W IS A SIGNIFICANT SUBSIDIARY OF XCEL ENERGY INC. MR. JOHNSON ALLEGES THAT HE SUFFERED PERSONAL INJURY AS A RESULT OF RUTS CREATED ON HIS PROPERTY BY NSP-W WHILE NSP-W WAS REPAIRING A POWER LINE LOCATED ADJACENT TO HIS PROPERTY. MR. JOHNSON ALLEGES THAT AS A RESULT OF HIS PERSONAL INJURY HE HAS SUSTAINED DAMAGES OF APPROXIMATELY $371 MILLION. NSP-W BELIEVES THE CLAIM IS DEFENSIBLE AND ANY DAMAGES OR COSTS RESULTING FROM THE ACTION WILL NOT BE MATERIAL.

ON JUNE 8, 1998, NSP FILED A COMPLAINT IN THE COURT OF FEDERAL CLAIMS AGAINST THE DEPARTMENT OF ENERGY (DOE) REQUESTING DAMAGES IN EXCESS OF $1 BILLION FOR THE DOE'S PARTIAL BREACH OF THE STANDARD CONTRACT. NSP REQUESTED DAMAGES CONSISTING OF THE COSTS OF STORAGE OF SPENT NUCLEAR FUEL AT THE PRAIRIE ISLAND NUCLEAR GENERATING PLANT, ANTICIPATED COSTS RELATED TO THE PRIVATE FUEL STORAGE, LLC AND COSTS RELATING TO THE 1994 STATE LEGISLATION LIMITING THE NUMBER OF CASKS THAT CAN BE USED TO STORE SPENT NUCLEAR FUEL AT PRAIRIE ISLAND. ON APRIL 6, 1999, THE COURT OF FEDERAL CLAIMS DISMISSED NSP'S COMPLAINT. ON MAY 20, 1999, NSP FILED A NOTICE OF APPEALS WITH THE FEDERAL CIRCUIT AND ON JULY 20, 1999, NSP FILED ITS INITIAL BRIEF ON APPEAL. THE DEPARTMENT OF JUSTICE, REPRESENTING THE UNITED STATES, FILED ITS INITIAL BRIEF ON OCT. 29, 1999. NO DATE HAS BEEN SET FOR ORAL ARGUMENT. A DECISION IS EXPECTED IN MID-2000.

ON AUG. 7, 1998, A GROUP OF RESIDENTIAL AND COMMERCIAL CUSTOMERS BROUGHT A CLASS ACTION LAWSUIT AGAINST THE DOE IN THE FEDERAL DISTRICT COURT IN MINNEAPOLIS, MINN. THE SUIT DEMANDS THE RETURN OF MONIES PAID BY CUSTOMERS INTO THE NUCLEAR WASTE FUND AND OTHER DAMAGES, BASED ON THE FAILURE OF THE DOE TO MEETS ITS UNCONDITIONAL OBLIGATION TO ACCEPT SPENT NUCLEAR FUEL BY JAN. 31, 1998. NSP IS NAMED AS NOMINAL DEFENDANT BECAUSE NSP HAS THE CONTRACT WITH THE DOE UNDER WHICH PAYMENTS ARE MADE INTO THE FUND. ON DEC. 23, 1999, THE COURT DISMISSED THE CLASS ACTION SUIT. THE MATTER IS CURRENTLY ON APPEAL.

NSP RECORDED A CHARGE OF $35 MILLION (BEFORE TAX), OR APPROXIMATELY 14 CENTS PER SHARE, IN THE SECOND QUARTER OF 1999 AS A RESULT OF A MINNESOTA PUBLIC UTILITIES COMMISSION (MPUC) DISALLOWANCE OF RATE RECOVERY OF ACCRUED 1998 CONSERVATION PROGRAM INCENTIVES. NSP HAS APPEALED THE MPUC DECISION TO THE MINNESOTA COURT OF APPEALS.


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IN 1997, NSP WAS SERVED WITH A SUMMONS AND COMPLAINT ON BEHALF OF THE OWNERS OF
SCHACHTNER FARMS LOCATED IN DEER PARK, WIS. THE COMPLAINT ALLEGED THAT STRAY VOLTAGE FROM NSP'S SYSTEM HARMED THEIR DAIRY HERD, RESULTING IN LOST MILK PRODUCTION, INJURY TO THE DAIRY HERD, LOST PROFITS AND INCREASED VETERINARY EXPENSES. ON NOV. 23, 1999, THE JURY RETURNED A VERDICT FINDING NSP NEGLIGENT AND AWARDING SCHACHTNER FARMS $850,000 FOR ECONOMIC DAMAGES AND $200,000 FOR INCONVENIENCE, ANNOYANCE AND LOSS OF USE AND ENJOYMENT OF THEIR PROPERTY PLUS COSTS AND INTEREST. THE COURT TREBLED THE DAMAGES BECAUSE THE JURY FOUND THAT NSP WAS WILLFUL, WANTON OR RECKLESS IN ITS FAILURE TO PROVIDE ADEQUATE SERVICE TO THE FARM. NSP HAS APPEALED THE DECISION TO THE COURT OF APPEALS, THIRD DISTRICT, OF THE STATE OF WISCONSIN. NSP-W ANTICIPATES THAT INSURANCE WILL INDEMNIFY IT FOR ALL DAMAGES AND COSTS SUBJECT TO APPLICABLE INSURANCE POLICY DEDUCTIBLES.

PSRI, A SUBSIDIARY OF PUBLIC SERVICE COMPANY OF COLORADO, OWNS AND MANAGES PERMANENT LIFE INSURANCE POLICIES ON CERTAIN PAST AND PRESENT EMPLOYEES. PUBLIC SERVICE COMPANY OF COLORADO IS A SIGNIFICANT SUBSIDIARY. THESE CORPORATE OWNED LIFE INSURANCE (COLI) POLICIES WERE ENTERED INTO PRIOR TO JUNE 20, 1986. SINCE 1986, CONGRESS HAS PASSED VARIOUS LEGISLATION TO PHASE OUT THE TAX BENEFITS ASSOCIATED WITH CERTAIN COLI POLICIES, HOWEVER, PSRI'S POLICIES HAVE BEEN GRANDFATHERED UNDER THIS LEGISLATION. IN AUG. 1998, THE UNITED STATES INTERNAL REVENUE SERVICE (IRS) ISSUED A NOTICE OF PROPOSED ADJUSTMENT PROPOSING TO DISALLOW THE 1993 AND 1994 DEDUCTIONS OF INTEREST EXPENSE RELATED TO POLICY LOANS ON THE COLI POLICIES. IN MARCH 2000, THE IRS AMENDED ITS ORIGINAL ADJUSTMENT TO ALSO DISALLOW THE INTEREST DEDUCTIONS TAKEN IN TAX YEARS 1995 THROUGH 1997. THE TOTAL DISALLOWANCE OF INTEREST EXPENSE DEDUCTIONS FOR THE FIVE YEARS AS PROPOSED BY THE IRS IS APPROXIMATELY $175 MILLION. A REQUEST FOR TECHNICAL ADVICE FROM THE IRS NATIONAL OFFICE WITH RESPECT TO THE PROPOSED ADJUSTMENT IS PENDING. PSRI IS VIGOROUSLY CONTESTING THIS ISSUE. PSRI HAS NOT RECORDED ANY PROVISION FOR INCOME TAX OR INTEREST EXPENSE RELATED TO THIS MATTER AND HAS CONTINUED TO TAKE DEDUCTIONS FOR INTEREST EXPENSE RELATED TO POLICY LOANS ON ITS INCOME TAX RETURNS FOR SUBSEQUENT YEARS.

ON OR ABOUT JULY 12, 1999, FORTISTAR CAPITAL, INC. COMMENCED AN ACTION AGAINST NRG ENERGY, INC. IN STATE COURT IN MINNESOTA SEEKING DAMAGES IN EXCESS OF $400 MILLION AND AN ORDER RESTRAINING NRG FROM CONSUMMATING THE ACQUISITION OF NIAGARA MOHAWK POWER CORPORATION'S OSWEGO GENERATING STATION. FORTISTAR'S MOTION FOR A TEMPORARY RESTRAINING ORDER WAS DENIED AND A TEMPORARY INJUNCTION HEARING WAS HELD ON SEPT. 27, 1999. THE ACQUISITION OF THE OSWEGO GENERATING STATION WAS CLOSED ON OCT. 22, 1999, FOLLOWING NOTIFICATION TO THE COURT OF THE CLOSING DATE. NRG IS VIGOROUSLY DEFENDING ITSELF IN THE SUIT AND BELIEVES FORTISTAR'S CLAIM TO BE WITHOUT MERIT. NRG HAS ASSERTED NUMEROUS COUNTERCLAIMS AGAINST FORTISTAR.

EXHIBIT A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

-------------------------------------------------------------------------------
EXHIBIT
-------------------------------------------------------------------------------
A-1           XCEL ENERGY SUBSIDIARIES
-------------------------------------------------------------------------------
A-2           UTILITY ENGINEERING SUBSIDIARIES
-------------------------------------------------------------------------------
A-3           PLANERGY SUBSIDIARIES
-------------------------------------------------------------------------------
A-4           E PRIME SUBSIDIARIES
-------------------------------------------------------------------------------
A-5           NEO CORP. LEGAL ENTITIES
-------------------------------------------------------------------------------
A-6           NRG UK HOLDING CO. STRUCTURE
-------------------------------------------------------------------------------
A-7           NRG FOREIGN DEVELOPMENT CO.'S
-------------------------------------------------------------------------------
A-8           NRG AUSTRALIAN O&M CO.'S
-------------------------------------------------------------------------------
A-9           NRG CANADA
-------------------------------------------------------------------------------
A-10          NRG CZECH/TURKEY
-------------------------------------------------------------------------------
A-11          NRG CAYMANS
-------------------------------------------------------------------------------
A-12          NRG AUSTRALIA
-------------------------------------------------------------------------------
A-13          NRG TOSLI
-------------------------------------------------------------------------------
A-14          NRG GERMANY
-------------------------------------------------------------------------------
A-15          NRG DORMANT CO.'S
-------------------------------------------------------------------------------
A-16          NRG DOMESTIC HOLDING CO. STRUCTURE
-------------------------------------------------------------------------------
A-17          NRG PACGEN HOLDING CO. STRUCTURE
-------------------------------------------------------------------------------

EXHIBIT B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its by-laws, rules and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included the text appearing on each certificate or a copy of each resolution or other document establishing or defining such rights and limitations. The text of each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.


          NAME OF COMPANY                   ARTICLES OF INCORPORATION                         BYLAWS
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Inc. ("Xcel Energy")      B-1                                     B-2
---------------------------------------------------------------------------------------------------------------------
1480 Welton, Inc.                     B-98                                    B-98
---------------------------------------------------------------------------------------------------------------------
BCH Energy, Ltd. Partnership                                                  B-85 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Bear Energy Corp.                     B-76                                    B-76
---------------------------------------------------------------------------------------------------------------------
Black Mountain Gas Company            B-3                                     B-4
---------------------------------------------------------------------------------------------------------------------
Borger Energy Associates, L.P.                                                B-79 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Borger Funding Corporation            B-61                                    B-61
---------------------------------------------------------------------------------------------------------------------
Cadence Network, Inc.                 B-121                                   B-121
---------------------------------------------------------------------------------------------------------------------
Cambodia Power Company                B-76                                    B-76
---------------------------------------------------------------------------------------------------------------------
Carolina Energy, Ltd. Partnership                                             B-72 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Cheyenne Light, Fuel and Power Co.    B-71                                    B-71
---------------------------------------------------------------------------------------------------------------------
Chippewa & Flambeau Improvement Co.   B-5                                     B-6
---------------------------------------------------------------------------------------------------------------------
Clearwater Investments, Inc.          B-7                                     B-8
---------------------------------------------------------------------------------------------------------------------
Cogeneration Capital Associates,      B-109                                   B-109
Inc.
---------------------------------------------------------------------------------------------------------------------
CPC Ltd. Partnership                                                          B-82 (Ltd. Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Denver City Energy Associates LP                                              B-81 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Ditch and Water Companies             B-99                                    B-99
---------------------------------------------------------------------------------------------------------------------
Dragon Energy Corp.                   B-80 (Memorandum of Association)        B-80 (Articles of Association)
---------------------------------------------------------------------------------------------------------------------
e prime (belize) Ltd.                 B-107 (Memorandum of Association)       B-107 (Articles of Association)
---------------------------------------------------------------------------------------------------------------------
e prime Florida, Inc.                 B-106                                   B-106
---------------------------------------------------------------------------------------------------------------------
e prime Georgia, Inc.                 B-105                                   B-105
---------------------------------------------------------------------------------------------------------------------
e prime, inc.                         B-102                                   B-102
---------------------------------------------------------------------------------------------------------------------
e prime Energy Marketing, Inc.        B-122                                   B-122
---------------------------------------------------------------------------------------------------------------------
Eloigne Company ("Eloigne")           B-9                                     B-10
---------------------------------------------------------------------------------------------------------------------
Energy Masters International, Inc.    B-11                                    B-12
---------------------------------------------------------------------------------------------------------------------
ep3, LP                               B-128 (Certificate of Ltd.              B-128 (Ltd. Partnership Agreement)
                                      Partnership)
---------------------------------------------------------------------------------------------------------------------
First Midwest Auto Park, Inc.         B-13                                    B-14
---------------------------------------------------------------------------------------------------------------------
Front Range Energy Associates, LLC    B-59 (Certificate of Formation)
---------------------------------------------------------------------------------------------------------------------
Fuel Resources Development Co.        B-129                                   B-129
---------------------------------------------------------------------------------------------------------------------
Green and Clear Lakes Company         B-97                                    B-97
---------------------------------------------------------------------------------------------------------------------
Guardian Pipeline, L.L.C.             B-15 (Certificate of Formation)         B-16 (LLC Agreement)
---------------------------------------------------------------------------------------------------------------------
Johnstown Cogeneration, LLC           Unable to locate
---------------------------------------------------------------------------------------------------------------------
KES Jamaica, LP                       B-73
---------------------------------------------------------------------------------------------------------------------
KES Montego, Inc.                     B-66                                    B-66
---------------------------------------------------------------------------------------------------------------------
Natrogas, Incorporated ("Natrogas")   B-17                                    B-18
---------------------------------------------------------------------------------------------------------------------
Natural Station Equipment, LLC        B-70 (Certificate of Formation)
---------------------------------------------------------------------------------------------------------------------
NCE Communications, Inc.              B-93                                    B-93
---------------------------------------------------------------------------------------------------------------------
New Century-Cadence, Inc.             B-91                                    B-91
---------------------------------------------------------------------------------------------------------------------
North America Energy, Inc.            B-19                                    B-20
---------------------------------------------------------------------------------------------------------------------
Northern Power Wisconsin Corp.        B-21                                    B-22
---------------------------------------------------------------------------------------------------------------------
NSP                                   B-50                                    B-51
---------------------------------------------------------------------------------------------------------------------
NSP-W                                 B-23                                    B-24
---------------------------------------------------------------------------------------------------------------------
NRG Energy, Inc.                      B-126                                   B-126
---------------------------------------------------------------------------------------------------------------------
NSP Energy Marketing, Inc.            B-25                                    None
---------------------------------------------------------------------------------------------------------------------
NSP Financing I                       B-26 (Cert of Business Trust            B-27 (Declaration of Trust)
                                      Registration)
---------------------------------------------------------------------------------------------------------------------

                                                     105


---------------------------------------------------------------------------------------------------------------------
NSP Lands, Inc.                       B-28                                    B-29
---------------------------------------------------------------------------------------------------------------------
NSP Nuclear Corporation               B-30                                    B-31
---------------------------------------------------------------------------------------------------------------------
Nuclear Management Company, LLC       B-32 (Articles of Organization)         B-33 (Assignment Agreement)
---------------------------------------------------------------------------------------------------------------------
P.S.R. Investments, Inc.              B-95                                    B-95
---------------------------------------------------------------------------------------------------------------------
Planergy (Delaware), Inc.             B-110                                   B-110
---------------------------------------------------------------------------------------------------------------------
Planergy Energy Services Corp. PGE    B-119                                   B-119
#1
---------------------------------------------------------------------------------------------------------------------
Planergy Ltd.                         B-118 (Articles of Continuance)         B-118
---------------------------------------------------------------------------------------------------------------------
Planergy New York, Inc.               B-117                                   B-117
---------------------------------------------------------------------------------------------------------------------
Planergy Power II, Inc1.              B-116                                   B-116
---------------------------------------------------------------------------------------------------------------------
Planergy Services of CA, Inc. PGE #2  B-115                                   B-115
---------------------------------------------------------------------------------------------------------------------
Planergy Services of Houston, Inc.    B-114                                   B-114
---------------------------------------------------------------------------------------------------------------------
Planergy Services of Texas, Inc.      B-113                                   B-113
---------------------------------------------------------------------------------------------------------------------
Planergy Services USA, Inc.           B-112                                   B-112
---------------------------------------------------------------------------------------------------------------------
Planergy Services, Inc.               B-111                                   B-111
---------------------------------------------------------------------------------------------------------------------
Planergy, Inc.                        B-108                                   B-108
---------------------------------------------------------------------------------------------------------------------
Precision Resource Company            B-101                                   B-101
---------------------------------------------------------------------------------------------------------------------
Private Fuel Storage L.L.C.           B-58 (Certificate of Formation)         None
---------------------------------------------------------------------------------------------------------------------
PS Colorado Credit Corporation        B-96                                    B-96
---------------------------------------------------------------------------------------------------------------------
Public Service Company of Colorado    B-88                                    B-88
---------------------------------------------------------------------------------------------------------------------
Quixx Borger Cogen, Inc.              B-65                                    B-65
---------------------------------------------------------------------------------------------------------------------
Quixx Carolina, Inc.                  B-64                                    B-64
---------------------------------------------------------------------------------------------------------------------
Quixx Corporation                     B-60                                    B-60
---------------------------------------------------------------------------------------------------------------------
Quixx Jamaica, Inc.                   B-63                                    B-63
---------------------------------------------------------------------------------------------------------------------
Quixx Linden, L.P.                    B-83 (Certificate of Ltd Partnership)   B-83 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Quixx Louisville, LLC                                                         B-74 (LLC Agreement)
---------------------------------------------------------------------------------------------------------------------
Quixx Mountain Holdings, LLC          B-87 (Certificate of Formation)
---------------------------------------------------------------------------------------------------------------------
Quixx Mustang Station, Inc.           B-62                                    B-62
---------------------------------------------------------------------------------------------------------------------
Quixx Power Services, Inc.            B-69                                    B-69
---------------------------------------------------------------------------------------------------------------------
Quixx Resources, Inc.                 B-78                                    B-78
---------------------------------------------------------------------------------------------------------------------
Quixx WPP94, Inc.                     B-68                                    B-68
---------------------------------------------------------------------------------------------------------------------
Quixx WRR, LP                         B-86 (Certificate of Ltd Partnership)   B-86 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
Quixxlin Corporation                  B-67                                    B-67
---------------------------------------------------------------------------------------------------------------------
Reddy Kilowatt Corporation            B-52                                    B-34
---------------------------------------------------------------------------------------------------------------------
Safe Haven Homes, LLC                 B-35 (Certificate of Formation)         B-36 (LLC Agreement)
---------------------------------------------------------------------------------------------------------------------
Seren Innovations, Inc.               B-37                                    B-38
---------------------------------------------------------------------------------------------------------------------
Southwestern Public Service Company   B-77                                    B-77
---------------------------------------------------------------------------------------------------------------------
Texas-Ohio Pipeline, Inc.             B-103                                   B-103
---------------------------------------------------------------------------------------------------------------------
The Planergy Group, Inc.              B-120                                   B-120
---------------------------------------------------------------------------------------------------------------------
Ultra Power Technologies, Inc.        B-39                                    B-40
---------------------------------------------------------------------------------------------------------------------
United Power and Land Co. (UP&L)      B-41                                    B-42
---------------------------------------------------------------------------------------------------------------------
Universal Utility Services LLC        B-123 (Articles of Organization)        B-123 (Regulations)
---------------------------------------------------------------------------------------------------------------------
USA-Planergy LLC                      Unable to locate
---------------------------------------------------------------------------------------------------------------------
Utility Engineering Corporation       B-100                                   B-100
("UEC")
---------------------------------------------------------------------------------------------------------------------
Viking Gas Transmission Company       B-43                                    B-44
---------------------------------------------------------------------------------------------------------------------
WestGas InterState, Inc.              B-89                                    B-89
---------------------------------------------------------------------------------------------------------------------
Windpower Partners 1994, LP                                                   B-84 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------
WYCO Development LLC                  B-124 (Articles of Organization)
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Communications Group      B-45                                    B-46
Inc.
---------------------------------------------------------------------------------------------------------------------
Xcel Energy International Inc.        B-94                                    B-94
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Markets Group Inc.        B-47                                    B-48
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Retail Service Group      B-49                                    B-53
Inc.
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Services Inc.             B-75                                    B-75
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Ventures Inc.             B-54                                    B-55
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Wholesale Group Inc.      B-56                                    B-57
---------------------------------------------------------------------------------------------------------------------
Xcel Energy WYCO Inc.                 B-90                                    B-90
---------------------------------------------------------------------------------------------------------------------
Xcel Energy-Centrus Inc.              B-92                                    B-92
---------------------------------------------------------------------------------------------------------------------
Xcel Energy O&M Services Inc.         B-125                                   B-125
---------------------------------------------------------------------------------------------------------------------
Young Gas Storage Company             B-104                                   B-104
---------------------------------------------------------------------------------------------------------------------
Young Gas Storage Company, Ltd.       B-130 (Ltd Partnership Agreement)
---------------------------------------------------------------------------------------------------------------------

DOCUMENTS FOR NRG'S SUBSIDIARIES ARE ATTACHED AS EXHIBIT B-127.

EXHIBIT  C. (a) WITH RESPECT TO EACH CLASS OF FUNDED DEBT SHOWN IN THE ANSWERS
            TO ITEM 8(a) AND 8(c), SUBMIT A COPY OF THE INDENTURE OR OTHER FUNDAMENTAL DOCUMENT DEFINING THE RIGHTS OF THE HOLDERS OF
            SUCH SECURITY, AND A COPY OF EACH CONTRACT OR OTHER INSTRUMENT EVIDENCING THE LIABILITY OF THE REGISTRANT OR A SUBSIDIARY
            COMPANY THEREOF AS ENDORSER OR GUARANTOR OF SUCH SECURITY.
            INCLUDE A COPY OF EACH AMENDMENT OF SUCH DOCUMENT AND OF EACH SUPPLEMENTAL AGREEMENT, EXECUTED IN CONNECTION THEREWITH. IF
            THERE HAVE BEEN ANY CHANGES OF TRUSTEES THEREUNDER, SUCH
            CHANGES, UNLESS OTHERWISE SHOWN, SHOULD BE INDICATED BY NOTES
            ON THE APPROPRIATE DOCUMENTS. NO SUCH INDENTURE OR OTHER
            DOCUMENT NEED BE FILED IN CONNECTION WITH ANY SUCH ISSUE IF
            THE TOTAL AMOUNT OF SECURITIES THAT ARE NOW, OR MAY AT ANY
            TIME HEREAFTER, BE ISSUED AND OUTSTANDING THEREUNDER DOES NOT EXCEED EITHER $1,000,000 OR AN AMOUNT EQUAL TO 10% OF THE
            TOTAL OF THE DEBIT ACCOUNTS SHOWN ON THE MOST RECENT BALANCE
            SHEET OF THE REGISTRANT OR SUBSIDIARY COMPANY WHICH ISSUED OR GUARANTEED SUCH SECURITIES OR WHICH IS THE OWNER OF PROPERTY SUBJECT TO THE LIEN OF SUCH SECURITIES, WHICHEVER OF SAID SUMS
            IS THE LESSER.

-----------------------------------------------------------------------------------------------------------------------
 NAME OF OBLIGOR                             TITLE OF ISSUE
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.240% DUE 11/27/00 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.240% DUE 11/27/00 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.000% DUE 01/01/01FIRST COLLATERAL TRUST, SR. 2                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.600% DUE 02/01/01 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.600% DUE 02/01/01 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                9.250% DUE 03/27/01 SECURED MTN, SERIES A (FMB)                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                7.280% DUE 10/22/02 SECURED MTN, SERIES A (FMB)                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                7.280% DUE 10/22/02 SECURED MTN, SERIES A (FMB)                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                7.650% DUE 10/30/02 SECURED MTN, SERIES A (FMB)                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.000% DUE 04/15/03 FIRST COLLATERAL TRUST SR 6                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.450% DUE 11/25/03 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.450% DUE 11/25/03 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.900% DUE 02/02/04 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.900% DUE 02/02/04 SECURED MTN, SERIES B (FCTB)                                         NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                8.125% DUE 03/01/04 FIRST MORTGAGE BONDS                                                 NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                6.375% DUE 11/01/05 FIRST COLLATERAL TRUST SR 1                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                7.125% DUE 06/01/06 FIRST COLLATERAL TRUST SR 3                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                7.110% DUE 03/05/07 SECURED MTN SERIES B (FCTB)                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                5.625% DUE 04/01/08 POLLUTION CTRL. REFUNDING REV BONDS SR G                             NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                5.500% DUE 06/01/12 POLLUTION CTRL REFUNDING REV BONDS SR H                              NOTE A
                    (MORGAN CTY) (FMB)
-----------------------------------------------------------------------------------------------------------------------
PSCO                5.875% DUE 04/01/14 POLLUTION CTRL REFUNDING REV BONDS SR G                              NOTE A
                    (ADAMS CTY) (FMB)
-----------------------------------------------------------------------------------------------------------------------
PSCO                9.875% DUE 07/01/20 FIRST MORTGAGE BONDS                                                 NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                8.750% DUE 03/01/22 FIRST MORTGAGE BONDS                                                 NOTE A
-----------------------------------------------------------------------------------------------------------------------
PSCO                7.250% DUE 01/01/24 FIRST COLLATERAL TRUST SR 2                                          NOTE A
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE            7.875% DUE 04/01/03 FIRST MORTGAGE BONDS                                             C-28, C-29
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE            ADJ RATE DUE 09/01/21 IND DVMT REV REFUNDING BONDS SR 1997-B                         C-28, C-30
                    (LARAMIE CTY)
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE            7.500% DUE 01/01/24 FIRST MORTGAGE BONDS (144A)                                      C-28, C-31
-----------------------------------------------------------------------------------------------------------------------
CHEYENNE            ADJ RATE DUE 03/01/27 IND DVMT REV REFUNDING BONDS SR 1997-A                         C-28, C-32
                    (LARAMIE CTY)
-----------------------------------------------------------------------------------------------------------------------
1480 WELTON INC     13.250% DUE 10/01/16 SECURED NOTES                                                         C-27
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       6.375% DUE 04/01/03 FIRST MORTGAGE BONDS                                            NOTE B-4.42
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       6.125% DUE 12/01/05 FIRST MORTGAGE BONDS                                            NOTE B-4.43
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       7.875% DUE 10/01/01 FIRST MORTGAGE BONDS                                            NOTE B-4.45
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       7.125% DUE 07/01/25 FIRST MORTGAGE BONDS                                            NOTE B-4.46
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       6.500% DUE 03/01/28 FIRST MORTGAGE BONDS                                            NOTE B-4.48
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       5.875% DUE 03/01/03 FIRST MORTGAGE BONDS                                            NOTE B-4.48
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE 03/01/11 FMB POLLUTION CTRL SR J                                       NOTE B-4.38
-----------------------------------------------------------------------------------------------------------------------

                                                 107


-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE 03/01/11 FMB POLLUTION CTRL SR K                                       NOTE B-4.38
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE 03/01/11 FMB POLLUTION CTRL SR L                                       NOTE B-4.38
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE VARIOUS FMB RAMSEY/WASHINGTON RDF                                      NOTE B-4.49
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE VARIOUS FMB ANOKA RDF                                                  NOTE B-4.50
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE 03/01/19 FMB POLLUTION CTRL SR N                                       NOTE B-4.47
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE 09/01/19 FMB POLLUTION CTRL SR O                                       NOTE B-4.47
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       ADJ RATE DUE 09/01/19 FMB POLLUTION CTRL SR P                                       NOTE B-4.47
-----------------------------------------------------------------------------------------------------------------------
NSP-MINNESOTA       5.750% DUE 12/01/00 FIRST MORTGAGE BONDS                                            NOTE B-4.43
-----------------------------------------------------------------------------------------------------------------------
NSP-W               7.250% DUE 02/28/23 FIRST MORTGAGE BONDS                                            NOTE B-4.61
-----------------------------------------------------------------------------------------------------------------------
NSP-W               5.750% DUE 09/30/03 FIRST MORTGAGE BONDS                                           NOTE  B-4.62
-----------------------------------------------------------------------------------------------------------------------
NSP-W               7.375% DUE 11/30/26 FIRST MORTGAGE BONDS                                            NOTE B-4.63
-----------------------------------------------------------------------------------------------------------------------
COBEE               NON-INTEREST BEARING CONSTRUCTION LOAN                                    < $1MM - NOT INCLUDED
-----------------------------------------------------------------------------------------------------------------------
NRG SAN DIEGO       PROMISSORY NOTE DUE JUNE 25, 2003                                                          C-34
-----------------------------------------------------------------------------------------------------------------------
PITTSBURGH          DUE 2002-2004, 10.31-10.73%                                                                C-35
THERMAL LP
-----------------------------------------------------------------------------------------------------------------------
SAN FRANCISCO       DUE OCT. 5, 2004 10.61%                                                                    C-36
THERMAL LP
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.    SR. NOTES DUE FEB. 1, 2006, 7.625%                                                         C-37
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.    SR. NOTES DUE DUE JUNE 15, 2007, 7.50%                                                   NOTE D
-----------------------------------------------------------------------------------------------------------------------
CAMAS POWER         UNSECURED TERM LOAN DUE JUNE 30, 2007, 7.65%                                               C-38
BOILER LP
-----------------------------------------------------------------------------------------------------------------------
CAMAS POWER         REVENUE BONDS DUE AUG. 1, 2007, 4.65%                                                      C-39
BOILER LP
-----------------------------------------------------------------------------------------------------------------------
NEO                 VARIOUS DEBT DUE 2005-2008, 9.35%                                                          C-40
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.    SR. NOTES DUE JUNE 1, 2009, 7.50%                                                        NOTE E
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY          SR. SECURED NOTES DUE JUNE 15, 2013, 7.31%                                                 C-41
CENTER, INC.
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.    SR. NOTES DUE NOV. 1, 2013, 8%                                                           NOTE F
-----------------------------------------------------------------------------------------------------------------------
CROCKETT CORP. LLP  DUE DEC. 31, 2014, 8.13%                                                                   C-42
-----------------------------------------------------------------------------------------------------------------------
STERLING            TERM LOAN DUE JUNE 30, 2019, 7.86%-LIBOR + 1.31%                                           C-43
LUXEMBOURG #3
-----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST       SR. BONDS DUE DEC. 15, 2004, 8.065%                                                      NOTE G
GENERATING LLC
-----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST       SR. BONDS DUE JUNE 15, 2015, 8.842%                                                      NOTE G
GENERATING LLC
-----------------------------------------------------------------------------------------------------------------------
NRG NORTHEAST       SR. BONDS DUE DEC. 15, 2024, 9.292%                                                      NOTE G
GENERATING LLC
-----------------------------------------------------------------------------------------------------------------------
NRG SOUTH CENTRAL   SR. BONDS DUE MARCH 15, 2015 8.962%                                                      NOTE H
LLC
-----------------------------------------------------------------------------------------------------------------------
NRG SOUTH CENTRAL   SR. BONDS DUE SEPT. 15, 2024, 9.479%                                                     NOTE H
LLC
-----------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC.    ROARS DUE MARCH 15, 2005 7.97%                                                           NOTE I
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             INDENTURE OF TRUST - FOUR COURTS APARTMENTS                                                 C-1
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - FOUR COURTS APARTMENTS                                                     C-2
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             ASSIGNMENT AND SECURITY AGREEMENT - FOUR COURTS APARTMENTS                                  C-3
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             INDENTURE OF TRUST - COTTAGES OF VADNAIS HEIGHTS                                            C-4
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - COTTAGES OF VADNAIS HEIGHTS                                                C-5
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             ASSIGNMENT AND SECURITY AGREEMENT - COTTAGES OF VADNAIS HEIGHTS                             C-6
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - POLYNESIAN VILLAGE APARTMENTS                                              C-7
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             ASSIGNMENT AND SECURITY AGREEMENT - POLYNESIAN VILLAGE APARTMENTS                           C-8
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             INDENTURE OF TRUST - DRIFTWOOD APARTMENTS                                                   C-9
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - DRIFTWOOD APARTMENTS                                                      C-10
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             ASSIGNMENT AND SECURITY AGREEMENT - DRIFTWOOD APARTMENTS                                   C-11
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             INDENTURE OF TRUST - POLYNESIAN VILLAGE APARTMENTS                                         C-12
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             INDENTURE OF TRUST - OAKDALE VILLAGE APARTMENTS                                            C-13
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - OAKDALE VILLAGE APARTMENTS                                                C-14
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             ASSIGNMENT AND SECURITY AGREEMENT - OAKDALE VILLAGE APARTMENTS                             C-15
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             NEGOTIABLE PROMISSORY NOTE - NDH CAPITAL CORP. A                                           C-16
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             NEGOTIABLE PROMISSORY NOTE - NDH CAPITAL CORP. B                                           C-17
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             NEGOTIABLE PROMISSORY NOTE - NDH CAPITAL CORP. C                                           C-18
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             MORTGAGE NOTE - BRICKSTONE TOWNHOMES                                                       C-19
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             MORTGAGE NOTE - FAIRVIEW RIDGE APARTMENTS                                                  C-20
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             MULTIFAMILY NOTE - WILLOW PONDS APARTMENTS                                                 C-21
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - PRAIRIE VILLAGE APARTMENTS                                                C-22
-----------------------------------------------------------------------------------------------------------------------

                                                     108


-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             LOAN AGREEMENT - MARSH RUN APARTMENTS                                                      C-23
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             MULTIFAMILY NOTE - GROVELAND APARTMENTS                                                    C-24
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             NOTE - MAPLE CREST APARTMENTS                                                              C-25
-----------------------------------------------------------------------------------------------------------------------
ELOIGNE             NOTE - ST. CROIX APARTMENTS                                                                C-26
-----------------------------------------------------------------------------------------------------------------------
ENERGY MASTERS      U.S. BANK LOAN                                                                             C-33
INT'L INC.
-----------------------------------------------------------------------------------------------------------------------

A. TRUST INDENTURES AND SUPPLEMENTAL TRUST INDENTURES FOR PSCO'S FUNDED DEBT ARE INCORPORATED BY REFERENCE TO PSCO'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DEC. 31, 1999, FILE NO. 1-3280, WHICH IS ATTACHED AS EXHIBIT F-4.
B. TRUST INDENTURES AND SUPPLEMENTAL TRUST INDENTURES FOR NSP-MINNESOTA'S AND NSP-W FUNDED DEBT ARE INCORPORATED BY REFERENCE TO NSP-MINNESOTA'S
      A FORM 10 FILED OCT. 5, 2000. THE NUMBER REFERENCES TO THE EXHIBITS IN THE FORM 10.
C.    LOAN DOCUMENTATION IS INCLUDED WITH THIS DOCUMENT AS AN EXHIBIT.
D. LOAN DOCUMENTS ARE INCORPORATED BY REFERENCE TO NRG ENERGY'S FORM S-1, FILE NO. 333-33397.
E. LOAN DOCUMENTS ARE INCORPORATED BY REFERENCE TO NRG ENERGY'S FORM 8-K DATED MAY 25, 1999.
F. LOAN DOCUMENTS ARE INCORPORATED BY REFERENCE TO NRG ENERGY'S FORM 8-K DATED NOV. 16, 1999.
G. LOAN DOCUMENTS ARE INCORPORATED BY REFERENCE TO NRG ENERGY'S FORM S-4, FILE NO. 333-42638.
H. LOAN DOCUMENTS ARE INCORPORATED BY REFERENCE TO NRG ENERGY'S FORM S-4, FILE NO. 333-48900.
I. LOAN DOCUMENTS ARE INCORPORATED BY REFERENCE TO NRG ENERGY'S FORM S-1, FILE NO. 333-35096.

         (b) AS TO EACH OUTSTANDING AND UNCOMPLETED CONTRACT OR AGREEMENT ENTERED INTO BY REGISTRANT OR ANY SUBSIDIARY COMPANY THEREOF RELATING TO THE ACQUISITION OF ANY SECURITIES, UTILITY ASSETS (AS DEFINED IN SECTION 2(a)(18) OF THE ACT), OR ANY OTHER INTEREST IN ANY BUSINESS, SUBMIT A COPY OF SUCH CONTRACT OR AGREEMENT AND SUBMIT DETAILS OF ANY SUPPLEMENTARY UNDERSTANDINGS OR ARRANGEMENTS THAT WILL ASSIST IN SECURING AN UNDERSTANDING OF SUCH TRANSACTIONS.

                                          NONE

EXHIBIT D.    A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE REGISTRANT
              AND ITS SUBSIDIARY COMPANIES FOR ITS LAST FISCAL YEAR ENDING PRIOR
              TO THE DATE OF FILING THIS REGISTRATION STATEMENT, TOGETHER WITH A
              CONSOLIDATING BALANCE SHEET OF THE REGISTRANT AND ITS SUBSIDIARY
              COMPANIES AS OF THE CLOSE OF SUCH FISCAL YEAR.

EXHIBIT D-1:  CONSOLIDATING INCOME STATEMENT
EXHIBIT D-2:  CONSOLIDATING BALANCE SHEET

EXHIBIT E.    FOR EACH PUBLIC UTILITY COMPANY AND NATURAL GAS PRODUCING AND PIPE
              LINE PROPERTY IN THE HOLDING COMPANY SYSTEM OF THE REGISTRANT,
              FURNISH THE FOLLOWING MAPS (PROPERTIES OF ASSOCIATE COMPANIES
              OPERATING IN CONTIGUOUS OR NEARBY AREAS MAY BE SHOWN ON THE SAME
              MAP, PROVIDED PROPERTY AND SERVICE AREAS OF EACH COMPANY ARE SHOWN
              DISTINCTIVELY).

              (1) MAP SHOWING SERVICE AREA IN WHICH ELECTRIC SERVICE IS FURNISHED, INDICATING THE NAMES OF THE COMPANIES SERVING CONTIGUOUS AREAS;

              (2) ELECTRIC SYSTEM MAP SHOWING LOCATION OF ELECTRIC PROPERTY (EXCLUSIVE OF LOCAL DISTRIBUTION LINES) OWNED AND/OR OPERATED, AND INFORMATION AS FOLLOWS:

                    (a)  GENERATING PLANTS-KIND AND CAPACITY;

                    (b) TRANSMISSION LINES-VOLTAGE, NUMBER OF CIRCUITS, KIND IF SUPPORTS, KIND AND SIZE OF CONDUCTORS;

                    (c)  TRANSMISSION SUBSTATIONS-CAPACITY;

                    (d)  DISTRIBUTION SUBSTATIONS-CAPACITY;

INFORMATION RELATING TO 2(a) THROUGH 2(d) IS ALSO PUBLISHED IN THE UTILITIES' FERC FORM 1'S FILED AS EXHIBITS G-1,2,4,5, AND 6 TO THIS U5B.

GENERATING PLANTS: PAGES 402-411
TRANSMISSION LINE STATISTICS: PAGES 422-423
TRANSMISSION AND DISTRIBUTION SUBSTATIONS: PAGES 426-7

                    (e) POINTS OF INTERCONNECTION WITH ALL OTHER ELECTRIC UTILITY COMPANIES AND WITH ALL ELECTRICAL ENTERPRISES OPERATED BY MUNICIPAL OR GOVERNMENTAL AGENCIES, GIVING NAMES OF SUCH COMPANIES AND ENTERPRISES;

              (3) MAP SHOWING SERVICE AREA IN WHICH GAS SERVICE IS FURNISHED, INDICATING THE NAMES OF COMPANIES SERVING CONTIGUOUS AREAS;

              (4) GAS SYSTEM MAP SHOWING LOCATION OF GAS PROPERTY (EXCLUSIVE OF LOW PRESSURE LOCAL DISTRIBUTION LINES) OWNED AND/OR OPERATED, AND INFORMATION AS FOLLOWS:

A VIKING GAS SYSTEM MAP IS ALSO PUBLISHED IN ITS FERC FORM 2, FILED AS EXHIBIT G-3, ON PAGE 522.

                    (a)  GENERATING PLANTS-KIND AND DAILY CAPACITY;

                    (b)  HOLDERS-KIND AND CAPACITY;

                    (c)  COMPRESSOR STATIONS-CAPACITY IN HORSEPOWER;

VIKING GAS COMPRESSOR STATION DATA IS ALSO PUBLISHED IN ITS FERC FORM 2, FILED AS EXHIBIT G-3, ON PAGES 508-9.

                    (d) TRANSMISSION PIPE LINES-SIZE, APPROXIMATE AVERAGE TRANSMISSION PRESSURE AND THE ESTIMATED DAILY DELIVERY CAPACITY OF THE SYSTEM;

                    (e) POINTS OF INTERCONNECTION WITH ALL OTHER PRIVATE AND PUBLIC GAS UTILITIES, PIPE LINES OR PRODUCING ENTERPRISES, GIVING NAMES OF SUCH COMPANIES AND OTHER ENTERPRISES;

                    (f) GENERAL LOCATION AND OUTLINE OF GAS PRODUCING AND RESERVE AREAS AND DIAGRAMATIC LOCATION OF GATHERING LINES.

                  (THE MAPS SHOULD SUITABLY INDICATE ALL PROPERTIES OWNED BY THE COMPANY AND LEASED TO OTHERS, AND ALSO ALL PROPERTIES LEASED FROM OTHERS AND OPERATED BY THE COMPANY.)

                  WHERE CLARITY WILL NOT BE SACRIFICED, THE INFORMATION CALLED FOR UNDER (1) AND (2) MAY BE SHOWN ON ONE MAP AND THAT UNDER
                  (3) AND (4) ON ANOTHER MAP.

                  ALL MAPS SHOULD BE IN BLACK AND WHITE, AS OF A SPECIFIED RECENT DATE AND DRAWN APPROXIMATELY TO SCALE. IN ORDER THAT THE GEOGRAPHICAL RELATIONS MAY BE CLEAR, INDICATE THE BOUNDARIES OF STATES AND PRINCIPAL POLITICAL SUBDIVISIONS AND LOCATIONS OF THE MORE IMPORTANT MUNICIPALITIES IN THE REGION; PROVIDED THAT ALL MAPS SHALL BE FILED IN PAPER UNDER COVER OF FORM SE (SECTION 529.603) IF SUBMITTED BY AN ELECTRONIC FILER.

----------------------------------------------------------------------------------------------------------------------
EXHIBIT    MAP OF:
----------------------------------------------------------------------------------------------------------------------
E-1        NSP-MINNESOTA'S ELECTRIC TRANSMISSION SYSTEM IN THE MINNEAPOLIS-ST. PAUL METROPOLITAN AREA
----------------------------------------------------------------------------------------------------------------------
E-2        PSCO'S ELECTRIC GENERATING PLANTS
----------------------------------------------------------------------------------------------------------------------
E-3        ELECTRIC TRANSMISSION SYSTEM IN COLORADO
----------------------------------------------------------------------------------------------------------------------
E-4        NSP-MINNESOTA AND NSP-W'S ELECTRIC TRANSMISSION SYSTEM AND ELECTRIC GENERATING PLANTS
----------------------------------------------------------------------------------------------------------------------
E-5        PSCO'S GAS SERVICE TERRITORY AND DISTRIBUTION SYSTEM
----------------------------------------------------------------------------------------------------------------------
E-6        NSP-MINNESOTA'S ELECTRIC TRANSMISSION SYSTEM AND ELECTRIC GENERATING PLANTS
----------------------------------------------------------------------------------------------------------------------
E-7        PSCO'S ELECTRIC SERVICE TERRITORY
----------------------------------------------------------------------------------------------------------------------
E-8        ELECTRIC SERVICE TERRITORIES IN COLORADO
----------------------------------------------------------------------------------------------------------------------
E-9        PSCO'S ELECTRIC TRANSMISSION SYSTEM IN THE DENVER METROPOLITAN AREA
----------------------------------------------------------------------------------------------------------------------
E-10       PSCO'S ELECTRIC TRANSMISSION AND SERVICE AREA IN COLORADO
----------------------------------------------------------------------------------------------------------------------
E-11       XCEL'S COMBINED SERVICE TERRITORY
----------------------------------------------------------------------------------------------------------------------
E-12       VIKING'S SERVICE TERRITORY AND TRANSMISSION SYSTEM
----------------------------------------------------------------------------------------------------------------------
E-13       SPS' ELECTRIC TRANSMISSION SYSTEM
----------------------------------------------------------------------------------------------------------------------
E-14       SPS' ELECTRIC TRANSMISSION SYSTEM AND ELECTRIC GENERATING PLANTS
----------------------------------------------------------------------------------------------------------------------
E-15       CLF&P GAS SERVICE TERRITORY AND GAS TRANSMISSION LINES (3 PAGES)
----------------------------------------------------------------------------------------------------------------------
E-16       CLF&P ELECTRIC SUBSTATIONS
----------------------------------------------------------------------------------------------------------------------

EXHIBIT F.    FURNISH AN ACCURATE COPY OF EACH ANNUAL REPORT FOR THE LAST FISCAL
              YEAR ENDING PRIOR TO THE DATE OF THE FILING OF THIS REGISTRATION
              STATEMENT, WHICH THE REGISTRANT AND EACH SUBSIDIARY COMPANY
              THEREOF HAS PREVIOUSLY SUBMITTED TO ITS STOCKHOLDERS. FOR
              COMPANIES FOR WHICH NO REPORTS ARE SUBMITTED THE REASON FOR
              OMISSION SHOULD BE INDICATED; PROVIDED THAT ELECTRONIC FILERS
              SHALL SUBMIT SUCH REPORTS IN PAPER FORMAT ONLY UNDER COVER OF FORM
              SE (SECTION 259.603).

    ------------------------------------------------------------------------
    EXHIBIT
    ------------------------------------------------------------------------
    F-1         1999 FORM 10-K FOR NSP-MINNESOTA (FILE NO. 1-3034)
    ------------------------------------------------------------------------
    F-2         1999 FORM 10-K FOR NSP-W (FILE NO. 10-3140)
    ------------------------------------------------------------------------
    F-3         1999 FORM 10-K FOR NRG ENERGY, INC. (FILE NO. 001-15891)
    ------------------------------------------------------------------------
    F-4         1999 FORM 10-K COMBINED  FOR:
    ------------------------------------------------------------------------
                     PSCO (FILE NO. 1-3280)
    ------------------------------------------------------------------------
                     SPS (FILE NO.1-3789)
    ------------------------------------------------------------------------
                     NCE (FILE NO. 1-12927)
    ------------------------------------------------------------------------

EXHIBIT G.    FURNISH A COPY OF EACH ANNUAL REPORT WHICH THE REGISTRANT AND EACH
              PUBLIC UTILITY SUBSIDIARY COMPANY THEREOF SHALL HAVE FILED WITH
              ANY STATE COMMISSION HAVING JURISDICTION TO REGULATE PUBLIC
              UTILITY COMPANIES FOR THE LAST FISCAL YEAR ENDING PRIOR TO THE
              DATE OF FILING THIS REGISTRATION STATEMENT. IF ANY SUCH COMPANY
              SHALL HAVE FILED SIMILAR REPORTS WITH MORE THAN ONE SUCH STATE
              COMMISSION, THE REGISTRANT NEED FILE A COPY OF ONLY ONE OF SUCH
              REPORTS PROVIDED THAT NOTATION IS MADE OF SUCH FACT, GIVING THE
              NAMES OF THE DIFFERENT COMMISSIONS WITH WHICH SUCH REPORT WAS
              FILED, AND SETTING FORTH ANY DIFFERENCES BETWEEN THE COPY
              SUBMITTED AND THE COPIES FILED WITH SUCH OTHER COMMISSIONS. IN THE
              EVENT ANY COMPANY SUBMITS AN ANNUAL REPORT TO THE FEDERAL POWER
              COMMISSION BUT NOT TO A STATE COMMISSION, A COPY OF SUCH REPORT
              SHOULD BE FURNISHED. IN THE CASE OF A REGISTRANT OR ANY PUBLIC
              UTILITY SUBSIDIARY COMPANY FOR WHICH NO REPORT IS APPENDED THE
              REASONS FOR SUCH OMISSION SHOULD BE INDICATED SUCH AS "NO SUCH
              REPORTS REQUIRED OR FILED;" PROVIDED THAT ELECTRONIC FILERS SHALL
              SUBMIT SUCH REPORTS IN PAPER FORMAT ONLY UNDER COVER OF FORM SE
              (SECTION 259.603).

----------------------------------------------------------------------------------------------------------------------
EXHIBIT
----------------------------------------------------------------------------------------------------------------------
G-1               1999 FERC FORM 1 FOR NSP-MINNESOTA
----------------------------------------------------------------------------------------------------------------------
G-2               1999 FERC FORM 1 FOR NSP-W
----------------------------------------------------------------------------------------------------------------------
G-3               1999 FERC FORM 2 FOR VIKING
----------------------------------------------------------------------------------------------------------------------
G-4               1999 FERC FORM 1-F FOR CHEYENNE AND ANNUAL REPORT TO THE PUBLIC SERVICE COMMISSION OF WYOMING
----------------------------------------------------------------------------------------------------------------------
G-5               1999 FERC FORM 1 FOR SPS
----------------------------------------------------------------------------------------------------------------------
G-6               1999 FERC FORM 1 FOR PSCO
----------------------------------------------------------------------------------------------------------------------
G-7               1999 PRIVATE UTILITY ANNUAL REPORT OF NSP-W TO THE PUBLIC SERVICE COMMISSION OF WISCONSIN
----------------------------------------------------------------------------------------------------------------------
G-8               1999 GAS JURISDICTIONAL ANNUAL REPORT TO THE MINNESOTA DEPT. OF COMMERCE BY NSP-MINNESOTA
----------------------------------------------------------------------------------------------------------------------
G-9               1999 ELECTRIC JURISDICTIONAL ANNUAL REPORT TO THE MINNESOTA DEPT. OF COMMERCE BY NSP-MINNESOTA
----------------------------------------------------------------------------------------------------------------------
G-10              1999 ANNUAL REPORT OF NSP-MINNESOTA TO THE NORTH DAKOTA PUBLIC SERVICE COMMISSION
----------------------------------------------------------------------------------------------------------------------
G-11              1999 ANNUAL REPORT OF NSP-W TO THE MICHIGAN PUBLIC SERVICE COMMISSION (GAS)
----------------------------------------------------------------------------------------------------------------------
G-12              1999 ANNUAL REPORT OF NSP-W TO THE MICHIGAN PUBLIC SERVICE COMMISSION (ELECTRIC)
----------------------------------------------------------------------------------------------------------------------
G-13              1999 ANNUAL REPORTS OF SPS TO THE NEW MEXICO PUBLIC REGULATION COMMISSION
----------------------------------------------------------------------------------------------------------------------
G-14              1999 ANNUAL REPORT OF SPS TO THE PUBLIC UTILITY COMMISSION OF TEXAS
----------------------------------------------------------------------------------------------------------------------
G-15              1999 ANNUAL REPORT OF PSCO TO THE PUBLIC UTILITIES COMMISSION OF COLORADO
----------------------------------------------------------------------------------------------------------------------
G-16              1999 FERC FORM 2-A FOR WESTGAS INTERSTATE, INC.
----------------------------------------------------------------------------------------------------------------------
G-17              1999 ELECTRIC KANSAS SUPPLEMENTAL 1999 ANNUAL REPORT TO THE STATE OF KANSAS STATE CORPORATION
                  COMMISSION BY SPS
----------------------------------------------------------------------------------------------------------------------
G-18              1999 SUPPLEMENTAL REPORT OF SPS TO THE OKLAHOMA CORPORATION COMMISSION
----------------------------------------------------------------------------------------------------------------------

EXHIBIT H. TYPICAL FORMS OF SERVICE, SALES OR CONSTRUCTION CONTRACTS DESCRIBED
           IN ANSWER TO ITEM 18.

THE FOLLOWING AGREEMENTS ARE THE TYPICAL FORM AGREEMENTS BETWEEN ASSOCIATE COMPANIES.

EXHIBIT H-1. FORM SERVICES AGREEMENT FOR UTILITY COMPANIES.

EXHIBIT H-2. FORM SERVICES AGREEMENT FOR NON-UTILITY COMPANIES.

EXHIBIT H-3. NSP AND NRG. THIS IS A TYPICAL SERVICES AGREEMENT THAT ALLOWS FOR CERTAIN ENGINEERING SERVICES TO BE PROVIDED BY NSP OPERATING COMPANY TO AFFILIATES. THIS TYPE OF AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP OPERATING COMPANY CAN BE SHARED WITH ASSOCIATE COMPANIES PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

EXHIBIT H-4. AGREEMENT BETWEEN NSP AND UTILITY ENGINEERING (UE). NSP ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

EXHIBIT H-5. AGREEMENT BETWEEN NSP-W AND UTILITY ENGINEERING (UE). NSP-W ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE

EXHIBIT H-6. PUBLIC SERVICE OF COLORADO ("PSCO") AND UTILITY ENGINEERING. PSCO ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICE FROM UE.

EXHIBIT H-7. SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") AND UTILITY ENGINEERING. SPS ENTERED AN AGREEMENT WITH UE BY WHICH IT CAN TAKE ENGINEERING AND PROJECT MANAGEMENT SERVICES FROM UE.

EXHIBIT H-8. SERVICES AGREEMENT BETWEEN NSP-W AND NSP LANDS, INC. THIS IS A TYPICAL SERVICES AGREEMENT THAT ALLOWS FOR CERTAIN OPERATIIJNG COMPANY LEVEL SERVICES (SUCH AS SURVEYING) SERVICES TO BE PROVIDED BY NSP-W OPERATING COMPANY TO AFFILIATES. THIS TYPE OF AGREEMENT WILL REMAIN IN PLACE SO THAT CERTAIN INCIDENTAL SERVICES OF NSP OPERATING COMPANY CAN BE SHARED WITH ASSOCIATE COMPANIES PURSUANT TO SEC RULE 87. ADMINISTRATIVE SERVICES PERFORMED BY NSP IN THE PAST WILL BE PROVIDED BY XCEL ENERGY SERVICES, INC. THE SERVICES WILL BE PROVIDED AT COST.

         This registration statement comprises:

         (a)      Pages numbered 1 to 119, consecutively.

         (b)      The following Exhibits:

                                     SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this registration statement to be duly signed on its behalf in the city of Minneapolis and State of Minnesota, on the 15th day of November, 2000.


                                                    Xcel Energy Inc.
                                             ----------------------------------
                                                  (Name of Registrant)

                                          By:
                                             ----------------------------------
                                             Gary R. Johnson
                                             Vice President and General Counsel
Attest:


--------------------------------------
Cathy J. Hart, Corporate Secretary

                                 VERIFICATION

State of Minnesota

County of Hennepin ss.

         The undersigned being duly sworn deposes and says that he has duly executed the attached registration statement dated Nov. 15, 2000, for and on behalf of Xcel Energy Inc.; that he is the Vice President and General Counsel of such company and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.



                                             ----------------------------------
                                             Gary R. Johnson
                                             Vice President and General Counsel


         Subscribed and sworn to before me, a Notary Public (Title of Officer) this 15th day of Nov, 2000.

         (OFFICIAL SEAL)



                                             __________________________________


         My commission expires 1/31/05.


                                 /s/ Joyce A. Gasca